UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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CENAQ Energy Corp.

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2022

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
CENAQ ENERGY CORP.

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Dear Stockholders of CENAQ Energy Corp.:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of CENAQ Energy Corp. (“CENAQ,” “we,” “our,” “us” or the “Company”), which will be held at            , Eastern time, on            , 2022, via live webcast at the following address:            . At the special meeting, CENAQ stockholders will be asked to consider and vote upon the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2022 (as the same may be amended, supplemented or modified, the “Business Combination Agreement”), among CENAQ, Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ (“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and CENAQ Sponsor LLC (the “Sponsor”) (solely with respect to Section 6.18 thereto), pursuant to which (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their Redemption Rights (as defined below)) and (2) 22,500,000 newly issued shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), of CENAQ (such shares, the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A common units (the “Class A OpCo Units”) of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of CENAQ issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (taking into account the PIPE Financing (as defined below) and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) 22,500,000 Class C common units (the “Class C OpCo Units” and, together with the Class A OpCo Units, the “OpCo Units”) of OpCo (the “Holdings OpCo Units”) and the Holdings Class C Shares (such transactions, the “Holdings Contribution” and, together with the SPAC Contribution, the “business combination”) and (b) approve the business combination and the Transactions (the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

•        The Charter Proposal — To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal and the Nasdaq Proposal (as defined below) are approved and adopted, the fourth amended and restated certificate of incorporation (the “Proposed Fourth A&R Charter”), a copy of the form of which is attached to the accompanying proxy statement as Annex B (the “Charter Proposal”) (Proposal No. 2), which, if approved, would take effect upon Closing.

In addition to the approval of the Proposed Fourth A&R Charter, the stockholders are also separately being presented with the following proposals (the “Advisory Charter Proposals”), for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter:

•        Proposal 2A — to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of preferred stock;

•        Proposal 2B — to remove certain provisions in the Charter relating to CENAQ’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing;

•        Proposal 2C — to allow stockholders to call special meetings and act by written consent until such time that Verde Clean Fuels (as defined below) is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1);

•        Proposal 2D — to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations;

•        Proposal 2E — to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the General Corporation Law of the State of Delaware; and

•        Proposal 2F — to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

•        The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the private offering of securities to certain investors (the “Nasdaq Proposal”) (Proposal No. 3).

•        The 2023 Plan Proposal — To consider and vote upon a proposal to approve and adopt the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) (the “2023 Plan Proposal”) (Proposal No. 4). A copy of the 2023 Plan is attached to this proxy statement as Annex C.

•        The Director Election Proposal — To consider and vote upon a proposal to elect two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 5).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 6).

In connection with the Closing, CENAQ will change its name to Verde Clean Fuels, Inc. (“Verde Clean Fuels”). The combined company will be organized in an “Up-C” structure and the only direct assets of Verde Clean Fuels will consist of equity interests in OpCo, whose only direct assets will consist of equity interests in Intermediate. Immediately following the Closing, Verde Clean Fuels will be the sole manager of and control OpCo, will own 100% of the outstanding Class A OpCo Units and is expected to own between approximately 35.37% and 55.06% of the outstanding OpCo Units. Further, Holdings will own 100% of the outstanding Class C OpCo Units and shares of Class C Common Stock, and is expected to own between approximately 44.94% and 64.63% of the outstanding OpCo Units and between approximately 46.54% and 66.93% of the voting power of Verde Clean Fuels (which includes the 800,000 shares of Class A Common Stock purchased by Holdings in the private offering of securities of Verde Clean Fuels to certain investors in connection with the business combination (the “PIPE Financing”)).

Each share of Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Fourth A&R Charter. We do not intend to list any shares of Class C Common Stock on any exchange.

Following this Closing, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash. Additionally, Verde Clean Fuels will have the right to require, (i) upon a change of control of Verde Clean Fuels or (ii) in the discretion of Verde Clean Fuels with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units (a “Mandatory Exchange”).

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, Verde Clean Fuels (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units. In connection with any exchange of Class C OpCo Units pursuant to the OpCo Exchange Right or acquisition of Class C OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of Class C Common Stock held by the relevant OpCo unitholder will be cancelled. See “Proposal No. 1 — The Business Combination Proposal — Related Documents — OpCo A&R LLC Agreement.”

Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of Class C OpCo Units pursuant to an exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will generally be allocated to Verde Clean Fuels. These adjustments would not have been available to Verde Clean Fuels absent its acquisition or deemed acquisition of Class C OpCo Units and are expected to reduce the amount of cash tax that Verde Clean Fuels would otherwise be required to pay in the future.

At the Closing, Verde Clean Fuels will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the “Agent” (as defined in the Tax Receivable Agreement to mean Holdings or such other person designated as such pursuant to the Tax Receivable Agreement), which will generally provide for the payment by Verde Clean Fuels to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that Verde Clean Fuels actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. The Tax Receivable Agreement contains a payment cap of $50,000,000 (the “Payment Cap”), which applies only to certain payments required to be made in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Verde Clean Fuels will depend on OpCo to make distributions to Verde Clean Fuels in an amount sufficient to cover Verde Clean Fuels’ obligations under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of any actual net cash tax savings. For additional information regarding the Tax Receivable Agreement, see “— Risk Factors — Risks Related to CENAQ and the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:            .

The board of directors of CENAQ (the “CENAQ Board”) recommends that CENAQ stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting. When you consider the recommendation of the CENAQ Board in favor of each of the Proposals, you should keep in mind that certain of CENAQ’s directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Each of the Proposals is more fully described in this proxy statement, which each CENAQ stockholder is encouraged to review carefully.

CENAQ’s Class A Common Stock and warrants sold as part of the units in our initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market (“Public Warrants”)), which are exercisable for shares of Class A Common Stock under certain circumstances, are currently listed on the Nasdaq Capital Market under the symbols “CENQ” and “CENQW,” respectively. In addition, certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and three-quarters of one warrant, and are listed on the Nasdaq Capital Market under the symbol “CENQU.” The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security. In connection with the Closing, we intend to change our name from “CENAQ Energy Corp.” to “Verde Clean Fuels, Inc.” and we expect that the shares of Class A Common Stock and the warrants of the post-combination company will continue trading on the Nasdaq Capital Market under the new symbols “VGAS” and “VGASW,” respectively, following the Closing.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in the IPO (such holders, the “Public Stockholders”) with the opportunity to redeem (“Redemption Rights”), upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to CENAQ to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account) from the IPO and a concurrent private placement of warrants to the Sponsor and the underwriters of the IPO (the “underwriters”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2022 of approximately $174.5 million, the estimated per share redemption price would have been approximately $10.11. Public Stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing Redemption Rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of the Public Warrants do not have Redemption Rights in connection with the business combination. Our Sponsor, officers and directors and the underwriters have agreed to waive their Redemption Rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold. Additionally, our Sponsor and certain qualified institutional buyers or institutional accredited investors that participated in the IPO (the “Anchor Investors”) have agreed to waive their Redemption Rights with respect to the shares of Class B Common Stock, and the shares of Class A Common Stock issued upon the conversion thereof (the “Founder Shares”), they received in the IPO, and our shares of Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and the Anchor Investors own all of the shares of Class B Common Stock, which represent approximately 20% of our outstanding Class A Common Stock and Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock, including the Founder Shares, owned by them in favor of the business combination, the underwriters have agreed to vote any shares of Class A Common Stock owned by them in favor of the business combination and the Anchor Investors have agreed to vote the Founder Shares owned by them in favor of the business combination.

CENAQ is providing this proxy statement and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting and any adjournments or postponements of the special meeting. Your vote is very important. Whether or not you plan to attend the special meeting virtually, please submit your proxy card without delay.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the section entitled “Risk Factors” beginning on page 38 of this proxy statement.

Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting. In addition to the approval of the Charter Proposal, you are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter. Approval of the Advisory Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of Proposal Nos. 1, 2, 3, 4 and 6 and “FOR ALL NOMINEES” for Proposal No. 5. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Charter Proposal. If you are a stockholder of record and you virtually attend the special meeting and wish to vote, you may withdraw your proxy and vote online.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CENAQ REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CENAQ’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Thank you for your consideration of these matters.

Sincerely,

J. Russell Porter

Chief Executive Officer and Director

CENAQ Energy Corp.

Whether or not you plan to attend the special meeting of CENAQ stockholders online, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of CENAQ stockholders and vote online, you must obtain a proxy from your broker or bank.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated            , 2022 and is first being mailed to CENAQ stockholders on or about            , 2022.

CENAQ ENERGY CORP.

4550 Post Oak Place Drive, Suite 300
Houston, Texas 77027

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF CENAQ ENERGY CORP.

To Be Held On            , 2022

To the Stockholders of CENAQ Energy Corp.:

NOTICE IS HEREBY GIVEN that the special meeting (the “special meeting”) of stockholders of CENAQ Energy Corp. (“CENAQ,” “we,” “our,” “us” or the “Company”) will be held at            , Eastern time, on            , 2022, via live webcast at the following address:            . At the special meeting, CENAQ stockholders will be asked to consider and vote upon the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2022 (as the same may be amended, supplemented or modified, the “Business Combination Agreement”), among CENAQ, Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ (“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and CENAQ Sponsor LLC (the “Sponsor”) (solely with respect to Section 6.18 thereto), pursuant to which (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their Redemption Rights (as defined below)) and (2) 22,500,000 newly issued shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), of CENAQ (such shares, the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A common units (the “Class A OpCo Units”) of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of CENAQ issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (taking into account the PIPE Financing (as defined below) and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) 22,500,000 Class C common units (the “Class C OpCo Units” and, together with the Class A OpCo Units, the “OpCo Units”) of OpCo (the “Holdings OpCo Units”) and the Holdings Class C Shares (such transactions, the “Holdings Contribution” and, together with the SPAC Contribution, the “business combination”) and (b) approve the business combination and the Transactions (the “Business Combination Proposal”) (Proposal No. 1). A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

•        The Charter Proposal — To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal and the Nasdaq Proposal (as defined below) are approved and adopted, the fourth amended and restated certificate of incorporation (the “Proposed Fourth A&R Charter”), a copy of the form of which is attached to the accompanying proxy statement as Annex B (the “Charter Proposal”) (Proposal No. 2), which, if approved, would take effect upon Closing.

In addition to the approval of the Proposed Fourth A&R Charter, the stockholders are also separately being presented with the following proposals (the “Advisory Charter Proposals”), for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter:

•        Proposal 2A — to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of

Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of preferred stock;

•        Proposal 2B — to remove certain provisions in the Charter relating to CENAQ’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing;

•        Proposal 2C — to allow stockholders to call special meetings and act by written consent until such time that Verde Clean Fuels (as defined below) is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1);

•        Proposal 2D — to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations;

•        Proposal 2E — to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the General Corporation Law of the State of Delaware; and

•        Proposal 2F — to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

•        The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the private offering of securities to certain investors (the “Nasdaq Proposal”) (Proposal No. 3).

•        The 2023 Plan Proposal — To consider and vote upon a proposal to approve and adopt the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) (the “2023 Plan Proposal”) (Proposal No. 4). A copy of the 2023 Plan is attached to this proxy statement as Annex C.

•        The Director Election Proposal — To consider and vote upon a proposal to elect two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”) (Proposal No. 5).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Director Election Proposal, the “Proposals”) (Proposal No. 6).

In connection with the Closing, CENAQ will change its name to Verde Clean Fuels, Inc. (“Verde Clean Fuels”). The combined company will be organized in an “Up-C” structure and the only direct assets of Verde Clean Fuels will consist of equity interests in OpCo, whose only direct assets will consist of equity interests in Intermediate. Immediately following the Closing, Verde Clean Fuels will be the sole manager of and control OpCo, will own 100% of the outstanding Class A OpCo Units and is expected to own between approximately 35.37% and 55.06% of the outstanding OpCo Units. Further, Holdings will own 100% of the outstanding Class C OpCo Units and shares of Class C Common Stock and is expected to own between approximately 44.94% and 64.63% of the outstanding OpCo Units and between approximately 46.54% and 66.93% of the voting power of Verde Clean Fuels (which includes the 800,000 shares of Class A Common Stock purchased by Holdings in the private offering of securities of Verde Clean Fuels to certain investors in connection with the business combination (the “PIPE Financing”)).

Each share of Class C Common Stock has no economic rights but entitles its holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Fourth A&R Charter. We do not intend to list any shares of Class C Common Stock on any exchange.

Following this Closing, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash. Additionally, Verde Clean Fuels will have the right to require, (i) upon a change of control of Verde Clean Fuels or (ii) in the discretion of Verde Clean Fuels with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units (a “Mandatory Exchange”).

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, Verde Clean Fuels (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units. In connection with any exchange of Class C OpCo Units pursuant to the OpCo Exchange Right or acquisition of Class C OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of Class C Common Stock held by the relevant OpCo unitholder will be cancelled. See “Proposal No. 1 — The Business Combination Proposal — Related Documents — OpCo A&R LLC Agreement.”

Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of Class C OpCo Units pursuant to an exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo, and such adjustments will generally be allocated to Verde Clean Fuels. These adjustments would not have been available to Verde Clean Fuels absent its acquisition or deemed acquisition of Class C OpCo Units and are expected to reduce the amount of cash tax that Verde Clean Fuels would otherwise be required to pay in the future.

At the Closing Verde Clean Fuels will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the “Agent” (as defined in the Tax Receivable Agreement to mean Holdings or such other person designated as such pursuant to the Tax Receivable Agreement), which will generally provide for the payment by Verde Clean Fuels to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that Verde Clean Fuels actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. The Tax Receivable Agreement contains a payment cap of $50,000,000 (the “Payment Cap”), which applies only to certain payments required to be made in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Verde Clean Fuels will depend on OpCo to make distributions to Verde Clean Fuels in an amount sufficient to cover Verde Clean Fuels’ obligations under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of any actual net cash tax savings. For additional information regarding the Tax Receivable Agreement, see “— Risk Factors — Risks Related to CENAQ and the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

The special meeting will be completely virtual. There will be no physical meeting location and the special meeting will only be conducted via live webcast at the following address:            .

Only holders of record of CENAQ’s Class A Common Stock and Class B Common Stock at the close of business on            , 2022 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of CENAQ’s stockholders of record entitled to vote at the special meeting will be available at the special meeting and for ten days before the special meeting at CENAQ’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Charter, we are providing the holders of shares of Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem (“Redemption Rights”), upon the Closing, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to CENAQ to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account) from the IPO and a concurrent private placement of warrants to our Sponsor and the underwriters of the IPO (the “underwriters”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2022 of approximately $174.5 million, the estimated per share redemption price would have been approximately $10.11. Public Stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing Redemption Rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of Class A Common Stock sold in the IPO. Holders of the Public Warrants do not have Redemption Rights in connection with the business combination. Our Sponsor, officers and directors and the underwriters have agreed to waive their Redemption Rights in connection with the consummation of the business combination with respect to any shares of Class A Common Stock they may hold. Additionally, our Sponsor and certain qualified institutional buyers or institutional accredited investors that participated in the IPO (the “Anchor Investors”) have agreed to waive their Redemption Rights with respect to the shares of Class B Common Stock, and the shares of Class A Common Stock issued upon the conversion thereof (the “Founder Shares”), they received in the IPO, and our shares of Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor and the Anchor Investors own all of the shares of Class B Common Stock, which represent approximately 20% of our outstanding Class A Common Stock and Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Class A Common Stock and Class B Common Stock, including the Founder Shares, owned by them in favor of the business combination, the underwriters have agreed to vote any shares of Class A Common Stock owned by them in favor of the business combination and the Anchor Investors have agreed to vote the Founder Shares owned by them in favor of the business combination.

We may not consummate the business combination unless the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal are approved at the special meeting. The Charter Proposal, the 2023 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

          , 2022

By Order of the Board of Directors

J. Russell Porter

Chief Executive Officer and Director

i

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•        “$15.00 Triggering Event” or “Triggering Event I” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $15.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Verde Clean Fuels Board) of greater than or equal to $15.00;

•        “$18.00 Triggering Event” or “Triggering Event II” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $18.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $18.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Verde Clean Fuels Board) of greater than or equal to $18.00;

•        “Anchor Investors” are to certain qualified institutional buyers or institutional accredited investors that participated in the IPO which are not affiliated with CENAQ, its Sponsor, its directors or any member of its management, and that will own 825,000 shares of Class A Common Stock following the Closing;

•        “ASC” are to Accounting Standards Codification;

•        “business combination” are to the transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2022, by and among CENAQ, OpCo, Holdings, Intermediate and the Sponsor (solely with respect to Section 6.18 thereto), as the same may be amended, supplemented or modified;

•        “CENAQ,” “we,” “our,” “us” or the “Company” are to CENAQ Energy Corp., a Delaware corporation;

•        “CENAQ Board” are to the board of directors of CENAQ;

•        “Charter” are to CENAQ’s Third Amended and Restated Certificate of Incorporation;

•        “Class A Common Stock” are to (a) prior to giving effect to the business combination, CENAQ’s Class A Common Stock, par value $0.0001 per share, and (b) after giving effect to the business combination, Verde Clean Fuels’ Class A Common Stock, par value $0.0001 per share;

•        “Class A OpCo Units” are to the Class A common units of OpCo;

•        “Class B Common Stock” are to CENAQ’s Class B Common Stock, par value $0.0001 per share;

•        “Class C Common Stock” are to Verde Clean Fuels’ Class C Common Stock, par value $0.0001 per share, as described in the Proposed Fourth A&R Charter;

•        “Class C OpCo Units” are to the Class C common units of OpCo;

•        “Closing” are to the closing of the business combination;

•        “Closing Date” are to the date on which the Closing occurs;

•        “Code” are to Internal Revenue Code of 1986, as amended;

•        “Company Sale” are to any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Holdings, Verde Clean Fuels, OpCo or any of their respective subsidiaries), obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in Verde Clean Fuels or OpCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Verde Clean Fuels Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of Verde Clean Fuels immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (c) the result of which is a sale of all or substantially all of the assets of Verde Clean Fuels to any person;

•        “Controlled Company Event” are to such time that Verde Clean Fuels is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1);

•        “DGCL” are to the General Corporation Law of the State of Delaware;

•        “Earn Out Equity” are to up to 3,500,000 Class C OpCo Units and 3,500,000 shares of Class C Common Stock that may be transferred from OpCo to Holdings within five business days after the occurrence of a Triggering Event;

•        “Earn Out Period” are to the period beginning on the Closing Date and ending on the earlier of the five year anniversary of such date or the date a Company Sale is consummated;

•        “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•        “Founder Incentive Units” are to 1,000 incentive units issued by Holdings on August 7, 2020 to certain members of management of Intermediate in compensation for their services;

•        “Founder Shares” are to the outstanding shares of our Class B Common Stock, and the shares of our Class A Common Stock issued upon the conversion thereof;

•        “GAAP” are to U.S. generally accepted accounting principles;

•        “Holdings” are to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company;

•        “Holdings Class C Shares” are to 22,500,000 shares of Class C Common Stock;

•        “Holdings OpCo Units” are to 22,500,000 OpCo Units;

•        “Initial Business Combination” are to our initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

•        “Initial Public Offering” or “IPO” are to CENAQ’s initial public offering of units, which closed on August 17, 2021;

•        “IRS” are to the U.S. Internal Revenue Service;

•        “Intermediate” are to Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company;

•        “management” or our “management team” are to our officers and directors;

•        “New PIPE Investors” are to the investors in the PIPE Financing;

•        “OpCo” are to Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ;

•        “OpCo A&R LLC Agreement” are to the amended and restated limited liability company agreement of OpCo;

•        “OpCo Units” are to the Class A OpCo Units and the Class C OpCo Units, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement);

•        “Payment Cap” are to the payment cap of $50,000,000, which applies only to certain payments required to be paid pursuant to the Tax Receivable Agreement in connection with the occurrence of a change of control (as defined in the Tax Receivable Agreement);

•        “PIPE Financing” are to the private offering of securities of Verde Clean Fuels to certain investors in connection with the business combination;

•        “PIPE Proceeds” are to the proceeds from the PIPE Financing;

•        “PIPE Shares” are to the shares of Class A Common Stock that are issued in the PIPE Financing;

•        “Preferred Stock” are to (a) prior to giving effect to the business combination, CENAQ’s Preferred Stock, par value $0.0001 per share, and (b) after giving effect to the business combination, Verde Clean Fuels’ Preferred Stock, par value $0.0001 per share;

•        “Private Placement Warrants” are to the warrants issued to our Sponsor and the underwriters in a private placement simultaneously with the closing of our IPO;

•        “Proposed Bylaws” are to the proposed amended and restated bylaws of Verde Clean Fuels, which will be effective immediately prior to the completion of the business combination;

•        “Proposed Fourth A&R Charter” are to the proposed fourth amended and restated certificate of incorporation of Verde Clean Fuels, which will be effective immediately prior to the completion of the business combination;

•        “public shares” are to shares of CENAQ’s Class A Common Stock sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “Public Stockholders” are to the holders of CENAQ’s public shares;

•        “Public Warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “Redemption Rights” are to the redemption rights of CENAQ stockholders provided for in Section 9.2 of Article IX of the Charter;

•        “Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;

•        “SEC” are to the U.S. Securities and Exchange Commission;

•        “Securities Act” are to the Securities Act of 1933, as amended;

•        “Series A Incentive Units” are to 800 incentive units issued by Holdings on August 7, 2020 to certain members of management of Intermediate in compensation for their services;

•        “SPAC Stockholder Redemption Amount” are to the aggregate amount of cash proceeds required to satisfy any exercise by the Public Stockholders of their Redemption Rights pursuant to and in accordance with the Charter;

•        “SPAC VWAP” are to the volume-weighted average share price of Class A Common Stock as displayed on CENAQ’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable trading day;

•        “special meeting” are to the special meeting of stockholders of CENAQ that is the subject of this proxy statement and any adjournments or postponements thereof;

•        “Sponsor” are to CENAQ Sponsor LLC, a Delaware limited liability company, that will own 3,487,500 shares of Class A Common Stock following Closing;

•        “Sponsor Earn Out” are to the 3,234,375 Founder Shares held by the Sponsor immediately prior to Closing, which will convert into 3,234,375 shares of Class A Common Stock at Closing, (a) 50% of which will be subject to forfeiture until the occurrence of the $15.00 Triggering Event and (b) 50% of which will be subject to forfeiture until the occurrence of the $18.00 Triggering Event;

•        “Sponsor Forfeited Warrants” are to 2,475,000 Private Placement Warrants of the Sponsor that will be forfeited at the Closing;

•        “Sponsor Letter” are to that certain letter agreement, dated as of August 12, 2022, by and among the Sponsor, Intermediate, Holdings and CENAQ;

•        “Triggering Events” are to Triggering Event I and Triggering Event II, respectively;

•        “Trust Account” are to the trust account that holds the proceeds (including interest not previously released to CENAQ to pay its franchise and income taxes as well as expenses relating to the administration of the trust account) from the IPO and the concurrent private placement of Private Placement Warrants;

•        “underwriters” are to Imperial Capital, LLC and I-Bankers Securities, Inc.;

•        “Underwriters Forfeited Shares” are to the 189,750 shares of Class A Common Stock issued to the underwriters in our IPO that will be forfeited at the Closing;

•        “Underwriters Forfeited Warrants” are to 1,725,000 Private Placement Warrants of the underwriters that will be forfeited at the Closing;

•        “Underwriters Letter” are to that certain letter agreement, dated as of August 12, 2022, by and among CENAQ, Holdings, Intermediate and the underwriters, pursuant to which the underwriters have agreed to forfeit the Underwriters Forfeited Shares and the Underwriters Forfeited Warrants and to reduce their deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500;

•        “units” are to the units sold in the IPO, each of which consists of one share of Class A Common Stock and three-quarters of one Public Warrant;

•        “U.S. GAAP” are to the accounting principles generally accepted in the United States of America.

•        “Verde Clean Fuels” are to (a) prior to giving effect to the business combination, CENAQ, and (b) after giving effect to the business combination, Verde Clean Fuels, Inc., the new name of CENAQ after giving effect to the business combination;

•        “Verde Clean Fuels Board” are to the board of directors of Verde Clean Fuels; and

•        “voting common stock” are to (a) prior to giving effect to the business combination, Class A Common Stock and Class B Common Stock, and (b) after giving effect to the business combination, Class A Common Stock and Class C Common Stock.

Unless otherwise specified, the voting and economic interests of CENAQ stockholders set forth in this proxy statement assume the following:

•        no Public Stockholders elect to have their public shares redeemed;

•        8,000,000 shares of Class A Common Stock are issued in the PIPE Financing;

•        at Closing, 22,500,000 shares of Class C Common Stock are issued in connection with the business combination;

•        189,750 Underwriters Forfeited Shares are forfeited by the underwriters at Closing;

•        1,725,000 Underwriters Forfeited Warrants and 2,475,000 Private Placement Warrants held by the Sponsor are forfeited at Closing;

v

•        none of the Sponsor, Holdings or the New PIPE Investors purchase shares of Class A Common Stock in the open market; and

•        that there are no other issuances of equity interests of CENAQ or Intermediate prior to or in connection with the Closing.

In accordance with our Charter, shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one for one basis upon consummation of the business combination, resulting in the issuance of 4,312,500 shares of Class A Common Stock in the aggregate (of which 3,234,375 shares are subject to forfeiture).

Further, unless otherwise specified, the voting and economic interests of CENAQ stockholders set forth in this proxy statement do not take into account the Private Placement Warrants and Public Warrants, which will remain outstanding following the business combination and may be exercised at a later date.

Certain sections in this proxy statement refer to a maximum redemption scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that 17,250,000 shares of Class A Common Stock are redeemed in connection with the Closing, resulting in an aggregate payment of approximately $174.5 million from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for CENAQ Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•        CENAQ is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information about CENAQ, see the section entitled “Information About CENAQ.”

•        There are currently 17,439,750 shares of CENAQ’s Class A Common Stock and 4,312,500 shares of CENAQ’s Class B Common Stock issued and outstanding. In addition, there are currently 19,612,500 warrants of CENAQ outstanding, consisting of 12,937,500 Public Warrants and 6,675,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one whole share of Class A Common Stock for $11.50 per share. The warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. Once the warrants become exercisable, CENAQ may redeem the warrants in certain circumstances. See the section entitled “Description of Securities — Warrants.”

•        Intermediate is a developer of an innovative and proprietary liquid fuels technology, the syngas to gasoline plus other products (“STG+”) process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and municipal solid waste (“MSW”) as well as natural gas (including synthetic natural gas) and other feedstocks. For more information about Intermediate, see the sections entitled “Information About Intermediate” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermediate.”

•        On August 12, 2022, we and our wholly owned subsidiary, OpCo, entered into the Business Combination Agreement with Intermediate, Holdings and Sponsor (solely with respect to Section 6.18 thereto). A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares (such transactions, the “Holdings Contribution”). For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

•        The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, receipt of the requisite stockholder approval of the Business Combination Agreement and the business combination as contemplated by this proxy statement. For more information about the closing conditions to the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

•        The Business Combination Agreement may be terminated at any time prior to the consummation of the business combination upon mutual written consent of CENAQ and Intermediate, or for other reasons in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

•        The proposed business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        In connection with the execution of the Business Combination Agreement, CENAQ entered into separate agreements with the Sponsor and the underwriters pursuant to which the Sponsor and the underwriters agreed to certain terms regarding the treatment of their CENAQ securities. For more information about the Sponsor Letter and the Underwriters Letter, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents.”

•        Pursuant to the PIPE Financing, we have agreed to issue and sell to certain investors, and those investors have agreed to buy from us, in connection with the Closing, an aggregate of 8,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate commitment of $80,000,000. Of the $80,000,000 of commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000 and Arb Clean Fuels Management LLC, a Texas limited liability company affiliated with a member of our Sponsor (“Arb”), has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000, subject to certain conditions. The Class A Common Stock to be sold in the PIPE Financing would be valued at approximately $            , based on the closing price of our Class A Common Stock of $            per share on            , 2022. CENAQ may enter into additional subscription agreements following the date of the Business Combination Agreement without the prior written consent of Intermediate until October 11, 2022, after which time the prior written consent of Intermediate shall be required.

•        Following the Closing, within five business days after the occurrence of a Triggering Event, CENAQ shall cause OpCo to transfer to Holdings, (a) 1,750,000 units and shares, as applicable, of Earn Out Equity upon the occurrence of Triggering Event I and (b) 1,750,000 units and shares, as applicable, of Earn Out Equity upon the occurrence of Triggering Event II. For more information about the Earn Out Equity, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Earn Out Equity.”

•        Under our Charter, in connection with the business combination, our Public Stockholders may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2022, this would have amounted to approximately $10.11 per share. If a holder exercises its Redemption Rights, then such holder will be exchanging its public shares for cash and will no longer own shares of CENAQ following the completion of the business combination and will not participate in the future growth of Verde Clean Fuels, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. For more information regarding these procedures, see the section entitled “Special Meeting of CENAQ Stockholders — Redemption Rights.”

•        We anticipate that, upon the Closing, the ownership of Verde Clean Fuels will be as follows if we assume the no redemptions scenario and maximum redemptions scenario as described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”:

	Voting Interests in Verde Clean Fuels
	Assuming No Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%
CENAQ Public Stockholders(3)	17,250,000	34.46%	—	0.00%
Holdings(4)	22,500,000	44.94%	22,500,000	64.63%
Holdings (PIPE Financing)(5)	800,000	1.60%	800,000	2.30%
New PIPE Investors (excluding Holdings)(6)	5,200,000	10.39%	7,200,000	20.68%
Sponsor and Anchor Investors(7)	1,078,125	2.15%	1,078,125	3.10%
Sponsor Earn Out shares(8)	3,234,375	6.46%	3,234,375	9.29%
Total Shares at Closing (excluding shares below)	50,062,500	100.00%	34,812,500	100.00%
Class A Common Stock issuable upon exercise of the Public Warrants and Private Placement Warrants(9)	15,412,500		15,412,500
Earn Out Equity(10)	3,500,000		3,500,000
Total Diluted Shares at Closing (including shares above)	68,975,000		53,725,000

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (i) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed $17,420,000 (the “Trust Threshold”), each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing. Excludes 3,234,375 shares of Class A Common Stock issued to the Sponsor upon conversion of the remaining portion of its Class B Common Stock at Closing that are subject to forfeiture.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter, but that will have voting rights and rights to receive dividends prior to any forfeiture. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events.

(9)      Excludes a total of 4,200,000 Private Placement Warrants to be forfeited as of Closing comprised of 2,475,000, 1,423,125 and 301,875 held by the Sponsor, Imperial Capital, LLC and I-Bankers Securities, Inc., respectively.

(10)    Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

As a result of the business combination, the economic and voting interests of our Public Stockholders will decrease.

The Public Warrants and Private Placement Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement — Ownership of Verde Clean Fuels After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

•        The CENAQ Board considered various factors in determining whether to approve the Business Combination Agreement and the business combination. For more information about the CENAQ Board’s decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — CENAQ Board’s Consideration of and Reasons for Approving the Business Combination.”

•        In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the business combination (the “Business Combination Proposal”) at the special meeting, CENAQ’s stockholders will also be asked to vote on:

•        the approval and adoption of the Proposed Fourth A&R Charter (the “Charter Proposal”);

•        in addition to the approval of the Proposed Fourth A&R Charter, the stockholders are also separately being presented with the following proposals (the “Advisory Charter Proposals”), for approval on a non-binding advisory basis: (A) to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (ii) 1,000,000 shares of Preferred Stock; (B) to remove certain provisions in the Charter relating to CENAQ’s Initial Business Combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing; (C) to allow stockholders to call special meetings and act by written consent until the Controlled Company Event; (D) to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations; (E) to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the DGCL; and (F) to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter;

•        for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of shares of Class A Common Stock upon the exchange of Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the PIPE Financing (the “Nasdaq Proposal”);

•        the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) (the “2023 Plan Proposal”);

•        the election of two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”); and

x

•        the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal (the “Adjournment Proposal” and, together with the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Director Election Proposal, the “Proposals”).

For more information, see the sections entitled “Proposal No. 2 — The Charter Proposal,” “Proposal No. 3 — The Nasdaq Proposal,” “Proposal No. 4 — The 2023 Plan Proposal,” “Proposal No. 5 — The Director Election Proposal” and “Proposal No. 6 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR CENAQ STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the special meeting of stockholders of CENAQ, including the proposed business combination. The following questions and answers do not include all the information that is important to CENAQ stockholders. We urge CENAQ stockholders to carefully read this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     CENAQ stockholders are being asked to consider and vote upon, among other things, a proposal to (a) approve and adopt the Business Combination Agreement, pursuant to which (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares, (b) approve the business combination and the other transactions contemplated by the Business Combination Agreement and (c) approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (i) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (ii) the issuance of 22,500,000 shares of Class A Common Stock as a result of the right to convert shares of Class C Common Stock, together with an equal number of Class C OpCo Units, into shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and (iii) the issuance and sale of 8,000,000 shares of Class A Common Stock in the PIPE Financing.

A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. This proxy statement and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:     What is being voted on at the special meeting?

A:     CENAQ stockholders will vote on the following proposals at the special meeting.

•        The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby (Proposal No. 1).

•        The Charter Proposal — To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal and the Nasdaq Proposal are approved and adopted, the Proposed Fourth A&R Charter, a copy of the form of which is attached to the accompanying proxy statement as Annex B (Proposal No. 2), which, if approved, would take effect upon Closing.

In addition to the approval of the Proposed Fourth A&R Charter, the stockholders are also separately being presented with the following Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter:

•        Proposal 2A — to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of Preferred Stock;

•        Proposal 2B — to remove certain provisions in the Charter relating to CENAQ’s Initial Business Combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing;

•        Proposal 2C — to allow stockholders to call special meetings and act by written consent until the Controlled Company Event;

•        Proposal 2D — to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations;

•        Proposal 2E — to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the DGCL; and

•        Proposal 2F — to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

•        The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the PIPE Financing (Proposal No. 3).

•        The 2023 Plan Proposal — To consider and vote upon a proposal to approve and adopt the 2023 Plan (Proposal No. 4). A copy of the 2023 Plan is attached to this proxy statement as Annex C.

•        The Director Election Proposal — To consider and vote upon a proposal to elect two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (Proposal No. 5).

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal (Proposal No. 6).

Q:     Are the Proposals conditioned on one another?

A:     We may not consummate the business combination unless the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal are approved at the special meeting. The Charter Proposal, the 2023 Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Q:     What will happen in the business combination?

A:     Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, (i) (A) CENAQ shall contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo shall issue to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings shall contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo shall transfer to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares. After giving effect to the business combination, Holdings will hold 22,500,000 OpCo Units and an equal number of shares of Class C Common Stock. For more information about the Business Combination Agreement and the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Q:     What will Holdings receive in the business combination?

A:     Holdings will (i) receive the Holdings OpCo Units and the Holdings Class C Shares and (ii) enter into the Tax Receivable Agreement (as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement”).

Q:     What will OpCo receive in the business combination?

A:     OpCo will receive (i) funds in the Trust Account after deduction of the SPAC Stockholder Redemption Amount and (ii) the PIPE Proceeds.

Q:     What is an “Up-C” structure?

A:     The combined company’s structure following the business combination, as described under the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — General: Structure of the Business Combination,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company, such as CENAQ.

Under the combined company “Up-C” structure, the only direct assets of Verde Clean Fuels will consist of equity interests in OpCo, whose only direct assets will consist of equity interests in Intermediate. Immediately following the Closing, Verde Clean Fuels will be the sole manager of and control OpCo and will own 100% of the outstanding Class A OpCo Units. Further, Holdings will hold all of the outstanding Class C OpCo Units and all of the outstanding Class C Common Stock. Each share of Class C Common Stock has no economic rights but entitles holder to one vote on all matters to be voted on by stockholders generally. Holders of shares of Class A Common Stock and shares of Class C Common Stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or by our Proposed Fourth A&R Charter. We do not intend to list any Class C Common Stock on any exchange.

Following this Closing, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash. Additionally, Verde Clean Fuels will have the right to require, (i) upon a change of control of Verde Clean Fuels or (ii) in the discretion of Verde Clean Fuels with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units (a “Mandatory Exchange”).

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, Verde Clean Fuels (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units. In connection with any exchange of OpCo Units pursuant to the OpCo Exchange Right or acquisition of OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of Class C Common Stock held by the relevant OpCo unitholder will be cancelled. See “Proposal No. 1 — The Business Combination Proposal — Related Documents — OpCo A&R LLC Agreement.”

Q:     How were the transaction structure and consideration for the business combination determined?

A:     Following the closing of the IPO, CENAQ representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating CENAQ’s Initial Business Combination. From the closing of the IPO on August 17, 2021 to December of 2021, representatives from CENAQ evaluated nine potential targets (including Intermediate). Following a meeting on September 9, 2021 the CENAQ Board decided to focus on the business combination with Intermediate. On October 24, 2021, CENAQ submitted a non-binding letter of intent to Intermediate. On November 11, 2021, a meeting was held in Dallas, Texas at the offices of Bluescape Energy Partners LLC to introduce CENAQ’s management team, certain board members and Sponsor, provide a high-level overview of the transaction, provide metrics for the expected valuation, discuss the PIPE Financing and provide a timeline for the transaction. On November 18, 2021, representatives from CENAQ had a call with representatives from Imperial Capital to discuss the market for a PIPE Financing related to the potential transaction with Intermediate. On November 23, 2021, representatives from CENAQ had a call with representatives from a leading energy investment bank to discuss the proposed business combination between CENAQ and Intermediate, as well as the likelihood of successfully raising additional capital for a transaction and capital markets generally. On December 15, 2021, CENAQ and Intermediate executed the non-binding letter of intent (“LOI”). On July 19, 2022, the CENAQ Board, Ken Morris, representatives from Vinson & Elkins L.L.P., legal counsel to CENAQ (“V&E”), and the leading energy investment bank had a video conference to continue discussing the transaction, including that certain revisions should be made to the LOI to reflect current market considerations. On the morning of July 20, 2022, Intermediate sent CENAQ an updated LOI, which included the following new terms: (i) PIPE Financing of at least $80,000,000; (ii) Bluescape Energy Partners LLC would commit to purchase up to $8,000,000 of the PIPE Financing; (iii) $11,000,000 of the IPO proceeds and PIPE Proceeds would be used for payment of transaction fees of Intermediate, Intermediate’s equityholders and CENAQ; (iv) certain Founder Shares would be subject to vesting (50% at $15.00 per share and 50% at $18.00 per share); and (v) Earn Out Equity of up to 3,500,000 in two tranches (50% at $15.00 per share and 50% at 18.00 per share). During the same week, Russell Porter, on behalf of CENAQ, and Imperial Capital had a call and verbally agreed to the following terms: (i) 2,475,000 Private Placement Warrants held by Sponsor would be forfeited at the Closing for no consideration, and (ii) all of the Private Placement Warrants held by Imperial and I-Bankers Securities Inc. and the 189,740 Underwriter Forfeited Shares would be forfeited at the Closing for no consideration. On July 21, 2022, CENAQ, Sponsor and Intermediate executed the amended LOI. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” for additional information.

Q:     What conditions must be satisfied to complete the business combination?

A:     There are several closing conditions in the Business Combination Agreement, including the approval by our stockholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:     How will we be managed and governed following the business combination?

Immediately after the Closing, the Verde Clean Fuels Board will be divided into three separate classes, designated as follows:

•        Class I comprised of Graham van’t Hoff and Duncan Palmer;

•        Class II comprised of Curtis Hébert, Jr. and Ron Hulme; and

•        Class III comprised of             ,            and Jonathan Siegler.

The Verde Clean Fuels Board shall designate the Chair of the Board following the Closing.

Please see the section entitled “Management After the Business Combination.”

Q:     Will CENAQ obtain new financing in connection with the business combination?

A:     The New PIPE Investors have committed to purchase from CENAQ 8,000,000 shares of Class A Common Stock, for an aggregate purchase price of $80,000,000 in the PIPE Financing. Of the $80,000,000 of commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000, and Arb has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000, provided, that, to the extent funds in the Trust Account immediately prior to Closing, after giving effect to the exercise of Redemption Rights, exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20.0 million.

Q:     What equity stake will our current stockholders and the holders of our Founder Shares hold in Verde Clean Fuels following the consummation of the business combination?

A:     We anticipate that, upon the Closing, the ownership of Verde Clean Fuels will be as follows:

	Voting Interests in Verde Clean Fuels
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
CENAQ Public Stockholders(3)	34.46%	0.00%
Holdings(4)	44.94%	64.63%
Holdings (PIPE Financing)(5)	1.60%	2.30%
New PIPE Investors (excluding Holdings)(6)	10.39%	20.68%
Sponsor and Anchor Investors(7)	2.15%	3.10%
Sponsor Earn Out(8)	6.46%	9.29%
Total shares at Closing	100.00%	100.00%

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (1) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter.

The ownership percentages with respect to Verde Clean Fuels set forth above do not take into account (i) warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination, and (ii) the issuance of up to 3,500,000 shares of Class C Common Stock upon vesting of the Earn Out Equity shares. If the facts are different than these assumptions, the percentage ownership retained by CENAQ’s existing stockholders in Verde Clean Fuels following the business combination will be different. For example, if we assume that all outstanding 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants (excluding the Sponsor Forfeited Warrants and the Underwriters Forfeited Warrants)

were exercisable and exercised following completion of the business combination and further assume that the 3,500,000 shares of Class C Common Stock upon vesting of the Earn Out Equity shares are vested and outstanding, then the ownership of Verde Clean Fuels would be as follows:

Fully Diluted Capitalization	No Redemptions	Maximum Redemptions
CENAQ Public Stockholders	25.01%	—
Holdings including the Earn Out Equity	37.69%	48.39%
Holdings (PIPE Financing)	1.16%	1.49%
New PIPE Investors (excluding Holdings)	7.54%	13.40%
Sponsor and Anchor Investors including the Sponsor Earn Out shares	6.25%	8.03%
Issuance of Class A Common Stock upon exercise of 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants	22.35%	28.69%
Total	100.00%	100.00%

Such amounts may be further diluted by the issuance of Class A Common Stock upon adoption of the 2023 Plan.

The Public Warrants and Private Placement Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the sections entitled “Summary of the Proxy Statement — Ownership of Verde Clean Fuels After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     Why is CENAQ proposing the Nasdaq Proposal?

A:     CENAQ is proposing the Nasdaq Proposal in order to comply with listing standards of the Nasdaq Capital Market, which require stockholder approval of certain transactions that result in the issuance of 20% or more of a company’s outstanding voting power or shares of common stock outstanding before the issuance of securities or in a change of control of CENAQ, which will result in a change of control, as required by Section 5635(a) and (b) of Nasdaq Stock Market Rulebook. In connection with the business combination and the PIPE Financing, we will issue 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and 8,000,000 shares of Class A Common Stock to the New PIPE Investors. Because we may issue 20% or more of our outstanding voting power and outstanding common stock in connection with the business combination, we are required to obtain stockholder approval of such issuances pursuant to listing standards of the Nasdaq Capital Market. See the section entitled “Proposal No. 3 — The Nasdaq Proposal” for additional information.

Q:     Did the CENAQ Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A:     No. The CENAQ Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. CENAQ’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of CENAQ’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. In addition, CENAQ’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the CENAQ Board in valuing Intermediate and assuming the risk that the CENAQ Board may not have properly valued the business.

Q:     What are some of the positive and negative factors that the CENAQ Board considered when determining to enter into the Business Combination Agreement and its rationale for approving the transaction?

A:     The factors considered by the CENAQ Board include, but were not limited to, the following:

•        Viable and Demonstrated Technology.    Intermediate has a proprietary and demonstrated technology that is protected by 28 patents issued globally, including 8 patents in the United States, and 3 pending patent applications globally and has a commercial scale demonstration plant that has operated over 10,500 hours;

•        Strong Relationships.    Intermediate’s strong partnerships with certain strategic vendors and suppliers, which it believes will contribute to Intermediate’s ability to successfully develop its planned production facilities;

•        Benefactor of Shift to Renewables.    There is no publicly traded “pure play” company in North America that is producing a renewable gasoline in commercial quantities, positioning Intermediate in a favorable position with the transition toward renewable energy;

•        Experienced Management.    CENAQ’s management and the CENAQ Board believe that Intermediate has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Intermediate’s strategic and growth goals;

•        Due Diligence.    CENAQ’s management and the CENAQ Board conducted due diligence examinations of Intermediate and discussions with Intermediate’s management and CENAQ’s financial and legal advisors concerning CENAQ’s due diligence examination of Intermediate;

•        Other Alternatives.    The CENAQ Board’s belief, after a thorough review of other business combination opportunities reasonably available to CENAQ, that the proposed combination represents the best potential business combination for CENAQ and the most attractive opportunity for CENAQ based upon the process utilized to evaluate and assess other potential combination targets, and CENAQ Board’s belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CENAQ and Intermediate.

In addition, the CENAQ Board determined that the business combination satisfies the investment criteria that the CENAQ Board identified in connection with the IPO. For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination.”

In the course of its deliberations, the CENAQ Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the business combination, including the following:

•        Early Stage Company Risk.    The risk that Intermediate is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future;

•        Growth Risk.    The risk that Intermediate expects to invest in growth for the foreseeable future, and the risk that Intermediate may fail to manage that growth effectively;

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage;

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Redemption Risk.    The potential that a significant number of CENAQ’s Public Stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to the Charter, which would potentially make the business combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

•        Stockholder Vote.    The risk that CENAQ’s stockholders may fail to provide the respective votes necessary to effect the business combination;

•        Closing Conditions.    The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within CENAQ’s control;

•        Litigation.    The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Fees, Expenses and Time Risk.    The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of Intermediate management and CENAQ management required to complete the business combination;

•        No Third-Party Valuation.    The risk that CENAQ did not obtain a third-party valuation or fairness opinion in connection with the business combination;

•        Interests of CENAQ’s Directors and Officers.    The interests of the CENAQ Board and officers in the business combination (see “— Interests of Certain Persons in the Business Combination”);

•        Interests of the Financial Advisor.    The interests of the financial advisor in the completion of the business combination, including the fact that the deferred underwriting compensation due to the financial advisor as compensation for their acting as an underwriter in the IPO, potential placement agent’s fees for the PIPE Financing and other fees payable to the financial advisor would only accrue if a business combination was consummated; and

•        Other Risks Factors.    Various other risk factors associated with the energy business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the CENAQ Board also considered that the officers and directors of CENAQ may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of CENAQ’s stockholders. CENAQ’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the CENAQ Board, the Business Combination Agreement and the business combination. For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The CENAQ Board concluded that the potential benefits that it expects CENAQ and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the CENAQ Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, CENAQ’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of CENAQ approve each of the Proposals.

The above discussion of the material factors considered by the CENAQ Board is not intended to be exhaustive but does set forth the principal factors considered by the CENAQ Board.

Q:     What happens if I sell my shares of Class A Common Stock before the special meeting?

A:     The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A Common Stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination in accordance with the provisions described in this proxy statement. If you transfer your shares of Class A Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or seek redemption of those shares.

Q:     How has the announcement of the business combination affected the trading price of CENAQ’s units, Class A Common Stock and warrants?

A:     On August 11, 2022, the last trading date before the public announcement of the business combination, CENAQ’s public units, Class A Common Stock and Public Warrants closed at $10.10, $10.10 and $0.07, respectively. On            , 2022, the trading date immediately prior to the date of this proxy statement, CENAQ’s public units, Class A Common Stock and warrants closed at $            , $            and $            , respectively.

Q:     Following the business combination, will CENAQ’s securities continue to trade on a stock exchange?

A:     Yes. We anticipate that, following the business combination, our Class A Common Stock and Public Warrants will continue trading on the Nasdaq Capital Market under the new symbols “VGAS” and “VGASW,” respectively.

Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as separate securities following the business combination.

Q:     What vote is required to approve the Proposals presented at the special meeting?

A:     Approval of each of the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting. In addition to the approval of the Charter Proposal, you are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter. Approval of the Advisory Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position.

Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

Q:     May CENAQ’s Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in connection with the business combination?

A:     In connection with the stockholder vote to approve the proposed business combination, our Sponsor, directors, officers, advisors and any of their respective affiliates may privately negotiate to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Our Sponsor, directors, officers, advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. Any public shares purchased by our Sponsor or its affiliates would not be voted in favor of approving the business combination. In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, our Sponsor and its affiliates would waive any Redemption Rights with respect to any public shares that they purchase in any such privately negotiated transactions. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. To the extent that our Sponsor or its affiliates purchase any public shares as contemplated above, we will file a Current Report on Form 8-K prior to the special meeting that will disclose:

•        the amount of such public shares purchased by our Sponsor or its affiliates, along with the purchase price;

•        the purpose of the purchases by our Sponsor or its affiliates;

•        the impact, if any, of the purchases by our Sponsor or its affiliates on the likelihood that the business combination will be approved;

•        the identities of our security holders who sold to our Sponsor or its affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor or its affiliates; and

•        the number of public shares for which we have received redemption requests in connection with the business combination.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote at the special meeting for each share of Class A Common Stock or Class B Common Stock held of record as of            , 2022, the record date for the special meeting. As of the close of business on the record date, there were 17,439,750 outstanding shares of Class A Common Stock, which are held by our Public Stockholders, and 4,312,500 outstanding shares of Class B Common Stock, which are held by our Sponsor and the Anchor Investors.

Q:     What constitutes a quorum at the special meeting?

A:     Holders of a majority in voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the special meeting, virtually present or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 10,876,126 shares of Class A Common Stock and Class B Common Stock, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:     How will CENAQ’s Sponsor, directors and officers vote?

A:     Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination. Currently, our Sponsor owns approximately 16% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock.

Q:     What interests do the current officers and directors have in the business combination?

A:     In considering the recommendation of the CENAQ Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our Sponsor holds an aggregate of 4,950,000 Private Placement Warrants (including the Sponsor Forfeited Warrants) that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Public Warrants of $            per warrant on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•        the fact that our Sponsor originally paid $25,000 for 4,312,500 Founder Shares and subsequently sold 825,000 Founder Shares to the Anchor Investors in the IPO for the original purchase price of $0.0058 per share resulting in our Sponsor paying $20,215 for 3,487,500 Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Common Stock of $            per share on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that CENAQ’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated appointment of two additional directors to be named by Sponsor to the Verde Clean Fuels Board in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment if the trading price of our Class A Common Stock is $1.43 or more per share and the Private Placement Warrants are worthless, even if other CENAQ stockholders experience a negative rate of return in the post-business combination company;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

         Following the Closing, we anticipate that our Sponsor will own 2,475,000 Private Placement Warrants (after taking into account the Sponsor Forfeited Warrants) and 3,487,500 shares of Class A Common Stock (3,234,375 shares of which will be subject to forfeiture). In addition, on May 31, 2022, we issued an unsecured promissory note in the principal amount of $125,000 to our Sponsor. The note bears a 10% interest rate and is repayable in full upon the earlier of (i) February 17, 2023 or (ii) the consummation of an Initial Business Combination. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

         Further, as of the date of this proxy statement, our Sponsor or an affiliate thereof, officers and directors have incurred approximately $10,000 out of pocket expenses on CENAQ’s behalf, all of which has been repaid by CENAQ.

         Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and Private Placement Warrants, include our officers and directors.

The table set forth below summarizes the interests of our officers and directors in the Private Placement Warrants and Founder Shares along with (i) the total investment made in our Sponsor by each officer and director in exchange for their interests in the Private Placement Warrants and Founder Shares and (ii) the value of such interests based on the closing price of the Public Warrants and Class A Common Stock as of            , 2022, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	CENAQ Position	Total Purchase Price/Capital Contributions	Number of Private Placement Warrants(1)	Value of Private Placement Warrants as of , 2022	Number of Founder Shares	Value of Founder Shares as of , 2022
John B. Connally III	Chairman of the Board	$49,475	387,016		$272,671	$
J. Russell Porter	Chief Executive Officer and Director	$329,834	504,539		$355,471	$
Michael J. Mayell	Chief Financial Officer and Director	$54,972	390,591		$275,190	$
Benjamin Francisco Salinas Sada	Director	$1,236,868	836,685		$589,483	$
Denise DuBard	Director	$—	28,342		$19,969	$
Michael S. Bahorich	Director	$98,950	93,010		$65,530	$
David Bullion	Director	$49,475	60,677		$42,750	$

____________

(1)      The number of Private Placement Warrants does not take into account the Sponsor Forfeited Warrants.

         In addition, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under our Charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by November 16, 2022 (or by February 16, 2023 if the Sponsor deposits into the Trust Account $1,725,000 for a 3-month extension to February 16, 2023 (the “SPAC Extension”)), we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:     Do I have Redemption Rights?

A:     If you are a holder of public shares, you may elect to have your public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (b) the total number of then outstanding shares of Class A Common Stock included as part of the units sold in the IPO; provided that we will not redeem any public shares to the extent that such redemption would result in CENAQ having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) of less than $5,000,001 upon completion of an Initial Business Combination unless our Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Even if we redeem 100% of the outstanding Class A Common Stock, we do not anticipate having funds of less than $5,000,001 due to the PIPE Financing. Because we anticipate that the Class A Common Stock will be listed on the Nasdaq Capital Market at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares (the “15% threshold”). Unlike some other blank check companies, other than the net tangible asset requirement and the 15% threshold described above, we have no specified maximum redemption threshold and there is no other limit on the number of public shares that you can redeem. Holders of our outstanding Public Warrants do not have Redemption Rights in connection with the business combination. Our Sponsor, officers and directors and the underwriters have agreed to waive their Redemption Rights with respect to any shares of our Class A Common Stock they may hold in connection with the consummation of the business combination. Additionally, our Sponsor and the Anchor Investors have agreed to waive their Redemption Rights with respect to the Founder Shares held by them. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2022 of approximately $174.5 million, the estimated per share redemption price would have been approximately $10.11. Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of franchise and income taxes payable as well as expenses relating to the administration of the Trust Account) (a) in connection with a stockholder vote to approve an amendment to our Charter that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), or with respect to any other material provision relating to the rights of holders of Class A Common Stock or pre-Initial Business Combination activity, (b) in connection with the liquidation of the Trust Account or (c) if we subsequently complete a different business combination on or before November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension).

Q:     Will how I vote affect my ability to exercise Redemption Rights?

A:     No. You may exercise your Redemption Rights whether you vote your shares of Class A Common Stock for or against or abstain from voting on the Business Combination Proposal or any other proposal described in this proxy statement. As a result, the business combination can be approved by stockholders who will redeem their shares and no longer remain stockholders.

Q:     How do I exercise my Redemption Rights?

A:     In order to exercise your Redemption Rights, you must (a) if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and Public Warrants prior to exercising your Redemption Rights with respect to the public shares, and (b) prior to 5:00 p.m., Eastern time, on            , 2022 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

         A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent.

         However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

         Holders of our outstanding units must separate the underlying public shares and Public Warrants prior to exercising Redemption Rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units.

         If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using The Depository Trust Company’s (“DTC”) DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

         Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:     What are the material U.S. federal income tax consequences to the CENAQ shareholders as a result of the business combination?

A:     Holders of Class A Common Stock and Public Warrants that retain their shares of Class A Common Stock and Public Warrants in the business combination will not receive any consideration in connection with the business combination and will not receive any additional shares of Class A Common Stock or additional Public Warrants in the business combination. As a result, there will be no material U.S. federal income tax consequences to such holders of Class A Common Stock and Public Warrants as a result of the business combination.

Q:     What are the U.S. federal income tax consequences of exercising my Redemption Rights?

A:     The receipt of cash by a holder of Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below under the caption “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders”) and may be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below under the caption “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders”). Please see the discussion below under the caption “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders” or “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders,” as applicable, for additional information. All holders considering the exercise of their Redemption Rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such Redemption Rights.

Q:     If I am a warrantholder, can I exercise Redemption Rights with respect to my warrants?

A:     No. The holders of our warrants have no Redemption Rights with respect to our warrants.

Q:     How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any public warrant holders post business combination?

A:     The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of our Initial Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor), and they will not be redeemable by us so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

         Following the business combination, we may redeem Public Warrants prior to their exercise at a time that is disadvantageous to the public warrant holders, thereby making such warrants worthless. More specifically, we have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at any time after the warrants become exercisable and ending on the third business day prior to the date on which we give notice of such redemption and provided certain other conditions are met.

         We may only call the Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each public warrant holder.

         Redemption of the outstanding Public Warrants could force holders of the Public Warrants (i) to exercise Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holders to do so, (ii) to sell Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants.

Q:     Do I have appraisal rights if I object to the proposed business combination?

A:     No. There are no appraisal rights available to holders of Class A Common Stock or Class B Common Stock in connection with the business combination.

Q:     What happens to the funds deposited in the Trust Account after consummation of the business combination?

A:     If the Business Combination Proposal is approved, we intend to use a portion of the funds held in the Trust Account to pay (a) a portion of our aggregate costs, fees and expenses in connection with the consummation of the business combination, (b) tax obligations and deferred underwriting discounts and commissions from the IPO and (c) for any redemptions of public shares. The remaining balance in the Trust Account, together with the PIPE Proceeds, will be used for general corporate purposes of Verde Clean Fuels. See the section entitled “Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:     What happens if the business combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with our Charter, if an Initial Business Combination is not consummated by November 16, 2022 (or February 16, 2023 pursuant to the SPAC Extension), we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of such net interest released to us to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CENAQ Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

         We expect that the amount of any distribution our Public Stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the business combination, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares are not entitled to liquidating distributions from the Trust Account with respect to those shares.

         In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, in such an event, the warrants will expire worthless.

Q:     When is the business combination expected to be consummated?

A:     It is currently anticipated that the business combination will be consummated promptly following the special meeting of our stockholders to be held on            , 2022, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the business combination have been satisfied or waived. For a description of the conditions for the completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement, including the section entitled “Risk Factors” and the annexes attached to this proxy statement, and to consider how the business combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Class A Common Stock or Class B Common Stock on            , 2022, the record date for the special meeting of our stockholders, you may vote with respect to the proposals online at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal, the Director Election Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

Q:     If I am not going to attend the special meeting online, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the special meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact CENAQ’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(bank and brokers call collect at (203) 658-9400)
Email:        @investor.morrowsodali.com

         To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

         You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

         If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The CENAQ Board is soliciting your proxy to vote your shares of Class A Common Stock and Class B Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. We have agreed to pay Morrow Sodali LLC a fee of $30,000, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Class A Common Stock and Class B Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Class A Common Stock and Class B Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the business combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find Additional Information.”

Parties to the Business Combination

CENAQ Energy Corp.

CENAQ is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving CENAQ and one or more businesses. Upon the Closing, we intend to change our name from “CENAQ Energy Corp.” to “Verde Clean Fuels, Inc.”

Our Class A Common Stock, Public Warrants and units, consisting of one share of Class A Common Stock and three-quarters of one warrant, are traded on the Nasdaq Capital Market under the ticker symbols “CENQ,” “CENQW” and “CENQU,” respectively. We expect that our Class A Common Stock and Public Warrants will continue trading on the Nasdaq Capital Market under the new symbols “VGAS” and “VGASW,” respectively, following the Closing. The units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of our principal executive office is 4550 Post Oak Place Dr. Suite 300, Houston, TX 77027, and our telephone number is (713) 820-6300.

Bluescape Clean Fuels Intermediate Holdings, LLC

Intermediate is a developer of an innovative and proprietary liquid fuels technology, the STG+ process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and MSW as well as natural gas (including synthetic natural gas) and other feedstocks. Intermediate’s STG+ process converts syngas into reformulated blend-stock for oxygenate blending (“RBOB”) gasoline, methanol or synthetic crude oil. The availability of biogenic MSW and the economic and environmental drivers to divert these materials from landfills will enable Intermediate to utilize these waste streams to produce renewable gasoline from modular production facilities with capacities to generate approximately seven million to 30 million gallons of renewable gasoline per year. Intermediate is focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”) is the majority investor in Intermediate through a series of wholly owned entities including Holdings, the direct parent entity of Intermediate. Intermediate is headquartered in Dallas, Texas and has offices in Hillsborough, New Jersey. The mailing address of Intermediate’s principal executive office is 300 Crescent Court, Suite 1860, Dallas, TX 75201, and its telephone number is (469) 398-2200.

For more information about Intermediate, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermediate” and “Information About Intermediate.”

The Business Combination

On August 12, 2022, we entered into the Business Combination Agreement with OpCo, Holdings, Intermediate and the Sponsor (solely with respect to Section 6.18 thereto). Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo will issue to CENAQ a number of OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares. After giving effect to the business combination, Holdings will hold 22,500,000 OpCo Units and an equal number of shares of Class C Common Stock.

Pursuant to the terms of the Charter, each share of Class B Common Stock outstanding prior to the Closing will convert into one share of Class A Common Stock at the Closing. All of the shares of Class B Common Stock converted into shares of Class A Common Stock will no longer be outstanding and will cease to exist, and each holder of such Class B Common Stock will thereafter cease to have any rights with respect to such securities.

For more information about the Business Combination Agreement and the business combination and other transactions contemplated thereby, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Sources and Uses of Cash for the Business Combination

The following tables summarize the sources and uses of cash in connection with the business combination, assuming (i) none of CENAQ’s public shares are redeemed in connection with the business combination and (ii) all of CENAQ’s public shares are redeemed in connection with the business combination. Both the Assuming No Redemptions scenario and the Assuming Maximum Redemptions scenario assume that the per share redemption price is $10.11; the actual per share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the business combination.

Estimated Sources and Uses of Cash (Assuming No Redemptions)

Sources of Funds(1)		Uses(1)
Cash balance of Intermediate prior to Business Combination(2)	$908,048	Repayment of Intermediate Member’s Equity Capital Contributions(4)	$2,500,000
Cash balance of CENAQ prior to Business Combination(2)	86,284	Repayment of Intermediate’s Notes Payable – insurance premium financing	27,374
Existing Cash held in Trust Account(2)	174,451,326	Transaction Fees and Expenses(5)	12,620,700
PIPE Proceeds(3)	60,000,000	Remaining Cash on Balance Sheet	220,297,584
Total Sources	$235,445,658	Total Uses	$235,445,658

____________

(1)      Totals might be affected by rounding.

(2)      Approximate as of June 30, 2022.

(3)      Arb represents $70,000,000 of the $80,000,000 in the PIPE commitments (including Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $60,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Includes $8,000,000 from Holdings to acquire Class A Common Stock in the PIPE Financing.

(4)      Under the Business Combination Agreement, CENAQ has agreed to repay Intermediate’s Member’s Equity Capital Contributions made by Holdings for the period between December 2021 and Closing, not to exceed $10 million.

(5)      Includes repayment of the unsecured promissory note in the principal amount of $125,000 issued by CENAQ to Sponsor; excludes $4,300 of Transaction Fees and Expenses already paid.

Estimated Sources and Uses of Cash (Assuming Maximum Redemptions)

Sources of Funds(1)		Uses(1)
Cash balance of Intermediate prior to Business Combination(2)	$908,048	Class A Common Stock public redemption(4)	$174,451,326
Cash balance of CENAQ prior to Business Combination(2)	86,284	Repayment of Intermediate’s Member’s Equity Capital Contributions(5)	2,500,000
Existing Cash held in Trust Account(2)	174,451,326	Repayment of Intermediate’s Notes Payable – insurance premium financing	27,374
PIPE Proceeds(3)	80,000,000	Transaction Fees and Expenses(6)	12,620,700
Total Sources	$255,445,658	Remaining Cash on Balance Sheet	65,846,258
		Total Uses	$255,445,658

____________

(1)      Totals might be affected by rounding.

(2)      Approximate as of June 30, 2022.

(3)      Includes $8,000,000 from Holdings to acquire Class A Common Stock in the PIPE Financing.

(4)      Based on 17,250,000 shares of Class A Common Stock subject to possible redemption, which assumes the maximum number of Class A Common Stock that can be redeemed at approximately $10.11 for an aggregate payment of
$174.5 million.

(5)      Under the Business Combination Agreement, CENAQ has agreed to repay Intermediate’s Member’s Equity Capital Contributions made by Holdings between signing of the original term sheet in December 2021 and Closing, not to exceed $10 million.

(6)      Includes repayment of the unsecured promissory note in the principal amount of $125,000 issued by CENAQ to Sponsor; excludes $4,300 of Transaction Fees and Expenses already paid.

Earn Out Equity

During the Earn Out Period, OpCo may transfer up to 3,500,000 Class C OpCo Units and a corresponding number of shares of Class C Common Stock to Holdings within five business days after the occurrence of a Triggering Event. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Earn Out Equity” for additional information.

Conditions to the Closing

The obligations of Intermediate, CENAQ, OpCo and Holdings to consummate the business combination are subject to the satisfaction or waiver of certain conditions, including, but not limited to (a) approval and adoption of certain of the Proposals by CENAQ’s stockholders, (b) the absence of any law or order that makes the business combination illegal or otherwise prohibits consummation of the business combination, (c) expiration or termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the waiting period under the HSR Act expired on September 26, 2022), (d) listing of the Class A Common Stock (including shares issuable upon the exercise of the OpCo Exchange Right or the Call Right) on the Nasdaq Capital Market or another exchange mutually agreed to by the parties, as of the Closing Date and (e) CENAQ having at least $5,000,001 of net tangible assets after giving effect to the business combination and PIPE Financing and following the exercise of Redemption Rights in accordance with the Charter.

The obligations of Intermediate and Holdings to consummate the business combination are also subject to the satisfaction or waiver of certain additional conditions, including, but not limited to, (a) the representations and warranties of CENAQ and OpCo being true and correct to the standards applicable to such representations and warranties, (b) each of the covenants of CENAQ and OpCo having been performed or complied in all material respects and CENAQ’s expenses not exceeding $9,375,000, (c) CENAQ having delivered to Intermediate a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of CENAQ, certifying as to the satisfaction of the conditions specified in certain sections of the Business Combination Agreement, (d) the gross proceeds from the PIPE Financing not being less than $80,000,000 (including any additional financing contemplated in the Business Combination Agreement), provided that to the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce any such closing condition by $10.00 up to a maximum reduction of $20,000,000, (e) no CENAQ Material Adverse Effect (as defined below) having occurred after the date of the Business Combination Agreement, (f) CENAQ having made all necessary and appropriate arrangements to have all of the funds held in the Trust Account disbursed to CENAQ immediately prior to the Closing, and all such funds released from the Trust Account being available for immediate use to CENAQ in respect of all or a portion of the payment obligations set forth in the Business Combination Agreement and the payment of CENAQ’s fees and expenses incurred by or on behalf of CENAQ in connection with the PIPE Financing, the Business Combination Agreement and the business combination and (g) CENAQ and OpCo having delivered to Holdings the documents and deliveries set forth in the Business Combination Agreement, duly executed as applicable.

Regulatory Matters

Neither CENAQ nor Intermediate is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties filed a premerger notification under the HSR Act on August 26, 2022. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Other Agreements

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Sponsor, Intermediate, Holdings and CENAQ entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor agreed to (i) forfeit 2,475,000 of its Private Placement Warrants (ii) comply with the lock-up provisions in the Letter Agreement, dated August 12, 2021, by and among CENAQ, the Sponsor and CENAQ’s directors and officers, (iii) vote all the shares of Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the business combination, (iv) not redeem any shares of Class A Common Stock owned by it in connection with such stockholder approval, (v) waive its anti-dilution rights with respect to the Founder Shares owned by it in connection with the consummation of the business combination and (vi) subject a portion of the shares of Class A Common Stock it will receive as a result of the conversion of its Founder Shares in connection with the Closing to forfeiture pursuant to the terms of the Sponsor Earn Out.

For more information about the Sponsor Letter, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — Sponsor Letter.”

Underwriters Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ, Intermediate, Holdings and the underwriters entered into the Underwriters Letter, pursuant to which, among other things, (i) Imperial Capital, LLC agreed to forfeit all of its 1,423,125 Underwriters Forfeited Warrants and all of its 156,543 Underwriters Forfeited Shares, (ii) I-Bankers Securities, Inc agreed to forfeit all of its 301,875 Underwriters Forfeited Warrants and all of its 33,207 Underwriters Forfeited Shares and (iii) the underwriters agreed to reduce their deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500.

For more information about the Underwriters Letter, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — Underwriters Letter.”

A&R Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement dated August 17, 2021 (the “IPO Registration Rights Agreement”) will be amended and restated and Verde Clean Fuels, certain persons and entities holding securities of CENAQ prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock and Class C Common Stock pursuant to the business combination (together with the Initial Holders, the “Reg Rights Holders”) will enter into that amended and restated IPO Registration Rights Agreement attached as an exhibit to the Business Combination Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, Verde Clean Fuels will agree that, within 30 days after the Closing, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders (the “Resale Registration Statement”), and Verde Clean Fuels will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Verde Clean Fuels if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

For more information about the A&R Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — A&R Registration Rights Agreement.”

Proposed Fourth Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement and subject to the approval of the Business Combination Proposal and the Nasdaq Proposal, at the Closing, we will amend and restate the Charter and adopt the Proposed Fourth A&R Charter (a form of which is attached hereto as Annex B).

For more information about the amendments to our Charter, see the section entitled “Proposal No. 2 — The Charter Proposal.”

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2022, Holdings entered into a Lock-Up Agreement with CENAQ (the “Lock-Up Agreement”), pursuant to which it agreed, subject to certain exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any OpCo Units or corresponding shares of Class C Common Stock received in connection with the business combination pursuant to the Business Combination Agreement (or shares of Class A Common Stock that would be received upon an exchange of Class C OpCo Units pursuant to the OpCo Exchange Right, Mandatory Exchange or Call Right), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date (x) if the last sale price of the shares of Class A Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $12.00 per share for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing Date or (y) the date on which Verde Clean Fuels completes a liquidation, merger capital stock exchange, reorganization or other similar transaction with a third party that results in all of Verde Clean Fuels’ stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

For more information about the Lock-Up Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — Lock-Up Agreement.”

Tax Receivable Agreement

At the Closing, Verde Clean Fuels will enter into the Tax Receivable Agreement with the TRA Holders and the Agent, which will generally provide for the payment by Verde Clean Fuels to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that Verde Clean Fuels actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right (each defined below) and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. The Tax Receivable Agreement contains a payment cap of $50,000,000, which applies only to certain payments required to be made in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Verde Clean Fuels will depend on OpCo to make distributions to Verde Clean Fuels in an amount sufficient to cover Verde Clean Fuels’ obligations under the Tax Receivable Agreement.

We will retain the benefit of the remaining 15% of any actual net cash tax savings.

For additional information regarding the Tax Receivable Agreement, see “Risk Factors — Risks Related to CENAQ and the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

OpCo A&R LLC Agreement

Following this Closing, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash. Additionally, Verde Clean Fuels will have the right to require, (i) upon a change of control of Verde Clean Fuels or (ii) in the discretion of Verde Clean Fuels with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units (a “Mandatory Exchange”).

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, Verde Clean Fuels (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units. In connection with any exchange of OpCo Units pursuant to the OpCo Exchange Right or acquisition of OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of Class C Common Stock held by the relevant OpCo unitholder will be cancelled. See “Proposal No. 1 — The Business Combination Proposal — Related Documents — OpCo A&R LLC Agreement.”

PIPE Financing

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ entered into separate subscription agreements (collectively, the “Subscription Agreements”) with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and CENAQ agreed to sell to the New PIPE Investors, an aggregate of 8,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $80,000,000, in the PIPE Financing. Of the $80,000,000 of commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000, and Arb has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000, provided, that, to the extent funds in the Trust Account immediately prior to Closing, after giving effect to the exercise of Redemption Rights, exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20.0 million. CENAQ may enter into additional subscription agreements following the date of the Business Combination Agreement without the prior written consent of Intermediate until October 11, 2022, after which time the prior written consent of Intermediate shall be required.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, CENAQ agreed that, within 30 calendar days after the Closing Date, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and Verde Clean Fuels will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — PIPE Financing.”

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information has been prepared using the assumptions below for the potential redemption by Public Stockholders for cash equal to their pro rata share of the aggregate amount in the Trust Account:

•        Assuming no Public Stockholders exercise Redemption Rights (“Assuming No Redemptions”); and

•        Assuming the Public Stockholders holding all 17,250,000 shares of CENAQ Class A Common Stock exercise their Redemption Rights for an aggregate payment of $174,451,326 (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Such amount represents the maximum number of CENAQ Class A Common Stock redemptions that could occur (“Assuming Maximum Redemptions”).

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Year Ended December 31, 2021
Pro Forma net loss attributable to Verde Clean Fuels, Inc.	$(2,512,282)	$(1,613,776)
Weighted average Class A Common Stock outstanding, basic and diluted	24,328,125	9,078,125
Net loss per share of Class A Common Stock, basic and diluted	$(0.10)	$(0.18)

Selected Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Six Months Ended June 30, 2022
Pro Forma net loss attributable to Verde Clean Fuels, Inc.	$(1,179,413)	$(757,654)
Weighted average Class A Common Stock outstanding, basic and diluted	24,328,125	9,078,125
Net loss per share of Class A Common Stock, basic and diluted	$(0.05)	$(0.08)

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2022
Total assets	$222,752,302	$68,300,976
Total liabilities	(1,307,043)	(1,307,043)
Total stockholders’ equity	$221,445,259	$66,993,933

The following summarizes the total shares of Class A Common Stock and Class C Common Stock that will be outstanding at Closing under the two redemption scenarios:

	Assuming No Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%
CENAQ Public Stockholders(3)	17,250,000	34.46%	—	0.00%
Holdings(4)	22,500,000	44.94%	22,500,000	64.63%
Holdings (PIPE Financing)(5)	800,000	1.60%	800,000	2.30%
New PIPE Investors (excluding Holdings)(6)	5,200,000	10.39%	7,200,000	20.68%
Sponsor and Anchor Investors(7)	1,078,125	2.15%	1,078,125	3.10%
Sponsor Earn Out shares(8)	3,234,375	6.46%	3,234,375	9.29%
Total Shares at Closing (excluding shares below)	50,062,500	100.00%	34,812,500	100.00%
Class A Common Stock issuable upon exercise of the Public Warrants and Private Placement Warrants(9)	15,412,500		15,412,500
Earn Out Equity(10)	3,500,000		3,500,000
Total Diluted Shares at Closing (including shares above)	68,975,000		53,725,000

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (i) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing. Excludes 3,234,375 shares of Class A Common Stock issued to the Sponsor upon conversion of the remaining portion of its Class B Common Stock at Closing that are subject to forfeiture.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events.

(9)      Excludes a total of 4,200,000 Private Placement Warrants to be forfeited as of Closing comprised of 2,475,000, 1,423,125 and 301,875 held by the Sponsor, Imperial Capital, LLC and I-Bankers Securities, Inc., respectively.

(10)    Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the CENAQ Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our Sponsor holds an aggregate of 4,950,000 Private Placement Warrants (including the Sponsor Forfeited Warrants) that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Public Warrants of $            per warrant on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•        the fact that our Sponsor originally paid $25,000 for 4,312,500 Founder Shares and subsequently sold 825,000 Founder Shares to the Anchor Investors in the IPO for the original purchase price of $0.0058 per share resulting in our Sponsor paying $20,215 for 3,487,500 Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Common Stock of $            per share on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that CENAQ’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated appointment of two additional directors to be named by Sponsor to the Verde Clean Fuels Board in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment if the trading price of our Class A Common Stock is $1.43 or more per share and the Private Placement Warrants are worthless, even if other CENAQ stockholders experience a negative rate of return in the post-business combination company;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 2,475,000 Private Placement Warrants (after taking into account the Sponsor Forfeited Warrants) and 3,487,500 shares of Class A Common Stock (3,234,375 shares of which will be subject to forfeiture). In addition, on May 31, 2022, we issued an unsecured promissory note in the principal amount of $125,000 to our Sponsor. The note bears a 10% interest rate and is repayable in full upon the earlier of (i) February 17, 2023 or (ii) the consummation of an Initial Business Combination. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

Further, as of the date of this proxy statement, our Sponsor or an affiliate thereof, officers and directors have incurred approximately $10,000 out of pocket expenses on CENAQ’s behalf, all of which has been repaid by CENAQ.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and Private Placement Warrants, include certain of our officers and directors.

The table set forth below summarizes the interests of certain of our officers and directors in the Private Placement Warrants and Founder Shares along with (i) the total investment made in our Sponsor by such officers and directors in exchange for their interests in the Private Placement Warrants and Founder Shares and (ii) the value of such interests based on the closing price of the Public Warrants and Class A Common Stock as of            , 2022, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	CENAQ Position	Total Purchase Price/Capital Contributions	Number of Private Placement Warrants(1)	Value of Private Placement Warrants as of , 2022	Number of Founder Shares	Value of Founder Shares as of , 2022
John B. Connally III	Chairman of the Board	$49,475	387,016		$272,671	$
J. Russell Porter	Chief Executive Officer and Director	$329,834	504,539		$355,471	$
Michael J. Mayell	Chief Financial Officer and Director	$54,972	390,591		$275,190	$
Benjamin Francisco Salinas Sada	Director	$1,236,868	836,685		$589,483	$
Denise DuBard	Director	$—	28,342		$19,969	$
Michael S. Bahorich	Director	$98,950	93,010		$65,530	$
David Bullion	Director	$49,475	60,677		$42,750	$

____________

(1)      The number of Private Placement Warrants does not take into account the Sponsor Forfeited Warrants.

In addition, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Reasons for the Approval of the Business Combination

After careful consideration, the CENAQ Board recommends that our stockholders vote “FOR” the approval of the Business Combination Proposal.

For a more complete description of our reasons for the approval of the business combination and the recommendation of the CENAQ Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — CENAQ Board’s Consideration of and Reasons for Approving the Business Combination.”

Redemption Rights

Under our Charter, holders of our Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (b) the total number of shares of Class A Common Stock issued in the IPO. As of June 30, 2022, this would have amounted to approximately $10.11 per share. Under our Charter, in connection with an Initial Business Combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than 15% of the public shares. Our Charter provides we will not redeem our Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of our Initial Business Combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. However, our Charter will be amended and restated immediately prior to the business combination, such that such limitation will no longer apply, and we anticipate our Class A Common Stock will be listed on the Nasdaq Capital Market, which provides a separate exception from being subject to the “penny stock” rules.

If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of Class A Common Stock for cash and will no longer own shares of Class A Common Stock and will not participate in our future growth, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of CENAQ Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of Verde Clean Fuels After the Closing

The following diagram illustrates a simplified version of the structure of Verde Clean Fuels immediately following the consummation of the business combination. The interests set forth below (a) assume (i) that no Public Stockholders elect to have their public shares redeemed and (ii) that there are no other issuances of equity interests of CENAQ or Intermediate and (b) do not take into account the Public Warrants and Private Placement Warrants that will remain outstanding following the business combination and may be exercised at a later date. As a result of the business combination, the economic and voting interests of our public stockholders will decrease. If these assumptions are not correct, then the percent of ownership set forth in the diagram below would change.

Public Stockholders
PIPE Investors
CENAQ Sponsor LLC
Bluescape Clean Fuels Holdings, LLC
Class A Common Stock Public Warrants
Class A Common Stock
Class A Common Stock Private Placement Warrants
Class C Common Stock
Verde Clean Fuels, Inc.
Class C OpCo Units
Class A OpCo Units
Verde Clean Fuels OpCo, LLC
Bluescape Clean Fuels Intermediate Holdings, LLC
Bluescape Clean Fuels, LLC
Entity Classification for U.S. Tax Purposes
Partnership
Corporation
Disregarded entity

We anticipate that, upon the Closing, the ownership of Verde Clean Fuels will be as follows:

	Voting Interests in Verde Clean Fuels
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
CENAQ Public Stockholders(3)	34.46%	0.00%
Holdings(4)	44.94%	64.63%
Holdings (PIPE Financing)(5)	1.60%	2.30%
New PIPE Investors (excluding Holdings)(6)	10.39%	20.68%
Sponsor and Anchor Investors(7)	2.15%	3.10%
Sponsor Earn Out(8)	6.46%	9.29%
Total shares at Closing	100.00%	100.00%

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (1) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter.

The number of shares and the interests set forth above (a) assume that there are no other issuances of equity interests of CENAQ or Intermediate, (b) do not take into account the CENAQ warrants that will remain outstanding following the business combination and may be exercised at a later date and (c) assumes the 3,500,000 Earn Out Equity shares of Class C Common Stock are not vested and outstanding. As a result of the business combination, the economic and voting interests of our Public Stockholders will decrease.

The ownership percentages with respect to Verde Clean Fuels set forth above do not take into account warrants to purchase Class A Common Stock that will remain outstanding immediately following the business combination. If the facts are different than these assumptions, the percentage ownership retained by CENAQ’s existing stockholders in Verde Clean Fuels following the business combination will be different. For example, if we assume that all outstanding 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants (excluding the Sponsor Forfeited Warrants and Underwriters Forfeited Warrants) were exercisable and exercised following completion of the business combination and further assume that the 3,500,000 Earn Out Equity shares of Class C Common Stock are vested and outstanding, then the ownership of Verde Clean Fuels would be as follows:

Fully Diluted Capitalization	No Redemptions	Maximum Redemptions
CENAQ Public Stockholders	25.01%	—
Holdings including the Earn Out Equity	37.69%	48.39%
Holdings (PIPE Financing)	1.16%	1.49%
New PIPE Investors (excluding Holdings)	7.54%	13.40%
Sponsor and Anchor Investors including the Sponsor Earn Out shares	6.25%	8.03%
Issuance of Class A Common Stock upon exercise of 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants	22.35%	28.69%
Total	100.00%	100.00%

The Public Warrants and Private Placement Warrants will become exercisable 30 days after the completion of an Initial Business Combination and will expire five years after the completion of an Initial Business Combination or earlier upon their redemption or liquidation.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Verde Clean Fuels Following the Business Combination

Assuming the Director Election Proposal is approved at the special meeting, we expect the Verde Clean Fuels Board to be comprised of Curtis Hebert Jr., Graham van’t Hoff, Ron Hulme, Duncan Palmer, Jonathan Siegler,              and            .

Accounting Treatment

The business combination is intended to be accounted for as a merger resulting in a common control reverse recapitalization in accordance with GAAP. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a common control merger resulting in a reverse recapitalization. The net assets of CENAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Intermediate.

Appraisal Rights

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

The Proposals to be Considered at the Special Meeting

The following is a summary of the proposals to be considered at the Special Meeting:

•        The Business Combination Proposal — A proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement as Annex A, and approve the business combination and Transactions. For additional information, see “Proposal No. 1 — The Business Combination Proposal.”

•        The Charter Proposal — A proposal to approve and adopt, assuming the Business Combination Proposal and the Nasdaq Proposal are approved and adopted, the Proposed Fourth A&R Charter, a copy of the form of which is attached to the accompanying proxy statement as Annex B, which, if approved, would take effect upon Closing.

In addition to the approval of the Proposed Fourth A&R Charter, the stockholders are also separately being presented with the following proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter:

•        Proposal 2A — to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of Preferred Stock;

•        Proposal 2B — to remove certain provisions in the Charter relating to CENAQ’s Initial Business Combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing;

•        Proposal 2C — to allow stockholders to call special meetings and act by written consent until the Controlled Company Event;

•        Proposal 2D — to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations;

•        Proposal 2E — to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the DGCL; and

•        Proposal 2F — to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

For additional information, see “Proposal No. 2 — The Charter Proposal.”

•        The Nasdaq Proposal — A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the private offering of securities to certain investors. For additional information, see “Proposal No. 3 — The Nasdaq Proposal.”

•        The 2023 Plan Proposal — A proposal to approve and adopt the 2023 Plan. A copy of the 2023 Plan is attached to this proxy statement as Annex C. For additional information, see “Proposal No. 4 — The 2023 Plan Proposal.”

•        The Director Election Proposal — A proposal for stockholders to elect two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal. For additional information, see “Proposal No. 5 — The Director Election Proposal.”

•        The Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal. For additional information, see “Proposal No. 5 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held at            , Eastern time, on            , 2022, via live webcast at the following address:            , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on            , 2022, which is the record date for the special meeting. You are entitled to one vote for each share of Class A Common Stock or Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 21,752,250 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 17,439,750 were public shares and 4,312,500 were Founder Shares held by the Sponsor and the Anchor Investors.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of CENAQ Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon online at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal. In addition to the approval of the Charter Proposal, you are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter. Approval of the Advisory Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the special meeting. The Charter Proposal, the Director Election Proposal and the 2023 Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to CENAQ Stockholders

The CENAQ Board believes that each of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal, the Director Election Proposal and the Adjournment Proposal is in the best interests of CENAQ and our stockholders and recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

When you consider the recommendation of the CENAQ Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to Intermediate’s business and industry and the business combination are summarized below. For purposes of this subsection, “we,” “us” and “our” refer to (i) Intermediate and its subsidiaries prior to the consummation of the business combination and (ii) Verde Clean Fuels and its subsidiaries following the consummation of the business combination.

Risks Related to Intermediate

•        Our commercial success depends on our ability to develop and operate production facilities for the commercial production of renewable gasoline.

•        Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

•        Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

•        We may be unable to qualify for existing federal and state level low-carbon fuel credits and the carbon credit markets may not develop as quickly or efficiently as we anticipate or at all.

•        Significant capital investment is required to develop and conduct our operations and we intend to raise additional funds through debt financing for our planned operations. These funds may not be available when needed.

•        In order to construct new commercial production facilities, we typically face a long and variable design, fabrication, and construction development cycle that requires significant resource commitments and may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.

•        We have entered into relatively new markets for renewables, including renewable natural gas, renewable gasoline and biofuel. These new markets are highly volatile and have significant risk associated with current market conditions.

•        We may face substantial competition from companies with greater resources and financial strength, which could adversely affect our performance and growth.

•        Renewable gasoline has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks and we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•        We may be unable to successfully perform under future supply and distribution agreements to provide our renewable gasoline, which could harm our commercial prospects.

•        Our facilities and processes may fail to produce renewable gasoline at the volumes, rates and costs we expect and even if we are successful in completing the first commercial production facility and consistently producing renewable gasoline on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

•        We are a development stage company with a history of net losses, we are currently not profitable and we may not achieve or maintain profitability. If we incur substantial losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

•        Failure to protect our intellectual property, inability to enforce our intellectual property rights or loss of our intellectual property rights through costly litigation or administrative proceedings, could adversely affect our ability to compete and our business.

•        Our industry and its technologies are rapidly evolving and may be subject to unforeseen changes and developments in alternative technologies may adversely affect the demand for renewable gasoline. If we fail to make the right investment decisions in our technologies and products, we may be at a competitive disadvantage.

Risks Related to CENAQ and the Business Combination

•        CENAQ’s Sponsor, certain members of the CENAQ Board and CENAQ’s officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

•        The CENAQ Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this proxy statement, regarding the proposed business combination, CENAQ’s ability to consummate the business combination, the benefits of the transaction, the post-combination company’s future financial performance following the business combination and the post-combination company’s strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, CENAQ disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this proxy statement. CENAQ cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of CENAQ.

In addition, CENAQ cautions you that the forward-looking statements regarding CENAQ and the post-combination company, which are contained in this proxy statement, are subject to the following factors:

•        the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, the novel coronavirus pandemic (“COVID-19”) and/or any other pandemic and other public health events), as well as management’s response to any of the foregoing;

•        the outcome of any legal proceedings that may be instituted against CENAQ, Intermediate, their affiliates or their respective directors and officers following announcement of the business combination;

•        the inability to complete the business combination due to the failure to obtain approval of the stockholders of CENAQ, regulatory approvals, or satisfy the other conditions to closing in the Business Combination Agreement;

•        the risk that CENAQ may not be able to obtain the financing necessary to consummate the business combination;

•        the risk that the proposed business combination disrupts current plans and operations of Intermediate or CENAQ as a result of the announcement and consummation of the business combination;

•        CENAQ’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Verde Clean Fuels to grow and manage growth profitably following the business combination;

•        risks relating to the uncertainty of the projected financial information with respect to Intermediate;

•        any decline in the value of carbon credits and the development of the carbon credit markets;

•        risks relating to Intermediate’s status as a development stage company with a history of net losses and ability to continue as a going concern;

•        risks relating to the uncertainty of success or delays of Intermediate’s research and development efforts;

•        costs related to the business combination;

•        disruptions in the supply chain, fluctuation in price of product inputs, and market conditions and global and economic factors beyond Intermediate’s or the post-combination company’s control;

•        Verde Clean Fuels’ success in retaining or recruiting, or changes required in, its officers, key employees or directors following the business combination;

•        the possibility of third-party claims against CENAQ’s Trust Account;

•        the amount of redemption requests by CENAQ’s stockholders;

•        changes in applicable laws or regulations;

•        the ability of Intermediate to execute its business model, including market acceptance of gasoline derived from renewable feedstocks;

•        litigation and the ability to adequately protect intellectual property rights;

•        competition from companies with greater resources and financial strength in the industries in which Verde Clean Fuels will operate;

•        the possibility that a catastrophic event, pandemic, or other economic, business or competitive factors may adversely affect the results of operations, financial position and cash flows of CENAQ or the post-combination company; and

•        other factors detailed under the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this proxy statement, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” in CENAQ’s final prospectus for its Initial Public Offering, which was filed with the SEC on August 13, 2021, and in CENAQ’s periodic filings with the SEC, including its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2021 and any subsequently filed Quarterly Reports on Form 10-Q. CENAQ’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

RISK FACTORS

Risks Related to Intermediate

The following risk factors will apply to our business and operations following the completion of the business combination. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Intermediate and our business, financial condition and prospects following the completion of the business combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements of Intermediate and notes to the financial statements included herein.

Risks Related to Intermediate’s Business, Operations and Industry

For purposes of this subsection entitled “Risks Related to Intermediate’s Business, Operations and Industry,” “we,” “us,” “our” and the “company” refer to (i) Intermediate and its subsidiaries prior to the consummation of the business combination and (ii) Verde Clean Fuels and its subsidiaries following the consummation of the business combination, unless the context otherwise requires.

Our commercial success depends on our ability to develop and operate production facilities for the commercial production of renewable gasoline.

Our business strategy includes growth primarily through the construction and development of commercial production facilities, including the development of our first commercial production facility which we expect to support first commercial production of renewable gasoline as early as the second half of 2024. This strategy depends on our ability to successfully construct and complete commercial production facilities on favorable terms and on our expected schedule, obtain the necessary permits, governmental approvals and carbon credit qualifications needed to operate our commercial production facilities and identify and evaluate development and partnership opportunities to expand our business. We cannot guarantee that we will be able to successfully develop commercial production facilities, obtain necessary approval, qualifications and permits necessary to operate, identify new opportunities and develop new technologies and commercial production facilities, or establish and maintain our relationships with key strategic partners. In addition, we will compete with other companies for these development opportunities, which may increase our costs. We also expect to achieve growth through the expansion of our in-process projects as the facilities are expanded or otherwise begin to produce renewable gasoline, but we cannot assure you that we will be able to reach or renew the necessary agreements to complete these commercial production facilities or expansions. If we are unable to successfully identify and consummate future commercial production facility opportunities or complete or expand our planned commercial production facilities, it will impede our ability to execute our growth strategy.

Our ability to develop and operate commercial production facilities, as well as expand production at future commercial production facilities, is subject to many risks beyond our control, including:

•        regulatory changes that affect the value of renewable fuels including changes to existing federal and state level low-carbon fuel credit systems, which could have a significant effect on the financial performance of our commercial production facilities and the number of potential projects with attractive economics;

•        competition from other carbon-based and non-carbon-based fuel producers;

•        changes in energy commodity prices, such as crude oil and natural gas as well as wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in quality standards or other regulatory changes that may limit our ability to produce renewable gasoline or increase the costs of processing renewable gasoline;

•        changes in the broader waste collection industry or changes to environmental regulations governing the industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the renewable fuel feedstock that we currently target for our commercial production facilities;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, changes in laws and regulations and inclement weather and labor disruptions;

•        the ability to establish and maintain our relationships with key strategic partners, on favorable terms or at all;

•        disruptions in sales, productions, service or other business activities or our inability to attract and retain qualified personnel;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises or pandemics (such as COVID-19), weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life;

•        entering into markets where we have less experience than our competitors;

•        challenges arising from our ability to recruit and retain key personnel;

•        the ability to obtain financing for a commercial production facility on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete a commercial production facility and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the commercial production facilities to function;

•        obtaining and keeping in good standing permits, authorizations and consents (including environmental and operating permits) from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        difficulties in identifying, obtaining and permitting suitable sites for new commercial production facilities; and

•        identifying potential customers for our products and entering into contracts to sell our products on favorable terms.

Any of these factors could prevent us from developing, operating or expanding our commercial production facilities, or otherwise adversely affect our business, financial condition and results of operations.

Our limited history makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.

We were formed in 2020 and although our core technology has been developed and tested for over thirteen years, we have not produced renewable gasoline on a large-scale, commercial level. As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Since our founding, and acquisition of the STG+ technology in 2020, we have made significant progress towards constructing our first commercial production facility. Following the acquisition of the patented STG+ process and demonstration facility with over 10,500 historical operating hours, we have continued to focus on commercial scale production of on-spec renewable gasoline from renewable feedstocks. The reactor designs, gas velocity, process configurations, and control system of the demonstration facility are representative of a full-scale production facility. We have also participated in carbon lifecycle studies to validate the carbon intensity score and reduced lifecycle carbon emissions of our renewable gasoline as well as fuel testing studies to validate the specification and performance our gasoline product. As we continue to develop our first commercial production facility, we expect our operating losses and negative operating cash flows to grow until first commercial production.

We have encountered and expect to continue to encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our renewable fuel, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the commercial renewable fuels market, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

Our management has identified conditions that raise substantial doubt about our ability to continue as a going concern.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. Since inception, we have incurred significant operating losses, have an accumulated deficit of approximately $15.1 million as of June 30, 2022 and negative operating cash flow during the six months ended June 30, 2022 and June 30, 2021, as well as for the year ended December 31, 2021. Our management expects that operating losses and negative cash flows may increase from the June 30, 2022 and December 31, 2021 levels because of additional costs and expenses related to the development of technology and commercial production facilities. These conditions raise substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. There can be no assurance that we will be successful in our plans described elsewhere in this proxy statement or in attracting future debt or equity financings or strategic and collaborative ventures with third parties on acceptable terms, or if at all. In response to these conditions, and pursuant to a written parental support letter between Intermediate and BERR, BERR has committed to provide funding to enable us to meet our obligations as they become due through at least December 31, 2023. Since July 31, 2020 (our inception), BERR has made total capital contributions of $8,250,000 to us, including $2,500,000 since December 31, 2021. While no capital contributions have been made under the parental support letter to date, we expect BERR to make capital contributions under the parental support letter up until the time of Closing. As a result, we have concluded that management’s plans are probable of being achieved to alleviate substantial doubt about our ability to continue as a going concern.

We may be unable to qualify for existing federal and state level low-carbon fuel credits and the carbon credit markets may not develop as quickly or efficiently as we anticipate or at all.

The continued development of carbon credit marketplaces will be crucial for our success, as we expect carbon credits (including, for example, the Federal Renewable Fuel Standard (“RFS”) for the D3 RIN and various state carbon programs such as California’s Low Carbon Fuel Standard (“LCFS”)) to be a significant source of future revenue. The efficiency of the voluntary carbon credit market is currently affected by several concerns, including insufficiency of demand, the risk that carbon reduction credits could be counted multiple times and a lack of standardization of credit verification. Additionally, the value of products produced using our process technologies may be dependent on the value of carbon credits which may fluctuate based on these market forces. Under the current RFS regulations, renewable gasoline produced from separated yard waste, crop residue, slash, and pre-commercial thinnings, biogenic components of separated municipal solid waste, cellulosic components of separated food waste, and cellulosic components of annual cover crops through a gasification and upgrading process qualifies for D3 RINs. Our commercial production facilities will utilize gasification and upgrading to produce renewable gasoline from one or more of these feedstocks. Accordingly, we believe that the renewable gasoline produced by our commercial production facilities will qualify for D3 RINs and intend to register with EPA as a producer of RINs prior to the commercial operation of our first commercial production facility. However, if our renewable gasoline is unable to qualify under the RFS for the D3 RIN and various state carbon programs, our financial condition and results of operations could be adversely impacted. Delayed development of carbon credit markets, as well as any decline in the value of carbon credits or other incentives associated with products produced using our process technologies, could also negatively impact the commercial viability of our commercial production facilities and could limit the growth of the business and adversely impact our financial condition and future results. There is a risk that the supply of low-carbon alternative materials and products outstrips demand, resulting in the value of carbon credits declining. Any decline in the value of carbon credits or other incentives associated with products produced using our process technologies could harm our results of operations, cash flow and financial condition. The value of carbon credits and other incentives may also be adversely affected by legislative, agency, or judicial determinations.

Significant capital investment is required to develop and conduct our operations and we intend to raise additional funds through debt financing for our planned operations. These funds may not be available when needed.

The construction and development of our proposed commercial production facilities through 2024 requires substantial capital investment. We intend to fund approximately 70% of such capital in the future through debt financing, which may include project financing, industrial revenue bonds, pollution control bonds or some other combination. While we have been in discussions with banks and other credit counterparties regarding project financing, industrial revenue bonds, or pollution control bonds, and these discussions have led to indications of debt financing equivalent to 70% of our expected capital expenditure requirements through 2024, there can be no assurance that we will be successful in obtaining such financing. If we are unable to obtain debt financing on favorable terms or at all, or, if proceeds raised in our transaction with CENAQ are less than expected, our development timeline may be delayed and would require raising of additional equity or debt capital.

Additionally, Verde Clean Fuels may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or by engaging in joint ventures or other alternative forms of financing following Closing. Verde Clean Fuels cannot be certain that additional funds will be available on favorable terms when required, or at all. If Verde Clean Fuels cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Verde Clean Fuels raises funds through the issuance of debt securities or through loan arrangements, the terms of such debt securities or loan arrangements could require significant interest payments, contain covenants that restrict Verde Clean Fuels’ business, or contain other unfavorable terms. In addition, to the extent Verde Clean Fuels raises funds through the sale of additional equity securities, Verde Clean Fuels stockholders would experience additional dilution.

In order to construct new commercial production facilities, we typically face a long and variable design, fabrication, and construction development cycle that requires significant resource commitments and may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.

The development, design and construction process for our commercial production facilities generally lasts from 24 to 36 months, on average. Prior to constructing and developing a commercial production facility, we typically conduct a preliminary review and assess whether the commercial production facility is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop such commercial production facility. This extended development process requires the dedication of significant time and resources from our management team, with no certainty of success or recovery of our expenses. Further, upon commencement of operations, we expect it may take six months or longer for the commercial production facility to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business will require suitable tracts of real property upon which to construct and operate the specialized equipment supporting our commercial production facilities. We anticipate that such tracts of real property will be predominantly leased from third parties under long-term land leases, but it is possible that some of such tracts may be purchased by us. If we are unable to identify such suitable tracts of real property, or if we are unable to purchase or lease such tracts at commercially reasonable rates and under terms favorable to us, our business may be adversely affected.

The construction and operation of the equipment supporting our commercial production facilities sales may require specialized permitting from applicable governmental authorities. We may be unable to obtain such specialized permitting, or we may experience significant delays in obtaining such specialized permitting, and this may delay our ability to launch these facilities for commercial operations, which may have a significant impact on our revenue and profitability.

The complexity, expense, and nature of customer procurement processes result in a lengthy customer acquisition and sales process. We anticipate that it may take us months to attract, obtain an award from, contract with, and recognize revenue from the production of renewable gasoline by a new commercial production facility, if we are successful at all.

We have entered into relatively new markets for renewables, including renewable natural gas, renewable gasoline and biofuel. These new markets are highly volatile and have significant risk associated with current market conditions.

We have limited experience in marketing and selling renewable gasoline. As such, we may not be able to compete successfully with existing or new competitors in supplying renewable gasoline to potential customers. If we are unable to establish production and sales channels that allow us to offer comparable products at attractive prices, we may not be able to compete effectively in the market. Furthermore, there can be no assurance that our renewables business will ever generate significant revenues or maintain profitability. The failure to do so could have a material adverse effect on our business and results of operations.

Fluctuations in the price of product inputs, including renewable feedstocks, natural gas and other feedstocks, may affect our cost structure.

Our approach to the renewable fuels market will be dependent on the price of renewable feedstocks, such as biomass and MSW, as well as natural gas (including synthetic natural gas) and other feedstocks that will be used to produce our renewable gasoline. A decrease in the availability of feedstocks or an increase in the price may have a material adverse effect on our financial condition and operating results. At certain levels, prices may make these products uneconomical to use and produce as we may be unable to pass the full amount of feedstock cost increases on to our customers.

The price and availability of biomass, MSW, natural gas and other feedstocks may be influenced by general economic, market and regulatory factors. These factors include weather conditions, farming decisions, government policies and subsidies with respect to agriculture and international trade and global demand and supply. For example, renewable feedstock prices may increase significantly in response to increased demand for biomass for the production of competing renewable fuels.

Fluctuations in petroleum prices and customer demand patterns may reduce demand for renewable fuels and bio-based chemicals. A prolonged environment of low petroleum prices or reduced demand for renewable fuels or biofuels could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Our renewable gasoline may be considered an alternative to petroleum-based fuels. Therefore, if the price of crude oil falls, any revenues that we generate from renewable gasoline could decline and we may be unable to produce products that are a commercially viable alternative to petroleum-based fuels. Additionally, demand for liquid transportation fuels, including renewable gasoline, may decrease due to economic conditions or other factors outside of our control, which could have a material adverse impact on our business and results of operations.

Long-term renewable fuels prices may fluctuate substantially due to factors outside of our control. The price of renewable fuels can vary significantly for many reasons, including: (i) increases and decreases in the number of internal combustion engines in operation in our markets; (ii) changes in competing liquid hydrocarbon technologies or fuel transportation capacity constraints or inefficiencies; (iii) energy or renewable fuel supply disruptions; (iv) weather conditions; (v) seasonal fluctuations; (vi) changes in the demand for energy or in patterns of renewable fuel usage, including the potential development of demand-side management tools and practices; (vi) development of new fuels or new technologies for the production of renewable fuels; and (vii) federal and state regulations.

We may face substantial competition from companies with greater resources and financial strength, which could adversely affect our performance and growth.

We may face substantial competition in the market for renewable fuel. Our competitors include companies in the incumbent petroleum-based industry as well as those in the emerging renewable fuels industry. The petroleum-based industry benefits from a large established infrastructure, production capability and business relationships. The greater resources and financial strength in this industry provide significant competitive advantages that we may not be able to overcome in a timely manner.

Our ability to compete successfully will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel and marketing resources than we do. In addition, certain of our competitors may also benefit from local government subsidies and other incentives that are not available to us. As a result, our competitors may be able to develop competing and/or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our business or operations increases, which could lead to litigation. Furthermore, to secure purchase agreements from certain customers, we may be required to enter into exclusive supply contracts, which could limit our ability to further expand our sales to new customers. Likewise, major potential customers may be locked into long-term, exclusive agreements with our competitors, which could inhibit our ability to compete for their business.

Our ability to compete successfully also depends on our ability to identify, hire, attract, train and develop and retain highly qualified personnel. We may not be able to recruit and hire a sufficient number of such personnel which may adversely affect our results of operations, sales capabilities and financial position. New hires require significant training and time before they achieve full productivity and the ability to attract, hire and retain them depends on our ability to provide competitive compensation. There is significant competition for personnel with strong sales skills and technical knowledge. We may be unable to hire or retain sufficient numbers of qualified individuals and such failure could adversely affect our business, including the execution of our proposed growth projects.

In addition, various governments have recently announced a number of spending programs focused on the development of clean technologies, including alternatives to petroleum-based fuels and the reduction of carbon emissions. Such spending programs could lead to increased funding for our competitors or a rapid increase in the number of competitors within those markets.

We also may face substantial competition as we develop our commercial production facilities and STG+ technology and seek to work with agricultural industry participants, commercial waste companies and landowners to source our renewable feedstocks, including biomass and MSW, as well as natural gas and other feedstocks and lease or acquire land to install and operate commercial production facilities. Our competitors include established companies and developers with significantly greater resources and financial strength, which may provide them with competitive advantages that we may not be able to overcome in a timely manner, or at all.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position and prevent us from obtaining or maintaining profitability.

Our proposed growth projects may not be completed or, if completed, may not perform as expected. Our project development activities may consume a significant portion of our management’s focus, and if not successful, reduce our profitability.

We plan to grow our business by building multiple commercial production facilities, including our first commercial STG+ based production facility in the United States, along with our additional planned and identified potential commercial production facilities. Development projects may require us to spend significant sums for engineering, permitting, legal, financial advisory and other expenses before we determine whether a development project is feasible, economically attractive or capable of being financed.

Our development projects are typically planned to be large and complex, and we may not be able to complete them. There can be no assurance that we will be able to negotiate the required agreements, overcome any local opposition, or obtain the necessary approvals, licenses, permits and financing. Failure to achieve any of these elements may prevent the development and construction of a project. If that were to occur, we could lose all of our investment in development expenditures and may be required to write-off project development assets.

We may not be able to develop, maintain and grow strategic relationships, identify new strategic relationship opportunities, or form strategic relationships, in the future.

We expect that our ability to establish, maintain, and manage strategic relationships, such as our agreements with Waste Management, Inc. (“Waste Management”), InEnTec Inc. (“InEnTec”) and EcoStrat Inc. (“EcoStrat”), could have a significant impact on the success of our business. While we expect to increase the amount of revenue associated with our STG+ technology to become a more substantial operating entity in the future, there can be no assurance that we will be able to identify or secure suitable and scalable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do.

Additionally, we cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships and grow our business. Our current arrangements are not exclusive, and some of our strategic partners work with our competitors. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.

We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.

Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary products, technologies, or businesses. We also may enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of renewable gasoline. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.

Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.

Fluctuations in the price and availability of energy to power our facilities may harm our performance.

We anticipate our commercial production facilities to use significant amounts of energy to produce our renewable gasoline. Accordingly, our business is dependent upon energy supplied by third parties. The prices and availability of energy resources are subject to volatile market conditions. These market conditions are affected by factors beyond our control, such as weather conditions, overall economic conditions and governmental regulations. Should the price of energy increase or should access to the required energy sources be unavailable, our business could suffer and have a material adverse impact on our results of operations. In addition, a lack of availability of sufficient amounts of renewable energy to effectively decarbonize our facilities could have a material impact on our business and results of operations.

We may be subject to liabilities and losses that may not be covered by insurance.

Our employees and facilities are subject to the hazards associated with producing renewable gasoline. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and environmental damage. We maintain insurance coverage in amounts against the risks that we believe are consistent with industry practice, and maintain a safety program. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or to property owned by third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial position.

Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our coverage limits or that are not covered by our insurance, we might be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

Renewable gasoline has not previously been used as a commercial fuel in significant amounts, its use subjects us to product liability risks and we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Renewable gasoline has not been used as a commercial fuel in large quantities or for a long period of time. Research regarding this product and its distribution infrastructure is ongoing. Although renewable gasoline has been tested on some engines, there is a risk that it may damage engines or otherwise fail to perform as expected. If renewable gasoline degrades the performance or reduce the life-cycle of engines, or causes them to fail to meet emissions standards, market acceptance could be slowed or stopped, and we could be subject to product liability claims. A significant product liability lawsuit could substantially impair our production efforts and could have a material adverse effect on our business, reputation, financial condition and results of operations.

While we intend to carry insurance for product liability, it is possible that our insurance coverage may not cover the full exposure on a product liability claim of significant magnitude. A successful product liability claim against us could require us to pay a substantial monetary award. A product liability claim could also generate substantial negative publicity about our business and operations and could have an adverse effect on our brand, business, prospects, financial condition, and operating results.

Liabilities and costs associated with hazardous materials, contamination and other environmental conditions may require us to conduct investigations or remediation or expose us to other liabilities, both of which may adversely impact our operations and financial condition.

We may incur liabilities for the investigation and cleanup of any environmental contamination at our commercial production facilities, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. For example, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, certain broad categories of persons, including an owner or operator of a property, may become liable for costs of investigation and remediation, impacts to human health and for damages to natural resources. These laws often impose strict and joint and several liability without regard to fault or degree of contribution or whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time it occurred. We also may be subject to related claims by private parties, including employees, contractors, or the general public, alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial costs or other damages associated with these obligations, which could adversely impact our business, financial condition and results of operations.

Furthermore, we rely on third parties to ensure compliance with certain environmental laws, including those relating to the disposal of wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, could result in liability under environmental, health and safety laws. The costs of liability could have a material adverse effect on our business, financial condition or results of operations.

Our operations, and future planned operations, are subject to certain environmental health and safety laws or permitting requirements, which could result in increased compliance costs or additional operating costs and restrictions. Failure to comply with such laws and regulations could result in substantial fines or other limitations that could adversely impact our financial results or operations.

Our operations, as well as our contractors, suppliers, and customers, are subject to certain federal, state, local and foreign environmental laws and regulations governing, among other things, the generation, storage, transportation, and disposal of hazardous substances and wastes. We or others in our supply chain may be required to obtain permits and comply with procedures that impose various restrictions and operations that could have adverse effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operations requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business. There are also significant capital, operating and other costs associated with compliance with these environmental laws and regulations.

Environmental and health and safety laws and regulations are subject to change and may become more stringent over time, such as through new regulations enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations, and permits could have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, could cause additional expenditures, restrictions, and delays in connection with our operations as well as our other future projects.

Future changes to our operations, such as siting of new facilities or the implementation of manufacturing processes at our planned future facilities, could result in increased expenditures to comply with environmental laws, or to obtain and comply with pre-construction and operating permits. For example, federal siting requirements could require us to consider alternative sites for our manufacturing facilities or we could be subject to challenges from stakeholders regarding the use of land for such facilities, which could lead to delays or an inability to construct new facilities. Additionally, future planned operations may create regulated emissions which may require obtaining permits, adhering to permit limits, and/or the use of emissions control technology at our manufacturing facilities. Should permitted limits or other requirements applicable to our current or future operations change in the future, we may be required to install additional, more costly control technology to ensure continued compliance with environmental laws or permits. Any failure to comply with environmental laws could result in significant fines and penalties or business interruptions that could adversely impact our financial results or operations.

Increased focus on sustainability or other ESG matters could impact our operations.

Our business requires customers and financial institutions to view our business and operations as having a positive environmental, social and corporate governance (“ESG”) profile. Increasing attention to, and societal expectations regarding, climate change, human rights, and other ESG topics may require us to make certain changes to our business operations to satisfy the expectations of customers and financial institutions. Additionally, our customers may be driven to purchase our fuel products due to their own sustainability or ESG commitments, which may entail holding their suppliers — including us — to ESG standards that go beyond compliance with laws and regulations and our ability to comply with such standards. Failure to maintain operations that align with such “beyond compliance” standards may cause potential customers to not do business with us or otherwise hurt demand for our products. These and other ESG concerns could adversely affect our business, prospects, financial condition and operating results.

Failure of third parties to manufacture quality products or provide reliable services in accordance with schedules, prices, quality and volumes that are acceptable to us could cause delays in developing and operating our commercial production facilities, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate our commercial production facilities in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our commercial production facilities and technologies, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by contractors and subcontractors. We also rely on contractors and subcontractors to perform substantially all of the construction and installation work related to our commercial production facilities, and we often need to engage contractors or subcontractors with whom we have no past experience.

If any of our contractors or subcontractors are unable to provide services that meet or exceed our expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our commercial production facilities and require considerable expense to find replacement products and to maintain and repair our facilities. This could cause us to experience interruption in our production and distribution of renewable gasoline, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

We may be unable to successfully perform under future supply and distribution agreements to provide our renewable gasoline, which could harm our commercial prospects.

We expect to enter into multiple supply agreements pursuant to which we will supply our renewable gasoline to various customers. Under certain of these supply agreements, we expect the purchasers will agree to pay for and receive, or cause to be received by a third party, or pay for even if not taken, the renewable gasoline under contract (a “take-or-pay” arrangement). We anticipate that the timing and volume commitment of certain of these agreements will be conditioned upon, and subject to, our ability to complete the construction of our first commercial production facility and our additional planned and identified potential commercial production facilities. In order to construct and commence operations of commercial production facilities, we must secure third-party financing. While we have secured and believe that we can secure additional adequate financing in order to commence construction of and complete our commercial production facilities and, in turn, perform under these agreements, we cannot assure you that we will in the future be able to obtain adequate financing on favorable terms, or at all. Furthermore, we have not demonstrated that we can meet the production levels and specifications contemplated in anticipated or future supply agreements. If our production is slower than we expect, if demand decreases or if we encounter difficulties in successfully completing our first commercial production facility and our additional planned and identified potential commercial production facilities, the counterparties may terminate the supply agreements and potential customers may be less willing to negotiate definitive supply agreements with us, and therefore cause our performance to suffer.

In addition, from time to time, we may enter into letters of intent, memoranda of understanding and other largely non-binding agreements or understandings with potential customers or partners in order to develop our business and the markets that we serve. We can make no assurance that legally binding, definitive agreements reflecting the terms of such non-binding agreements will be completed with such customers or partners, or at all.

Third parties on whom we may rely for transportation services are subject to complex federal, state and other laws that could adversely affect our operations.

The operations of third parties on whom we may rely for transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state and local government authorities. These third parties may incur substantial costs in order to comply with existing laws and regulations. If existing laws and regulations governing such third party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs that we pay for services. Similarly, a failure to comply with such laws and regulations by the third parties could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations may be significantly disrupted upon the occurrence of a catastrophic event, information technology system failures or cyberattack.

Our business is dependent on proprietary technologies, processes and information that we have developed, much of which is stored on our computer systems. We also have entered into agreements with third parties for hardware, software, telecommunications and other information technology (“IT”) services in connection with our operations. Our operations depend, in part, on how well we and our vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays, a material disruption of our business or increases in capital expenses. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures.

Furthermore, the importance of such information technology systems and networks and systems has increased due to many of our employees working remotely on less secure systems and environments. Additionally, if one of our service providers were to fail and we were unable to find a suitable replacement in a timely manner, we could be unable to properly administer our outsourced functions. If we cannot continue to retain these services provided by our vendors on acceptable terms, our access to the IT system and services could be interrupted. Any security breach, interruption or failure in our IT system and operations could impair quality of services, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our business, financial condition or the results of operations.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. While we have implemented security resources to protect our data security and information technology systems, such measures may not prevent such events. In addition, certain measures that could increase the security of our IT system take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations. Significant disruption to our IT system or breaches of data security could also have a material adverse effect on our business, financial condition and results of operations.

Our facilities and processes may fail to produce renewable gasoline at the volumes, rates and costs we expect.

Some, or all, of our future commercial production facilities may be in locations distant from biomass and MSW, natural gas or other feedstock sources, which could increase our feedstock costs or prevent us from acquiring sufficient feedstock volumes for commercial production. General market conditions might also cause increases in feedstock prices, which could likewise increase our production costs.

Even if we secure access to sufficient volumes of feedstock, our commercial production facilities may fail to perform as expected. The equipment and subsystems that we install in our commercial production facilities may never operate as planned. Unexpected problems may force us to cease or delay production and the time and costs involved with such delays may prove prohibitive. Any or all of these risks could prevent us from achieving the production throughput and yields necessary to achieve our target annualized production run rates and/or to meet the future volume demands or minimum requirements of our customers, including pursuant to definitive supply or distribution agreements that we may enter into, which may subject us to monetary damages. Failure to achieve these rates or meet these minimum requirements, or achieving them only after significant additional expenditures, could substantially harm our commercial performance.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely in the future to use interest rate swaps to manage interest rate risk. In addition, we may use transmission congestion contracts, forward energy sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into these type of hedging arrangements, our related assets could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

Business interruptions, including those related to the widespread outbreak of an illness, pandemic (such as COVID-19), adverse weather conditions, manmade problems such as terrorism and other catastrophic events, may have an adverse impact on our business and results of operations.

We are vulnerable to natural disasters and other events that could disrupt our operations. Any of our facilities or future facilities or operations may be harmed or rendered inoperable by catastrophic events, such as natural disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods; nuclear disasters, riots, civil disturbances, war, acts of terrorism or other criminal activities; pandemics (such as COVID-19); power outages and other events beyond our control. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

In the event of natural disaster or other catastrophic event, we may be unable to continue our operations and may endure production interruptions, reputational harm, delays in manufacturing, delays in the development and testing of our STG+ solutions, and related technologies, and the loss of critical data, all of which could have an adverse effect on our business, prospects, financial condition, and operating results. If our facilities are damaged by such natural disasters or catastrophic events, the repair or replacement would likely be costly and any such efforts would likely require substantial time that may affect our ability to produce and deliver our renewable gasoline. Any future disruptions in our operations could negatively impact our business, prospects, financial condition, and operating results and harm our reputation. In addition, we may not carry enough insurance to compensate for the losses that may occur.

Even if we are successful in completing the first commercial production facility and consistently producing renewable gasoline on a commercial scale, we may not be successful in commencing and expanding commercial operations to support the growth of our business.

Our ability to achieve significant future revenue will depend in large part upon our ability to attract customers and enter into contracts on favorable terms. We expect that many of our customers will be large companies with extensive experience operating in the fuels or chemicals markets. We lack significant commercial operating experience and may face difficulties in developing marketing expertise in these fields. Our business model relies upon our ability to successfully implement the first commercial production facility and commence and expand commercial operations and successfully negotiate, structure and fulfill long-term supply agreements for our renewable gasoline. Agreements with potential customers may initially only provide for the purchase of limited quantities from us. Our ability to increase our sales will depend in large part upon our ability to expand these existing customer relationships into long-term supply agreements. Establishing, maintaining and expanding relationships with customers can require substantial investment without any assurance from customers that they will place significant orders. In addition, many of our potential customers may be more experienced in these matters than we are, and we may fail to successfully negotiate these agreements in a timely manner or on favorable terms which, in turn, may force us to slow our production, dedicate additional resources to increasing our storage capacity and/or dedicate resources to sales in spot markets. Furthermore, should we become more dependent on spot market sales, our profitability will become increasingly vulnerable to short-term fluctuations in the price and demand for petroleum-based fuels and competing substitutes.

We are a development stage company with a history of net losses, we are currently not profitable and we may not achieve or maintain profitability. If we incur substantial losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

We have incurred net losses since our inception. We are currently in the development stage and have not yet commenced principal operations or generated revenue. We are dependent upon BERR for additional capital to continue the development of our technology and operations.

Furthermore, we expect to spend significant amounts on further development of our technology, acquiring or otherwise gaining access to commercial production facilities, marketing and general and administrative expenses associated with our planned growth and management of operations as a public company. In some market environments, we may have limited access to incremental financing, which could defer or cancel growth projects, reduce business activity or cause us to default under any debt agreements if we are unable to meet our payment schedules. In addition, the cost of preparing, filing, prosecuting, maintaining and enforcing patent, trademark and other intellectual property rights and defending ourselves against claims by others that we may be violating their intellectual property rights may be significant. As a result, even if our revenues increase substantially, we expect that our expenses will exceed revenues for the foreseeable future. We do not expect to achieve profitability during this period, and may never achieve it. If we fail to achieve profitability, or if the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our actual costs may be greater than expected in developing our commercial production facilities or growth projects, causing us to realize significantly lower profits or greater losses.

We generally must estimate the costs of completing a specific commercial production facility or growth project prior to the construction of the facility or project. The actual cost of labor and materials may vary from the costs we originally estimated. These variations may cause the gross cost for a commercial production facility or growth project to differ from those we originally estimated. Cost overruns on our commercial production facilities and growth projects could occur due to changes in a variety of factors such as:

•        failure to properly estimate costs of engineering, materials, equipment, labor or financing;

•        unanticipated technical problems with the structures, materials or services;

•        unanticipated project modifications;

•        changes in the costs of equipment, materials, labor or contractors;

•        our strategic partners, suppliers’ or contractors’ failure to perform;

•        changes in laws and regulations; and

•        delays caused by weather conditions.

As commercial production facilities or projects grow in size and complexity, multiple factors may contribute to reduced profit or greater losses, and depending on the size of the particular project, variations from the estimated costs could have a material adverse effect on our business. For example, if costs exceed our estimates, it could cause us to realize significantly lower profits or greater losses.

Disruption in the supply chain, including increases in costs, shortage of materials or other disruption of supply, or in the workforce could materially adversely affect our business.

We rely on our suppliers and strategic partners for our business, from feedstocks to materials for our commercial production facilities and our STG+ technology. Future delays or interruptions in the supply chain could expose us to the various risks which would likely significantly increase our costs and/or impact our operations or business plans including:

•        we or our strategic partners may have excess or inadequate inventory of feedstocks for operation of our facilities;

•        we may face delays in construction or development of our growth projects;

•        we may not be able to timely procure parts or equipment to upgrade, replace, or repair our facilities and technology system; and

•        our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which we may apply for in the future, which may limit our opportunities to expand our business.

We anticipate that in the future there will be new opportunities for us to apply for grants, loans, and other federal and state incentives. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these programs and other incentives is and will remain highly competitive. We may not be successful in obtaining any of these additional grants, loans, and other incentives. We may in the future fail to comply with the conditions of these incentives, which could cause us to lose funding or negotiate with governmental entities to revise such conditions. We may be unable to find alternative sources of funding to meet our planned capital needs, in which case, our business, prospects, financial condition, and operating results could be adversely affected.

We may expand our operations globally, which would subject us to anti-corruption, anti-bribery, anti-money laundering, trade compliance, economic sanctions and similar laws, and non-compliance with such laws may subject us to criminal or civil liability and harm our business, financial condition and/or results of operations. We may also be subject to governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls.

If we expand our operations globally, we would be subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, U.S. domestic bribery laws, and other anti-corruption and anti-money laundering laws in the countries in which we would conduct business. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. If we engage in international operations, sales and business with partners and third-party intermediaries to market our products, we may be required to obtain additional permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. If we engage in international operations, sales and business with the public sector, we can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, agents, representatives, contractors, and partners, even if we do not explicitly authorize such activities.

Failure to protect our intellectual property, inability to enforce our intellectual property rights or loss of our intellectual property rights through costly litigation or administrative proceedings, could adversely affect our ability to compete and our business.

Our success depends in large part on our ability to obtain and maintain patent and other proprietary protection for commercially important inventions, to obtain and maintain know-how related to our business, including our proprietary manufacturing technology, to defend and enforce our intellectual property rights, in particular our patent rights, to preserve the confidentiality of our trade secrets, and to operate without infringing, misappropriating, or violating the valid and enforceable patents and other intellectual property rights of third parties. We rely on various intellectual property rights, including patents, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of our patents, the registrability of our trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any issued patents will provide significant protection for our intellectual property or for those portions of our proprietary technology and software that are the most key to our competitive positions in the marketplace. In addition, our patents, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that we seek, including business decisions about when and where to file patents and when and how to maintain and protect trade secrets, license and other contractual rights will be adequate to protect our business.

Moreover, recent amendments to developing jurisprudence and current and possible future changes to intellectual property laws and regulations, including U.S. and foreign patent, trade secret and other statutory law, may affect our ability to protect and enforce our intellectual property rights and to protect our proprietary technology. Despite our precautions, our intellectual property is vulnerable to unauthorized access and copying through employee, contractor or other third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or may be unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy or reverse engineer our proprietary manufacturing process, and to use information that we regard as proprietary to create products and services that compete with ours.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology. Effective patent, trademark and other intellectual property protection may not be available in every country in which our services are made available. To the extent we expand our international activities, our exposure to unauthorized copying and use of our intellectual property and proprietary information may increase. Consequently, we may not be able to prevent third parties from infringing on our intellectual property in all countries outside the U.S., or from selling or importing products made using our intellectual property in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement of patents and other intellectual protection is not as strong as that in the U.S. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

As we move into new markets and expand our products or services offerings, incumbent participants in such markets may assert their intellectual property and other proprietary rights against us as a means of slowing our entry into such markets or as a means to extract substantial license and royalty payments from us. In addition, our agreements with some of our customers, suppliers or other entities with whom we do business requires us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. As a result, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

We have entered into confidentiality agreements with contractors and consultants as well as agreements containing restrictive covenants and confidentiality provisions with employees of Intermediate, and we may enter into agreements with similar provisions with our employees and with other third parties in the future. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of our proprietary information. Further, these agreements with our employees, contractors, and other parties may not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to our technologies, products and services.

We derive a substantial portion of our revenue from our proprietary manufacturing technology, which we believe is a unique aspect of our technology in the current market and provides us with a significant competitive advantage. Our ability to prevent competitors from replicating this technology depends on our ability to obtain, maintain, protect, defend and enforce our intellectual property rights in the processes that comprise the technology and/or keep those processes and the underlying technology secret. We may not be able to prevent competitors from replicating or developing a better version of our proprietary manufacturing technology, which could result in a substantial decrease in our revenue and limit demand for our services.

We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. The steps we take to protect our intellectual property rights may not be sufficient to effectively prevent third parties from infringing, misappropriating, diluting or otherwise violating our intellectual property rights or to prevent unauthorized disclosure or unauthorized use of our trade secrets or other confidential information. Our competitive position may be adversely impacted if we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer has a dominant intellectual property position, because of uncertainty relating to the scope of our intellectual property or the outcome of an enforcement action, or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and our development teams and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business, any of which could have an adverse effect on our business, prospects, financial condition, and operating results.

Agreements containing confidentiality provisions and restrictive covenants with employees, contractors, consultants and other third-parties may not adequately prevent disclosures of trade secrets and other proprietary information.

We rely in part on trade secret protection to protect our confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. Our employees have agreed to restrictive covenants and other confidentiality provisions and our consultants and contractors are required to enter into confidentiality agreements with us. We cannot guarantee that we have entered into such agreements with each party who has developed intellectual property on our behalf and each party that has or may have had access to our confidential information, know-how and trade secrets. We intend for new employees, consultants and other third parties to execute confidentiality agreements or agreements containing confidentiality provisions upon the commencement of an employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that know-how and inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Nevertheless, these agreements may be insufficient or breached, or may not be enforceable, our proprietary information may be disclosed, third parties could reverse engineer our biocatalysts and others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would not be able to prevent them from using that technology or information to compete with us, and our competitive position could be materially and adversely harmed. An unauthorized breach in our information technology systems may expose our trade secrets and other proprietary information to unauthorized parties.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The United States Patent and Trademark Office, or USPTO, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent prosecution process. When related patents are pursued concurrently in multiple jurisdictions, international treaties may impose additional procedural, documentary, fee payment and other provisions. Periodic maintenance or annuity fees and various other governmental fees on any issued patent and/or pending patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of a patent or patent application. Our outside counsel has systems in place to remind us to pay these fees, and we rely on our outside counsel and their third party vendors to pay these fees. While an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are many situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.

Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications directed to our proprietary technology, our competitors might be able to enter the market, which could harm our business, financial condition, results of operations, and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our technology.

Our success is dependent on intellectual property, particularly patents. Obtaining and enforcing patents in our industry involves both technological and legal complexity and is therefore costly, time-consuming and inherently uncertain, due in part to ongoing changes in patent laws. Depending on decisions by Congress, the federal courts and the USPTO, and equivalent institutions in other jurisdictions, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken our ability to obtain new patents or to enforce existing or future patents. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

Patent law can be highly uncertain and involve complex legal and factual questions for which important principles remain unresolved. In the United States and in many international jurisdictions, policy regarding the breadth of claims allowed in patents can be inconsistent. The U.S. Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how they interpret the patent laws of the United States. Similarly, international courts have made, and will likely continue to make, changes in how they interpret the patent laws in their respective jurisdictions. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by U.S. and international legislative bodies. Those changes may materially affect our patent rights and our ability to obtain issued patents.

We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and, if we are unsuccessful in defending such claims, could limit our ability to use certain technologies and compete.

Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology against us or against our customers for which we may be liable or have an indemnification obligation. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and our development teams from our business.

Although third parties may offer a license to their technology the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Alternatively, we may be required to develop non-infringing technology which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from selling certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents, copyrights, trade secrets or other statutory rights, royalties or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of noncompetition or non-solicitation agreements with our competitors or their former employers.

We also may employ or otherwise engage personnel who were previously or are concurrently employed or engaged at research institutions or other clean technology companies, including our competitors or potential competitors. We may be subject to claims that these personnel, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former or concurrent employers, or that patents and applications we have filed to protect inventions of these personnel, even those related to our technology, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could adversely affect our operations, result in substantial costs and be a distraction to management.

Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.

Our business and prospects are dependent on our ability to develop, maintain, and strengthen the Verde Clean Fuels brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality clean, renewable gasoline. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, such as the costs associated with conducting product demonstrations and attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.

We also believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our products and services from those of our competitors. Further, we may not timely or successfully register our trademarks. If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business.

Moreover, any negative publicity relating to our employees, current or future partners, our STG+ technology, our clean, renewable gasoline, or customers who use our technology or gasoline, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or defects in our gasoline occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Other businesses, including our competitors, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. If we fail to comply with any of the obligations under our license agreements, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products and services, or inhibit our ability to commercialize future products and services. Our business would suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more-established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products and services. Such royalties are a component of the cost of our products or services and may affect the margins on our products and services. In addition, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding adoption of renewable fuels. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption of commercial renewable fuel technologies, which is uncertain. Furthermore, as we invest in the development of our commercial production facilities that have yet to achieve commercial success, we may not recover the often substantial up-front costs of developing these facilities or recover the opportunity cost of diverting management and financial resources away from other projects. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our renewable gasoline may not prove to be accurate as a result of competitive pressures or customer demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermediate.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to determination of revenue recognition, stock-based compensation, inventory, warranties, and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

Inflation may adversely affect us by increasing costs of our business.

Inflation can adversely affect us by increasing costs of feedstock, equipment, materials, and labor. In addition, inflation is often accompanied by higher interest rates. In an inflationary environment, such as the current economic environment, depending on other economic conditions, we may be unable to raise prices of our fuels or products to keep up with the rate of inflation, which would reduce our profit margins. Given the inflation rates thus far in 2022, we have experienced, and continue to experience, increases in prices of feedstock, equipment, materials, and labor. Continued inflationary pressures could impact our profitability.

Our industry and its technologies are rapidly evolving and may be subject to unforeseen changes and developments in alternative technologies may adversely affect the demand for renewable gasoline. If we fail to make the right investment decisions in our technologies and products, we may be at a competitive disadvantage.

The renewable fuels industry is relatively new and has experienced substantial change in the last several years. As more companies invest in renewable energy technology and alternative energy sources, we may be unable to keep up with technology advancements and, as a result, our competitiveness may suffer. As technologies change, we plan to spend significant resources in ongoing research and development, and to upgrade or adapt our renewable gasoline, and introduce new products and services in order to continue to provide renewable gasoline, and related technologies with the latest technology. Our research and development efforts may not be sufficient or could involve substantial costs and delays and lower our return on investment for our technologies. Delays or missed opportunities to adopt new technologies could adversely affect our business, prospects, financial condition, and operating results.

In addition, we may not be able to compete effectively with other alternative fuel products and integrate the latest technology into our STG+ process and related technologies. Even if we are able to keep pace with changes in technology and develop new products, we are subject to the risk that our prior products and production process will become obsolete more quickly than expected, resulting in less efficient facilities and potentially reducing our return on investment. Moreover, developments in alternative technologies, such as advanced diesel, ethanol, hydrogen fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect our business and prospects in ways we do not currently anticipate. Any developments with respect to these technologies and related renewables research, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.

Concerns regarding the environmental impact of renewable gasoline production could affect public policy which could impair our ability to operate at a profit and substantially harm our revenues and operating margins.

Under the Energy Independence and Security Act, the U.S. Environmental Protection Agency (the “EPA”) is required to produce a study every three years of the environmental impacts associated with current and future biofuel production and use, including effects on air and water quality, soil quality and conservation, water availability, energy recovery from secondary materials, ecosystem health and biodiversity, invasive species and international impacts. Should such EPA triennial studies, or other analyses find that biofuel production and use has resulted in, or could in the future result in, adverse environmental impacts, such findings could also negatively impact public perception and acceptance of biofuel as an alternative fuel, which also could result in the loss of political support. To the extent that state or federal laws are modified or public perception turns against biofuels, use requirements such as RFS and LCFS may not continue, which could materially harm our ability to operate profitably.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

In connection with the preparation of Intermediate’s financial statements for the year ended December 31, 2021 and the period from July 31, 2020 (inception) to December 31, 2020, management of Intermediate noted a material weakness in our internal control over financial reporting. Management did not maintain effective internal control over the reconciliation of the final fair value of the unit-based compensation awards prepared by third party valuation specialists to the accounting records due to a lack of professionals with defined roles within the accounting function providing financial reporting oversight. Additionally, Intermediate did not maintain effective internal control regarding the date on which to apply new accounting standards based upon CENAQ’s elections made under the JOBS Act, which required Intermediate to apply new accounting standards as if it were a public business entity. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. Bluescape Clean Fuels Intermediate Holdings, LLC’s management continues to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we lose key personnel, including key management personnel, or are unable to attract and retain additional personnel, it could delay our development and harm our research, make it more difficult to pursue partnerships or develop our own products or otherwise have a material adverse effect on our business.

Our business is complex and we intend to target a variety of markets. Therefore, it is critical that our management team and employee workforce are knowledgeable in the areas in which we operate. The departure, illness or absence of any key members of our management, including our named executive officers, or the failure to attract or retain other key employees who possess the requisite expertise for the conduct of our business, could prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy. In addition, the loss of any key scientific staff, or the failure to attract or retain other key scientific employees, could prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy. All of our employees are at-will employees, meaning that either the employee or we may terminate their employment at any time.

We also engage a number of individuals as independent contractors to provide certain material scientific and engineering services. The failure to retain access to the services provided by these individuals, or to attract and retain individuals to provide consulting or other services, could also delay or prevent us from developing and commercializing our renewable gasoline for our target markets and entering into partnership arrangements to execute our business strategy, and otherwise executing on our business plans.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the policies, practices or internal controls over financial reporting required of public companies in the United States. As a result, we may be required to pay higher outside legal, accounting or consulting costs than our competitors, and our management team members may have to devote a higher proportion of their time to issues relating to compliance with the laws applicable to public companies, both of which might put us at a disadvantage relative to competitors.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. For example, we have created, or will create, new board committees and adopted, or will adopt, new internal controls and disclosure controls and procedures. In addition, we will incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It will also be more expensive to obtain director and officer liability insurance. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to spend money that could otherwise be used on our research and development programs and to achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The requirements of being a public company may strain Verde Clean Fuels’ resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.

As a public company after the completion of the business combination, Verde Clean Fuels will be subject to the reporting requirements of the Exchange Act, the listing requirements of the Nasdaq Capital Market, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase its legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on Verde Clean Fuels’ systems and resources. The Exchange Act requires, among other things, that Verde Clean Fuels file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve Verde Clean Fuels’ disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. Similar resources and management oversight may also be required to monitor regulatory developments at the SEC that may impose new disclosure requirements. As a result, management’s attention may be diverted from other business concerns, which could harm Verde Clean Fuels’ business and results of operations. Verde Clean Fuels may need to hire more employees or engage additional consultants to assist in public company compliance matters, which would increase its costs and expenses.

We will be a “controlled company” within the meaning of Nasdaq Capital Market rules and, as a result, qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

After the Closing, over 50% of our voting power for the election of directors will be held by an individual, group or another company. As a result, we will be a controlled company within the meaning of Nasdaq Capital Market corporate governance standards. Under Nasdaq Capital Market rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•        a majority of the board consist of independent directors under Nasdaq Capital Market rules;

•        the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the Closing, we may utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq Capital Market.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in a variety of litigation, other claims, suits, regulatory actions or government investigations and inquiries and commercial or contractual disputes that, from time to time, are significant. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, former employees and suppliers, intellectual property matters, personal injury claims, environmental issues, tax matters, and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

Risks Related to CENAQ

The risks discussed herein have been identified by CENAQ’s management based on an evaluation of the historical risks faced by Intermediate and relate to CENAQ management’s current expectations as to future risks that may result from CENAQ’s anticipated ownership of Intermediate. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to CENAQ.

Risks Related to Our Business, Operations and Industry

The loss of our senior management or technical personnel could adversely affect our ability to successfully effect the business combination and successfully operate Verde Clean Fuels’ business thereafter.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel. Although some of our key personnel may hold senior management or advisory positions in Verde Clean Fuels following our business combination, it is likely that some or all of current the management of Intermediate will remain in place. While we intend to closely scrutinize any individuals we engage after the business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements. The loss of the services of our senior management or technical personnel could have a material adverse effect on Verde Clean Fuels’ business, financial condition and results of operations. Verde Clean Fuels will also be dependent, in part, upon Intermediate’s technical personnel in connection with operating the business following the business combination. A loss by Intermediate of its technical personnel could seriously harm Verde Clean Fuels’ business and results of operations.

There are inherent limitations in all control systems, and misstatements due to error or fraud that could seriously harm Verde Clean Fuels’ business may occur and not be detected.

CENAQ’s management does not expect that CENAQ’s internal and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, an evaluation of controls can only provide reasonable assurance that all material control issues and instances of fraud, if any, in CENAQ have been detected.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. CENAQ will also be dependent, in part, upon Intermediate’s internal controls. A failure of CENAQ’s or Intermediate’s controls and procedures to detect error or fraud could seriously harm Verde Clean Fuels’ business and results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss. CENAQ will also be dependent, in part, upon Intermediate’s information. A failure in the security of Intermediate’s information systems could seriously harm Verde Clean Fuels’ business and results of operations.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws. However, under the terms of the warrant agreement governing the terms of our warrants, we have agreed that as soon as practicable after the closing of an Initial Business Combination, we will use our best efforts to file, and within 60 business days following our Initial Business Combination to have declared effective, a registration statement under the Securities Act covering such shares. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act within the required period, holders will be permitted to exercise their warrants on a cashless basis until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In no event will we be required to net cash settle any warrant. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A Common Stock included in the units. If and when the warrants become redeemable by us, we may not exercise our redemption right if we are unable to register or qualify the underlying shares of Class A Common Stock for sale under all applicable state securities laws.

Risks Related to CENAQ and the Business Combination

Upon consummation of the business combination, Holdings will own the majority of Verde Clean Fuels’ voting stock and will have the right to appoint a majority of Verde Clean Fuels’ board members, and its interests may conflict with those of other stockholders.

Following the consummation of the business combination, Holdings will own the majority of Verde Clean Fuels’ voting stock and will initially be entitled to appoint the majority of the Verde Clean Fuels Board. As a result, Holdings will be able to substantially influence matters requiring Verde Clean Fuels stockholder or board approval, including the election of directors, approval of any potential acquisition of Verde Clean Fuels, changes to Verde Clean Fuels’ organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of Class A Common Stock will be able to affect the way Verde Clean Fuels is managed or the direction of its business. The interests of Holdings with respect to matters potentially or actually involving or affecting Verde Clean Fuels, such as future acquisitions, financings and other corporate opportunities and attempts to acquire Verde Clean Fuels, may conflict with the interests of Verde Clean Fuels’ other stockholders.

For example, Holdings may have different tax positions from Verde Clean Fuels, especially in light of the Tax Receivable Agreement, that could influence its decisions regarding whether and when to support the disposition of assets, the incurrence or refinancing of new or existing indebtedness, or the termination of the Tax Receivable Agreement and acceleration of Verde Clean Fuels’ obligations thereunder. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any challenge by any taxing authority to Verde Clean Fuels’ tax reporting positions may take into consideration tax or other considerations of Holdings, including the effect of such positions on Verde Clean Fuels’ obligations under the Tax Receivable Agreement, which may differ from the considerations of Verde Clean Fuels or other stockholders. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

Subsequent to the consummation of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Intermediate, we cannot assure you that this diligence revealed all material issues that may be present in Intermediate, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure our operations or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us following the completion of the business combination or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Our Sponsor, the underwriters and the Anchor Investors have agreed to vote in favor of the business combination, regardless of how our Public Stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by our Public Stockholders in connection with an Initial Business Combination, our Sponsor has agreed to vote any shares of Class A Common Stock and Class B Common Stock, including the Founder Shares, owned by it in favor of the business combination. In addition, the underwriters have agreed to vote any shares of Class A Common Stock owned by them in favor of the business combination and the Anchor Investors have agreed to vote the Founder Shares owned by them in favor of the business combination. As of the date hereof, our Sponsor, the underwriters and the Anchor Investors owns shares equal to approximately 21% of our issued and outstanding shares of Class A Common Stock and Class B Common Stock in the aggregate. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if our Sponsor and the underwriters agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them, and the Anchor Investors agreed to vote their Founder Shares, in accordance with the majority of the votes cast by our Public Stockholders.

Our Sponsor, certain members of the CENAQ Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal.

When considering the CENAQ Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and officers have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•        the fact that our Sponsor holds an aggregate of 4,950,000 Private Placement Warrants (including the Sponsor Forfeited Warrants) that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Public Warrants of $            per warrant on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•        the fact that our Sponsor originally paid $25,000 for 4,312,500 Founder Shares and subsequently sold 825,000 Founder Shares to the Anchor Investors in the IPO for the original purchase price of $0.0058 per share resulting in our Sponsor paying $20,215 for 3,487,500 Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Common Stock of $            per share on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that CENAQ’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated appointment of two additional directors to be named by Sponsor to the Verde Clean Fuels Board in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment if the trading price of our Class A Common Stock is $1.43 or more per share and the Private Placement Warrants are worthless, even if other CENAQ stockholders experience a negative rate of return in the post-business combination company;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 2,475,000 Private Placement Warrants (after taking into account the Sponsor Forfeited Warrants) and 3,487,500 shares of Class A Common Stock (3,234,375 shares of which will be subject to forfeiture). In addition, on May 31, 2022, we issued an unsecured promissory note in the principal amount of $125,000 to our Sponsor. The note does not bear interest and is repayable in full upon the earlier of (i) February 17, 2023 or (ii) the consummation of an Initial Business Combination. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

Further, as of the date of this proxy statement, our Sponsor or an affiliate thereof, officers and directors have incurred approximately $10,000 out of pocket expenses on CENAQ’s behalf, all of which has been repaid by CENAQ.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and Private Placement Warrants, include our officers and directors.

The table set forth below summarizes the interests of our officers and directors in the Private Placement Warrants and Founder Shares along with (i) the total investment made in our Sponsor by each officer and director in exchange for their interests in the Private Placement Warrants and Founder Shares and (ii) the value of such interests based on the closing price of the Public Warrants and Class A Common Stock as of            , 2022, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	CENAQ Position	Total Purchase Price/Capital Contributions	Number of Private Placement Warrants(1)	Value of Private Placement Warrants as of , 2022	Number of Founder Shares	Value of Founder Shares as of , 2022
John B. Connally III	Chairman of the Board	$49,475	387,016		$272,671	$
J. Russell Porter	Chief Executive Officer and Director	$329,834	504,539		$355,471	$
Michael J. Mayell	Chief Financial Officer and Director	$54,972	390,591		$275,190	$
Benjamin Francisco Salinas Sada	Director	$1,236,868	836,685		$589,483	$
Denise DuBard	Director	$—	28,342		$19,969	$
Michael S. Bahorich	Director	$98,950	93,010		$65,530	$
David Bullion	Director	$49,475	60,677		$42,750	$

____________

(1)      The number of Private Placement Warrants does not take into account the Sponsor Forfeited Warrants.

In addition, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Our Sponsor holds a significant number of shares of our common stock and a significant number of our warrants. Our Sponsor will lose its entire investment in us if we do not complete an Initial Business Combination.

Our Sponsor holds 3,487,500 Founder Shares, representing 16% of the total outstanding shares upon completion of our IPO. The Founder Shares will be worthless if we do not complete an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension). In addition, our Sponsor holds an aggregate of 4,950,000 Private Placement Warrants that will also be worthless if we do not complete an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension).

The Founder Shares are identical to the shares of Class A Common Stock included in the units, except that (a) the Founder Shares are subject to certain transfer restrictions, (b) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (i) to waive their Redemption Rights with respect to their Founder Shares and public shares owned in connection with the completion of an Initial Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their

Founder Shares if we fail to complete an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an Initial Business Combination by November 16, 2022 or February 16, 2023, as applicable) and (c) the Founder Shares are automatically convertible into shares of our Class A Common Stock at the time of an Initial Business Combination, as described herein.

The personal and financial interests of our Sponsor may have influenced its motivation in identifying and selecting the business combination, completing the business combination and influencing our operation following the business combination.

We will incur significant transaction costs in connection with the business combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the business combination. All expenses incurred in connection with the Business Combination Agreement and the business combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the business combination are currently estimated at approximately $12.63 million, including approximately $4.3 million in deferred underwriting discounts and commissions to the underwriters of our IPO.

We may be subject to business uncertainties while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on CENAQ and Intermediate. These uncertainties may impair the ability to retain and motivate key personnel and could cause third parties that deal with Intermediate to defer entering into contracts or making other decisions or seek to change existing business relationships.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information for Verde Clean Fuels following the business combination in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the business combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by our Charter, bylaws and applicable laws. For example, it is a condition to our obligation to close the business combination that certain of Intermediate’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the CENAQ Board determines that it is in the best interests of CENAQ to proceed with the business combination, then the CENAQ Board may elect to waive that condition and close the business combination.

If we are unable to complete an Initial Business Combination on or prior to November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), our Public Stockholders may receive only approximately $10.10 (or up to $10.30 as applicable) per share on the liquidation of our Trust Account (or less than $10.10 (or $10.30) per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an Initial Business Combination on or prior to November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), our Public Stockholders may receive only approximately $10.10 per share on the liquidation of our Trust Account (or less than $10.10 (or $10.30) per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify (as described below)), and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.10 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent public accountants), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Although no third parties have refused to execute an agreement waiving such claims to the monies held in the Trust Account to date, if any third party refuses to execute such an agreement in the future, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per public share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.10 per public share and (b) the actual amount per public share held in the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the Trust Account, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations. Our Sponsor does not have sufficient funds to satisfy its indemnity obligations and our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an Initial Business Combination and redemptions could be reduced to less than $10.10 per public share. In such event, we may not be able to complete an Initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.10 per public share and (b) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case including interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the Trust Account, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.10 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed, and any persons who may become officers or directors prior to an Initial Business Combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (a) we have sufficient funds outside of the Trust Account or (b) we consummate an Initial Business Combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CENAQ Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the CENAQ Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the CENAQ Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the business combination, there is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

We may amend the terms of the warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without a holder’s approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or to correct any mistake, including to conform the provisions therein to the descriptions of the terms of the warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrantholders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days ending three trading days prior to the date on which we give notice of such redemption and provided certain other conditions are met. Redemption of the outstanding warrants could force warrantholders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. In addition, we may redeem warrants after they become exercisable for a number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case warrantholders would lose any potential embedded value from a subsequent increase in the value of the Class A Common Stock had their warrants remained outstanding.

Because certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and three-quarters of one warrant, the units may be worth less than units of other blank check companies.

Each unit contains three-quarters of one warrant. Pursuant to the warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole warrants will trade. This is different from other blank check companies similar to ours whose units include one share of common stock and one warrant to purchase one whole share. We have established the components of the units in this way in order to reduce the dilutive effect of the warrants upon completion of an Initial Business Combination since the warrants will be exercisable in the aggregate for three-quarters of the number of shares compared to units that each contain a whole warrant to purchase one share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our units to be worth less than if they included a warrant to purchase one whole share.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results, and we may face litigation as a result.

In connection with the preparation of our financial statements as of September 30, 2021, we reevaluated the classification of the Class A Common Stock subject to possible redemption. This revaluation was due to a recent notification from the SEC that SPAC’s must not report possible redemption of stock as permanent equity. After consultation with the chairman of our audit committee, our management concluded that the previously issued audited balance sheet dated as of August 17, 2021 related to the consummation of our IPO, which should be restated to report all Class A Common Stock subject to possible redemption as temporary equity. As part of such process, we identified a material weakness in our internal control over financial reporting related to the lack of ability to account for complex financial instruments. During the quarter ended December 31, 2021, management identified a material weakness in internal control relating to the over-allotment option. During the quarter ended June 30, 2022, management identified a material weakness for improper recording of accrued liabilities which affected the quarter ended March 31, 2022. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud, and material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, our securities price may decline and we may face litigation as a result. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects. However, we cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

The Nasdaq Capital Market may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market after the business combination. In connection with the business combination, we will be required to demonstrate compliance with the Nasdaq Capital Market’s initial listing requirements, which are more rigorous than the Nasdaq Capital Market’s continued listing requirements, in order to continue to maintain the listing of our securities on the Nasdaq Capital Market. For instance, our stock price would generally be required to be at least $4.00 per share. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed.

If the Nasdaq Capital Market delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        potential termination of the Business Combination Agreement if our securities are not listed on another national exchange mutually agreed to by Intermediate;

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market, our units, Class A Common Stock and Public Warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the Nasdaq Capital Market, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The CENAQ Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The CENAQ Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. CENAQ’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of CENAQ’s advisors, enabled them to make the necessary analyses and determinations regarding the business combination. Accordingly, investors will be relying solely on the judgment of the CENAQ Board in valuing Intermediate and assuming the risk that the CENAQ Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact CENAQ’s ability to consummate the business combination.

We cannot assure you that our diligence review has identified all material risks associated with the business combination, and you may be less protected as an investor from any material issues with respect to Intermediate’s business, including any material omissions or misstatements contained in this proxy statement relating to the business combination than an investor in an initial public offering.

Before entering into the Business Combination Agreement, we performed a due diligence review of Intermediate and its business and operations; however, we cannot assure you that our due diligence review identified all material issues, and certain unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Additionally, the scope of due diligence we have conducted in conjunction with the business combination may be different than would typically be conducted in the event Intermediate pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters pursuant to this proxy statement and thus no corresponding right of action is available to investors in the business combination for any material misstatements or omissions in this proxy statement. Therefore, as an investor, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges that could have a significant negative effect on Intermediate’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment without recourse against an underwriter that may have been available had Intermediate been taken public through an underwritten public offering.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock. After the business combination (and assuming no redemptions by our Public Stockholders of public shares, no exercise of the Public and Private Placement

Warrants, and no vesting of the Equity Earn Out), our Sponsor, officers and directors and their affiliates and the Anchor Investors will hold approximately 8.61% of our common stock, including the 4,312,500 shares of Class A Common Stock into which the Founder Shares will be converted. Assuming a maximum redemption by our Public Stockholders of 17,250,000 of the public shares, our Sponsor, officers and directors and their affiliates and the Anchor Investors will hold approximately 12.39% of our common stock including the 4,312,500 shares of Class A Common Stock into which the Founder Shares will be converted (assuming no redemptions by our Public Stockholders of public shares, no exercise of the Public Warrants and Private Placement Warrants, and no vesting of the Equity Earn Out). Pursuant to the terms of a letter agreement entered into at the time of the IPO, the Founder Shares (which will be converted into shares of Class A Common Stock at the Closing) may not be transferred until the earlier to occur of (a) six months after the after the Closing or (b) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing, the shares of Class A Common Stock into which the Founder Shares have been or will be converted will be released from these transfer restrictions. In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and Verde Clean Fuels and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, Verde Clean Fuels will agree that, within 30 days after the Closing, Verde Clean Fuels will file the Resale Registration Statement with the SEC (at Verde Clean Fuels’ sole cost and expense), and Verde Clean Fuels will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. Further, under the Subscription Agreements, CENAQ agreed that, within 30 calendar days after the Closing Date, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) the PIPE Resale Registration Statement, and Verde Clean Fuels will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

For more information about the A&R Registration Rights Agreement and Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — A&R Registration Rights Agreement” and the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Documents — PIPE Financing.”

The market price of Class A Common Stock could be adversely affected by sales of substantial amounts of Class A Common Stock in the public or private markets or the perception in the public markets that these sales may occur, including sales by Holdings after the redemption of any Holdings OpCo Units, together with an equal number of Holdings Class C Shares, in exchange for shares of Class A Common Stock, or other large holders.

After the business combination, assuming no redemptions by CENAQ Public Stockholders of public shares, no exercise of the Public Warrants and Private Placement Warrants, and no vesting of the Equity Earn Out, Verde Clean Fuels will have 27,562,500 shares of Class A Common Stock and 22,500,000 shares of Class C Common Stock outstanding. Verde Clean Fuels has agreed to provide registration rights to Holdings pursuant to the A&R Registration Rights Agreement. Sales of shares of Class A Common Stock by Holdings after the redemption of any Holdings OpCo Units, together with the cancellation of an equal number of Holdings Class C Shares, for shares of Class A Common Stock, or by other large holders of a substantial number of shares of Class A Common Stock in the public markets following the business combination, or the perception that such sales might occur, could have a material adverse effect on the price of the Class A Common Stock or could impair Verde Clean Fuels’ ability to obtain capital through an offering of equity securities in the future.

CENAQ cannot predict the size of any redemption of Holdings OpCo Units or other future issuances of Class A Common Stock or securities convertible into Class A Common Stock or the effect, if any, that future issuances or sales of shares of Class A Common Stock will have on the market price of Class A Common Stock. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of Class A Common Stock.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the business combination, trading in the shares of our Class A Common Stock has not been active. Accordingly, the valuation ascribed to our Class A Common Stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the business combination may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Verde Clean Fuels or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting our business;

•        our ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving Verde Clean Fuels;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any major change in the CENAQ Board or management;

•        sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        sales of shares of our Class A Common Stock by the New PIPE Investors;

•        the volume of shares of our Class A Common Stock available for public sale, including as a result of the termination of the post-closing lock-up pursuant to the terms thereof; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the Nasdaq Stock Market have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Verde Clean Fuels following the business combination could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the business combination, if securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover Verde Clean Fuels following the business combination change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover Verde Clean Fuels following the business combination were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may elect to purchase public shares from Public Stockholders, which may influence the vote on the Business Combination Proposal and reduce the public “float” of our Class A Common Stock.

Our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase public shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. Any public shares purchased by our Sponsor or its affiliates would not be voted in favor of approving the business combination.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, our Sponsor and its affiliates would waive any Redemption Rights with respect to any public shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of public shares could be to increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that our Sponsor or its affiliates purchase any public shares as contemplated above, we will file a Current Report on Form 8-K prior to the special meeting that will disclose:

•        the amount of such public shares purchased by our Sponsor or its affiliates, along with the purchase price;

•        the purpose of the purchases by our Sponsor or its affiliates;

•        the impact, if any, of the purchases by our Sponsor or its affiliates on the likelihood that the business combination will be approved;

•        the identities of our security holders who sold to our Sponsor or its affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor or its affiliates; and

•        the number of public shares for which we have received redemption requests in connection with the business combination.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Potential Purchases of Public Shares” for a description of how our Sponsor, directors, officers, advisors or any of their respective affiliates will select which stockholders or warrantholders to purchase securities from in any private transaction.

We may be subject to legal proceedings in connection with the business combination, the outcomes of which would be uncertain, and may delay or prevent the completion of the business combination and adversely affect Verde Clean Fuels’ business, financial condition and results of operations.

CENAQ may in the future receive demand letters or complaints from purported stockholders of CENAQ regarding certain actions taken in connection with the business combination and the adequacy of this proxy statement. These demand letters or complaints may lead to litigation against CENAQ or its directors and officers in connection with the business combination. Defending against any lawsuits could require CENAQ to incur significant costs and draw the attention of CENAQ’s management away from the business combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the Closing may adversely affect Verde Clean Fuels’ business, financial condition and results of operations. Such legal proceedings could also delay or prevent the Closing from occurring within the contemplated timeframe.

Changes in laws or regulations, or a failure to comply with any laws or regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete the business combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect our ability to negotiate and complete our Initial Business Combination and may increase the costs and time related thereto.

As a result of plans to expand Verde Clean Fuels’ business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Verde Clean Fuels’ after-tax profitability and financial results.

Our effective tax rates may fluctuate widely in the future, particularly if Verde Clean Fuels’ business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Verde Clean Fuels’ business.

Additionally, after the business combination, Verde Clean Fuels may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Verde Clean Fuels’ after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Verde Clean Fuels’ after-tax profitability and financial condition. Additionally, the U.S. Internal Revenue Service (“IRS”) and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Verde Clean Fuels’ intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Verde Clean Fuels does not prevail in any such disagreements, Verde Clean Fuels’ profitability may be affected.

Verde Clean Fuels’ after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Our warrants and Founder Shares may have an adverse effect on the market price of our Class A Common Stock and make it more difficult to effectuate our business combination.

We issued warrants to purchase 12,937,500 shares of Class A Common Stock as part of the units. We also issued 6,675,000 Private Placement Warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share.

Our Sponsor and the Anchor Investors currently own an aggregate of 4,312,500 Founder Shares. Any issuance of a substantial number of additional shares of Class A Common Stock upon exercise of these warrants and conversion rights will increase the number of issued and outstanding shares of Class A Common Stock and reduce the value of the Class A Common Stock issued to complete the business combination. Therefore, our warrants and Founder Shares may make it more difficult to effectuate the business combination or increase the cost of acquiring Intermediate.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the business combination even if a substantial majority of our stockholders do not agree.

Our Charter does not provide a specified maximum redemption threshold. Our Charter provides we will not redeem our Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon completion of our Initial Business Combination (so that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to our Initial Business Combination. However, our Charter will be amended and restated immediately prior to the business combination, such that such limitation will no longer apply, and we anticipate our Class A Common Stock will be listed on the Nasdaq Capital Market, which provides a separate exception from being subject to the “penny stock” rules. As a result, we may be able to complete the business combination even though a substantial majority of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, officers, directors, advisors or any of their respective affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Verde Clean Fuels is a holding company. Verde Clean Fuels’ only material asset after the business combination will be its equity interest in OpCo, and Verde Clean Fuels will accordingly be dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover its corporate and other overhead expenses.

Verde Clean Fuels is a holding company and will have no material assets after completion of the business combination other than its equity interest in OpCo. Verde Clean Fuels will have no independent means of generating revenue. To the extent OpCo has available cash, we intend to cause OpCo to make (i) generally pro rata distributions to the holders of OpCo Units, including Verde Clean Fuels, in an amount at least sufficient to allow Verde Clean Fuels to pay its taxes and make payments under the Tax Receivable Agreement and any subsequent tax receivable agreement that it may enter into in connection with future acquisitions and (ii) non-pro rata payments to Verde Clean Fuels to reimburse it for its corporate and other overhead expenses. To the extent that Verde Clean Fuels needs funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because Verde Clean Fuels will have no independent means of generating revenue, Verde Clean Fuels’ ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of OpCo to make distributions to Verde Clean Fuels in an amount sufficient to cover Verde Clean Fuels’ tax obligations (and those of its wholly owned subsidiaries) and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. We intend that such distributions from OpCo and its subsidiaries be funded with cash from operations or from future borrowings. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that Verde Clean Fuels is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Verde Clean Fuels will be required to make payments under the Tax Receivable Agreement for certain tax benefits that it may claim, and the amounts of such payments could be significant.

In connection with the business combination, Verde Clean Fuels will enter into the Tax Receivable Agreement with the TRA Holders. This agreement will generally provide for the payment by Verde Clean Fuels to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that Verde Clean Fuels actually realizes (or is deemed to realize in certain circumstances) in periods after the business combination as a result of certain increases in tax basis available to Verde Clean Fuels pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and certain benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of any actual net cash tax savings.

The term of the Tax Receivable Agreement will commence upon the Closing and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), and Verde Clean Fuels makes the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination.

The payment obligations under the Tax Receivable Agreement are Verde Clean Fuels’ obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing Verde Clean Fuels’ actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount Verde Clean Fuels would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of Class C OpCo Units, the price of Verde Clean Fuels’ Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Class C OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of Verde Clean Fuels’ payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. The Tax Receivable Agreement contains a payment cap of $50,000,000, which applies only to certain payments required to be made in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Any distributions made by OpCo to Verde Clean Fuels in order to enable Verde Clean Fuels to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the OpCo unitholders, could have an adverse impact on our liquidity.

The payments under the Tax Receivable Agreement will not be conditioned upon a TRA Holder having a continued ownership interest in Verde Clean Fuels or OpCo. For additional information regarding the Tax Receivable Agreement, see “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Verde Clean Fuels realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), Verde Clean Fuels’ obligations under the Tax Receivable Agreement would accelerate and Verde Clean Fuels would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement and such payment is expected to be substantial. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that Verde Clean Fuels has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by Verde Clean Fuels) outstanding on the termination date are deemed to be redeemed on the termination date. If we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated immediately after the Closing, we estimate that the early termination payment, calculated on the basis of the above assumptions, would be approximately $             (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) the Secured Overnight Financing Rate (“SOFR”), plus (ii) 150 basis points, applied against an undiscounted liability of $             based on the 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates). The foregoing amount is merely an estimate and the actual payment could differ materially. In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. Moreover, the obligation to make an early termination payment upon a change of control could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

There can be no assurance that we will be able to satisfy our obligations under the Tax Receivable Agreement. Please read “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with certain mergers, other forms of business combinations or other changes of control, the consideration payable to holders of our Class A Common Stock could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), Verde Clean Fuels would be obligated to make a substantial immediate lump-sum payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates; provided that any such payment would be subject to the Payment Cap of $50,000,000, which applies only to certain payments required to be made under the Tax Receivable Agreement in connection with the occurrence of a change of control. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. As a result of this payment obligation, holders of our Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders’ having a continued interest in Verde Clean Fuels or OpCo. Accordingly, the TRA Holders’ interests may conflict with those of the holders of our Class A Common Stock. Please read “Risk Factors — Risks Related to Verde Clean Fuels and the Business Combination — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Verde Clean Fuels realizes in respect of the tax attributes subject to the Tax Receivable Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Documents — Tax Receivable Agreement.”

We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The IRS or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions we take, and a court could sustain such challenge. The TRA Holders will not reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than Verde Clean Fuels’ actual cash tax savings, if any, and we may not be able to recoup those payments, which could materially adversely affect our liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Verde Clean Fuels and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by Verde Clean Fuels under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, the exchange of Class C OpCo Units pursuant to the OpCo Exchange Right or Mandatory Exchange (or acquisitions of Class C OpCo Units pursuant to the Call Right) or other transfers of Class C OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement, which will be entered into in connection with the Closing, will provide for certain limitations on the ability of holders of OpCo Units to transfer their OpCo Units and will provide Verde Clean Fuels, as the manager of OpCo, with the right to prohibit the exercise of an OpCo Exchange Right if it determines (based on the advice of counsel) there is a material risk that OpCo would be a publicly traded partnership as a result of such exercise.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Verde Clean Fuels and for OpCo, including as a result of Verde Clean Fuels’ inability to file a consolidated U.S. federal income tax return with OpCo. In addition, Verde Clean Fuels might not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by Verde Clean Fuels under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo will be required to make tax distributions to the OpCo unitholders, including Verde Clean Fuels, and the tax distributions that OpCo will be required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

OpCo will generally make quarterly tax distributions to the OpCo unitholders, including Verde Clean Fuels. Such distributions will be pro rata and be in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income (in the case of each OpCo unitholder other than Verde Clean Fuels, taking into account prior normal operating pro rata distributions made to such OpCo unitholders in such year and calculated under certain assumptions), and (ii) with respect to Verde Clean Fuels, any payments required to be made by Verde Clean Fuels under the Tax Receivable Agreement or any similar subsequent tax receivable agreements that it may enter into in connection with future acquisitions (in each case, calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to Verde Clean Fuels for the applicable taxable year unless otherwise determined by OpCo. As a result of certain assumptions in calculating the tax distribution payments, Verde Clean Fuels may receive tax distributions from OpCo in excess of its actual tax liability and its obligations under the Tax Receivable Agreement.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of a Class A OpCo Unit to deviate from the value of a share of Class A Common Stock, contrary to the one-to-one relationship described in the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — OpCo LLC Agreement.” If Verde Clean Fuels retains such cash balances, the holders of Class C OpCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right. We intend to cause Verde Clean Fuels to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on our Class A Common Stock and reinvesting such cash balances in OpCo for additional Class A OpCo Units (with an accompanying stock dividend with respect to our Class A Common Stock or an adjustment to the one-to-one exchange ratio applicable to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right).

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

Risks Related to the Redemption

CENAQ cannot be certain as to the number of shares of public stock that will be redeemed and the potential impact to Public Stockholders who do not elect to redeem their public stock.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position. We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Redemptions of public shares and certain events following the consummation of the business combination may cause an increase or decrease in our stock price, and may result in a lower value realized now than a stockholder of CENAQ might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult, and rely solely upon, the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On             , 2022, the most recent practicable date prior to the date of this proxy statement, the closing price per share of the Class A Common Stock was $            . Public Stockholders should be aware that, while we are unable to predict the price per share of the Class A Common Stock following the consummation of the business combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of public shares owned by non-redeeming stockholders — increased levels of redemptions by Public Stockholders may be a result of the price per share of the Class A Common Stock falling below the redemption price. We expect that more Public Stockholders may elect to redeem their public shares if the share price of the Class A Common Stock is below the projected redemption price of $10.10 per share, and we expect that more Public Stockholders may elect not to redeem their public shares if the share price of the Class A Common Stock is above the projected redemption price of $10.10 per share. Each public share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to CENAQ from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in Verde Clean Fuels following the consummation of the business combination.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

In order to exercise their Redemption Rights, holders of public shares are required to submit a request in writing and deliver their shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account, including interest not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account, calculated as of two business days prior to the anticipated consummation of the business combination. See the section entitled “Special Meeting of CENAQ Stockholders — Redemption Rights” for additional information on how to exercise your Redemption Rights.

Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things, as more fully described in the section entitled “Special Meeting of CENAQ Stockholders — Redemption Rights,” tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through DTC prior to 5:00 p.m., Eastern time, on            , 2022. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

In addition, holders of outstanding units of CENAQ must separate the underlying public shares and Public Warrants prior to exercising Redemption Rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

If a public stockholder fails to receive notice of CENAQ’s offer to redeem its public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

CENAQ will comply with the proxy rules when conducting redemptions in connection with the business combination. Despite CENAQ’s compliance with these rules, if a public stockholder fails to receive CENAQ’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that CENAQ will furnish to holders of its public shares in connection with the business combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Whether a redemption of Class A Common Stock will be treated as a sale of such Class A Common Stock for U.S. federal income tax purposes will depend on a shareholder’s specific facts.

The U.S. federal income tax treatment of a redemption of Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302(a) of the Code, which will depend largely on the total number of shares of our stock treated as held by the stockholder electing to redeem Class A Common Stock (including any shares of stock constructively owned by the holder as a result of owning Private Placement Warrants or Public Warrants or otherwise) relative to all shares of our stock outstanding both before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution of cash from us. For more information about the U.S. federal income tax treatment of the redemption of Class A Common Stock, see the section below entitled “Proposal No. 1 — The Business Combination Proposal — Material U. S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders” or “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders,” as applicable.

If CENAQ is unable to consummate the business combination or any other Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), the Public Stockholders may be forced to wait beyond such date before redemption from the Trust Account.

If CENAQ is unable to consummate the business combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), CENAQ will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of net interest released to us to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (c) as promptly as reasonably possible following such redemption, subject to the approval of CENAQ’s remaining stockholders and the CENAQ Board, dissolve and liquidate, subject in each case to CENAQ’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

General Risk Factors

The business combination or post-combination company may be materially adversely affected by the ongoing COVID-19 pandemic.

Our ability to consummate the business combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Intermediate’s personnel, vendors and service providers to negotiate and consummate the business combination in a timely manner. The extent to which COVID-19 impacts the business combination or the post-combination company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the business combination may be materially adversely affected. Additionally, if the financial markets or the overall economy are impacted for an extended period, the post-combination company’s results of operations, financial position and cash flows may be materially adversely affected.

Changes in tax laws or the imposition of new or increased taxes may adversely affect Verde Clean Fuels’ financial condition, results of operations and cash flows.

Verde Clean Fuels will be a U.S. corporation and thus will be subject to U.S. corporate income tax on its worldwide income. Further, Verde Clean Fuels’ operations and customers will be located in the United States, and, as a result, Verde Clean Fuels will be subject to various U.S. federal, state and local taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Verde Clean Fuels and may have an adverse effect on its financial condition, results of operations and cash flows.

For example, in the United States, several tax law changes have been previously proposed that would, if ultimately enacted, impact the U.S. federal income taxation of corporations. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Verde Clean Fuels) from 21% to 28%. It is unclear whether this, similar or other changes will be enacted and, if enacted, how soon any such changes could take effect, and we cannot predict how any future changes in tax laws might affect us. Additionally, states in which we operate or own assets may impose new or increased taxes. Changes in tax laws or the imposition of new or increased taxes could adversely affect Verde Clean Fuels’ financial condition, results of operations and cash flows.

The new 1% U.S. federal excise tax on repurchases of corporate stock included in the Inflation Reduction Act of 2022 (the “IR Act”) could cause a reduction in the value of our Class A Common Stock or reduce the amount received by our stockholders if we are unable to complete this or another business combination and are required to redeem all existing shares after December 31, 2022.

On August 16, 2022, the IR Act was signed into law. The IR Act provides for, among other changes, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not on its shareholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of any positive difference between the fair market value of any shares repurchased by the repurchasing corporation during a taxable year and the fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year.

In addition, a number of exceptions will apply to this excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, this excise tax.

Although the application of this excise tax is not entirely clear, any redemption or other repurchase effected by us that occurs after December 31, 2022, whether in connection with the business combination or otherwise, may be subject to this excise tax. Whether and to what extent we would be subject to the excise tax in connection with the business combination would depend on a number of factors, including (i) whether the business combination closes after December 31, 2022, (ii) the fair market value of any stock redeemed or repurchased in connection with the business combination, (iii) the nature and amount of the PIPE Financing (or any other equity issuances within the same taxable year as that of the business combination) and (iv) the content of any regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, it could cause a reduction in the value of our Class A Common Stock.

Further, the application of the excise tax in the event of a complete liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations or other guidance. If we are unable to complete this or another business combination and are required to redeem all of our existing shares after December 31, 2022, whether such redemptions are subject to this excise tax may depend on how such redemptions are structured and whether we are liquidated. If this excise tax were to apply to such redemptions, it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by us, in which case the amount that would otherwise be received by our stockholders in connection with our liquidation would be reduced.

The excise tax would not apply to the extent that the business combination and any related redemptions occur before December 31, 2022.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following August 17, 2026, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Common Stock less attractive because we will rely on these exemptions. If some investors find our Class A Common Stock less attractive as a result, there may be less active trading market for our Class A Common Stock and our stock price may be more volatile.

We may issue additional common stock or preferred stock to complete the business combination or under an employee incentive plan after completion of the business combination. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of common or preferred stock to complete the business combination or under an employee incentive plan after completion of the business combination. The issuance of additional shares of common or preferred stock:

•        may result in the potential termination of the Business Combination Agreement if our securities are not listed on another national exchange mutually agreed to by Intermediate;

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our units, Class A Common Stock and/or warrants.

The Proposed Fourth A&R Charter will designate state courts within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

The Proposed Fourth A&R Charter will provide that, unless Verde Clean Fuels consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Verde Clean Fuels, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Verde Clean Fuels to Verde Clean Fuels or Verde Clean Fuels’ stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Verde Clean Fuels or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, the Proposed Fourth A&R Charter or the Proposed Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Fourth A&R Charter or the Proposed Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (v) any action asserting a claim against Verde Clean Fuels or any director, officer, employee or agent of Verde Clean Fuels that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

In addition, the Proposed Fourth A&R Charter will provide that, unless Verde Clean Fuels consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Proposed Fourth A&R Charter provides that the exclusive forum provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in Verde Clean Fuels’ amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 present the historical financial statements of CENAQ and Intermediate, adjusted to reflect the business combination. The unaudited condensed combined pro forma balance sheet as of June 30, 2022 gives pro forma effect to the business combination and related transactions as if they had occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2021 and the six months ended June 30, 2022 gives pro forma effect to the business combination and related transactions as if they had been consummated on January 1, 2021. The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X, as amended.

The business combination includes:

•        Holdings contributing 100% of the issued and outstanding limited liability company interests of Intermediate to OpCo in exchange for 22,500,000 Class C OpCo Units and an equal number of shares of Class C Common Stock;

•        the common control reverse recapitalization between CENAQ and Intermediate; and

•        the issuance and sale of 8,000,000 shares of Class A Common Stock for a purchase price of approximately $10.00 per share, for an aggregate purchase price of $80,000,000 in the PIPE Financing pursuant to the Subscription Agreements; provided that to the extent funds contained in the Trust Account immediately prior to Closing (after giving effect to the exercise of the Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20.0 million;

The unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with:

•        the notes accompanying the unaudited pro forma condensed combined financial statements;

•        the historical audited and unaudited financial statements of CENAQ included in CENAQ’s Form 10-K, as amended, for the year ended December 31, 2021 filed with the SEC on March 30, 2022 and Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 26, 2022;

•        the historical audited and unaudited financial statements of Intermediate included elsewhere in this proxy statement;

•        the discussion of the financial condition and results of operations of CENAQ and Intermediate included elsewhere in this proxy statement; and

•        other information contained in this proxy statement, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information assumes that the Public Stockholders approve the proposed business combination. CENAQ’s Public Stockholders may elect to redeem their CENAQ Class A Common Stock for cash even if they approve the proposed Business Combination. CENAQ cannot predict how many of its Public Stockholders will exercise their right to have their CENAQ Class A Common Stock redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present two redemption scenarios, as previously described:

•        Assuming No Redemptions; and

•        Assuming Maximum Redemptions.

The actual results will likely be somewhere within the ranges of outcomes shown, though precisely where cannot be presently determined.

The Transactions are being accomplished through an “Up-C” structure and the classification of consideration received by Holdings, as the equityholder of Intermediate immediately prior to the Closing, reflects such “Up-C” structure. Upon the Closing, Holdings, as the equityholder of Intermediate immediately prior to the Closing, is expected to hold a number of OpCo Units that are exchangeable for an aggregate of 22,500,000 shares of Class A Common Stock, or, at the option of Verde Clean Fuels, cash in an amount equal to the net proceeds raised by selling such Class A Common Stock in a contemporaneous sale or underwritten offering.

Pursuant to the Tax Receivable Agreement, Verde Clean Fuels will be required to pay 85% of the net cash savings in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes), if any, that it actually realizes (or in certain cases is deemed to realize) in periods after the business combination as a result of certain increases in tax basis pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and certain benefits attributable to imputed interest. Any such payments to TRA Holders will reduce the cash provided by the tax savings generated from future exchanges that would otherwise have been available to Verde Clean Fuels for other uses, including reinvestment or dividends to holders of Class A Common Stock. Cash tax savings from the remaining 15% of the tax benefits will be retained by Verde Clean Fuels. Verde Clean Fuels’ obligations under the Tax Receivable Agreement in connection with a change of control are subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

Due to the uncertainty of the amount and timing of future exchanges of Class C OpCo Units, the unaudited pro forma condensed combined financial information assumes that no exchanges of Class C OpCo Units have occurred and therefore, no increases in tax basis have been realized. Additionally, Verde Clean Fuels would recognize a full valuation allowance for any deferred tax asset realized based on Verde Clean Fuels’ current assessment of the future realizability.

The following summarizes the Verde Clean Fuels Common Stock outstanding under the two redemption scenarios:

	Assuming No Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%
CENAQ Public Stockholders(3)	17,250,000	34.46%	—	0.00%
Holdings(4)	22,500,000	44.94%	22,500,000	64.63%
Holdings (PIPE Financing)(5)	800,000	1.60%	800,000	2.30%
New PIPE Investors (excluding Holdings)(6)	5,200,000	10.39%	7,200,000	20.68%
Sponsor and Anchor Investors(7)	1,078,125	2.15%	1,078,125	3.10%
Sponsor Earn Out shares(8)	3,234,375	6.46%	3,234,375	9.29%
Total Shares at Closing (excluding shares below)	50,062,500	100.00%	34,812,500	100.00%
Class A Common Stock issuable upon exercise of the Public Warrants and Private Placement Warrants(9)	15,412,500		15,412,500
Earn Out Equity(10)	3,500,000		3,500,000
Total Diluted Shares at Closing (including shares above)	68,975,000		53,725,000

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (1) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing. Excludes 3,234,375 shares of Class A Common Stock issued to the Sponsor upon conversion of the remaining portion of its Class B Common Stock at Closing that are subject to forfeiture.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events.

(9)      Excludes a total of 4,200,000 Private Placement Warrants to be forfeited as of Closing comprised of 2,475,000, 1,423,125 and 301,875 held by the Sponsor, Imperial Capital, LLC and I-Bankers Securities, Inc., respectively.

(10)    Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2022

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	CENAQ	Intermediate	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$86,284	$908,048	$219,303,252	(a)	$220,297,584	$64,851,926	(a)	$65,846,258
Prepaid expenses	75,961	100,697	—		176,658	—		176,658
Deferred transaction costs	—	103,478	(103,478)	(f)	—	(103,478)	(f)	—
Total current assets	$162,245	1,112,223	$219,199,774		$220,474,242	$64,748,448		$66,022,916

Security deposits	—	150,000	—		150,000	—		150,000
Deferred financing costs	25,000	—	(25,000)	(f)	—	(25,000)	(f)	—
Property, plant and equipment, net	—	7,682	—		7,682	—		7,682
Intellectual property	—	1,925,151	—		1,925,151	—		1,925,151
Operating lease right-of-use asset	—	195,227	—		195,227	—		195,227
Marketable securities held in trust account	174,451,326	—	(174,451,326)	(a)	—	(174,451,326)	(a)	—
Deferred tax assets	—	—	—	(b)	—	—	(b)	—
Total assets	$174,638,571	$3,390,283	44,723,448		222,752,302	(109,727,878)		68,300,976

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued liabilities	969,794	266,200	(124,178)	(f)	1,111,816	(124,178)	(f)	1,111,816
Income taxes payable	5,088	—	(5,088)	(m)	—	(5,088)	(m)	—
Interest payable	1,062	—	(1,062)	(f)	—	(1,062)	(f)	—
Promissory note – related party	125,000	—	(125,000)	(a)	—	(125,000)	(a)	—
Notes payable – insurance premium financing	—	27,374	(27,374)	(a)	—	(27,374)	(a)	—
Operating lease liabilities	—	195,227	—		195,227	—		195,227
			—			—
Contingent consideration	—	6,957,000	(6,957,000)	(c)	—	(6,957,000)	(c)	—
Deferred underwriters’ discount	6,037,500	—	(6,037,500)	(a)	—	(6,037,500)	(a)	—
Tax receivable agreement liability	—	—	—	(d)	—	—	(d)	—
Total liabilities	7,138,444	7,445,801	(13,277,202)		1,307,043	(13,277,202)		1,307,043

Common stock subject to possible redemption	174,225,000	—	(174,225,000)	(e)	—	(174,225,000)	(e)	—

Intermediate’s Member’s Equity	—	11,083,880	(11,083,880)	(f)	—	(11,083,880)	(f)	—
Class A common stock	19	—	2,737	(f)	2,756	1,212	(f)	1,231
Class B common stock	431	—	(431)	(f)	—	(431)	(f)	—
Class C Common Stock	—	—	2,250	(f)	2,250	2,250	(f)	2,250
Additional paid-in capital	—	—	126,345,635	(f)	126,345,635	28,633,608	(f)	28,633,608
Accumulated deficit	(6,725,323)	(15,139,398)	20,492,697	(f)	(1,372,024)	23,247,036	(f)	1,382,315
Noncontrolling interest	—	—	96,466,642	(g)	96,466,608	36,974,529	(g)	36,974,529
Total stockholders’ equity (deficit)	(6,724,873)	(4,055,518)	232,225,650		221,445,259	77,774,324		66,993,933
Total Liabilities, Redeemable Common Stock and Stockholders’ (Deficit) Equity	$174,638,571	$3,390,283	$44,723,448		$222,752,302	$(109,727,878)		$68,300,976

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2022

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	CENAQ	Intermediate	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
General and administrative expenses	$1,394,632	$577,764	$—		$1,972,396	$—		$1,972,396
Research and development expenses	—	169,804	—		169,804	—		169,804
Total operating expenses	1,394,632	747,568	—		2,142,200	—		2,142,200
Loss from operations	(1,394,632)	(747,568)	—		(2,142,200)	—		(2,142,200)
Other income (expense):
Interest earned on marketable securities held in CENAQ Trust Account	221,148	—	(221,148)	(h)	—	(221,148)	(h)	—
Interest expense on promissory note – related party	(1,062)	—	1,062	(f)	—	1,062	(f)	—
Unrealized gain on marketable securities held in CENAQ Trust Account	498	—	(498)	(h)	—	(498)	(h)	—
Total other income (expense)	220,584	—	(220,584)		—	(220,584)		—
Loss before provision for income taxes	(1,174,048)	(747,568)	(220,584)		(2,142,200)	(220,584)		(2,142,200)
Provision for income taxes	(5,088)	—	5,088	(m)	—	5,088	(m)	—
Net loss	(1,179,136)	(747,568)	(215,496)		(2,142,200)	(215,496)		(2,142,200)
Net loss attributable to noncontrolling interest	—	—	(962,787)	(i)	(962,787)	(1,384,546)	(i)	(1,384,546)
Net loss attributable to Verde Clean Fuels, Inc.	$(1,179,136)	$(747,568)	$747,291		$(1,179,413)	$1,169,050		$(757,654)
Weighted average Class A Common Stock outstanding, basic and diluted				(j)	24,328,125		(j)	9,078,125
Net loss per share of Class A Common Stock, basic and diluted				(j)	$(0.05)		(j)	$(0.08)
Basic and diluted weighted average shares outstanding, common stock subject to redemption	17,250,000
Basic and diluted net loss per common stock subject to redemption	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	4,502,250
Basic and diluted net loss per non-redeemable common stock	$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2021

	Historical		Assuming No Redemptions			Assuming Maximum Redemptions
	CENAQ	Intermediate	Transaction Accounting Adjustments	Note 3	Pro Forma Combined	Transaction Accounting Adjustments	Note 3	Pro Forma Combined
General and administrative expenses	$—	$12,415,580	$(8,810,000)	(c)	$3,605,580	$(8,810,000)	(c)	$3,605,580
Research and development expenses	—	509,545	—		509,545	—		509,545
Formation and operating costs	456,765	—	(9,083)	(k)	447,682	(9,083)	(k)	447,682
Total operating expenses	456,765	12,925,125	(8,819,083)		4,562,807	(8,819,083)		4,562,807
Loss from operations	(456,765)	(12,925,125)	8,819,083		(4,562,807)	8,819,083		(4,562,807)

Other income (expense):
Interest earned on marketable securities held in CENAQ Trust Account	4,680	—	(4,680)	(h)	—	(4,680)	(h)	—
Unrealized loss on fair value changes of over-allotment option liability	(22,500)	—	22,500	(l)	—	22,500	(l)	—
Total other income (expense)	(17,820)	—	17,820		—	17,820		—
Net loss	$(474,585)	$(12,925,125)	$8,836,903		$(4,562,807)	$8,836,903		$(4,562,807)
Net loss attributable to noncontrolling interest	—	—	(2,050,525)	(i)	(2,050,525)	(2,949,031)	(i)	(2,949,031)
Net loss attributable to Verde Clean Fuels, Inc.	$(474,585)	$(12,925,125)	$10,887,428		$(2,512,282)	$11,785,934		$(1,613,776)
Weighted average Class A Common Stock outstanding, basic and diluted				(j)	24,328,125		(j)	9,078,125
Net loss per share of Class A Common Stock, basic and diluted				(j)	$(0.10)		(j)	$(0.18)
Basic and diluted weighted average shares outstanding, common stock subject to redemption	6,462,329
Basic and diluted net loss per common stock subject to redemption	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable common stock	4,029,134
Basic and diluted net loss per non-redeemable common stock	$(0.05)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination

The following table summarizes the pro forma common stock ownership as of June 30, 2022 assuming no redemptions and maximum redemptions in connection with the Closing:

	Assuming No Redemptions(a)		Assuming Maximum Redemptions(b)
	Shares	%	Shares	%
CENAQ Public Stockholders(c)	17,250,000	62.59%	—	0.00%
Holdings (PIPE Financing)(d)	800,000	2.90%	800,000	6.50%
New PIPE Investors (excluding Holding)(e)	5,200,000	18.87%	7,200,000	58.48%
Sponsor and Anchor Investors(f)	1,078,125	3.91%	1,078,125	8.76%
Sponsor Earn Out shares(g)	3,234,375	11.73%	3,234,375	26.27%
Total Class A Common Stock at Closing	27,562,500	100.00%	12,312,500	100.00%
Holdings(h)	22,500,000		22,500,000
Total Shares at Closing	50,062,500		34,812,500
Earn Out Equity shares(i)	3,500,000		3,500,000
Total diluted shares at Closing (including shares above)(j)	53,562,500		38,312,500

____________

(a)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(b)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(c)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(d)      Includes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(e)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(f)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing.

(g)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events.

(h)      Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(i)      Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

(j)      Excludes 12,937,500 and 2,475,000 shares of Class A Common Stock issuable upon the exercise of the Public Warrants and Private Placement Warrants, respectively.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effect of the business combination.

Under each redemption scenario presented, we anticipate that the business combination will be accounted for according to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. We anticipate that the business combination will not be treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s pre-business combination operations being the majority post-business combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings will continue to have control of the board of directors through its majority voting rights.

Under the guidance in the Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the business combination. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization. The net assets of CENAQ will be stated at their historical value within the pro forma financial information with no goodwill or other intangible assets recorded.

Note 3 — Transaction Accounting Adjustments

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

(a) Cash.    Represents the impact of the business combination, accounted for as a common control reverse recapitalization, on the cash balance of Verde Clean Fuels.

The table below represents the business combination sources and uses of funds as of June 30, 2022, accounted for as a common control reverse recapitalization, assuming no redemptions by CENAQ Public Stockholders and maximum redemptions by CENAQ Public Stockholders:

	Note	Assuming No Redemptions	Assuming Maximum Redemptions
Cash balance of Intermediate prior to Business Combination*		$908,048	$908,048
Cash balance of CENAQ prior to Business Combination*		86,284	86,284
Total cash balance prior to Business Combination*		994,332	994,332

Transaction cash adjustments:
Marketable securities held in Trust Account	(1)	174,451,326	174,451,326
PIPE Financing Proceeds	(2)	60,000,000	80,000,000
Payment to redeeming CENAQ Public Stockholders	(3)	—	(174,451,326)
Repayment of Intermediate’s Member’s Equity Capital Contributions since December 15, 2021	(4)	(2,500,000)	(2,500,000)
Repayment of Intermediate’s Note Payable – insurance premium financing	(5)	(27,374)	(27,374)
Repayment of CENAQ promissory note – related party	(6)	(125,000)	(125,000)
Payment of Deferred Underwriting Fees	(7)	(4,312,500)	(4,312,500)
Payment of Transaction Fees and Expenses	(8)	(8,183,200)	(8,183,200)
Pro forma cash balance		$220,297,584	$65,846,258

____________

*        The business combination is accounted for as a common control reverse recapitalization for purposes of unaudited pro forma condensed combined financial information.

(1)      Represents release of the restricted investments held in the Trust Account to fund the Closing, accounted for as a common control reverse acquisition.

(2)      Represents the issuance, in the PIPE Financing, to third-party investors of up to 7,200,000 shares of Class A Common Stock at a stock price of $10.00 per share. Also includes $8,000,000 from Holdings to acquire 800,000 shares of Class A Common Stock in the PIPE Financing (at a stock price of $10.00 per share). Arb represents $70,000,000 of the $80,000,000 in the PIPE commitments (including Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $60,000,000 of PIPE commitments in the Assuming No Redemptions scenario.

(3)      Represents the amount paid to CENAQ Public Stockholders who are assumed to exercise Redemption Rights under the Maximum Redemptions scenario, including payment of accrued interest.

(4)      Under the Business Combination Agreement, CENAQ has agreed to repay Intermediate’s Member’s Equity Capital Contributions made by Holdings for the period between December 2021 and Closing, not to exceed $10 million.

(5)      Represents payment of Intermediate’s note payable — insurance premium financing.

(6)      Represents repayment of CENAQ’s unsecured promissory note to the Sponsor; amount of repayment is included in total Transaction Fees and Expenses.

(7)      Represents the payment of Deferred Underwriting Fees incurred as part of the IPO committed to be paid upon the consummation of a Business Combination, accounted for as a common control reverse recapitalization. In connection with the execution of the Business Combination Agreement, the underwriters agreed to reduce its deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500 (see Note 3(f)(8) Impact on Equity).

(8)      Represents payment of Transaction Fees and Expenses related to the Business Combination. Excludes $4,300 of Transaction Fees and Expenses already paid and $125,000 repayment of the unsecured promissory note issued to Sponsor (see Note 3(f)(7) Impact on Equity).

(b) Adjustments for Deferred Taxes.    Arises from differences between the financial statement and tax basis in the OpCo interests, including legacy step-up basis adjustments, and net operating losses recorded at Verde Clean Fuels. The adjustments for deferred taxes assume:

I.       the GAAP balance sheet as of June 30, 2022 is adjusted for the pro forma entries described herein,

II.     the estimated tax basis as of June 30, 2022 is adjusted for the pro forma entries described herein,

III.    a full valuation allowance is established to offset the net deferred tax assets based upon the assessment of realizability, and

IV.     no material changes in tax law.

Verde Clean Fuels accrues liabilities or adjusts deferred taxes for unrecognized tax benefits. Verde Clean Fuels has not recorded any unrecognized tax benefits as of June 30, 2022, that, if recognized, would affect its annual effective tax rate. However, as Verde Clean Fuels continues to evaluate various accounting considerations, it may record uncertain tax positions under GAAP.

(c) Contingent Consideration.    Represents the elimination of contingent consideration expense of $6,957,000, which was recorded by Intermediate as of June 30, 2022 related to a contingent payment to Intermediate’s management in the event that certain return on investment hurdles are met within a specified period from the date of a prior asset purchase. Although Intermediate recorded the contingent consideration (as the employees rendering service are employed by consolidated subsidiaries of Intermediate), Holdings, the parent entity and 100% owner of Intermediate, is legally obligated to settle the contingent payment should the return on investment hurdles be achieved. Therefore, contingent consideration has been excluded from the unaudited pro forma condensed combined financial statements.

(d) Tax Receivable Agreement Liability.    No adjustments are reflected for the effects of the Tax Receivable Agreement, more fully described elsewhere in this proxy statement. As part of closing the Transactions, Verde Clean Fuels will be a party to a Tax Receivable Agreement under which Verde Clean Fuels will make payments to the TRA Holders in respect of 85% of the net tax benefit to Verde Clean Fuels of certain tax attributes. In connection with a change of control, payments to the TRA Holders are subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Verde Clean Fuels anticipates that it will account for the income tax effects resulting from future taxable exercises of the exchange rights set forth in the OpCo A&R LLC Agreement by recognizing an increase in deferred tax assets, based on enacted tax rates at the date of each exchange. If there were an exchange of all the outstanding Class C OpCo Units immediately after the Transaction, the estimated tax benefits to Verde Clean Fuels, subject to the Tax Receivable Agreement, would be approximately $32 million offset by related discounted payment to the TRA Holders equal to 85% of the benefit received of $27 million based on certain assumptions, including that Verde Clean Fuels has sufficient taxable income to realize the tax benefit; there are no material tax law changes; and the fair market value of the exchanged shares is equal to $10 per share. At this time, a full valuation allowance would be established on any deferred tax asset created based on OpCo’s current assessment of the future realizability. Therefore, no liability related to future payments under the Tax Receivable Agreement has been reflected.

(e) CENAQ’s Class A Common Stock Subject to Possible Redemption.    Represents reclassification of CENAQ’s redeemable shares into CENAQ’s Class A Common Stock in connection with the Business Combination, accounted for as a common control reverse recapitalization.

(f) Impact on Equity.    The following table represents the impact of the Business Combination, accounted for as a common control reverse recapitalization, on the total equity section assuming no redemptions by CENAQ Public Stockholders and maximum redemptions by CENAQ Public Stockholders:

	Note	Assuming No Redemptions	Assuming Maximum Redemptions
Intermediate’s Member’s Equity	(1)	$(11,083,880)	$(11,083,880)

Class A Common Stock	(2)	$(19)	$(19)
	(3)	349	349
	(3)	83	83
	(4)	600	800
	(5)	1,725	—
Total Class A Common Stock adjustments		$2,737	$1,212

Class B Common Stock	(3)	$(431)	$(431)

Class C Common Stock	(1)	$2,250	$2,250

Additional paid-in capital
	(1)	$8,581,630	$8,581,630
	(2)	19	19
	(4)	59,999,400	79,999,200
	(5)	174,223,275	—
	(6)	(6,725,323)	(6,725,323)
	(7)	(8,187,500)	(8,187,500)
	(8)	1,725,000	1,725,000
	(9)	(103,270,866)	(46,759,418)
	(10)	—	—
Total Additional paid-in capital adjustments		$126,345,635	$28,633,608

Accumulated deficit
	(6)	$6,725,323	$6,725,323
	(9)	6,804,224	9,784,889
	(11)	—	(226,326)
	(12)	6,957,000	6,957,000
	(13)	1,062	1,062
	(14)	5,088	5,088
	(10)	—	—
Total Accumulated deficit adjustments		$20,492,697	$23,247,036

Noncontrolling interest	(9)	$96,466,642	$36,974,529

____________

(1)      Represents conversion of Intermediate’s Member’s Equity to Class C OpCo Units (and corresponding shares of Class C Common Stock) after repayment of Intermediate’s Member’s Equity Capital Contribution in the first fiscal quarter of 2022. As part of the Closing, CENAQ agreed to repay Intermediate’s Member’s Equity Capital Contributions made by Holdings between signing of the original term sheet in December 2021 and Closing, not to exceed $10 million. Remaining Intermediate Member’s Equity converted into 22,500,000 shares of Class C Common Stock at par value of $0.0001 in connection with the business combination, accounted for as a common control reverse recapitalization.

(2)      Represents forfeiture of Underwriters Forfeited Shares (Class A Common Stock) issued among Imperial Capital LLC and I-Bankers Securities, Inc. that will be forfeited at Closing per the Underwriters Letter.

(3)      Represents conversion of 3,487,500 shares of Class B Common Stock into shares of Class A Common Stock and the conversion of 825,000 Anchor Investor shares of Class B Common Stock into shares of Class A Common Stock Common Stock at par value of $0.0001 in connection with the business combination, accounted for as a common control reverse recapitalization. Of the 3,487,500 shares of Class B Common Stock converted into shares of Class A Common Stock, 3,234,375 shares shall become subject to potential forfeiture as Sponsor Earn Out shares per the Sponsor Letter.

(4)      Represents the PIPE Proceeds in which up to 8,000,000 shares of Class A Common Stock were issued at a price of $10.00 per share and a par value of $0.0001 (see Note 3(a)(2) Cash). Total shares include 800,000 shares of Class A Common Stock at par value of $0.0001 issued to Holdings in exchange for $8,000,000 participation in the PIPE Financing (at a price of $10.00 per share). Arb represents $70,000,000 of the $80,000,000 in the PIPE commitments (including Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $60,000,000 of PIPE commitments in the Assuming No Redemptions scenario.

(5)      Represents reclassification of CENAQ’s redeemable shares into Class A Common Stock in connection with the Business Combination, accounted for as a common control reverse recapitalization. Under the assuming no redemptions scenario, all 17,250,000 of CENAQ’s redeemable shares are converted into Class A Common Stock at par value of $0.0001. Under the Assuming Maximum Redemptions scenario, all 17,250,000 shares of Class A Common Stock would be redeemed for aggregate redemption payments of $174,225,000. The redemptions at an assumed redemption price of $10.10 per share result in a reduction to equity with a corresponding decrease in investments held in the Trust Account.

(6)      Represents the reclassification of CENAQ’s historical accumulated deficit to additional paid-in capital in connection with the Business Combination, accounted for as a common control reverse recapitalization.

(7)      Transaction Fees and Expenses related to the Business Combination, accounted for as a common control reverse recapitalization, incurred through the close of the Business Combination (see Note 3(a)(7) Cash), of which $6,274 was previously recorded to deferred transaction costs and $25,000 was recorded to deferred financing costs. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital.

(8)      Represents reduction of Deferred Underwriting Fees. In connection with the execution of the Business Combination Agreement, the underwriters agreed to reduce its Deferred Underwriting Fees related to the IPO from $6,037,500 to $4,312,500.

(9)      Represents reclassification of APIC and Accumulated Deficit to NCI (see Note 3(g) Noncontrolling Interest).

(10)    Although shares have been authorized for issuance under the 2023 Plan, no shares have been issued at the date of the Business Combination, and no stock-based compensation expense has been or will be recognized until the time at which an award is granted or the achievement under an award of any performance condition is deemed probable, as applicable.

(11)    Represents elimination of interest earned on marketable securities held in the Trust Account.

(12)    Represents elimination of contingent consideration expense (see Note 3(c) Contingent Consideration).

(13)    Represents elimination of interest on CENAQ’s unsecured promissory note to Sponsor.

(14)    Represents elimination of income taxes incurred primarily due to non-deductible deferred financing costs related to the business combination.

(g) Noncontrolling Interest.    An adjustment to reflect noncontrolling interest holders’ economic share of combined equity, pursuant to the post-combination structure of the combined companies. The respective controlling interests and noncontrolling interests in OpCo as reflected in Verde Clean Fuels’ financial statements will depend on the level of redemptions. Following the Closing, holders of Class A Common Stock will own direct controlling interests in the results of the combined entity, while Holdings, the equityholder of Intermediate immediately prior to Closing, will own an economic interest in OpCo shown as noncontrolling interest in equity in the financial statements of Verde Clean Fuels. The indirect economic interests are held by Holdings, the equityholder of Intermediate immediately prior to Closing, in the form of the OpCo Exchange Right or, in certain circumstances, including at the election of Verde Clean Fuels, cash in an amount equal to the fair value of Class A Common Stock. If Verde Clean Fuels elects that the exchanged Class C OpCo Units, together with cancellation of the Class C Common Stock, will be settled in cash, the cash used to settle the exchange must be funded through private sale or an underwritten offering of Class A Common Stock.

The following table summarizes the economic interests of Verde Clean Fuels between the holders of Class A Common Stock and indirect economic interests held by OpCo unitholders (assuming all Class C OpCo Units are exchanged for Class A Common Stock) under each of the redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Economic Interests	% of Economic Interests	Economic Interests	% of Economic Interests
Class A Common Stock	27,562,500	55.06%	12,312,500	35.37%
OpCo Units (Noncontrolling interest)	22,500,000	44.94%	22,500,000	64.63%
Total	50,062,500	100.00%	34,812,500	100.00%

The noncontrolling interest may decrease according to the number of shares of Class C Common Stock and OpCo Units that are exchanged for shares of Class A Common Stock or, in certain circumstances including at the election of Verde Clean Fuels, cash in an amount equal to the fair value of Class A Common Stock. The calculation of noncontrolling interest is based on the net assets of Verde Clean Fuels following the completion of the business combination. Accordingly, in the Assuming No Redemptions scenario, noncontrolling interest increased to $96 million with a corresponding decrease in additional paid-in capital and accumulated deficit. In the Assuming Maximum Redemptions scenario, noncontrolling interest decreased to $37 million with a corresponding increase to additional paid-in capital and accumulated deficit (see Note 3(f)(8) Impact on Equity).

(h) Interest Income.    Represents elimination of interest earned on marketable securities held in the Trust Account.

(i) Net Loss to Noncontrolling Interest.    The net loss of Verde Clean Fuels is being reduced as summarized below:

Six Months Ended June 30, 2022	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(2,142,200)	$(2,761,200)
Noncontrolling interest percentage(1)	44.94%	64.63%
Noncontrolling interest pro forma adjustment	(962,787)	(1,384,546)
Net loss attributable to Verde Clean Fuels	$(1,179,413)	$(757,654)

____________

(1)      See Note 3(g) Noncontrolling Interest

Year Ended December 31, 2021	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(4,562,807)	$(4,562,807)
Noncontrolling interest percentage(1)	44.94%	64.63%
Noncontrolling interest pro forma adjustment	(2,050,525)	(2,949,031)
Net loss attributable to Verde Clean Fuels	$(2,512,282)	$(1,613,776)

____________

(1)      See Note 3(g) Noncontrolling Interest

(j) Earnings (Loss) Per Share.    Represents the net income (loss) per share calculated using the weighted average shares outstanding. As the business combination is reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the business combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared assuming two alternative scenarios of redemption by CENAQ’s Public Stockholders of shares of CENAQ Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the three months ended June 30, 2022 and for the year ended December 31, 2021:

		Six Months Ended June 30, 2022		Year Ended December 31, 2021
	Note	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro Forma net loss attributable to Verde Clean Fuels		$(1,179,413)	$(757,654)	$(2,512,282)	$(1,613,776)
Weighted average Class A Common Stock, basic and diluted	(1) , (2)	24,328,125	9,078,125	24,328,125	9,078,125
Net loss per Class A Common Stock, basic and diluted		$(0.05)	$(0.08)	$(0.10)	$(0.18)

____________

(1)      For the purposes of calculating the weighted average number of shares of Class A Common Stock outstanding, the effect of outstanding Public Warrants and Private Placement Warrants to purchase 12,937,500 and 2,475,000 shares of Class A Common Stock, respectively, was not considered in the calculation of diluted loss per share, as the inclusion of such warrants would be anti-dilutive.

(2)      For the purposes of calculating the weighted average number of shares of Class A Common Stock outstanding, the shares subject to the Earn Out Equity and Sponsor Earn Out shares have been excluded from basic and diluted loss per share as they are contingent upon the price of Class A Common Stock reaching specified thresholds not currently met.

(k) Formation Costs.    Represents formation costs of CENAQ that are non-recurring and therefore excluded from the unaudited pro forma condensed combined financial statements.

(l) Unrealized Loss on Fair Value Changes of Over-Allotment Option Liability.    Represents unrealized loss related to changes in the fair value of underwriter over-allotment options. The unrealized loss was deemed to be non-recurring and therefore excluded from the unaudited pro forma condensed combined financial statements.

(m) Income Taxes.    Represents income taxes incurred primarily due to non-deductible deferred financing costs related to the business combination.

SPECIAL MEETING OF CENAQ STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the CENAQ Board for use at the special meeting of stockholders to be held on            , 2022, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about            , 2022. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

We are utilizing a virtual stockholder meeting format for the special meeting. Our virtual stockholder meeting format uses technology designed to increase stockholder access, save CENAQ and our stockholders time and money and provide our stockholders rights and opportunities to participate in the special meeting similar to those they would have at an in-person special meeting, at no cost. In addition to online attendance, we provide stockholders with an opportunity to hear all portions of the official special meeting as conducted by the CENAQ Board, submit written questions and comments during the special meeting and vote online during the open poll portion of the special meeting. We welcome your suggestions on how we can make our special meeting more effective and efficient.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be a completely virtual meeting. There will be no physical meeting location and the special meeting will only be conducted via live webcast. If you were a stockholder as of the close of business on            , 2022, you may attend the special meeting. As a registered stockholder, you received a proxy card with this proxy statement. The proxy card contains instructions on how to attend the virtual meeting, including the website along with your control number. You will need your control number to attend the virtual meeting, submit questions and vote online.

If you do not have your control number, contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your shares of common stock are held by a bank, broker or other nominee, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact Continental Stock Transfer & Trust Company to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Stockholders can pre-register to attend the virtual meeting. To pre-register, visit            and enter your control number, name and email address. After pre-registering, you will be able to vote or submit questions for the special meeting.

Stockholders have multiple opportunities to submit questions to CENAQ for the special meeting. Stockholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. Stockholders also may submit questions live during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters. In addition, we will offer live technical support for all stockholders attending the special meeting.

To attend online and participate in the special meeting, stockholders of record will need to visit            and enter the control number provided on your proxy card, regardless of whether you pre-registered.

Date, Time and Place

The special meeting will be held at            , Eastern time, on            , 2022, via live webcast at            , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of our common stock, i.e., Class A Common Stock or Class B Common Stock, at the close of business on            , 2022, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 21,752,250 shares of Class A Common Stock and Class B Common Stock outstanding in the aggregate, of which 17,439,750 were public shares and 4,312,500 were Founder Shares held by the Sponsor and the Anchor Investors.

Vote of the Sponsor, Directors and Officers of CENAQ

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock, including the Founder Shares, owned by them in favor of the business combination.

Our Sponsor, directors and officers and the underwriters have waived any Redemption Rights, including with respect to shares of Class A Common Stock purchased in our IPO or in the aftermarket, in connection with the business combination. The Founder Shares held by the Sponsor and the Anchor Investors have no Redemption Rights upon our liquidation and will be worthless if no business combination is effected by us by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension). However, our Sponsor, directors and officers and the Anchor Investors are entitled to Redemption Rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote thereat are present online or represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal and the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Approval of the Charter Proposal requires the affirmative vote (online or by proxy) of (i) the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) the holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting will not be counted towards the number of shares of Class A Common Stock and Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Adjournment Proposal, but will have the same effect as a vote AGAINST the Charter Proposal. In addition to the approval of the Charter Proposal, you are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter. Approval of the Advisory Charter Proposals requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the Director Election Proposal.

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the special meeting. The Charter Proposal, the Director Election Proposal and the 2023 Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Recommendation to CENAQ Stockholders

After careful consideration, the CENAQ Board recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the business combination and the recommendation of the CENAQ Board, see the section entitled “Proposal No. 1 — The Business Combination Proposal — CENAQ Board’s Consideration of and Reasons for Approving the Business Combination.”

Voting Your Shares

Each share of Class A Common Stock and each share of Class B Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A Common Stock and Class B Common Stock that you own. There are several ways to vote your shares of Class A Common Stock and Class B Common Stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Class A Common Stock or Class B Common Stock will be voted as recommended by the CENAQ Board. The CENAQ Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Nasdaq Proposal, “FOR” the 2023 Plan Proposal, “FOR ALL NOMINEES” in the Director Election Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Class A Common Stock or Class B Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A Common Stock or Class B Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify our Chief Executive Officer, in writing, before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting virtually, revoke your proxy and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Class A Common Stock or Class B Common Stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (banks and brokerage firms, please call collect at (203) 658-9400).

Redemption Rights

Under our Charter, any holders of our Class A Common Stock may elect that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account, calculated as of two business days prior to the consummation of the business combination. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the business combination, including interest not previously released to us to pay our franchise and income taxes as well as expenses relating to the administration of the Trust Account). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of June 30, 2022 of approximately $174.5 million, the estimated per share redemption price would have been approximately $10.11.

In order to exercise your Redemption Rights, you must:

•        if you hold your shares of Class A Common Stock through units, elect to separate your units into the underlying public shares and Public Warrants prior to exercising your Redemption Rights with respect to the public shares;

•        certify to CENAQ whether you are acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other stockholder with respect to shares of Class A Common Stock;

•        prior to 5:00 p.m., Eastern time, on            , 2022 (two business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, to the attention of Mark Zimkind at 1 State Street, 30th Floor, New York, New York 10004, by email at mzimkind@continentalstock.com or by telephone at (212) 509-4000; and

•        deliver your shares of Class A Common Stock either physically or electronically through DTC to the transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares of Class A Common Stock as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent. If you delivered your shares for redemption to the transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed above.

Holders of outstanding units of CENAQ must separate the underlying public shares and Public Warrants prior to exercising Redemption Rights with respect to the public shares. If you hold units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to Continental Stock Transfer & Trust Company with written instructions to separate such units into public shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the public share certificates or electronic delivery of the public shares back to you so that you may then exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of public shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption Rights with respect to the public shares following the separation of such public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Prior to exercising Redemption Rights, stockholders should verify the market price of our Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Class A Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of Class A Common Stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, our future growth following the business combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate a “business combination” (as defined in the Charter) by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), we will be required to dissolve and liquidate our Trust Account by returning the then-remaining funds in such account to the Public Stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the CENAQ Board. This solicitation is being made by mail but also may be made by telephone or in person. CENAQ and its directors, officers and employees may also solicit proxies in person. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CENAQ will bear the cost of the solicitation.

We have engaged Morrow Sodali LLC to assist in the proxy solicitation process. We will pay that firm a fee of $30,000, plus disbursements. We will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the business combination. Our stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement. Please see the subsection below entitled “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class.

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the business combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Business Combination

On August 12, 2022, CENAQ, OpCo, Holdings, Intermediate and the Sponsor (solely with respect to Section 6.18 thereto) entered into the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the business combination and the other transactions contemplated thereby, are summarized below.

The parties will hold the Closing on a date that is two business days following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date as CENAQ and Intermediate may mutually agree in writing.

Stock Exchange Listing

CENAQ will use its reasonable best efforts to cause the shares of Class A Common Stock issuable upon the exercise of the OpCo Exchange Right to be approved for listing on the Nasdaq Capital Market at the Closing. Until the Closing, CENAQ will use its reasonable best efforts to keep the units, Class A Common Stock and warrants listed for trading on the Nasdaq Capital Market.

Exclusivity

From the date of the Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement, the parties agreed not to, and to cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Business Combination Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Each party agreed to, and agreed to cause their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties to the Business Combination Agreement and their respective representatives) that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date of the Business Combination (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective representatives received any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party agreed to promptly (and in no event later than 24 hours after such party became aware of such inquiry or proposal) notify such person in writing that such party was subject to an exclusivity agreement with respect to the Business Combination Agreement and the transactions contemplated thereby that prohibits such party from considering such inquiry or proposal, but only, in the case of CENAQ, to the extent not inconsistent with the fiduciary duties of the CENAQ Board.

Earn Out Equity

Following the Closing, as additional consideration for the Holdings Contribution, within five business days after the occurrence of a Triggering Event, CENAQ will cause OpCo to transfer to Holdings, the following number of OpCo Units and shares of Class C Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Class C OpCo Units or shares of Class C Common Stock occurring on or after the Closing), upon the terms and subject to the conditions set forth in the Business Combination Agreement and the ancillary agreements:

(i)     Upon the occurrence of Triggering Event I, a one-time transfer of 1,750,000 Class C OpCo Units (and a corresponding number of shares of Class C Common Stock); and

(ii)    Upon the occurrence of Triggering Event II, a one-time transfer of 1,750,000 Class C OpCo Units (and a corresponding number of shares of Class C Common Stock).In the event there is a Company Sale during the Earn Out Period pursuant to which CENAQ or its stockholders have the right to receive consideration implying a value per share of Class A Common Stock (as agreed in good faith by the CENAQ Board) that is greater than or equal to the applicable SPAC VWAP price specified in Triggering Event I or Triggering Event II, any Earn Out Equity that has not previously transferred shall be deemed to have been transferred immediately prior to the closing of such Company Sale, and Holdings shall be eligible to participate in such Company Sale with respect to the Earn Out Equity deemed transferred on the same terms, and subject to the same conditions, as applied to the holders of Class A Common Stock generally. Upon the consummation of a Company Sale, the Earn Out Period shall terminate and Holdings shall have no further right to receive or earn the Earn Out Equity other than in accordance with the Business Combination Agreement with respect to such Company Sale.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties thereto relating to, among other things, their (a) organization and structure, (b) ability to enter into the Business Combination Agreement, (c) outstanding capitalization and (d) compliance with laws.

Additional Agreements

Proxy Statement

Subject to the terms of the Business Combination Agreement, CENAQ agreed to prepare and file with the SEC the proxy statement to be sent to the stockholders of CENAQ relating to the special meeting to adopt and approve the Proposals and other matters reasonably related to the Proposals, all in accordance with and as required by CENAQ’s organizational documents, any related agreements with Sponsor and its affiliates, applicable law, and any applicable rules and regulations of the SEC and the Nasdaq Capital Market.

CENAQ Stockholders’ Meeting

CENAQ agreed to call and hold the special meeting as promptly as practicable following the clearance of the proxy statement by the SEC; provided, that CENAQ may (or, upon the receipt of a reasonable request to do so from Intermediate, shall) postpone or adjourn the special meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies or otherwise take actions consistent with CENAQ’s obligations as set forth in the Business Combination Agreement. CENAQ agreed, through the CENAQ Board, to recommend to its stockholders that they approve the Proposals and to include the recommendation of the CENAQ Board in this proxy statement.

Conditions to Closing

Mutual

The obligations of CENAQ, OpCo, Holdings and Intermediate to consummate the business combination are subject to the satisfaction or waiver (where permissible) in accordance with the terms of the Business Combination Agreement at or prior to the Closing of each of the following mutual conditions:

•        the Proposals shall have been approved and adopted by the requisite affirmative vote of CENAQ’s stockholders in accordance with this proxy statement, the DGCL, CENAQ’s organizational documents and the rules and regulations of the Nasdaq Capital Market and, if applicable, any proposal to be submitted to CENAQ’s stockholders to extend the term period for CENAQ to consummate an Initial Business Combination shall have been approved and adopted by the requisite affirmative vote of CENAQ’s stockholders in accordance with the proxy statement filed in connection therewith, the DGCL and CENAQ’s organizational documents;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the business combination illegal or otherwise prohibiting consummation of the business combination;

•        all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the business combination under the HSR Act shall have expired or been terminated (the waiting period under the HSR Act expired on September 26, 2022);

•        the shares of Class A Common Stock (including shares issuable upon the exercise of the OpCo Exchange Right) have been listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•        CENAQ shall have at least $5,000,001 of net tangible assets after giving effect to the business combination and the PIPE Financing and following the exercise of Redemption Rights.

CENAQ and OpCo

The obligations of CENAQ and OpCo to consummate the business combination are subject to the satisfaction or waiver in accordance with the terms of the Business Combination Agreement (where permissible) at or prior to the Closing of the following additional conditions:

•        (i) the representations and warranties of Intermediate and Intermediate’s subsidiaries contained in the sections titled (a) “Organization and Qualification; Subsidiaries,” (b) “Organizational Documents,” (c) “Capitalization”, (d) “Authority Relative to this Agreement,” (e) “No Conflict; Required Filings and Consents” subpart (a)(i), (f) “Absence of Certain Changes or Events” subpart (a), and (g) “Brokers” in the Business Combination Agreement shall have each been true and correct in all respects as of the date of the Business Combination Agreement and the Closing Date, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier specified date and (ii) the other representations and warranties of Intermediate contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “Intermediate Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a Intermediate Material Adverse Effect;

•        Intermediate and Holdings shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by such party on or prior to the Closing;

•        Intermediate shall have delivered to CENAQ an officer’s certificate, dated the date of the Closing, signed by the Chief Executive Officer of Intermediate, certifying as to the satisfaction of certain conditions;

•        no Intermediate Material Adverse Effect shall have occurred after the date of the Business Combination Agreement; and

•        Holdings shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to CENAQ the documents and deliveries set forth in the Business Combination Agreement, in each case, duly executed by Intermediate or Holdings, as applicable.

For purposes of the Business Combination Agreement, a “Intermediate Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, is or could reasonably be expected to be (i) materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of Intermediate and Intermediate’s subsidiaries taken as a whole or (ii) prevent, materially delay or materially impede the performance by Intermediate or Holdings of their obligations under the Business Combination Agreement or the consummation of the business combination; provided, however, that, in the case of clause (i) none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Intermediate Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Intermediate and Intermediate’s subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Intermediate or Intermediate’s subsidiaries as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the business combination), (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Intermediate Material Adverse Effect, or (h) any actions taken, or failure to take action, or such other changes or events, in each case, which CENAQ has requested or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that Intermediate and Intermediate’s subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Intermediate and Intermediate’s subsidiaries operate.

Intermediate and Holdings

The obligations of Intermediate and Holdings to consummate the business combination are subject to the satisfaction or waiver in accordance with the terms of the Business Combination Agreement (where permissible) at or prior to the Closing of the following additional conditions:

•        (i) the representations and warranties of CENAQ and OpCo contained in the sections titled (a) “Corporate Organization,” (b) “Organizational Documents,” (c) “Authority Relative to this Agreement,” (d) “No Conflict; Required Filings and Consents” subpart (a)(i), and (e) “SPAC Trust Fund” in the Business Combination Agreement shall have each been true and correct in all respects as of the date of the Business Combination Agreement and the Closing Date, except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier specified date, and (ii) the other representations and warranties of CENAQ and OpCo contained in the Business Combination Agreement shall have been true and correct in all respects (without giving effect to any “materiality,” “CENAQ Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly was made as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a CENAQ Material Adverse Effect;

•        (i) CENAQ and OpCo shall have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing and (ii) CENAQ transaction expenses shall not exceed the amount contemplated in the Business Combination Agreement;

•        CENAQ shall have delivered to Intermediate an officer’s certificate, dated the date of the Closing, signed by the Chief Executive Officer of CENAQ, certifying as to the satisfaction of certain conditions;

•        The gross proceeds from the PIPE Financing shall not be less than $80,000,000 (including any additional financing contemplated under the Business Combination Agreement), provided that to the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce any such closing condition by $10.00 up to a maximum reduction of $20,000,000;

•        no CENAQ Material Adverse Effect shall have occurred after the date of the Business Combination Agreement;

•        CENAQ shall have made all necessary and appropriate arrangements with Continental Stock Transfer & Trust Company, acting as trustee, to have all of the funds in the Trust Account disbursed to CENAQ immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to CENAQ in respect of all or a portion of certain payment obligations set forth in the Business Combination Agreement and the payment of CENAQ’s fees and expenses incurred in connection with the Business Combination Agreement and the business combination; and

•        CENAQ and OpCo shall have delivered (or will deliver at Closing) to Holdings the documents and deliveries set forth in the Business Combination Agreement, in each case, duly executed by CENAQ or OpCo, as applicable.

For purposes of the Business Combination Agreement, a “CENAQ Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (i) be materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or operations of CENAQ, or (ii) prevent, materially delay or materially impede the performance by CENAQ or OpCo of their respective obligations under the Business Combination Agreement or the consummation of the business combination; provided, however, in the case of clause (i), that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a CENAQ Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any law or GAAP; (b) events or conditions generally affecting special purpose acquisition companies; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by CENAQ as required by the Business Combination Agreement or any ancillary agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the business combination (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Business Combination Agreement or the consummation of the business combination), or (g) any actions taken, or failure to take action, or such other changes or events, in each case, which Intermediate has requested or to which it has consented in writing, except in the cases of clauses (a) through (f), to the extent that CENAQ is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which CENAQ operates.

Termination

The Business Combination Agreement may be terminated and the business combination may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the business combination by the stockholders of Intermediate or CENAQ, as follows:

•        by mutual written consent of CENAQ and Intermediate; or

•        by either CENAQ or Intermediate, if (i) the Closing shall not have occurred prior to May 9, 2023 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained therein and such breach or violation is the principal cause of the failure of a condition on or prior to the Outside Date; (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the business combination and related transactions illegal or otherwise preventing or prohibiting consummation of the business combination and related transactions; or (iii) any of the Proposals fail to receive the requisite vote for approval at the special meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of the Business Combination Agreement); provided, however, that the Business Combination Agreement may not be terminated in accordance to this clause (iii) by or on behalf of CENAQ if, directly or indirectly, through its affiliates, CENAQ is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in the section titled “SPAC Stockholders’ Approval” in the Business Combination Agreement; or

•        by CENAQ upon a material breach of any representation, warranty, covenant or agreement on the part of Intermediate and Holdings set forth in the Business Combination Agreement, or if any representation or warranty of Intermediate shall have become untrue, in either case such that certain closing conditions specified in the Business Combination Agreement would not be satisfied (“Terminating Intermediate Breach”); provided that CENAQ has not waived such Terminating Intermediate Breach and CENAQ and OpCo are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Intermediate Breach is curable by Intermediate or Holdings, CENAQ may not terminate the Business Combination Agreement under this provision for so long as the applicable party continues to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by CENAQ to Intermediate and Holdings and the Outside Date; or

•        by Intermediate upon a material breach of any representation, warranty, covenant or agreement on the part of CENAQ and OpCo set forth in the Business Combination Agreement, or if any representation or warranty of CENAQ and OpCo has become untrue, in either case such that certain closing conditions specified in the Business Combination Agreement would not be satisfied (“Terminating CENAQ Breach”); provided that Holdings has not waived such Terminating CENAQ Breach and Intermediate and Holdings are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating CENAQ Breach is curable by CENAQ or OpCo, Holdings may not terminate the Business Combination Agreement under this provision for so long as CENAQ and OpCo continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by CENAQ to Intermediate and Holdings and the Outside Date.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of fraud or any willful and material breach of the Business Combination Agreement by a party thereto.

Amendments or Modification of Agreement

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Closing. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

Related Documents

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Documents,” but does not purport to describe all of the terms thereof.    The Related Documents have been or will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Documents in their entirety.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Sponsor entered into the Sponsor Letter with Intermediate, Holdings and CENAQ, pursuant to which, among other things, the Sponsor agreed to (i) forfeit 2,475,000 of its Private Placement Warrants (ii) comply with the lock-up provisions in the Letter Agreement, dated August 12, 2021, by and among CENAQ, the Sponsor and CENAQ’s directors and officers, (iii) vote all the shares of Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the business combination, (iv) not redeem any shares of Class A Common Stock owned by it in connection with such stockholder approval, (v) waive its anti-dilution rights with respect to the Founder Shares owned by it in connection with the consummation of the business combination and (vi) subject a portion of the shares of Class A Common Stock it will receive as a result of the conversion of its Founder Shares in connection with the Closing to forfeiture pursuant to the terms of the Sponsor Earn Out.

Underwriters Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ, Intermediate, Holdings and the underwriters entered into the Underwriters Letter, pursuant to which, among other things, (i) Imperial Capital, LLC agreed to forfeit all of its 1,423,125 Underwriters Forfeited Warrants and all of its 156,543 Underwriters Forfeited Shares, (ii) I-Bankers Securities, Inc. agreed to forfeit all of its 301,875 Underwriters Forfeited Warrants and all of its 33,207 Underwriters Forfeited Shares and (iii) the underwriters agreed to reduce their deferred underwriting fees related to the IPO from $6,037,500 to $4,312,500.

A&R Registration Rights Agreement

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and Verde Clean Fuels, and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, Verde Clean Fuels will agree that, within 30 days after the Closing, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) the Resale Registration Statement, and Verde Clean Fuels will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Verde Clean Fuels if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Proposed Fourth Amended and Restated Charter

Pursuant to the terms of the Business Combination Agreement and subject to the approval of the Business Combination Proposal and the Nasdaq Proposal, at the Closing, we will amend and restate the Charter and adopt the Proposed Fourth A&R Charter (a form of which is attached hereto as Annex B).

For more information about the amendments to our Charter, see the section entitled “Proposal No. 2 — The Charter Proposal.”

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, on August 12, 2022, Holdings entered into the Lock-Up Agreement with CENAQ, pursuant to which it agreed, subject to certain exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any OpCo Units or corresponding shares of Class C Common Stock received in connection with the business combination pursuant to the Business Combination Agreement (or shares of Class A Common Stock that would be received upon an exchange of Class C OpCo Units pursuant to the OpCo Exchange Right, Mandatory Exchange or Call Right), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until the earlier of (i) six months after the Closing Date, and (ii) subsequent to the Closing Date (x) if the last sale price of the shares of Class A Common Stock quoted on the Nasdaq Capital Market is greater than or equal to $12.00 per share for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Closing Date or (y) the date on which Verde Clean Fuels completes a liquidation, merger capital stock exchange, reorganization or other similar transaction with a third party that results in all of Verde Clean Fuels’ stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Tax Receivable Agreement

As described below, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) may exchange their OpCo Units pursuant to the OpCo Exchange Right. OpCo intends to make for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Code that will be effective for the taxable year that includes the Closing and each taxable year in which an exchange of OpCo Units occurs. Pursuant to the Section 754 election, Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of OpCo Units pursuant to the OpCo Exchange Right, a Mandatory Exchange or the Call Right is expected to result in adjustments to the tax basis of the tangible and intangible assets of OpCo. These adjustments will generally be allocated to Verde Clean Fuels. Such adjustments to the tax basis of the tangible and intangible assets of OpCo would not have been available to Verde Clean Fuels absent its acquisition or deemed acquisition of OpCo Units pursuant to the exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right. The anticipated basis adjustments are expected to increase (for tax purposes) Verde Clean Fuels’ depreciation and amortization deductions and may also decrease

Verde Clean Fuels’ gains (or increase its losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Verde Clean Fuels would otherwise be required to pay in the future.

Verde Clean Fuels will enter into the Tax Receivable Agreement with the TRA Holders in connection with the business combination. The Tax Receivable Agreement generally provides for the payment by Verde Clean Fuels to such TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that Verde Clean Fuels actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the Closing as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of Verde Clean Fuels’ acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Class C OpCo Units pursuant to an exercise of the OpCo Exchange Right, a Mandatory Exchange or the Call Right and (ii) imputed interest deemed to be paid by Verde Clean Fuels as a result of, and additional tax basis arising from, any payments Verde Clean Fuels makes under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of any actual net cash tax savings. Certain of the TRA Holders’ rights (including the right to receive payments) under the Tax Receivable Agreement are transferable in connection with a permitted transfer of Class C OpCo Units or if the TRA Holder no longer holds Class C OpCo Units.

The payment obligations under the Tax Receivable Agreement are Verde Clean Fuels’ obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally will be calculated by comparing Verde Clean Fuels’ actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments, under the Tax Receivable Agreement will vary depending on a number of factors, including the timing of any exchange of Class C OpCo Units, the price of Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Class C OpCo Units at the time of the relevant exchange, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of Verde Clean Fuels’ payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

Assuming no material changes in the relevant tax law, we expect that if we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated immediately after the Closing (assuming a $             per share closing price), the estimated termination payments based on the assumptions discussed below would be approximately $             (calculated using a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 150 basis points, applied against an undiscounted liability of approximately $             based on a 21% U.S. federal corporate income tax rate and estimated applicable state and local income tax rates). In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years.

A delay in the timing of exchanges of Class C OpCo Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of OpCo taxable income to the redeeming unit holder prior to the exchange. Class A Common Stock price increases or decreases at the time of each exchange of OpCo Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon Verde Clean Fuels having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Verde Clean Fuels’ projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Verde Clean Fuels’ future income tax liabilities.

It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the Tax Receivable Agreement exceed the actual benefits realized in respect of the tax attributes subject to the Tax Receivable Agreement and/or (ii) distributions to Verde Clean Fuels by OpCo are not sufficient to permit Verde Clean Fuels to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. Please read “Risk Factors — Risks Related to CENAQ and the Business Combination — In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Verde Clean Fuels realizes in respect of the tax attributes subject to the Tax Receivable Agreement.” The payments under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued ownership interest in either OpCo or Verde Clean Fuels.

In addition, although we are not aware of any issue that would cause the IRS or other relevant taxing authorities to challenge potential tax basis increases or other tax benefits covered under the Tax Receivable Agreement, the applicable OpCo unitholders will not reimburse us for any payments previously made under the Tax Receivable Agreement if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against future payments otherwise required to be made, if any, to such holder after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than Verde Clean Fuels’ actual cash tax savings, if any, and we may not be able to recoup those payments, which could adversely affect our liquidity.

The term of the Tax Receivable Agreement will commence upon the Closing and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us) and Verde Clean Fuels makes the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination. Payments will generally be made under the Tax Receivable Agreement as Verde Clean Fuels realizes actual cash tax savings in periods after the Closing from the tax benefits covered by the Tax Receivable Agreement. However, if we experience a change of control or the Tax Receivable Agreement otherwise terminates early, Verde Clean Fuels’ obligations under the Tax Receivable Agreement would accelerate and Verde Clean Fuels would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by it under the Tax Receivable Agreement (determined by applying a discount rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that Verde Clean Fuels has sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any Class C OpCo Units outstanding on the termination date are deemed to be exchanged on the termination date. In connection with a change of control, any early termination payment would be subject to the Payment Cap of $50,000,000. The Payment Cap would not be reduced or offset by any amounts previously paid under the Tax Receivable Agreement or any amounts that are required to be paid (but have not yet been paid) for the year in which the change of control occurs or any prior years. Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates.

The Tax Receivable Agreement provides that in the event that Verde Clean Fuels (i) breaches any of its material obligations under the Tax Receivable Agreement, whether (A) as a result of its failure to make any payment within three months of the date when due (including in cases where Verde Clean Fuels elects to terminate the Tax Receivable Agreement early, the Tax Receivable Agreement is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or Verde Clean Fuels has available cash but fails to make payments when due in circumstances where Verde Clean Fuels does not have the right to elect to defer the payment, as described below), (B) as a result of Verde Clean Fuels’ failure to honor any other material obligation under the

Tax Receivable Agreement or (C) by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise, or (ii) commences any proceeding, or has any proceeding commenced against it that is not dismissed or discharged following a period of 60 days, (X) for certain events of bankruptcy, dissolution or liquidation, (Y) seeking an appointment of a receiver or trustee or (Z) making a general assignment for the benefit of creditors, then all of Verde Clean Fuels’ payment and other obligations under the Tax Receivable Agreement will be automatically accelerated and become due and payable applying the same assumptions described above.

As a result of either a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or another early termination, Verde Clean Fuels could be required to make payments under the Tax Receivable Agreement that exceed its actual cash tax savings under the Tax Receivable Agreement. In these situations, Verde Clean Fuels’ obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control that could be in the best interests of holders of Class A Common Stock or alternatively reducing the consideration paid in any such transaction to holders of Class A Common Stock. There can be no assurance that Verde Clean Fuels will be able to finance its obligations under the Tax Receivable Agreement.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange of Class C OpCo Units may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange of Class C OpCo Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the Tax Receivable Agreement. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other stockholders.

Payments generally are due under the Tax Receivable Agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of Verde Clean Fuels’ U.S. federal income tax return for the period to which such payments relate until such payment due date at a rate equal to (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 100 basis points. Except in cases where we elect to terminate the Tax Receivable Agreement early or it is otherwise terminated as described above, generally Verde Clean Fuels may elect to defer payments due under the Tax Receivable Agreement if we do not have available cash to satisfy Verde Clean Fuels’ payment obligations under the Tax Receivable Agreement or if our contractual obligations limit Verde Clean Fuels’ ability to make these payments. Any such deferred payments under the Tax Receivable Agreement generally will accrue interest from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 500 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of (i) the greater of (A) 0.25% and (B) SOFR, plus (ii) 100 basis points if we are unable to make such payment as a result of limitations imposed by existing credit agreements. We have no present intention to defer payments under the Tax Receivable Agreement.

Because Verde Clean Fuels is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement is dependent on the ability of OpCo to make distributions to Verde Clean Fuels in an amount sufficient to cover Verde Clean Fuels’ obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to it. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by OpCo or its subsidiaries and/other entities in which it directly or indirectly holds an equity interest. To the extent that Verde Clean Fuels is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

The Tax Receivable Agreement is filed as Exhibit D to the Business Combination Agreement which is attached as Annex A to this proxy statement, and the foregoing description of the Tax Receivable Agreement is qualified by reference thereto.

OpCo A&R LLC Agreement

The OpCo A&R LLC Agreement is filed as Exhibit G to the Business Combination Agreement which is attached as Annex A to this proxy statement, and the following description of the OpCo A&R LLC Agreement is qualified in its entirety by reference thereto.

Exchange rights

Following this Closing, under the OpCo A&R LLC Agreement, each OpCo unitholder (excluding us) will, subject to certain timing procedures and other conditions set forth therein, have the right (the “OpCo Exchange Right”) to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election, (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash. Additionally, Verde Clean Fuels will have the right to require, (i) upon a change of control of Verde Clean Fuels or (ii) in the discretion of Verde Clean Fuels with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units (a “Mandatory Exchange”).

Upon the exercise of the OpCo Exchange Right or a Mandatory Exchange, Verde Clean Fuels (instead of OpCo) will have the right, which we refer to as the “Call Right,” to, for administrative convenience, acquire each tendered Class C OpCo Unit directly from the OpCo unitholder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash, and such Class C OpCo Units shall be automatically recapitalized into the same number of Class A OpCo Units. In connection with any redemption of OpCo Units pursuant to the OpCo Exchange Right or acquisition of OpCo Units pursuant to a Mandatory Exchange or the Call Right, a corresponding number of shares of Class C Common Stock held by the relevant OpCo unitholder will be cancelled. As the OpCo unitholders cause their OpCo Units to be exchanged, holding other assumptions constant, Verde Clean Fuels’ membership interest in OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased and the number of shares of Class C Common Stock will be decreased.

Distributions and allocations

Under the OpCo A&R LLC Agreement, subject to the obligations of OpCo to make tax distributions, we will have the right to determine when distributions will be made to the holders of OpCo Units and the amount of any such distributions. Following the Closing, if we authorize a distribution, such distribution will be made to the holders of OpCo Units generally on a pro rata basis in accordance with their respective percentage ownership of OpCo Units. OpCo will allocate its net income or net loss for each year to the holders of OpCo Units pursuant to the terms of the OpCo A&R LLC Agreement, and the holders of OpCo Units, including Verde Clean Fuels, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of OpCo. Net income and losses of OpCo generally will be allocated to the holders of OpCo Units on a pro rata basis in accordance with their respective percentage ownership of OpCo Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent OpCo has available cash, and subject to the terms of any current or future debt instruments, we intend to cause OpCo to make (i) generally pro rata distributions to the holders of OpCo Units, including Verde Clean Fuels, in an amount at least sufficient to allow Verde Clean Fuels to pay its taxes and make payments under the Tax Receivable Agreement and any similar subsequent tax receivable agreements that it may enter into in connection with future acquisitions and (ii) non-pro rata payments to Verde Clean Fuels to reimburse it for its corporate and other overhead expenses.

Issuance of equity

The OpCo A&R LLC Agreement will provide that at any time Verde Clean Fuels issues a share of its Class A Common Stock or any other equity security, the net proceeds received by Verde Clean Fuels with respect to such issuance, if any, shall be concurrently invested in OpCo, and OpCo shall issue to Verde Clean Fuels one Class C OpCo Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Verde Clean Fuels’ Class A Common Stock are redeemed, repurchased or otherwise acquired, OpCo shall redeem, repurchase or otherwise acquire an equal number of OpCo Units held by Verde Clean Fuels, upon the same terms and for the same price, as the shares of our Class A Common Stock are redeemed, repurchased or otherwise acquired.

Competition

Under the OpCo A&R LLC Agreement, the members have agreed that any officer, director, employee, agent, trustee, member or stockholder of any member and their respective affiliates will be permitted to engage in business activities or invest in or acquire businesses which may compete with our business or do business with our customers.

Dissolution

OpCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of OpCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of OpCo Units owned by each of them.

PIPE Financing

In connection with the execution of the Business Combination Agreement, on August 12, 2022, CENAQ entered into the Subscription Agreements with each of the New PIPE Investors, pursuant to which the New PIPE Investors agreed to purchase, and CENAQ agreed to sell to the New PIPE Investors, an aggregate of 8,000,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $80,000,000, in the PIPE Financing. Of the $80,000,000 in PIPE commitments, Holdings has agreed to purchase 800,000 shares to be sold in the PIPE Financing for an aggregate commitment of $8,000,000 and Arb has agreed to purchase 7,000,000 shares to be sold in the PIPE Financing for an aggregate commitment of $70,000,000, provided, that, to the extent funds in the Trust Account immediately prior to Closing, after giving effect to the exercise of Redemption Rights, exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20.0 million. CENAQ may enter into additional subscription agreements following the date of the Business Combination Agreement without the prior written consent of Intermediate until October 11, 2022, after which time the prior written consent of Intermediate shall be required.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the combined company following the Closing.

Pursuant to the Subscription Agreements, CENAQ agreed that, within 30 calendar days after the Closing Date, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) the PIPE Resale Registration Statement, and Verde Clean Fuels will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Background of the Business Combination

CENAQ is a Delaware corporation formed on June 24, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CENAQ’s sponsor is CENAQ Sponsor LLC, a Delaware limited liability company. The terms of the business combination were the result of extensive negotiations between representatives of CENAQ and Intermediate management and careful evaluation of the business combination by CENAQ’s management and board of directors. The following is a brief description of the material background of these negotiations, the business combination and related transactions.

On August 17, 2021, CENAQ closed its IPO of 15,000,000 units, with each unit consisting of one share of Class A Class A Common Stock and three-quarters of one redeemable warrant. Each whole warrant is exercisable for one share of Class A Common Stock at a purchase price of $11.50 per share, subject to adjustment as provided in CENAQ’s final prospectus filed with the SEC on August 13, 2021 (File No. 333-253695). The units were sold at an offering price of $10.00 per unit, generating gross proceeds to CENAQ of $150,000,000. Simultaneously with the closing of the IPO, CENAQ completed a private placement of 4,500,000 private placement warrants issued to Sponsor and 1,500,000 private placement warrants issued to CENAQ’s underwriters, generating gross proceeds of $6,000,000.

On August 19, 2021, the underwriters’ over-allotment option was exercised in full, and CENAQ consummated the sale of an additional 2,250,000 units, generating additional proceeds of $22,500,000. Simultaneously with the closing of the sale of additional units, CENAQ consummated the sale of an additional 675,000 private placement warrants, generating gross proceeds of $675,000. A total of $174,225,000 from the net proceeds from the IPO and the private placement were placed in the Trust Account. In connection with the purchase by the Anchor Investors of 16,335,000 units in the IPO at the offering price of $10.00 per unit, our Sponsor sold an aggregate of 825,000 Founder Shares to the Anchor Investors at the offering price of $0.0058 per Founder Share.

Prior to the consummation of the IPO, neither CENAQ, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with CENAQ.

Following the closing of the IPO, CENAQ representatives commenced a robust search for businesses or assets to acquire for the purpose of consummating CENAQ’s Initial Business Combination. In evaluating potential businesses, CENAQ surveyed the landscape of potential acquisition opportunities based on its representatives’ familiarity with relevant industry sectors. Between August 17, 2021 and December 15, 2021, CENAQ reviewed potential acquisition alternatives, explored options with the underwriters from the IPO and contacted or was contacted by individuals and entities who offered to present ideas for business combination opportunities. As part of this process, CENAQ representatives reviewed potential acquisition targets that were engaged in businesses focused on the exploration and production of oil and natural gas as well as energy transition targets.

CENAQ focused on targets with potential valuations of approximately $750 million and lower and whose businesses operated in a variety of industries, including:

•        a global leader in hydrothermal liquefaction technology for the re-cycling of plastics and biomass into renewable crude oil with further refining into products ranging from food-grade plastic wrapping to sustainable aviation fuel;

•        a deep-water Gulf of Mexico exploration and production company;

•        an advanced plastic re-cycling technology company; and

•        a manufacturer of biodegradable plastics.

Following its initial review of various targets, CENAQ narrowed its focus to the energy transition industry, which CENAQ found had yielded better results for equityholders of special purpose acquisition companies. Given the 12-month term to complete the Initial Business Combination, CENAQ focused its efforts on the most suitable potential targets in order to spend adequate time evaluating each opportunity while also allowing time for due diligence, transaction negotiation, capital markets efforts and documentation. From the closing of the IPO on August 17, 2021 to December of 2021, representatives from CENAQ evaluated nine potential targets (including Intermediate as discussed below). As part of this process, CENAQ and its representatives met with members of management or board members, participated in management presentations and conducted additional diligence on Intermediate and two other potential targets (“Target A” and “Target B”). CENAQ also entered into confidentiality or nondisclosure agreements with Target A, Target B and an additional target. After participating in the foregoing, CENAQ’s management presented information on Target A, Target B and Intermediate to the CENAQ Board at a meeting on September 9, 2021.

Following this meeting, the CENAQ Board decided to focus on an Initial Business Combination with Intermediate for the reasons discussed below. In addition, the Board determined to terminate discussions with each of the other targets. The decision not to pursue the alternative acquisition targets was generally the result of one or more of the following: (i) a difference in valuation expectations between CENAQ and each target company; (ii) CENAQ’s assessment of each target company’s ability to execute, scale its business and achieve its targeted financial projections; (iii) the long-term viability of each target’s business or its industry or each target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of an Initial Business Combination to support each target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to CENAQ, institutional investors likely to participate in the PIPE Financing and each target; (v) a lack of preparedness of each target to satisfy accounting and other requirements applicable to publicly-listed companies following a business combination and listing on a national securities exchange; or (vi) CENAQ’s assessment of limited investor interest in each target or industry.

Due to the progression of the discussions with Intermediate, as well as the CENAQ Board’s conclusion that a transaction with Intermediate would present the most attractive opportunity for CENAQ’s equityholders, the CENAQ Board determined to pursue the business combination with Intermediate. The CENAQ Board’s decision to pursue an Initial Business Combination with Intermediate over the other potential targets included the following factors, among others:

•        the fact that Intermediate is owned by Bluescape Energy Partners LLC (“Bluescape Partners”), a sophisticated owner with a management team that CENAQ believes is well-known to, and respected by, the energy investment community along with Bluescape Partners’ ability to participate in the PIPE Financing in order to demonstrate commitment to the combined entity;

•        Intermediate’s management team brings expertise in (i) project financing and project construction that CENAQ believes to be valued by the public investment community, (ii) cultivating relationships with primary vendors and (iii) negotiating construction contracts and managing large scale industrial development; and

•        Intermediate’s willingness to agree to a valuation that CENAQ believed to be attractive relative to peer companies and that implied a substantial discount to the peer companies that are publicly traded.

In addition, compared to Intermediate, CENAQ and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business strategy, structure and likelihood of execution.

On September 30, 2021, Ernie Miller, Chief Executive Officer of Intermediate (“Mr. Miller”) held a meeting to present more details on Intermediate’s history and business plan to members of CENAQ’s management, including J. Russell Porter (“Mr. Porter”) and Mike Mayell, President of CENAQ (“Mr. Mayell”), representatives from Imperial Capital, LLC (“Imperial Capital”) and the Chairman of the CENAQ Board, John Connally (“Mr. Connally”). After the presentation, CENAQ’s management and certain members of the CENAQ Board determined that Intermediate’s business plan fit within its energy transition focus and decided to move forward with gathering additional information on Intermediate. That same day, Imperial Capital began advising as a placement agent on the transaction.

Following these initial meetings, CENAQ began to undertake further diligence of Intermediate’s business, including a trip to Intermediate’s demonstration facility in Hillsborough, New Jersey. During the month of October 2021, there were numerous internal phone calls among representatives of Sponsor and CENAQ to discuss Intermediate and the transaction as a whole. Often included in these calls to discuss the business opportunity were representatives from Arb and Benjamin Salinas, advisors to and investors in CENAQ. On October 4, 2021 and October 11, 2021, CENAQ’s representatives conducted internal meetings to further discuss a potential transaction with Intermediate, which were attended by Mr. Porter, Mr. Connally, Mr. Mayell and Humberto Sirvent

(“Mr. Sirvent”) on behalf of Arb. While conducting diligence of Intermediate, Mr. Porter and Mr. Miller exchanged numerous phone calls to discuss Intermediate’s business plan, corporate model and projections, contracts, feedstock supply dynamics and offtake plans, among other things.

On October 21, 2021, Mr. Porter circulated a confidential memorandum to the CENAQ Board regarding the potential transaction with Intermediate. In this memorandum, Mr. Porter outlined the reasons for pursuing the transaction with Intermediate, including Intermediate’s experienced management, business model, ability to meet the timeline for the transaction and its attractiveness to the public market. The memorandum described diligence efforts taken including the search to identify any “fatal flaws” in continuing to pursue a transaction with Intermediate, and confirmed none were found.

On October 24, 2021, CENAQ submitted a LOI to Intermediate. This draft included a (i) $250,000,000 pre-money valuation, which was comprised of $225,000,000 payable in common shares at an initial share price of $10.00 per common share and a five-year earn-out for up to an additional bracketed 2,500,000 common shares at an initial share price of $10.00 per common share, and (ii) PIPE Financing in a bracketed amount of at least $75,775,000 with commitments by Bluescape Partners and Sponsor to purchase up to an unlisted percentage of the PIPE Financing. This draft also included a 30-day mutual exclusivity period.

Throughout the end of October and into November 2021, CENAQ continued to conduct diligence on Intermediate’s corporate model, assumptions used in the same, contracts and business plan. These conversations were held both in person and over the phone with representatives from Intermediate. During this time, CENAQ also continued to have internal calls to discuss the progression of diligence and general updates.

On November 11, 2021, a meeting was held in Dallas, Texas at the offices of Bluescape Partners. The meeting’s purpose was to introduce CENAQ’s management team, certain board members and Sponsor, provide a high-level overview of the transaction, provide metrics for the expected valuation, discuss the PIPE Financing and provide a timeline for the transaction. Present at the meeting were representatives from Bluescape Partners, Mr. Miller on behalf of Intermediate, Mr. Porter, Mr. Mayell, Benjamin Salinas, Vice Chairman of Grupo Salinas and Director of CENAQ on behalf of CENAQ and Sponsor and Ken Morris, Managing Director of Imperial Capital (“Mr. Morris”).

On November 17, 2021, representatives for Intermediate returned a revised draft of the LOI on behalf of Intermediate which, among other things, (i) removed the commitment by Bluescape Partners to purchase up to a certain amount of the PIPE Financing, (ii) specified that Sponsor or its affiliates will commit to purchase up to 66.66% ($50,000,000) of the PIPE Financing, (iii) added a minimum cash condition in a bracketed amount of $150 million, (iv) revised the earn-out into two tranches (bracketed 2,500,000 common shares allocated at each bracketed threshold of $12.50 per share and $15.00 per share), (v) capped CENAQ’s costs and expenses and (vi) proposed that, after payment of $10,000,000 of transaction fees and expenses of Intermediate, Intermediate’s equityholders and CENAQ, an amount no greater than $10,000,000 (such figure in brackets) of the PIPE Proceeds will be for repayment of Intermediate indebtedness to Bluescape Partners incurred between executing the LOI and the Closing.

On that same day (November 17, 2021), V&E revised the draft LOI. In this draft, V&E (i) added back the commitment by Bluescape Partners to purchase up to a certain amount of the PIPE Financing, (ii) deleted 66.66% ($50,000,000) and inserted placeholders for the amount that Sponsor or its affiliates would commit to purchase in the PIPE Financing, (iii) deleted the $150 million minimum cash condition and replaced with a placeholder, (iv) placed the earn-out provisions in brackets and (v) proposed that, after payment of the transaction fees and expenses, a bracketed amount of $500,000 of the PIPE Proceeds will be for repayment of CENAQ’s indebtedness to Sponsor.

On November 18, 2021, representatives from CENAQ had a call with representatives from Imperial Capital to discuss the market for a PIPE Financing related to the potential transaction with Intermediate.

On November 23, 2021, representatives from CENAQ had a call with representatives from a leading energy investment bank (the “Investment Bank”) to discuss the proposed business combination between CENAQ and Intermediate, as well as the likelihood of successfully raising additional capital for a transaction and capital markets generally.

On December 2, 2021, Mr. Porter invited representatives from the Investment Bank, Mr. Miller, Mr. Mayell and Mr. Morris to a meeting for the following week.

On December 6, 2021, Mr. Porter, representatives from the Investment Bank, Mr. Miller, Mr. Mayell and Mr. Morris participated in a virtual meeting in which the Intermediate and CENAQ presentations were discussed. The Intermediate presentation covered Intermediate’s management, investment highlights, market and business model, market opportunity for its business and its financial profile. The CENAQ presentation introduced the CENAQ management team and the CENAQ Board, the Sponsor and investors, and introduced the process that led to a determination that Intermediate was the right target for the transaction.

Over the next week and a half, CENAQ and Intermediate exchanged drafts of the LOI and negotiated several terms, including (i) the allocation of the pre-money valuation, (ii) the number of Founder Shares to be subject to possible forfeiture in the event that shares of the post-combination company failed to meet specified price thresholds, (iii) the allocation and thresholds of the earn-out common shares, (iv) commitments by Bluescape Partners and Sponsor or its affiliates to purchase up to a percentage of the PIPE Financing, (v) caps on the transaction expenses of each of CENAQ and Intermediate, (vi) the exclusivity period, (vii) post-combination governance and (viii) the contemplated closing conditions.

On December 13, 2021, Mr. Porter and Jonathan Siegler, Managing Director and Chief Financial Officer of Bluescape Partners (“Mr. Siegler”) had a call to discuss terms expressed in the LOI.

On that same day (December 13, 2021), Mr. Porter emailed Mr. Siegler, Ron Hulme, Managing Director of Bluescape Partners, Mr. Miller, Mr. Mayell, Mr. Morris and representatives from V&E an updated draft of the LOI. In an effort to align the parties’ interests, Mr. Porter proposed subjecting up to 25% of the Founder Shares to possible forfeiture in the event that the amount of capital raised and retained was less than a certain threshold, and such Founder Shares that were earned as a part of that 25% would be subject to price vesting targets of $12.00, $14.00 and $16.00. Later that day, Mr. Siegler responded to Mr. Porter’s email with a revised draft of the LOI, noting that Intermediate accepted CENAQ’s proposal for the minimum promote to equal 75% of the Founder Shares but replaced the $215,000,000 consideration with the initial LOI’s figure of $225,000,000. Intermediate also edited the exclusivity provision to restrict CENAQ’s ability to pursue other opportunities and removed Sponsor’s right to participate in selecting independent directors. Subsequently, Mr. Porter forwarded Mr. Siegler’s draft of the LOI to representatives at V&E and requested a call to discuss certain terms. Mr. Porter spoke with Mr. Siegler again that day and they agreed on the number of Founder Shares that would be subject to forfeiture but could not agree on exclusivity or the process by which independent directors would be selected.

On December 15, 2021, Mr. Siegler forwarded to Mr. Porter minor comments to the LOI made by Kirkland & Ellis LLP, legal counsel to Intermediate (“K&E”), and Mr. Porter forwarded the email to representatives of V&E, Mr. Mayell and Mr. Morris. That same day, CENAQ and Intermediate executed the LOI, which contemplated (i) consideration of $225,000,000 to be payable in common shares at an initial share price of $10.00 per common share and a five-year earn-out for up to an additional bracketed 3,500,000 common shares at an initial share price of $10.00 per common share, (ii) a PIPE Financing of at least $75,775,000 with commitments by Bluescape Partners and Sponsor to purchase up to 10% and 20%, respectively, of the PIPE Financing and (iii) an exclusivity period in which Intermediate and CENAQ would not solicit or participate in any discussions relating to a competing transaction, among other things.

On December 16, 2021, Mr. Porter notified the CENAQ Board that CENAQ had executed the LOI with Intermediate and provided a summary of the material terms.

On December 21, 2021, Mr. Porter, representatives from V&E, Mr. Mayell, Mr. Morris, Mr. Sirvent, representatives from Intermediate, representatives from the Investment Bank, representatives from K&E and a representative from Marcum LLP held an organizational call to discuss workflow and timing for the potential business combination.

During the month of January 2022, management of Intermediate and CENAQ and their respective representatives exchanged emails and held preliminary teleconference calls to further discuss the business combination.

On January 3, 2022, Mr. Porter, Mr. Miller, Mr. Morris and representatives from V&E and the Investment Bank had a call to discuss progress on the audited financial statements and an overall task list.

On January 6, 2022, V&E sent to K&E a legal due diligence request list.

On January 24, 2022, Intermediate submitted a pre-clearance letter with the SEC regarding the proposed financial statements to be included in a proxy statement or registration statement on Form S-4.

In January and February 2022, CENAQ engaged in discussions with a number of financial institutions regarding assistance on the potential business combination.

On February 2, 2022, V&E delivered an initial draft of the Business Combination Agreement to K&E.

On March 2, 2022, the SEC notified K&E that it would not object to Intermediate’s presentation of financials and provided a no objection letter, which was forwarded to representatives from Intermediate, Mr. Porter and representatives from V&E.

On April 8, 2022, a draft of an investor presentation was circulated to Mr. Porter, Mr. Miller, Mr. Mayell, Mr. Siegler, representatives from Imperial Capital and representatives from the Investment Bank for review and comment.

Throughout the last week of April 2022, Intermediate provided information to support the statements in the PIPE presentation and delivered certain other marketing materials, which representatives from V&E reviewed and updated. On April 27, 2022, representatives from V&E participated in a call with Mr. Porter, Mr. Miller, Mr. Morris and representatives from the Investment Bank to review outstanding items related to the investor presentation. On April 28, 2022, representatives from V&E shared the latest draft of certain marketing materials and provided backup support to representatives from Baker Botts L.L.P., legal counsel to Imperial Capital (“Baker Botts”).

During the first week of May 2022, representatives from CENAQ, Intermediate, V&E and K&E exchanged and reviewed drafts of the PIPE presentation and certain other marketing materials and Intermediate sent representatives from V&E and Mr. Porter supporting information for the presentation and other marketing materials. In addition, representatives from V&E also received and reviewed a form of non-disclosure agreement from Imperial Capital to be executed with potential investors in the PIPE Financing prior to sharing confidential information with them.

On May 6, 2022, the Investment Bank agreed to serve as a capital markets advisor for CENAQ.

During the first half of May 2022, representatives from V&E, K&E, Baker Botts continued to review the PIPE presentation, other marketing materials and supporting information, including the subscription agreement, which the parties finalized on May 11, 2022.

In late May 2022, Mr. Porter, speaking on behalf of CENAQ, and Mr. Miller and John Doyle, Chief Technology Officer of Intermediate, speaking on behalf of Intermediate, made a presentation to potential investors for the PIPE Financing. The presentation included terms of the potential transaction, background of Intermediate’s business and certain prospective financial information for Intermediate, as well as pro forma financial information of the post-combination company.

On May 19, 2022, the CENAQ Board had a call to discuss the potential transaction with Intermediate.

Throughout May, June and July 2022, the Investment Bank and Imperial Capital facilitated telephonic and video conferences with approximately 24 prospective investors in the PIPE Financing. A number of the prospective investors participated in discussions with CENAQ and Intermediate representatives and were provided the investor presentation and other supporting information.

On July 13, 2022, Mr. Porter, Mr. Mayell, Mr. Connally, Mr. Sirvent, Mr. Miller, Jim Askew, co-founder of Intermediate, and representatives from V&E had a call to discuss the transaction.

On July 19, 2022, the CENAQ Board, Mr. Morris, representatives from V&E and the Investment Bank had a video conference to continue discussing the transaction, including that certain revisions should be made to the LOI to reflect current market considerations.

On the morning of July 20, 2022, Intermediate sent CENAQ an updated LOI, which included the following new terms: (i) PIPE Financing of at least $80,000,000; (ii) Intermediate Partners would commit to purchase up to $8,000,000 of the PIPE Financing; (iii) $11,000,000 of the IPO proceeds and PIPE Proceeds would be used for payment of transaction fees of Intermediate, Intermediate’s equityholders and CENAQ; (iv) certain founder shares would be subject to vesting (50% at $15.00 per share and 50% at $18.00 per share); and (v) earn-out shares of up to 3,500,000 in two tranches (50% at $15.00 per share and 50% at 18.00 per share). During the same week, Mr. Porter, on behalf of CENAQ, and Imperial Capital had a call and verbally agreed to the following terms: (i) 2,475,000 Private Placement Warrants held by Sponsor would be forfeited at the Closing for no consideration, and (ii) all of the Private Placement Warrants held by Imperial and I-Bankers Securities Inc. and the 189,740 Underwriter Forfeited Shares would be forfeited at the Closing for no consideration.

The LOI also provided that all of the Private Placement Warrants held by Imperial Capital and I-Bankers Securities Inc. and the 189,750 Underwriter Forfeited Shares would be forfeited at the Closing for no consideration.

On July 21, 2022, CENAQ, Sponsor and Intermediate executed the amended LOI.

On July 22, 2022, all parties participated in an all-hands call to discuss next steps for the transaction, including completion of diligence, drafting transaction documents and the PIPE Financing.

On July 24, 2022, CENAQ and its advisors were given access to the virtual data room and diligence materials were uploaded throughout that week. Later that week, Baker Botts and Imperial Capital were given access to the virtual data room.

On July 25, 2022, V&E sent to K&E initial drafts of certain ancillary transaction documents, including the (i) Sponsor Letter Agreement, (ii) the Amended and Restated Registration Rights Agreement, (iii) the Underwriter Side Letter, (iv) the form of Lock-Up Agreement and (v) the Tax Receivable Agreement, which K&E began to review with Intermediate. Later on the same day, K&E delivered a revised draft of the Business Combination Agreement to V&E.

On that same day (July 25, 2022), the Investment Bank notified Intermediate of its resignation from the transaction due to internal discussions and regulatory policy shifts on potential underwriters liability in relation to special purpose acquisition companies.

Over the next two weeks, V&E and K&E exchanged drafts of documents, the other exhibits and ancillary documents to the Business Combination Agreement and discussed issues raised by CENAQ and Intermediate, which focused principally on (i) the scope of certain representations, warranties and interim covenants of Intermediate, (ii) matters relating to the “Up-C” transaction structure, (iii) caps on the transaction expenses of Intermediate and CENAQ, (iv) the trading windows of the price triggering events and other terms of the earn-out (the “Earn-Out Terms”), (v) certain stockholder proposals to be sent to CENAQ’s stockholders and (vi) terms of the post-combination governance structure (the “Governance Issues”).

On July 26, 2022, Verde Clean Fuels OpCo, LLC was formed with the Secretary of State for the State of Delaware.

On July 28, 2022, V&E sent a revised Business Combination Agreement to K&E for review. On that same day, V&E sent K&E an updated subscription agreement to the form agreed upon in May 2022.

On July 29, 2022, K&E and Baker Botts signed off on V&E’s draft of a subscription agreement. Throughout the next week, such draft was shared with prospective investors.

From the end of July through early August 2022, representatives of CENAQ, Intermediate and their respective advisors participated in numerous due diligence calls regarding Intermediate’s business and financial operations, including with respect to intellectual property, informational technology and data privacy, and employment matters. Also, during this time, representatives from K&E and V&E continued to exchange drafts of ancillary documents, as well as drafts of the Business Combination Agreement and disclosure schedules.

On August 1, 2022, representatives from K&E, V&E, Intermediate and CENAQ attended a video conference to negotiate remaining open items in the Business Combination Agreement, including (i) company owner contributions made by Bluescape Partners or its affiliates to Intermediate or its subsidiaries, (ii) the Earn-Out Terms, (iii) restrictions on CENAQ’s ability to reallocate certain additional PIPE commitments in the PIPE Financing, (iv) the Governance Issues and (v) caps on transaction expenses of each of CENAQ and Intermediate.

During the week of August 1, 2022, K&E sent V&E drafts of organizational documents for the post-combination company, including the Amended and Restated Limited Liability Company Agreement for OpCo and CENAQ’s Amended and Restated Bylaws and Fourth Amended and Restated Certificate of Incorporation.

During the weeks of August 1, 2022 through August 8, 2022, representatives from V&E, K&E, Baker Botts, Intermediate and CENAQ continued to review and exchange documents including the joint press release, proxy statement, Business Combination Agreement and its exhibits, ancillary documents and organizational documents. Also during that time period, CENAQ and V&E continued to correspond with K&E and Intermediate management regarding due diligence.

On August 8, 2022, V&E delivered to Mr. Porter a due diligence report, which summarized the key findings related to Intermediate’s business up to that date.

On August 9, 2022, K&E and V&E had a call to review open items relating to the business combination. On August 10, 2022 and August 11, 2022, V&E and K&E, along with representatives from CENAQ and Intermediate finalized the remaining documents required for completion under the Business Combination Agreement.

On August 12, 2022, the CENAQ Board held a meeting virtually with representatives from CENAQ and V&E participating. During this meeting, V&E reviewed with the CENAQ Board its fiduciary duties and summarized the material terms of the business combination, including those contained in the Business Combination Agreement and related transaction documents.

On that same day (August 12, 2022), the CENAQ Board unanimously approved the Business Combination Agreement and the other transaction documents related thereto and the PIPE Financing.

The Business Combination Agreement and related documents and agreements were executed on August 12, 2022, and the investors in the PIPE Financing executed the Subscription Agreements. After market on August 12, 2022, CENAQ and Intermediate issued a joint press release announcing the execution of the Business Combination Agreement, and CENAQ filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement.

CENAQ Board’s Consideration of and Reasons for Approving the Business Combination

As described under “— The Background of the Business Combination” above, the CENAQ Board, in evaluating the business combination, consulted with CENAQ’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the CENAQ Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the business combination, the CENAQ Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CENAQ Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the reasons for the CENAQ Board’s approval of the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CENAQ Board reviewed the results of the due diligence conducted by CENAQ’s management and CENAQ’s advisors, which included:

•        meetings and calls with Intermediate management and advisors regarding business model, operations and forecasts;

•        research on select comparable renewable natural gas companies, renewable diesel companies and biofuel companies;

•        a legal due diligence review conducted by V&E which included, among other things, a review of material contracts, intellectual property matters, employment matters and other legal matters and documents posted to a virtual data room, and conference calls with Intermediate and K&E;

•        consultation with legal and financial advisors and industry experts;

•        financial and valuation analysis of Intermediate and the business combination;

•        financial projections prepared by Intermediate’s management team; and

•        the financial statements of Intermediate.

In approving the business combination, the CENAQ Board determined not to obtain a fairness opinion. The officers and directors of CENAQ have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of their advisors, enabled such officers and directors of CENAQ to make the necessary analyses and determinations regarding the business combination.

The CENAQ Board considered a number of factors pertaining to the business combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Viable and Demonstrated Technology.    Intermediate has a proprietary and demonstrated technology that is protected by 28 patents issued globally, including 8 patents in the United States, and 3 pending patent applications globally and has a commercial scale demonstration plant that has operated over 10,500 hours;

•        Strong Relationships.    Intermediate’s strong partnerships with certain strategic vendors and suppliers, which it believes will contribute to Intermediate’s ability to successfully develop its planned production facilities;

•        Benefactor of Shift to Renewables.    There is no publicly traded “pure play” company in North America that is producing a renewable gasoline in commercial quantities, positioning Intermediate in a favorable position with the transition toward renewable energy;

•        Experienced Management.    CENAQ’s management and the CENAQ Board believe that Intermediate has a strong management team, with extensive industry experience and proven track record, which is expected to remain with the combined company to seek to execute Intermediate’s strategic and growth goals;

•        Due Diligence.    CENAQ’s management and the CENAQ Board conducted due diligence examinations of Intermediate and discussions with Intermediate’s management and CENAQ’s financial and legal advisors concerning CENAQ’s due diligence examination of Intermediate;

•        Other Alternatives.    The CENAQ Board’s belief, after a thorough review of other business combination opportunities reasonably available to CENAQ, that the proposed combination represents the best potential business combination for CENAQ and the most attractive opportunity for CENAQ based upon the process utilized to evaluate and assess other potential combination targets, and CENAQ Board’s belief that such process has not presented a better alternative; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between CENAQ and Intermediate.

In addition, the CENAQ Board determined that the business combination satisfies the investment criteria that the CENAQ Board identified in connection with the IPO. For more information, see the subsection entitled “— The Business Combination — Background of the Business Combination.”

The CENAQ Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination including, but not limited to, the following:

•        Early Stage Company Risk.    The risk that Intermediate is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future;

•        Growth Risk.    The risk that Intermediate expects to invest in growth for the foreseeable future, and the risk that Intermediate may fail to manage that growth effectively;

•        Public Company Risk.    The risks that are associated with being a publicly traded company that is in its early, developmental stage;

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Redemption Risk.    The potential that a significant number of CENAQ’s Public Stockholders elect to redeem their shares prior to the consummation of the business combination and pursuant to the Charter, which would potentially make the business combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

•        Stockholder Vote.    The risk that CENAQ’s stockholders may fail to provide the respective votes necessary to effect the business combination;

•        Closing Conditions.    The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within CENAQ’s control;

•        Litigation.    The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Fees, Expenses and Time Risk.    The risk of incurring significant fees and expenses associated with completing the business combination and the substantial time and effort of Intermediate management and CENAQ management required to complete the business combination;

•        No Third-Party Valuation. The risk that CENAQ did not obtain a third-party valuation or fairness opinion in connection with the business combination;

•        Interests of CENAQ’s Directors and Officers.    The interests of the CENAQ Board and officers in the business combination (see “— Interests of Certain Persons in the Business Combination”);

•        Interests of the Financial Advisor.    The interests of the financial advisor in the completion of the business combination, including the fact that the deferred underwriting compensation due to the financial advisor as compensation for their acting as an underwriter in the IPO, potential placement agent’s fees for the PIPE Financing and other fees payable to the financial advisor would only accrue if a business combination was consummated; and

•        Other Risks Factors.    Various other risk factors associated with the energy business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the CENAQ Board also considered that the officers and directors of CENAQ may have interests in the business combination as individuals that are in addition to, and that may be different from, the interests of CENAQ’s stockholders. CENAQ’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the CENAQ Board, the Business Combination Agreement and the business combination. For more information, see “— Interests of Certain Persons in the Business Combination.”

The CENAQ Board concluded that the potential benefits that it expects CENAQ and its stockholders to achieve as a result of the business combination outweigh the potentially negative factors associated with the business combination. Accordingly, the CENAQ Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the business combination and the other transactions contemplated by the Business Combination Agreement are fair to, and in the best interests of, CENAQ’s stockholders, (b) approved, adopted and declared advisable the Business Combination Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of CENAQ approve each of the Proposals.

The above discussion of the material factors considered by the CENAQ Board is not intended to be exhaustive but does set forth the principal factors considered by the CENAQ Board.

Unaudited Prospective Financial Information

Intermediate does not as a matter of course make public projections as to future revenue, earnings, or other results. However, the management of Intermediate has prepared the unaudited prospective financial information set forth below to present the projected revenue and EBITDA for 2022 to 2026. The unaudited prospective financial information and other internally prepared forecasts for such periods was also supplied to Intermediate’s board of directors and to CENAQ. In connection with the proposed business combination, CENAQ management used the financial projections set forth below as part of its comprehensive analysis and presented key elements of the forecasts to the CENAQ Board as part of the CENAQ Board’s review and subsequent approval of the business combination.

The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The inclusion of financial projections in this proxy statement should not be regarded as an indication that CENAQ, Intermediate, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any CENAQ stockholder regarding the information included in these financial projections. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. The projections should not be viewed as public guidance and you are cautioned not to rely on the projections in making a decision regarding the business combination, as the projections may be materially different than actual results. Verde Clean Fuels will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

The Intermediate projected financial information reflects numerous assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond Intermediate’s control, such as the risks and uncertainties contained in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermediate” and “Cautionary Statement Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will be as projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In creating the Intermediate projected financial information, Intermediate management assumed, among other things:

•        An annual forecast of future Intermediate production facilities entering commercial operations of one facility in the second half of 2024, two facilities in 2025 and one facility in 2026, which amounts are based on specific assumptions for each such year regarding the completion of actual construction and commissioning as further described under “Information about Intermediate — Growth Strategy”;

•        Annual gallons per year of renewable gasoline production ranging from approximately seven million to 30 million per facility;

•        Receipt of cash revenue from the production, sale and delivery of RBOB gasoline and liquefied petroleum gas beginning upon each production facilities’ commercial operation date including monetization of applicable carbon credits generated under the RFS for the D3 RIN carbon credit and LCFS credits as further described in “Information about Intermediate — Overview”;

•        An anticipated gross margin range of between 48% to 51% on such revenue; and

•        Project financing, industrial revenue bonds, or pollution control bonds, that will provide debt financing equivalent to 70% of the required $727 million of aggregate capital expenditures required through 2024.

Intermediate’s management believes that the unaudited prospective financial information and each of the assumptions used in creating such unaudited projected financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Intermediate based upon the anticipated market size and demand for its products and services, as further described under “Information about Intermediate — Customers.”

The financial projections for revenue and EBITDA (each as defined below) provided to the CENAQ Board are forward-looking statements that are based on achievement of commercial production by certain dates and growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Intermediate’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Intermediate projected financial information. While all projections are necessarily speculative, notably, statements regarding Intermediate’s five-year business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding the continuation of favorable regulations and government incentives affecting the markets in which Intermediate operates and Intermediate’s ability to (i) produce its products at scale, (ii) successfully execute its technology and business development plans and growth strategy, (iii) compete in rapidly developing markets, (iv) source, maintain and grow sales, (v) source and maintain key suppliers, and (vi) obtain project or other bond financing corresponding to 70% of its capital expenditure requirements. Intermediate cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF INTERMEDIATE’S INTERNAL FINANCIAL PROJECTIONS, CENAQ UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE CENAQ BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The unaudited prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Intermediate. Neither Deloitte & Touche LLP, Intermediate’s independent registered public accounting firm, nor Marcum LLP, CENAQ’s independent registered public accounting firm, have compiled, examined, or performed any procedures with respect to the accompanying unaudited prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

Intermediate’s projected financial information provided to the CENAQ Board are summarized below.

	Forecast Year Ended December 31,
($ rounded to nearest million)	2022E	2023E	2024E	2025E	2026E
Gallons of Gasoline Sold	—	—	3	42	71
Revenue
Total Revenue(1)	—	—	25	308	524
Total Revenue Growth (%)	—	—	—	1142%	70%
Expenses(2)
Operating Expenses	—	—	8	150	250
G&A	3	4	5	5	5
Total Expenses	3	4	12	155	255
EBITDA(3)	(3)	(4)	13	153	269
EBITDA Margin (%)	—	—	50%	50%	51%
Capital Expenditure(2)
Development Costs	4	6	4	—	—
Capex	85	296	331	101	—
Total Capital Expenditure	89	303	335	101	—

____________

(1)      “Revenue” reflects US GAAP revenue.

(2)      Totals might be affected by rounding.

(3)      “EBITDA” reflects net income before interest, tax, depreciation and amortization.

Certain Financial Analysis

Comparable Public Companies

Using publicly available information, CENAQ’s management also reviewed with the CENAQ Board, among other things, the total enterprise values (defined as market capitalization plus net debt plus minority investments minus unconsolidated investments) as multiples of EBITDA and revenue for estimated calendar years 2025 and 2026 with respect to each such selected comparable company. The revenue multiples for the selected comparable companies as of April 1, 2022, are summarized in the table below:

	Total Enterprise Value/Revenue	Total Enterprise Value/EBITDA
	2025E	2025E
Montauk Renewables	6.5x	9.9x
Archaea Energy	3.9x	7.1x
Clean Energy	2.2x	3.7x
OPAL Fuels	1.5x	3.2x
Gevo	7.1x	25.9x
Neste	1.6x	9.8x
Renewable Energy Group	1.0x	8.3x
Aemetis	0.9x	3.3x

Based on the review of these selected comparable companies, the CENAQ Board concluded that Intermediate’s estimated enterprise values as a multiple of revenue for 2025 of 0.9x (based upon Intermediate’s estimated 2025 revenue of $308 million as described above in “— Unaudited Prospective Financial Information”), were attractive valuation relative to the estimated enterprise values as a multiple of revenue of such selected comparable companies.

Based on the review of these selected comparable companies, the CENAQ Board concluded that Intermediate’s estimated enterprise values as a multiple of EBITDA for 2025 of 1.8x (based upon Intermediate’s estimated 2025 EBITDA of $153 million as described above in “— Unaudited Prospective Financial Information”), were attractive valuation relative to the estimated enterprise values as a multiple of EBITDA of such selected comparable companies.

Satisfaction of 80% Test

It is a requirement under our Charter and listing requirements of the Nasdaq Capital Market that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the business combination, the CENAQ Board determined that the fair market value of Intermediate exceeded $225.0 million, based on, among other things, comparable company valuations, including EBITDA multiples.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $174.5 million, 80% thereof representing approximately $139.6 million. In reaching its conclusion that the business combination meets the 80% test, the CENAQ Board used as a fair market value the equity value of approximately $225.0 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the business combination. In determining whether the purchase price represents the fair market value of Intermediate, the CENAQ Board considered all of the factors described in the subsection entitled “The Business Combination — CENAQ Board’s Consideration of and Reasons for Approving the Business Combination,” and the fact that the purchase price for Intermediate was the result of an arm’s-length negotiation. As a result, the CENAQ Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of CENAQ’s management team and the CENAQ Board, the CENAQ Board believes that the members of CENAQ’s management team and the CENAQ Board are qualified to determine whether the business combination meets the 80% test. The CENAQ Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the CENAQ Board to vote in favor of the business combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination. These interests include, among other things:

•        the fact that our Sponsor holds an aggregate of 4,950,000 Private Placement Warrants (including the Sponsor Forfeited Warrants) that would expire worthless if a business combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Public Warrants of $            per warrant on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that our Sponsor, officers and directors have agreed not to redeem any of the shares of our common stock held by them in connection with a stockholder vote to approve the business combination;

•        the fact that our Sponsor originally paid $25,000 for 4,312,500 Founder Shares and subsequently sold 825,000 Founder Shares to the IPO Anchor Investors in the IPO for the original purchase price of $0.0058 per share resulting in our Sponsor paying $20,215 for 3,487,500 Founder Shares and that such securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $            , based on the closing price of our Class A Common Stock of $            per share on            , 2022, the record date for the special meeting, resulting in a theoretical gain of $            ;

•        the fact that CENAQ’s officers and directors collectively own, directly or indirectly, a material interest in our Sponsor;

•        the anticipated appointment of two additional directors to be named by Sponsor to the Verde Clean Fuels Board in connection with the Closing;

•        if the Trust Account is liquidated, including in the event we are unable to complete an Initial Business Combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.10 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party for services rendered or products sold to us or (b) a prospective target business with which we have entered into an acquisition agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        the fact that our Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•        the fact that our Sponsor and its affiliates can earn a positive rate of return on their investment if the trading price of our Class A Common Stock is $1.43 or more per share and the Private Placement Warrants are worthless, even if other CENAQ stockholders experience a negative rate of return in the post-business combination company;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

•        the fact that our Sponsor, officers and directors will lose their entire investment in us if an Initial Business Combination is not completed.

At the Closing, we anticipate that our Sponsor will own 2,475,000 Private Placement Warrants (after taking into account the Sponsor Forfeited Warrants) and 3,487,500 shares of Class A Common Stock (3,234,375 shares of which will be subject to forfeiture). In addition, on May 31, 2022, we issued an unsecured promissory note in the principal amount of $125,000 to our Sponsor. The note bears a 10% interest rate and is repayable in full upon the earlier of (i) February 17, 2023 or (ii) the consummation of an Initial Business Combination. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

Further, as of the date of this proxy statement, our Sponsor or an affiliate thereof, officers and directors have incurred approximately $10,000 out of pocket expenses on CENAQ’s behalf, all of which has been repaid by CENAQ.

Investors in our Sponsor, each of which contributed capital to our Sponsor in exchange for Founder Shares and Private Placement Warrants, include our officers and directors.

The table set forth below summarizes the interests of our officers and directors in the Private Placement Warrants and Founder Shares along with (i) the total investment made in our Sponsor by each officer and director in exchange for their interests in the Private Placement Warrants and Founder Shares and (ii) the value of such interests based on the closing price of the Public Warrants and Class A Common Stock as of            , 2022, all of which would be lost if an Initial Business Combination is not completed by us within the required time period:

Name of Holder	CENAQ Position	Total Purchase Price/Capital Contributions	Number of Private Placement Warrants(1)	Value of Private Placement Warrants as of , 2022	Number of Founder Shares	Value of Founder Shares as of , 2022
John B. Connally III	Chairman of the Board	$49,475	387,016		$272,671	$
J. Russell Porter	Chief Executive Officer and Director	$329,834	504,539		$355,471	$
Michael J. Mayell	Chief Financial Officer and Director	$54,972	390,591		$275,190	$
Benjamin Francisco Salinas Sada	Director	$1,236,868	836,685		$589,483	$
Denise DuBard	Director	$—	28,342		$19,969	$
Michael S. Bahorich	Director	$98,950	93,010		$65,530	$
David Bullion	Director	$49,475	60,677		$42,750	$

____________

(1)      The number of Private Placement Warrants does not take into account the Sponsor Forfeited Warrants.

In addition, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. We do not believe, however, that this waiver of the corporate opportunities doctrine has materially affected our search for an acquisition target or will materially affect our ability to complete our business combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the business combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the business combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq Capital Market. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. Any public shares purchased by our Sponsor or its affiliates would not be voted in favor of approving the business combination.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase public shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, our Sponsor and its affiliates would waive any Redemption Rights with respect to any public shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of public shares could be to increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of our public shares may result in the completion of the business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that our Sponsor or its affiliates purchase any public shares as contemplated above, we will file a Current Report on Form 8-K prior to the special meeting that will disclose:

•        the amount of such public shares purchased by our Sponsor or its affiliates, along with the purchase price;

•        the purpose of the purchases by our Sponsor or its affiliates;

•        the impact, if any, of the purchases by our Sponsor or its affiliates on the likelihood that the business combination will be approved;

•        the identities of our security holders who sold to our Sponsor or its affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor or its affiliates; and

•        the number of public shares for which we have received redemption requests in connection with the business combination.

In addition, if such purchases are made, the public “float” of our Class A Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the business combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Class A Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Business Combination

The following table presents the anticipated ownership of Verde Clean Fuels upon the Closing, including giving effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

Assuming No Redemptions:    This scenario assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock.

Assuming Maximum Redemptions:    This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Introduction,” i.e., 17,250,000 shares of Class A Common Stock are redeemed.

	Assuming No Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%
CENAQ Public Stockholders(3)	17,250,000	34.46%	—	0.00%
Holdings(4)	22,500,000	44.94%	22,500,000	64.63%
Holdings (PIPE Financing)(5)	800,000	1.60%	800,000	2.30%
New PIPE Investors (excluding Holdings)(6)	5,200,000	10.39%	7,200,000	20.68%
Sponsor and Anchor Investors(7)	1,078,125	2.15%	1,078,125	3.10%
Sponsor Earn Out shares(8)	3,234,375	6.46%	3,234,375	9.29%
Total Shares at Closing (excluding shares below)	50,062,500	100.00%	34,812,500	100.00%
Class A Common Stock issuable upon exercise of the Public Warrants and Private Placement Warrants(9)	15,412,500		15,412,500
Earn Out Equity(10)	3,500,000		3,500,000
Total Diluted Shares at Closing (including shares above)	68,975,000		53,725,000

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock for a pro rata share of the funds in the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(2)      Assumes that all Public Stockholders, holding all 17,250,000 shares of Class A Common Stock, will exercise their Redemption Rights for an aggregate payment of $174.5 million (based on the estimated per share redemption price of approximately $10.11 per share) from the Trust Account. Also assumes that no Public Warrants or Private Placement Warrants are exercised following Closing.

(3)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(4)      Represents the shares of Class C Common Stock to be received by Holdings pursuant to the business combination at the Closing and excludes (1) the 800,000 shares of Class A Common Stock that may be issued in the PIPE Financing and (ii) the 3,500,000 shares of Class C Common Stock that may be issued to Holdings upon the occurrence of the Triggering Events.

(5)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(6)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(7)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing. Excludes 3,234,375 shares of Class A Common Stock issued to the Sponsor upon conversion of the remaining portion of its Class B Common Stock at Closing that are subject to forfeiture.

(8)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter. These shares will no longer be subject to forfeiture upon the occurrence of the Triggering Events.

(9)      Excludes a total of 4,200,000 Private Placement Warrants to be forfeited as of Closing comprised of 2,475,000, 1,423,125 and 301,875 held by the Sponsor, Imperial Capital, LLC and I-Bankers Securities, Inc., respectively.

(10)    Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the business combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders. See the section entitled “Risk Factors — Risks Related to the Redemption — CENAQ cannot be certain as to the number of public shares that will be redeemed and the potential impact to Public Stockholders who do not elect to redeem their public shares.”

The following table presents the anticipated ownership of Verde Clean Fuels upon the Closing, including giving effect to the potential exercise of any warrants and otherwise assumes the following redemption scenarios:

Assuming No Redemptions:    This scenario assumes that no Public Stockholders exercise Redemption Rights with respect to their Class A Common Stock.

Assuming 50% Redemptions:    This scenario assumes that 8,625,000 shares of Class A Common Stock are redeemed. The number of shares redeemed in this scenario is equal to 50% of the number of shares redeemed in the “Assuming Maximum Redemptions” scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Introduction.”

Assuming Maximum Redemptions:    This scenario assumes the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Introduction,” i.e., 17,250,000 shares of Class A Common Stock are redeemed.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
CENAQ Public Stockholders(1)	17,250,000	8,625,000	—
Holdings(2)	22,500,000	22,500,000	22,500,000
Holdings (PIPE Financing)(3)	800,000	800,000	800,000
New PIPE Investors (excluding Holdings)(4)	5,200,000	5,200,000	7,200,000
Sponsor and Anchor Investors(5)	1,078,125	1,078,125	1,078,125
Sponsor Earn Out shares(6)	3,234,375	3,234,375	3,234,375
Total Shares	50,062,500	41,437,500	34,812,500
Class A Common Stock issuable upon exercise of the Public and Private Placement Warrants(7)	15,412,500	15,412,500	15,412,500
Total Shares including exercise of Public and Private Placement Warrants	65,475,000	56,850,000	50,225,000
Earn Out Equity(8)	3,500,000	3,500,000	3,500,000
Total Diluted Shares at Closing	68,975,000	60,350,000	53,725,000
Implied Value per Share
Shares issued and outstanding(9)	$9.17	$11.08	$13.77
Shares issued, outstanding and fully diluted(10)	$7.01	$8.08	$9.54
Shares issued, outstanding, fully diluted assuming full vesting of Earn Out Equity(11)	$6.66	$7.61	$8.92
Effective Underwriting Fee(12)	3.31%	5.28%	9.70%

____________

(1)      Excludes 189,750 Underwriters Forfeited Shares owned by Imperial Capital, LLC and I-Bankers Securities, Inc. that will be forfeited as of Closing pursuant to the Underwriters Letter.

(2)      Holdings will receive Class C Common Stock at Closing. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(3)      Represents 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(4)      Arb represents $70,000,000 of the $72,000,000 in the PIPE commitments (excluding Holdings) and will have its PIPE commitment reduced at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights. To the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed the Trust Threshold, each $10.00 increment of such excess funds shall reduce Arb’s commitment by $10.00 up to a maximum reduction of $20,000,000 (and in no event less than $50,000,000) resulting in $52,000,000 of PIPE commitments in the Assuming No Redemptions scenario. Excludes 800,000 shares of Class A Common Stock to be acquired by Holdings in the PIPE Financing.

(5)      Includes 253,125 and 825,000 shares of Class A Common Stock to be issued to the Sponsor and Anchor Investors, respectively, upon conversion of a portion of their current Class B Common Stock at Closing.

(6)      Includes 3,234,375 shares of Class A Common Stock issued to the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter.

(7)      Excludes a total of 4,200,000 Private Placement Warrants to be forfeited as of Closing comprised of 2,475,000, 1,423,125 and 301,875 held by the Sponsor, Imperial Capital, LLC and I-Bankers Securities, Inc., respectively.

(8)      Includes 3,500,000 shares of Class C Common Stock issuable to Holdings upon the occurrence of the Triggering Events.

(9)      Calculation of implied value per share assumes (i) enterprise value of $225,000,000 of Verde Clean Fuels upon consummation of the Business Combination, (ii) under the Assuming No Redemptions and Assuming 50% Redemptions scenarios, $60,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination, and under the Assuming Maximum Redemptions scenario, $80,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination as further described in footnote (4) above, (iii) approximately $174,246,244 of funds in the Trust Account immediately prior to any redemptions, (iv) no forfeiture of the 3,234,375 Sponsor Earn Out shares, (v) no exercise of the 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions and (vi) no vesting of the 3,500,000 Earn Out Equity shares.

(10)    Calculation of implied value per share assumes (i) enterprise value of $225,000,000 of Verde Clean Fuels upon consummation of the Business Combination, (ii) under the Assuming No Redemptions and Assuming 50% Redemptions scenarios, $60,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination, and under the Assuming Maximum Redemptions scenario, $80,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination as further described in footnote (4) above, (iii) approximately $174,246,244 of funds in the Trust Account immediately prior to any redemptions, (iv) no forfeiture of the 3,234,375 Sponsor Earn Out shares, (v) exercise of the 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions and (vi) no vesting of the 3,500,000 Earn Out Equity shares.

(11)    Calculation of implied value per share assumes (i) enterprise value of $225,000,000 of Verde Clean Fuels upon consummation of the Business Combination, (ii) under the Assuming No Redemptions and Assuming 50% Redemptions scenarios, $60,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination, and under the Assuming Maximum Redemptions scenario, $80,000,000 of cash proceeds received from the PIPE Financing (including the $8,000,000 subscribed by Holdings in the PIPE Financing) upon consummation of the business combination as further described in footnote (4) above, (iii) approximately $174,246,244 of funds in the Trust Account immediately prior to any redemptions, (iv) no forfeiture of the 3,234,375 Sponsor Earn Out shares, (v) exercise of the 12,937,500 Public Warrants and 2,475,000 Private Placement Warrants that will remain outstanding after consummation of the Business Combination regardless of the level of redemptions and (vi) vesting of the 3,500,000 Earn Out Equity shares.

(12)    Includes $3,450,000 in underwriting fees paid in connection with the Initial Public Offering and $4,312,500 in Deferred Underwriting Fees in connection with the Initial Public Offering (after forfeiture of $1,725,000 of Deferred Underwriting Fees).

Deferred Underwriting Fees

Approximately $6.0 million of deferred underwriting fees related to our IPO are conditioned upon completion of an Initial Business Combination, which fees are not impacted by the size of such transaction or the level of redemptions associated therewith. In connection with the business combination, the underwriters agreed to reduce the deferred underwriting discount from $6,037,500 to $4,312,500. The table above illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level.

Board of Directors of Verde Clean Fuels Following the Business Combination

Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect the Verde Clean Fuels Board to be comprised of the individuals set forth below following the completion of the business combination.

Name	Age	Position
Curtis Hébert, Jr.	59	Director
Graham van’t Hoff	60	Director
Ron Hulme	64	Director
Duncan Palmer	56	Director
Jonathan Siegler	50	Director
		Director
		Director

Redemption Rights

Under our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of June 30, 2022, this would have amounted to approximately $10.11 per share. If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of our Class A Common Stock for cash and will no longer own shares of CENAQ. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights in excess of the 15% threshold. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Each redemption of shares of Class A Common Stock by our Public Stockholders will decrease the amount in our Trust Account, which holds approximately $174.5 million as of June 30, 2022. In no event will we redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 upon completion of our Initial Business Combination unless our Class A Common Stock otherwise does not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act. Because we anticipate that the Class A Common Stock will be listed on the Nasdaq Capital Market at the Closing, and such listing would mean that the Class A Common Stock would not constitute “penny stock” as such term is defined in Rule 3a51-1 under the Exchange Act, we do not anticipate the $5,000,001 net tangible asset threshold being applicable. See the section entitled “Special Meeting of CENAQ Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of shares of Class A Common Stock and Class B Common Stock in connection with the business combination.

Accounting Treatment

The business combination is intended to be accounted for as a common control merger resulting in a reverse recapitalization in accordance with GAAP. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization. The net assets of CENAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Intermediate.

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for holders of Class A Common Stock and Public Warrants immediately prior to the business combination (“CENAQ Securities”) with respect to (i) electing to have their Class A Common Stock redeemed for cash if the business combination is completed and (ii) the ownership and disposition of Class A Common Stock and Public Warrants following the business combination (“Verde Clean Fuels Securities”). For purposes of this discussion, a “holder” is a beneficial owner of CENAQ Securities immediately prior to the business combination or, as a result of owning such CENAQ Securities, of Verde Clean Fuels Securities immediately following the business combination. Although not entirely clear, because Units (each Unit consisting of one share of Class A Common Stock and three-quarters of one public warrant) can be separated into their component parts at the option of the holder, we intend to treat a holder of a Unit as the owner of the underlying CENAQ Securities for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to holders of Class A Common Stock and Public Warrants should also apply to holders of Units (as the deemed owners of the underlying CENAQ Securities that constitute the Units).

This discussion applies only to CENAQ Securities and Verde Clean Fuels Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. CENAQ has not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the business combination and does not address the tax treatment of any other transactions occurring in connection with the business combination, including, but not limited to, the issuance of Class A Common Stock in connection with the Private Placement Warrants. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•        banks, insurance companies, or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        persons whose functional currency is not the U.S. dollar;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell CENAQ Securities or Verde Clean Fuels Securities under the constructive sale provisions of the Code;

•        persons that acquired CENAQ Securities or Verde Clean Fuels Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        persons that hold CENAQ Securities or Verde Clean Fuels Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of CENAQ or Verde Clean Fuels;

•        holders of Founder Shares and Private Placement Warrants; and

•        the CENAQ initial shareholders, Sponsor, and CENAQ’s or Verde Clean Fuels’ officers or directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Units, CENAQ Securities or Verde Clean Fuels Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Units, CENAQ Securities or Verde Clean Fuels Securities to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement entitled “Information about CENAQ — Redemption Rights for Holders of Public Shares,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock, the U.S. Holder will be treated as described under “U.S. Federal Income Taxation of U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants” below. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from Verde Clean Fuels with the tax consequences described below under “U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Public Warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a distribution from Verde Clean Fuels) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Verde Clean Fuels or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the Class A Common Stock which could be acquired pursuant to the exercise of the Public Warrants.

In order to meet the substantially disproportionate test, the percentage of Verde Clean Fuels’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of our Class A Common Stock must, among other requirements, be less than 80% of the percentage of Verde Clean Fuels’ outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the business combination, the Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive (and effectively waives in accordance with specific rules) the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including stock constructively owned by the U.S. Holder as a result of owning Public Warrants). The redemption of Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Verde Clean Fuels. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Verde Clean Fuels will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, the redemption will be treated as a distribution from Verde Clean Fuels and the tax considerations will be as described under “U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own 5% (or, if our Class A Common Stock is not then publicly traded, 1%) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Class A Common Stock, and such holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.

Taxation of Distributions with Respect to Class A Common Stock

If Verde Clean Fuels pays distributions of cash or other property to U.S. Holders of shares of Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Verde Clean Fuels’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common Stock and will be treated as described under “U.S. Federal Income Taxation of U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants” below.

Distributions treated as dividends that Verde Clean Fuels pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends Verde Clean Fuels pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants

Upon a sale or other taxable disposition of Class A Common Stock or Public Warrants (which, in general, would include a redemption of Class A Common Stock or Public Warrants that is treated as a sale of such securities as described above), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Public Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Public Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A Common Stock or Public Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Public Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Public Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Common Stock or Public Warrants exchanged therefore or, as discussed below, the U.S. Holder’s initial basis for the Class A Common Stock received upon exercise of Public Warrants, less, in the case of Class A Common Stock any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Exercise or Redemption of a Public Warrant

Except as discussed below with respect to the cashless exercise of a public warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A Common Stock upon the exercise of a public warrant. The U.S. Holder’s tax basis in its Class A Common Stock received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the public warrant and the exercise price of such public warrant.

The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of a public warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange were treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

Verde Clean Fuels intends to treat any cashless exercise of a public warrant occurring after its giving notice of an intention to redeem the public warrant for cash as permitted under the terms of the warrant agreement as if Verde Clean Fuels redeemed such public warrant for shares in a cashless redemption qualifying as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder should not recognize any gain or loss on the redemption of Public Warrants for shares of Class A Common Stock. A U.S. Holder’s aggregate tax basis in the shares of Class A Common Stock received in the redemption should equal the U.S. Holder’s aggregate tax basis in the Public Warrants redeemed, and the holding period for the shares of Class A Common Stock received in redemption of the Public Warrants would include the U.S. Holder’s holding period for the redeemed Public Warrants. If the cashless exercise were instead treated as a cashless redemption that was not treated as a realization event, the same tax basis rules described in the preceding sentence would generally apply.

However, if such cashless exercise of a public warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the public warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Public Warrants having an aggregate value equal to the exercise price of the number of Public Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the Public Warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the Public Warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the Class A Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the Public Warrants deemed exercised and the exercise price of the Public Warrants deemed exercised.

If Verde Clean Fuels redeems the Public Warrants for cash as permitted under the terms of the warrant agreement or if Verde Clean Fuels purchases Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Federal Income Taxation of U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants” above.

Expiration of a Public Warrant

If a public warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the public warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Public Warrants

The terms of the Public Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Public Warrants may be exercised or to the exercise price of the Public Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the Public Warrants would, however, be treated as receiving a constructive distribution from Verde Clean Fuels if, for example, the adjustment increases the warrant holders’ proportionate interest in Verde Clean Fuels’ assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the public warrant) as a result of a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Public Warrants received a cash distribution from Verde Clean Fuels generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A Common Stock described herein. See “U.S. Federal Income Taxation of U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above. For certain information reporting purposes, Verde Clean Fuels is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which Verde Clean Fuels may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Units, Class A Common Stock and Public Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.”

For purposes of this discussion, a “Non-U.S. Holder” is a holder that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Common Stock pursuant to the redemption provisions described in the subsection of this proxy statement entitled “Information about CENAQ — Redemption Rights for Holders of Public Shares,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Federal Income Taxation of U.S. Holders — Redemption of Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. Holder will correspond to that described below in “U.S. Federal Income Taxation of Non-U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” and “U.S. Federal Income Taxation of Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Taxation of Distributions with Respect to Class A Common Stock

Distributions (including constructive distributions) of cash or property on Class A Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of Verde Clean Fuels’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed Verde Clean Fuels’ current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “U.S. Federal Income Taxation of Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants” below. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a Non-U.S. Holder on its Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants

Subject to the discussion below under “U.S. Federal Income Taxation of Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A Common Stock or Public Warrants (including an expiration or redemption of Public Warrants) unless:

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•        Class A Common Stock and Public Warrants constitute United States real property interests by reason of Verde Clean Fuels’ status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Verde Clean Fuels does not believe that it will be a USRPHC for U.S. federal income tax purposes, and Verde Clean Fuels does not expect to become a USRPHC for the foreseeable future. However, in the event that Verde Clean Fuels were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) more than 5% of the Class A Common Stock or (ii) more than 5% of the Public Warrants (provided the warrants are considered to be regularly traded) as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of Verde Clean Fuels’ status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of Public Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Class A Common Stock. In addition, special rules may apply in the case of a disposition of Public Warrants if the Class A Common Stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. Verde Clean Fuels can provide no assurance as to its future status as a USRPHC or as to whether the Class A Common Stock or Public Warrants will be treated as regularly traded. If Verde Clean Fuels were to become a USRPHC and its Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Verde Clean Fuels Securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Class A Common Stock, Units and Public Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are encouraged to consult with, and rely solely upon, their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a Public Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a public warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a public warrant by a U.S. Holder, as described under “U.S. Federal Income Taxation of U.S. Holders — Exercise or Redemption of a Public Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above in “U.S. Federal Income Taxation of Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Public Warrants for cash as permitted under the terms of the warrant agreement (or if Verde Clean Fuels purchases Public Warrants in an open market transaction) generally will correspond to that described above in “U.S. Federal Income Taxation of Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Public Warrants.”

Expiration of a Public Warrant

The U.S. federal income tax treatment of the expiration of a public warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a public warrant held by a U.S. Holder, as described under “U.S. Federal Income Taxation of U.S. Holders — Expiration of a Public Warrant” above.

Possible Constructive Distributions with Respect to Public Warrants

The terms of the Public Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Public Warrants may be exercised or to the exercise price of the Public Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Public Warrants would, however, be treated as receiving a constructive distribution from Verde Clean Fuels if, for example, the adjustment increases the warrant holders’ proportionate interest in Verde Clean Fuels’ assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the public warrant) as a result of a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Public Warrants received a cash distribution from Verde Clean Fuels generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A Common Stock described herein. See “U.S. Federal Income Taxation of Non-U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above. For certain information reporting purposes, Verde Clean Fuels is required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which Verde Clean Fuels may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A Common Stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A Common Stock.

NON-U.S. HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THEIR OWNERSHIP OF VERDE CLEAN FUELS SECURITIES FOLLOWING THE BUSINESS COMBINATION.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CENAQ SECURITIES OR VERDE CLEAN FUELS SECURITIES. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND, TO THE EXTENT APPLICABLE, OF OWNING VERDE CLEAN FUELS SECURITIES FOLLOWING THE COMPLETION OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

Regulatory Matters

Neither CENAQ nor Intermediate is aware of any material regulatory approvals or actions that are required for completion of the business combination other than as required under the HSR Act. The parties filed a premerger notification under the HSR Act on August 26, 2022. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the business combination) will be approved and adopted only if we obtain the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the business combination.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT CENAQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

CENAQ stockholders are being asked to approve and adopt, assuming the Business Combination Proposal and the Nasdaq Proposal are approved, the Proposed Fourth A&R Charter, which if approved would take effect upon the Closing. A copy of the Proposed Fourth A&R Charter is attached hereto as Annex B.

In addition to the approval of the Proposed Fourth A&R Charter, CENAQ stockholders are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter:

•        Proposal 2A — to increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of Preferred Stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of Preferred Stock;

•        Proposal 2B — to remove certain provisions in the Charter relating to CENAQ’s Initial Business Combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing;

•        Proposal 2C — to allow stockholders to call special meetings and act by written consent until such time that Verde Clean Fuels is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1);

•        Proposal 2D — to absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations;

•        Proposal 2E — to allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the DGCL; and

•        Proposal 2F — to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

The Proposed Fourth A&R Charter differs in material respects from the Charter, and we urge stockholders to carefully consult the full text of the Proposed Fourth A&R Charter. The Charter Proposal and the Advisory Charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. Therefore, if the Business Combination Proposal and the Nasdaq Proposal are not approved, the Charter Proposal and the Advisory Charter Proposals will have no effect, even if approved by CENAQ stockholders.

Reasons for the Amendments

The CENAQ Board’s reasons for proposing each of these amendments to the Charter are as set forth below:

Proposal 2A: Provisions Specific to Authorized Share Capital

Advisory Charter Proposal 2A is intended to provide adequate authorized share capital to (a) accommodate the issuance of shares of Class C Common Stock in the business combination, the conversion of shares of Class C Common Stock into shares of Class A Common Stock, the PIPE Financing, the 2023 Plan and the future conversion of outstanding warrants into shares of Class A Common Stock and (b) provide flexibility for future issuances of Class A Common Stock, Class C Common Stock and Preferred Stock if determined by the Verde Clean Fuels Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal 2B: Provisions Specific to Special Purpose Acquisition Companies

Currently, the Charter contains provisions related to CENAQ’s status as a blank check company. The CENAQ Board believes that making corporate existence perpetual is desirable to reflect the business combination. The elimination of certain provisions related to the CENAQ’s status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, the Proposed Fourth A&R Charter does not include the requirement to dissolve the post-combination company and instead allow the post-combination company to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for public corporations, and the CENAQ Board believes it is the most appropriate period for the post-combination company following the business combination. In addition, certain other provisions in the Company’s current organizational documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions cease to apply once the business combination is consummated and are therefore not included in the Proposed Fourth A&R Charter of the post-combination company.

Proposal 2C: Stockholders’ Ability to Call Special Meetings and Act by Written Consent

Currently the Charter does not allow stockholders to take action by written consent, other than with respect to the Class B Common Stock in certain instances, and specifically denies the stockholders the ability to call a special meeting. The CENAQ Board has determined that it is in the best interests of CENAQ and its stockholders to provide that, until the Controlled Company Event, (i) any action required or permitted to be taken by the stockholders of Verde Clean Fuels may be effected by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of Verde Clean Fuels entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of Verde Clean Fuels and (ii) special meetings of stockholders may be called pursuant to a written resolution adopted by the holders of a majority of the total voting power of the outstanding shares of capital stock of Verde Clean Fuels entitled to vote generally in the election of directors, voting together as a single class. The CENAQ Board seeks to balance stockholder rights while recognizing that actions by written consent and special meetings of stockholders can be potentially disruptive to certain stockholders’ interests and to business operations, can be misused and can cause us to incur substantial expenses. Accordingly, the CENAQ Board believes the above described thresholds for acting by written consent and calling special meetings will help to balance these considerations, ensuring that action by written consent and the calling of special meetings are done by stockholders with a significant meaningful interest in Verde Clean Fuels but are less likely to be disruptive to Verde Clean Fuels and its operations and be more likely to address matters that merit the unusual step of convening a meeting in advance of the regularly scheduled annual meeting process.

Proposal 2D: Changes in Connection with the Corporate Opportunity Doctrine

Currently the Charter does contain provisions waiving the corporate opportunity doctrine; however, the CENAQ Board has determined that it is in the best interests of CENAQ and its stockholders to revise the existing waiver of the corporate opportunity doctrine so that such waiver is more fulsomely addressed towards the ownership structure of Verde Clean Fuels.

Proposal 2E: Limitation of Liability for Officers

Currently the Charter does contain provisions allowing directors of CENAQ to be exculpated from personal monetary damages for breach of fiduciary duty as a director. Pursuant to the DGCL, the CENAQ Board has determined that it is in the best interests of CENAQ and its stockholders to expand this exculpation from personal monetary liability to officers of Verde Clean Fuels as well.

Proposal 2F: Voting Rights

Currently the Charter provides that the holders of Class A Common Stock and Class B Common Stock possess all voting power for the election of the directors (subject to the limitation on director elections prior to an Initial Business Combination) and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders. The CENAQ Board has determined that it is in the best interests of CENAQ and its stockholders to provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters.

Vote Required for Approval

The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal are not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

The approval of the Charter Proposal requires the affirmative vote (online or by proxy) of (i) holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class, and (ii) holders of a majority of the shares of Class A Common Stock entitled to vote thereon at the special meeting. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” this proposal. In addition to the approval of the Charter Proposal, you are separately being presented the Advisory Charter Proposals, for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Proposed Fourth A&R Charter. The approval of the Advisory Charter Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT CENAQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, CENAQ’s stockholders are also being asked to approve (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in the PIPE Financing.

Why CENAQ Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 5635(a) and (b) of the Nasdaq Stock Market Rulebook.

Under Section 5635(a) of the Nasdaq Stock Market Rulebook, stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering for cash and due to the present or potential issuance of common stock or securities convertible into or exercisable for common stock (a) have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. CENAQ will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of CENAQ prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.

Under Nasdaq Listing Rule 5635(b) of the Nasdaq Stock Market Rulebook, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, up to an aggregate of 30,500,000 shares of Class A Common Stock, and 22,500,000 shares of Class C Common Stock, may be issued in connection with the business combination and the PIPE Financing. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of CENAQ.

Vote Required for Approval

The Closing is conditioned on the approval of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal at the special meeting.

Approval of the Nasdaq Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT CENAQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 4 — THE 2023 PLAN PROPOSAL

In this Proposal No. 4, assuming the Business Combination Proposal is approved, CENAQ’s stockholders are also being asked to approve the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) a copy of which is attached as Annex C. If CENAQ’s stockholders approve this Proposal No. 4, the 2023 Plan will become effective upon the consummation of the business combination. If the 2023 Plan is not approved by CENAQ’s stockholders, it will not become effective and no awards will be granted thereunder. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the 2023 Plan Proposal is not approved. The 2023 Plan is described in more detail below.

Summary of the 2023 Plan

The 2023 Plan will provide for the grant of both incentive stock options (“ISOs”), which are intended to qualify for favorable tax treatment under Section 422 of the Code, and nonqualified stock options, as well as the grant of stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. This section summarizes material features of the 2023 Plan. The summary is qualified in its entirety by reference to the complete text of the 2023 Plan, which is attached as Annex C to this proxy statement.

Securities to be Offered

The aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 Plan shall not exceed a number of shares of Class A Common Stock equal to 10% of the fully diluted shares of the post-combination company outstanding following the Closing (subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2023 Plan) (the “Initial Share Reserve”). The number of shares of Class A Common Stock available for issuance under the 2023 Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2023 and ending and including January 1, 2033, equal to the lesser of (i) 4% of the aggregate number of fully diluted shares of the post-combination company outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Verde Clean Fuels Board. The aggregate number of shares of Class A Common Stock that may be issued or used under the 2023 Plan pursuant to ISOs shall not exceed an amount equal to the Initial Share Reserve. Shares of Class A Common Stock subject to an award that expires or is canceled, forfeited or otherwise terminated without delivery of shares, shares tendered in payment of an option, shares covered by a stock-settled stock appreciation right (“SAR”) or other award that were not issued upon settlement, and shares delivered or withheld to satisfy any tax withholding obligations will again be available for delivery pursuant to other awards under the 2023 Plan. The number of shares of Class A Common Stock available for issuance under the 2023 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The 2023 Plan will be administered by a committee of the Verde Clean Fuels Board that has been authorized to administer the 2023 Plan, except if no such committee is authorized by the Verde Clean Fuels Board, the Verde Clean Fuels Board will administer the 2023 Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the 2023 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the 2023 Plan. To the extent the Committee is not the Verde Clean Fuels Board, the Verde Clean Fuels Board will still retain the authority to take all actions permitted by the Committee under the 2023 Plan.

Eligibility

Employees, consultants and non-employee directors of our company and its affiliates will be eligible to receive awards under the 2023 Plan. As stated above, the basis for participation in the 2023 Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible. As of June 30, 2022, Intermediate and its affiliates have approximately five employees, six consultants on a part-time basis, one consultant on a full-time basis and five non-employee directors who will be eligible to participate in the 2023 Plan.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the 2023 Plan to a non-employee director as compensation for services on the Verde Clean Fuels Board, during any one fiscal year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Verde Clean Fuels Board during such year, may not exceed $750,000, provided that the Verde Clean Fuels Board can make exceptions to this limit so long as the applicable non-employee director does not participate in the decision.

Types of Awards

Options

The 2023 Plan provides for the grant of both ISOs intended to qualify under Section 422 of the Code and nonstatutory stock options (“NSOs”). We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our parents or subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as shall be determined by the Committee at the time of grant. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance.

Payment of the exercise price may be made in a manner approved by the Committee, which may include (i) immediately available funds in U.S. dollars, (ii) delivery of common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise or (iv) any other means approved by the Committee.

SARs

A SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards

A restricted stock award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the shares of common stock subject to the restricted stock award or to receive dividends on the shares of common stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

A RSU is a right to receive cash, shares of common stock or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of common stock) of dividends paid on the underlying shares of common stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the RSUs with respect to which the dividend equivalent rights are granted.

Performance Awards

A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the 2023 Plan, and may be paid in cash, shares of common stock, other property or any combination thereof, in the sole discretion of the Committee.

Other Stock-Based Awards

Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of common stock.

Cash Awards

Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards

Awards may be granted under the 2023 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation or acquisition of another entity by or with Verde Clean Fuels or one of its affiliates.

Dividend Equivalents Rights.

Dividend equivalent rights may be granted at the discretion of the Committee, and represent the right to receive the value of dividends, if any, paid by in respect of the number of shares of common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only when the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination thereof as determined by the Committee.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of stock or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the 2023 Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control of Verde Clean Fuels, such as the assumption or substitution of outstanding awards, the purchase of any outstanding awards in cash based on the applicable change in control price, the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised such awards will be terminated), and the acceleration of vesting or exercisability of any outstanding awards.

Clawback

All awards granted under the 2023 Plan are subject to reduction, cancelation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the 2023 Plan or that is required by law.

Plan Amendment and Termination

The Committee may amend or terminate any award, award agreement or the 2023 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of shareholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The 2023 Plan will remain in effect for a period of ten years (unless earlier terminated by the Verde Clean Fuels Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2023 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the 2023 Plan. No attempt has been made to discuss any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Tax Consequences to Participants under the 2023 Plan

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a NSO or SAR under the 2023 Plan, the participant should not have taxable income on the grant of the NSO or SAR. Upon the exercise of a NSO or SAR, a participant will recognize ordinary compensation income, subject to withholding obligations for an employee, in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option or SAR. When a participant sells the common stock acquired as a result of the exercise of a NSO or SAR, any appreciation or depreciation in the value of the common stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for federal income tax purposes, depending on the holding period. The common stock must be held for more than twelve (12) months to qualify for long-term capital gain treatment. Subject to the discussion under “— Tax Consequences to Verde Clean Fuels” below, Verde Clean Fuels and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Verde Clean Fuels and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The current federal income tax consequences of other awards authorized under the 2023 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to Verde Clean Fuels,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Tax Consequences to Verde Clean Fuels

Reasonable Compensation

In order for the amounts described above to be deductible by Verde Clean Fuels, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments

Verde Clean Fuels’ ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Grants under the 2023 Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2021, CENAQ did not have any equity compensation plans under which its equity securities were authorized for issuance. Therefore, the Equity Compensation Plan Information table is not provided.

Vote Required for Approval

The 2023 Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal is not approved, this Proposal No. 4 will have no effect, even if approved by our stockholders.

Approval of the 2023 Plan Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the 2023 Plan Proposal.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2023 PLAN PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

The CENAQ Board currently consists of seven members. Pursuant to our Charter, the members of the CENAQ Board are divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of David Bullion, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Benjamin Salinas, Denise DuBard and Michael Bahorich, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of John B. Connally III, Michael Mayell and J. Russell Porter, will expire at the third annual meeting of stockholders.

In addition, the amended and restated bylaws of Verde Clean Fuels will provide that each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Pursuant to the Business Combination Agreement and the Proposed Fourth A&R Charter, if the Director Election Proposal is approved, it is expected that the Verde Clean Fuels Board will be comprised of Curtis Hebert Jr., Graham van’t Hoff, Ron Hulme, Duncan Palmer, Jonathan Siegler,              and            . It is currently contemplated that Graham van’t Hoff and Duncan Palmer will be nominated to serve as Class I directors, Curtis Hébert, Jr. and Ron Hulme will be nominated to serve as Class II directors and             , Jonathan Siegler and            will be nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting. If the Business Combination Proposal or the Nasdaq Proposal is not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

The approval of the Director Election Proposal requires the affirmative vote (online or by proxy) of a plurality of the votes cast by holders of our Class A Common Stock and Class B Common Stock at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT CENAQ STOCKHOLDERS VOTE “FOR ALL NOMINEES” FOR ELECTION TO THE CENAQ BOARD.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CENAQ Board to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal. If our stockholders approve the Adjournment Proposal, we may adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CENAQ stockholders, the CENAQ Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the special meeting.

The approval of the Adjournment Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the CENAQ Board

THE CENAQ BOARD RECOMMENDS THAT CENAQ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF INTERMEDIATE

You should read the following discussion and analysis of Intermediate’s financial condition and results of operations together with Intermediate’s financial statements and the related notes included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement, including information with respect to Intermediate’s plans and strategy for its business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” Intermediate’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Intermediate.

Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, MSW and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+ process. Through our STG+ process, we convert syngas into RBOB gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

Our commercial production facilities will be based on our proprietary and innovative STG+ technology, which provides a scalable process that will deliver cost-effective renewable gasoline. Our core technology, STG+, can be combined with third party gasification technology to generate approximately seven million to 30 million gallon per year renewable gasoline production facilities. STG+ is focused on simplification and efficiency versus traditional Fischer-Tropsch processes and we believe this results in cost-effective, and modular, production facilities that can be co-located close to feedstocks or end-use markets.

We currently have a pre-Front End Engineering Design (“pre-FEED”) study underway to assess the engineering, procurement, and construction of our first commercial production facility. As we continue to develop our first commercial facility, we expect our operating losses and negative operating cash flows to grow until first commercial production.

Formation

On July 29, 2020, Green Energy Partners, Inc. (“GEP”), formed by the Chief Executive Officer of Intermediate, and an additional individual (the “Founders”), entered into an asset purchase agreement with Primus Green Energy, Inc. (“Primus”) to purchase the assets of Primus. The assets under the asset purchase agreement included a demonstration facility, a laboratory, office space, and intellectual property including the patented STG+ process technology.

GEP then assigned its rights under the asset purchase agreement to a newly formed subsidiary of Intermediate. Immediately following the closing of the asset purchase agreement, the GEP Founders sold 100% of their membership interests to BEP Clean Fuels Holdings, LLC, a Delaware limited liability company (“BEP”) a wholly owned subsidiary of the Bluescape Energy Recapitalization and Restructuring Fund IV LP, in exchange for agreeing to make the payments under the asset purchase agreement as well as other capital contributions and a contingent payment. BEP ultimately contributed the membership interests down to its wholly owned subsidiary Bluescape Clean Fuels Holdings, LLC which then immediately contributed the membership interest down to its wholly owned subsidiary Intermediate. Intermediate holds the acquired assets through Bluescape Clean Fuels, LLC. Since acquiring the assets from Primus, we have developed the use and application of the technology acquired to focus on the renewable energy industry.

The Transactions

We entered into the Business Combination Agreement with CENAQ on August 12, 2022. Pursuant to the Business Combination Agreement, and assuming approval by CENAQ’s shareholders, (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and

(2) the Holdings Class C Shares and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares. After giving effect to the business combination, Holdings will hold 22,500,000 OpCo Units and an equal number of shares of Class C Common Stock.

We anticipate that the business combination will be accounted for akin to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. We anticipate that the Business Combination will not be treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s pre-Business Combination operations being the majority post-Business Combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings will continue to have control of the board of directors through its majority voting rights.

Under the guidance in the FASB ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization. The net assets of CENAQ will be stated at their historical value within the pro forma financial information with no goodwill or other intangible assets recorded.

The most significant change in Verde Clean Fuel’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Intermediate’s financial position as of June 30, 2022 and December 31, 2021) of between approximately $66 million, assuming maximum shareholder redemptions permitted pursuant to the terms of the Business Combination Agreement, and $220 million, assuming no shareholder redemptions, and including $80.0 million in gross proceeds from the private placement by CENAQ assuming maximum shareholder redemptions, or $60.0 million in gross proceeds from the PIPE Financing by CENAQ, assuming no shareholder redemptions. Total transaction costs are estimated at $12.63 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other carbon-based and other non-carbon-based fuel producers, changes to existing federal and state level low-carbon fuel credit systems, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing and Expanding Commercial Operations

In April 2022, we commenced a pre-FEED study for our first commercial production facility, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections, and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support first commercial production of renewable gasoline as early as 2024.

We have three additional production facilities planned and four additional identified potential production facility development opportunities. We believe the number of planned and identified potential production facilities bode well for our potential future success.

Successful Implementation of the first commercial facility

A critical step in our success will be the successful construction and operation of the first commercial production facility using our patented STG+ technology. We expect that the first commercial production facility could be operational as early as 2024.

Protection and continuous development of our patented technology

Our ability to compete successfully will depend on our ability to protect, commercialize, and further develop our proprietary process technology and commercial facilities in a timely manner, and in a manner technologically superior to and/or are less expensive than competing processes.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of renewable RBOB grade gasoline primarily in markets with federal and state level low-carbon fuel credit systems.

Expenses

General and Administrative Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing and consulting services, and insurance costs. Following the business combination, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the Nasdaq Capital Market.

Research and Development Expense

Our research and development (“R&D”) expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on our projects and fees paid to third parties working on and testing specific aspects of our STG+ design and gasoline product output. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop the STG+ technology and develop market and strategic relationships with other businesses.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. Accordingly, there are no current or deferred income tax amounts recorded in our financial statements.

Results of Operations

Comparison of the Interim Periods Ended June 30, 2022 and 2021

	For the Six Months Ended June 30,
	2022	2021
General and administrative expenses	$577,764	$1,742,434
Research and development expenses	169,804	318,825
Loss from operations	747,568	2,061,259
Net loss	$747,568	$2,061,259

General and Administrative

The decrease in General and administrative expenses of approximately $1.2 million during the six months ended June 30, 2022 versus the same period in 2021 was primarily due to a $1.9 million decrease in our contingent consideration payable. The decrease in the liability was primarily due to additional capital contributed by BERR (through BCF Holdings) during the six months ended June 30, 2022 and the incremental time transpired since the closing date of our Primus asset purchase, the increase in the expected term of the obligation, and increase in the discount rate (WACC) (including the risk free rate) used in the valuation. The decrease in General and administrative expenses related to adjustment of our contingent consideration payable was partially offset by an increase of $364 thousand in compensation expense mainly due to an adjustment to account for the correction of grant date fair value of the Company’s Series A Incentive Units and Founder Incentive Units and $235 thousand in accounting and audit fees. General and administrative expenses was also impacted by a $99 thousand increase in professional and consulting fees primarily related to our ongoing project commercialization efforts and a $44 thousand increase related to feedstock supply and renewable fuel credit studies prepared by outside consultants.

Research and Development

The approximately $149 thousand decrease in Research and development expenses was driven by a decrease in consulting and outside contractor billings on a fuel testing analysis and billings on two ongoing development projects. Such activity did not reoccur during the six months ended June 30, 2022.

Comparison of the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	Year Ended December 31, 2021	For the Period From July 31, 2020 (Inception) to December 31, 2020
General and administrative expenses	$12,415,580	$1,357,296
Research and development expenses	509,545	109,409
Loss from operations	12,925,125	1,466,705
Net loss	$12,925,125	$1,466,705

General and Administrative

The approximately $11.1 million increase in General and administrative expenses during the Year Ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to an approximately $8.8 million increase in contingent consideration payable to certain employees and consultants of Intermediate that could become payable in the event that certain return on investment hurdles are met within 5 years. We remeasured the estimated payments under this arrangement and recorded an estimate of amounts payable under such arrangement. In measuring the estimated amount payable under this arrangement as of December 31, 2021, we took into consideration the business combination with CENAQ (as a non-binding term sheet was entered into in December of 2021) and the specified contractual return hurdles. Such contingent consideration arrangement, while reflected as a liability of Intermediate, was contractually entered into by the parent entity of Intermediate, or Holdings. Following the business combination, such arrangement will be settled by the parent entity (Holdings).

The remaining approximately $2.3 million increase during the Year Ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to a $120 thousand increase in employee bonus accruals, a $90 thousand increase in accounting and finance contractor billings, a $36 thousand increase in directors and officers insurance premiums, a $60 thousand increase in legal and professional expenses related to project developments, and a $36 thousand increase due to higher travel expenses associated with project developments. The remaining approximately $1.9 million increase is due to seven additional months during the Year Ended December 31, 2021 versus the Period from inception (July 31, 2020) to December 31, 2020.

Research and Development

The approximately $400 thousand increase in R&D expenses of approximately for the Year Ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was due to a $240 thousand increase due to higher consultant expenses related to two ongoing development projects. The remaining approximately $160 thousand increase is due to seven additional months during the Year Ended December 31, 2021 versus the Period from inception (July 31, 2020) to December 31, 2020.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve General and administrative and R&D activities for the ongoing commercialization of our first production facility and associated plant design.

We had approximately $908 thousand in cash and cash equivalents as of June 30, 2022 (compared to approximately $88 thousand as of December 31, 2021).

Going Concern

As part of issuing our financial statements, we evaluated whether there were any conditions and events that raise substantial doubt about our ability to continue as a going concern over the next twelve months. Since inception, we have incurred significant operating losses, have an accumulated deficit of approximately $15.1 million as of June 30, 2022 and negative operating cash flow during the Six Months Ended June 30, 2022 and 2021, as well as for the Year Ended December 31, 2021. Management expects that operating losses and negative cash flows may increase from the June 30, 2022 and December 31, 2021 levels because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our product development, to successfully market our product and to achieve commerciality of our products.

We concluded that there is substantial doubt about our ability to continue as a going concern over the course of the next year. As such, we are dependent upon our controlling shareholder, BERR, for additional capital to continue the development of our technology and operations. We do not have sufficient cash on hand or available liquidity to meet our obligations as they become due within one year. These conditions raise substantial doubt about our ability to continue as a going concern. In response to these conditions, and pursuant to a written parental support letter between Intermediate and BERR, BERR has committed to provide funding to enable us to meet our obligations as they become due through at least December 31, 2023. Since July 31, 2020 (our inception), BERR has made total capital contributions of $8,250,000 to us, including $2,500,000 since December 31, 2021. While no capital contributions have been made under the parental support letter to date, we expect BERR to make capital contributions under the parental support letter up until the time of Closing. As a result, we have concluded that management’s plans are probable of being achieved to alleviate substantial doubt about our ability to continue as a going concern.

We expect an aggregate of $727 million of capital expenditures through 2024 as we construct our first four commercial production facilities and we expect 70% of such capital requirements, or approximately $509 million, will be met with project financing, industrial revenue bonds, or pollution control bonds, or some combination of debt financing. We expect the $220 million of net proceeds raised at closing of the transaction with CENAQ will satisfy the equity capital portion of our capital expenditure requirements through 2024, or approximately $218 million. We also expect to earn interest income on the net proceeds raised at closing during the ongoing development and construction of our facilities through 2024, and that such interest income will be utilized towards capital expenditures or for general and administrative expenses.

While we have been in discussions with banks and other credit counterparties regarding project financing, industrial revenue bonds, or pollution control bonds, and these discussions have led to indications of debt financing equivalent to 70% of our capital expenditure requirements, there can be no assurance that we will be successful in obtaining such financing. If we are unable to obtain debt financing, or, if proceeds raised in our transaction with CENAQ are less than $220 million, our development timeline may be delayed or would require raising of additional equity or debt capital. In the event our transaction with CENAQ only results in $66 million of net proceeds (assuming maximum redemptions by CENAQ’s shareholders), we expect that we will only be able to construct one of our first four planned production facilities with the proceeds from the CENAQ transaction. This could result in materially less future revenue and EBITDA compared to unaudited prospective financial projections included elsewhere in this proxy.

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we are able to commercialize our first production facility, and the unaudited prospective financial projections included elsewhere in this proxy anticipate certain gasoline sales income from our first facility, that is not assured, will be recycled into capital expenditures in 2024 and beyond. We believe that the minimum proceeds of the business combination (including the related private placement) may be sufficient to reach commercialization of our first production facility (after including 70% of assumed debt financing of the capital expenditure requirements). However, if we are unable to obtain debt financing, and if the transaction with CENAQ only results in $66 million of net proceeds, we will be required to raise additional equity or debt capital to support the development of our first four commercial production facilities included in the unaudited prospective financial projections elsewhere in this proxy. Should the transaction with CENAQ only result in $66 million of net proceeds, while we expect to be able to construct our first facility through the combination of transaction proceeds and debt financing, we would require additional equity or debt capital to develop the remaining three of our first four planned production facilities and to fund operations for the foreseeable future. We also expect our costs to increase in connection with advancement of our production facilities towards commercialization. In addition, upon the completion of the business combination, we expect to incur additional costs associated with operating as a public company. If costs associated with the advancement of our production facilities towards commercialization or costs associated with operating as a public company exceed our expectations, this may also require us to seek additional capital funding sources.

Summary Statement of Cash Flows for the Interim Periods Ended June 30, 2022 and 2021

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	For the Six Months Ended
	2022	2021
Net cash used in operating activities	$(1,631,160)	$(1,254,975)
Net cash used in investing activities	—	(288,528)
Net cash provided by financing activities	2,451,570	966,278
Net increase (decrease) in cash and cash equivalents	$820,410	$(577,225)

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during the Six Months Ended June 30, 2022 versus the same period in prior year primarily due to higher General and administrative expenses (after excluding non-cash activities such as changes in our contingent consideration payable and unit-based compensation expense). The higher General and administrative expenses were partially offset by approximately $149 thousand less in Research and development expenses. Net cash used in our operating activities also increased due to a decrease in accrued liabilities of approximately $12 thousand due to timing of payments as well as a $117 thousand decrease in our operating lease liability due to office lease payments.

Cash Flows used in Investing Activities

Net cash used in investing decreased approximately $289 thousand during the Six Months Ended June 30, 2022 compared to the same period 2021. The decrease was due to capitalized legal and professional fees that did not reoccur during the Six Months Ended June 30, 2022. The capitalized legal and professional fees during the period June 30, 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021. Such amounts were included in accrued liabilities on our balance sheets as of December 31, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities increased approximately $1.5 million during the Six Months Ended June 30, 2022 compared to the same period in prior year. The increase was primarily due to a Member’s Equity capital contribution by our parent entity (Holdings) to fund our ongoing operations.

Summary Statement of Cash Flows for the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	For the Year Ended December 31, 2021	For The Period From July 31, 2020 (Inception) to December 31, 2020
Net cash used in operating activities	$(2,626,534)	$(883,640)
Net cash used in investing activities	(290,096)	(1,800,000)
Net cash provided by financing activities	1,952,992	3,734,916
Net increase (decrease) in cash and cash equivalents	$(963,638)	$1,051,276

Cash Flows used in Operating Activities

Net cash used in operating activities increased by approximately $1.7 million for the Year Ended December 31, 2021 compared to the Period from July 31, 2020 (inception) to December 31, 2020 due to a higher net loss related to higher General and administrative and Research and development expenses during the Year Ended December 31, 2021 as well as 7 additional months during the Year Ended December 31, 2021 versus the Period from inception (July 31, 2020) to December 31, 2020. The higher net loss was partially offset by a $121 thousand decrease in prepaid expenses related to lower general liability insurance premiums and a $66 thousand increase in accrued liabilities related to employee bonus accruals.

Cash Flows used in Investing Activities

Net cash used in investing activities decreased by approximately $1.5 million for the Year Ended December 31, 2021 compared to the Period from July 31, 2020 to December 31, 2020 due to approximately $1.8 million related to the acquisition of certain intellectual property from Primus that did not reoccur in 2021. This was partially offset by capitalized legal and professional fees of approximately $288 thousand during 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021. The $288 thousand was included in accrued liabilities on our balance sheets as of December 31, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased approximately $1.8 million for the Year ended December 31, 2021 compared to the Period from July 31, 2020 to December 31, 2020 due to less Member’s Equity capital contributions by our parent entity (Holdings). $1.8 million of Member’s Equity capital contributions related to our asset acquisition from Primus during 2020 did not reoccur in 2021.

Commitments and Contractual Obligations

As of June 30, 2022, the Company has no material commitments or contractual obligations.

Off-Balance Sheet Arrangements

As of June 30, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal Control over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting. A material weakness is deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. In connection with the preparation of Intermediate’s financial statements as of December 31, 2021 and the period from July 31, 2020 (inception) to December 31, 2020, management of Intermediate noted a material weakness in our internal control over financial reporting related to the understatement of unit-based compensation expense. The understatement of the grant date fair value was due to a revision in the underlying fair value determination, and such revision was not appropriately reflected in the financial statements. Management concluded that the grant date fair value and corresponding incremental expense should be adjusted by recognizing the additional expense in Intermediate’s March 31, 2022 financials. As part of such process, management identified a material weakness in its internal control over financial reporting related to the grant date fair value revision. Additionally, Intermediate did not maintain effective internal control regarding the date on which to apply new accounting standards based upon CENAQ’s elections made as an emerging growth company under the JOBS Act, which required Intermediate to apply new accounting standards as if it were a public business entity.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. Intermediate’s management continues to evaluate steps to remediate the material weaknesses. These material weaknesses have not been fully remediated. We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks facing Intermediate.

•        Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain and we may not fully remediate these material weaknesses during the year ended December 31, 2022. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP as determined by the FASB. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses and allocated charges during the reporting period. The following is a summary of certain critical accounting policies and estimates that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Asset Acquisition

In August 2020, we acquired a demonstration facility, a laboratory, office space, and intellectual property including the patented STG+ process technology under the terms of a purchase agreement with Primus Green Energy, Inc. (“Primus”). Upon acquiring the assets of Primus from the Founders, we performed an assessment as to whether the acquisition should be accounted for as a Business Combination (under ASC Topic 805) or whether the acquisition should be accounted for as an asset acquisition under ASC Topic 805-50.

We determined that substantially all of the fair value of the assets acquired was concentrated in a single identifiable intangible asset representing intellectual property and patented technology and therefore, the acquisition was not considered the acquisition of a business but rather an asset acquisition. Certain other ancillary assets were acquired including a property lease and the related leasehold improvements. After allocating the acquisition cost to physical assets which were deemed immaterial, the remaining value was recorded to a single intangible asset which we referred to as Intellectual Property and Patented Technology.

We further assessed whether the intangible asset would be used in Research and Development activities and whether the intangible asset should be capitalized or expensed. Under ASC Topic 730-10, assets that have alternative future uses should be capitalized. An alternative use includes adaptation of an existing capability to a particular requirement or customer’s need as part of a continuing commercial activity. Another alternative use includes activity, including design and construction engineering, related to the construction, relocation, rearrangement, or start-up of facilities or equipment other than facilities or equipment whose sole use is for a particular research and development project.

We have utilized the intellectual property and patented technology, which is considered to be an adaption of an existing capability of the intellectual property and patented technology, to attempt to meet the contractual requirements of several potential licensing customers including modification to attach our STG+ process technology to existing customer owned methanol production facilities. Further, we have also utilized the intellectual property and patented technology acquired to perform additional modifications to the design and engineering of the commercially viable process island in order to validate the production of other commercially consumed fuels such as diesel and methanol with only minor modifications to the overall process. As a result of these alternative uses, we concluded the intellectual property and patented technology intangible asset has alternative future uses and therefore was capitalized.

As a result, substantially all of the asset purchase price was attributed to the single intangible asset. Accordingly, we recorded $1,925,151 to the intellectual property and patented property intangible asset inclusive of direct transaction costs of $537,500 that were incurred. The intellectual property and patented technology is considered an indefinite lived intangible and is not subject to amortization. We expect to reassess the estimated useful life of the intangible asset following definitive decisions to proceed with the construction of the Company’s initial production facility. As of June 30, 2022, December 31, 2021 and 2020, the gross and carrying amount of the unamortized intellectual property and patented technology intangible asset was $1,925,151.

Contingent Consideration

Our parent entity (Holdings), on Intermediate’s behalf, has an arrangement payable to our Chief Executive Officer and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within five years of the closing date of the Primus asset purchase. We recognize the liability for such contingent payment on our balance sheets and remeasure the estimated payments under this arrangement and record our best estimate of amounts payable under such arrangement.

Our contingent consideration liability is measured at fair value and based on significant inputs not observable in the market. As such, our contingent consideration liability is classified as a Level 3 fair value measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions the Company believes would be made by a market participant. The Company assesses these estimates on an ongoing basis as additional data impacting the assumptions is obtained. Changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within the consolidated statements of operations.

Contingent consideration may change significantly as capital contributed increases, changes in discount rates, and expected volatility, expected timing of payment (expected term), and probability of payment fluctuate. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques could result in materially different fair value estimates.

The fair value of the contingent consideration as of the asset acquisition date and December 31, 2020 was estimated using a concluded Enterprise Value of Intermediate’s business based on a weighting of derived value from the combination of two Income approaches to business valuation (Discounted Cash Flows and Relief from Royalty). Such business value underpinned a Monte Carlo Simulation valuation model to determine the ultimate contingent consideration liability balance.

In measuring the estimated amount payable under this arrangement as of December 31, 2021, and June 30, 2022, we took into consideration a discounted cash flow valuation of the business based on internal projections as well as the business valuation implied by the proposed business combination transaction with CENAQ, which implied a value to existing equity holders of $225,000,000, and also considered the expected timing of the transaction closing which was assumed to occur in the third or fourth quarters of 2022. Such implied value and timing underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance (as similarly used in the prior periods). Primarily as a result of the higher implied value to existing equity holders implied by the CENAQ transaction non-binding term sheet (originally signed in December 2021), the fair value of our contingent consideration liability increased to $8,850,000 as of December 31, 2021. Subsequently, we continued considering the $225,000,000 implied CENAQ transaction equity value together with a discounted cash flow valuation of the business based on internal projections. We also updated our expected timing of transaction closing to occur in the fourth quarter of 2022 or approximately one quarter later than originally conceived as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. In addition, the discount rate utilized in the determination also increased primarily as a result of an increase in the risk-free rate. Accordingly, the Company recorded a reduction in contingent consideration to general and administrative expense totaling $1,893,000 during the six months ended June 30, 2022 resulting in a contingent consideration liability balance of $6,957,000 as of June 30, 2022.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success, a specified contractual return hurdle (based on internal rate of return), and a contractual proportion of excess gain allocable to the contingent payment above the contractual return hurdle.

The following table provides a summary of key inputs utilized in the valuation of the contingent consideration liability as of each balance sheet date:

Inputs	June 30, 2022	December 31, 2021	December 31, 2020
Expected volatility	61.00%	65.80%	56.35%
Expected dividends	0%	0%	0%
Remaining expected term (in years)	0.50	0.60	4.6
Risk-free rate	2.51%	0.29%	0.14% – 0.23%
Discount Rate (WACC)	25.1%	23.4%	24.3%
Payment Probability	90%	90%	1% – 12.5%
Internal Rate of Return Hurdle	15%	15%	15%
Excess Return allocable to Contingent Payment	10%	10%	10%
Estimated fair value of contingent consideration	$6,957,000	$8,850,000	$40,000

The current business environment is subject to evolving market conditions and requires significant judgment to interpret the potential impact to assumptions. To the extent that changes in the current business environment result in adjusted management projections, adjustments to the contingent consideration liability may occur in future periods.

On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby, if the business combination with CENAQ discussed above reaches closing, the Contingent Consideration will be forfeited.

Unit-Based Compensation

We apply the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-Based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed on a straight-line basis over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed. Forfeitures of Performance-Based units are estimated at the grant date based on historical rates of stock award activity and reduce the unit-based compensation expense recognized.

Impairment of Intangible Assets

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, we consider macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested for impairment using a discounted cash flow approach and tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Since its formation, the Company has considered a mix of information in monitoring the risks associated with impairment through the use of various valuation analyses which were used to measure the estimated fair value of the Company’s stock-based incentive awards and contingent consideration arrangement (discussed above). In addition, the Company considered market transactions (such as the Company’s proposed business combination with CENAQ). As discussed above, substantially all of the value of the acquired assets from Primus was attributable to the intellectual property and patented technology. Such technology has remained the core asset of the Company since its acquisition and the Company has continued to develop such technology and expand its application to other feedstocks.

In connection with the Company’s valuation of its stock-based incentive units granted to management, the Company determined its estimated enterprise value utilizing a mix of market approach, discounted cash flow and relief from royalty methods in the determination and such estimated enterprise value exceeded the carrying amount of this intangible asset by a substantial amount.

During the year ended December 31, 2021 and for the six months ended June 30, 2022, the Company placed the most weight to its current pending business combination with CENAQ in concluding that no impairment testing was required. We also leveraged the valuation analyses prepared in the measurement of our contingent consideration as discussed in detail above. Such transaction implies an estimated $225,000,000 valuation of the Company’s current owners which served to support management’s conclusion that fair value of our indefinite-lived intangible asset is greater than its carrying amount by a substantial amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

We evaluate the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the business combination, we expect to be an emerging growth company at least through the end of 2022. CENAQ has previously elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

Recent Accounting Pronouncements

We there are no new accounting guidance issued but not yet effective that would have a material impact to our current financial statements.

INFORMATION ABOUT INTERMEDIATE

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Intermediate and its subsidiaries prior to the Closing.    Upon Closing, the combined company will be named “Verde Clean Fuels, Inc.”

Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, MSW and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+ process. Through our STG+ process, we convert syngas into RBOB gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

We are redefining liquid fuels technology through our proprietary and innovative STG+ process to deliver scalable and cost-effective renewable gasoline at the production facility. We acquired our STG+ technology from Primus, a company that focused on using the patented STG+ technology to convert natural gas into gasoline or methanol since 2007. Since then, we have developed the use and application of our STG+ technology to focus on the renewable energy industry and will continue to develop our operations to apply our technology to be compatible with other inputs, such as green, agricultural or wood waste, MSW, plastics, biomass and other biogenic feedstocks. We have also invested in integrating the chemical processes and systems required to produce an acceptable synthesis gas from these renewable feedstocks from third-party gasification systems and with our proprietary STG+ system to convert the syngas into gasoline.

We have made significant progress towards commercializing the first STG+ based commercial production facility in the United States. Our first commercial production facility, which we expect to be operational by the second half of 2024, will be in Maricopa, Arizona. In the first phase we expect this facility to produce approximately 7 million gallons per year of renewable gasoline and generate approximately $36 million of EBITDA in the first full year of operations. In the second phase, which we expect to be operational by the second half of 2025, we anticipate producing approximately 30 million gallons per year of renewable gasoline and generating approximately $116 million of EBITDA annually.

Over $110 million has been invested in our technology, including our demonstration facility in New Jersey, which has completed over 10,500 hours of operation producing renewable gasoline. Our demonstration facility represents the scalable nature of our operational modular commercial design which has fully integrated reactors and recycle lines and are designed with key variables, like gas velocity and catalyst bed length, at a 1-to-1 scale with our commercial design. We have also participated in carbon lifecycle studies to validate the carbon intensity score and reduced lifecycle emissions of our renewable gasoline as well as fuel, blending and engine testing to validate the specification and performance of our gasoline product. We believe our renewable gasoline exhibits a significant lifecycle carbon emissions reduction compared to traditional petroleum-based gasoline. As a result, we believe our gasoline produced from renewable feedstock, such as biomass, will qualify under the RFS for the D3 RIN (a carbon credit), which can have significant value. Similarly, gasoline produced from our process may also qualify for various state carbon programs, including California’s LCFS. Unlike many other gas-to-liquids technologies, not only can our STG+ process produce renewable gasoline from syngas, but we expect it will be able to be applied at other production facilities to produce other end products including methanol, diesel and aviation fuels. In addition to our initial focus on the production of renewable gasoline, there is opportunity to continue to develop additional process technology to produce middle distillates including sustainable diesel and sustainable aviation fuel.

We have a seasoned leadership team with over 100 years of cumulative experience in the energy industry and that have been involved in over $13.0 billion of capital deployed across over 50 different projects. Upon Closing, Verde Clean Fuels will be managed by or under the direction the Verde Clean Fuels Board, which is expected initially to be comprised of seven directors, five of whom will be appointed by Intermediate (Curtis Hebert, Jr., Graham van’t Hoff, Duncan Palmer, Jonathan Siegler and Ron Hulme), and two of whom will be appointed by Sponsor (        ).

BERR is the majority investor in Intermediate through a series of wholly owned intermediate entities, including Holdings, the direct parent entity of Intermediate. Intermediate is headquartered in Dallas, Texas and has a demonstration facility in Hillsborough, New Jersey.

Formation

Intermediate was formed on July 31, 2020. On July 29, 2020, GEP, formed by the Founders, entered into an asset purchase agreement with Primus to acquire a demonstration facility, a laboratory, office space and intellectual property, including the patented STG+ process technology.

GEP then assigned its rights under the asset purchase agreement to a newly formed subsidiary of Intermediate. Immediately following the closing of the asset acquisition, the Founders sold 100% of their membership interests to BEP a wholly owned subsidiary of the Bluescape Energy Recapitalization and Restructuring Fund IV LP, in exchange for agreeing to make the payments under the asset purchase agreement as well as other capital contributions and a contingent payment BEP ultimately contributed the membership interests down to its wholly owned subsidiary Bluescape Clean Fuels Holdings, LLC which then immediately contributed the membership interests down to its wholly owned subsidiary Intermediate.. Intermediate holds the acquired assets through Bluescape Clean Fuels, LLC.

Industry

Demand for Renewable Gasoline

Today, energy markets are undergoing dramatic changes as they shift from fossil fuels to carbon-reduced and carbon-free sources. A series of technological, economic, regulatory, social and investor pressures are leading the drive to decarbonize energy and other sectors, such as transportation.

According to the U.S. Energy Information Administration’s (the “EIA”) “2022 Annual Energy Outlook” and “U.S. Energy-Related Carbon Dioxide Emissions, 2020,” gasoline accounts for more than 20% of the U.S.’s energy-related CO2 emissions and overall, transportation represents approximately 37% of total U.S. energy-related CO2 emissions (or 1,903 million tons of CO2). Within the 37% of total U.S. energy-related CO2 emissions that is caused by the transportation sector, in 2019, gasoline represented approximately 56% of the total transportation emissions (or 1,086 million tons of CO2) and produced over twice as much emissions than diesel, which produced approximately 468 million tons of CO2) and over four times more emissions than aviation fuel, which produced approximately 261 million tons of CO2). Uptake on competing emissions-reduction technologies, such as electric vehicles, is growing, but, according to BloombergNEF, is only expected to reach 24% of the projected 2035 total vehicle fleet in the U.S. As a result, the EIA predicts 2035 gasoline demand to be at 92-102% of 2022 levels. According to the EIA’s “2022 Annual Energy Outlook,” petroleum and natural gas are projected to remain as the most-consumed source of energy in the U.S. through 2050, and motor gasoline is projected to be the most commonly-used transportation fuel despite electric vehicles gaining market share.

Renewable gasoline reduces lifecycle emissions by over 60% compared to traditional fossil fuel-based gasoline based on GREET-style carbon intensity analysis. Further, according to the EPA’s “National Overview: Facts and Figures on Materials, Wastes and Recycling and Landfill Methane Outreach Program,” approximately 292 million tons of MSW is generated annually, which consists of about 60% cellulosic material that can be utilized as feedstock, which can create an estimated 25 billion gallons of renewable gasoline based on the assumption that one ton of MSW can generate 140 gallons of renewable gasoline using our STG+ process. Achieving production of 25 billion gallons of renewable gasoline could meet approximately 19% of estimated 2022 gasoline demand of 132 billion gallons according to the EIA. Renewable gasoline can be utilized within the existing 268 million internal combustion engine (“ICE”) vehicles in the U.S. without vehicle modification. Additionally, according to the National Association of Convenience Stores’ “The US Petroleum Industry Statistics Definitions,” there are over 145 thousand gas stations nationwide. Our renewable gasoline will be able to utilize essentially all of the existing fossil fuel gasoline distribution and retailing infrastructure, making our renewable gasoline a drop-in solution that does not require a change in consumer behavior.

Based on the Fuel Institute’s “Life Cycle Analysis Comparison, 2022,” a single conventional ICE vehicle is accountable for 66 tons of CO2 over a 200,000-mile life, which includes 5 tons of CO2 generated from the manufacturing process, 12 tons of CO2 generated from the production and processing of the oil and gasoline fuel used in the vehicle and 48 tons of CO2 generated from vehicle emissions. Intermediate estimates that an ICE vehicle utilizing renewable gasoline would be accountable for 28 tons of CO2 over a 200,000-mile life, which includes five tons of CO2 generated from the manufacturing process, negative 25 tons of CO2 from the production of the renewable gasoline fuel used in the vehicle and 48 tons of CO2 generated from vehicle emissions. As a result, an ICE vehicle running on renewable gasoline is projected to emit approximately 57% less CO2 than the same vehicle running on traditional hydrocarbon-based gasoline.

Regulatory Environment

Demand for renewable fuel has grown significantly over the past several years and is expected to continue to grow due in part to federal requirements for cellulosic biofuel volume obligations through programs such as the RFS program, which was created under the Energy Policy Act of 2005 (the “Energy Act”), which amended the Clean Air Act (“CAA”) and expanded through the Energy Independence and Security Act of 2007 (the “EISA”). The EISA requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic green fuel related industries and (ii) improving the environment through the reduction of greenhouse gas (“GHG”) emissions. Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel. See “ — Regulatory Mandates and Governmental Funding” for more information.

Social and Environmental Preferences and Investor Pressures

The effects of climate change, including extreme weather events and rising temperature and the increased health and socio-economic stability of at-risk populations, have emphasized the need to reduce greenhouse gases and move toward reduced carbon energy solutions. Because of this, environmentally-conscious policies, initiatives and businesses are growing in value and preference.

ESG investing has accelerated as institutional investors shift their portfolios away from carbon-intensive assets. This shift in investor sentiment has caused many large integrated energy companies to set decarbonization strategies and diversify into different forms of carbon-free and carbon-reduced energy.

Governmental Regulations

Our future operations are subject to stringent and complex laws and regulations governing environmental protection and human health, safety. Compliance with such laws and regulations can be costly, and noncompliance can result in substantial penalties. Laws and regulations that can affect our business include:

•        The federal Comprehensive Environmental Response, Compensation and Liability Act (or “CERCLA”) and analogous state laws, impose joint and several liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of the site where the release occurred, past owners and operators of the site, and companies that disposed of or arranged for the disposal of hazardous substances found at the site. Responsible parties under CERCLA may be liable for the costs of cleaning up hazardous substances that have been released into the environment and for damages to natural resources. Additionally, it is not uncommon for third parties to assert claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment.

•        The federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (or “RCRA”), is the principal federal statute governing the management of wastes, including the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements and liability for failure to meet such requirements, on a person who is either a generator or transporter of hazardous waste or an owner or operator of a hazardous waste treatment, storage, or disposal facility. Many of the wastes that will be generated in our manufacturing facility are governed by RCRA.

•        The federal Water Pollution Control Act (also referred to as the “Clean Water Act”) imposes restrictions and controls on the discharge of pollutants into navigable waters. These controls have become more stringent over the years, and it is possible that additional restrictions may be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The Clean Water Act provides for civil, criminal and administrative penalties for discharges of oil and other pollutants and imposes liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. Comparable state statutes impose liability and authorize penalties in the case of an unauthorized discharge of petroleum or its derivatives or other pollutants into state waters.

•        The CAA and associated state laws and regulations restrict the emission of air pollutants from many sources, including facilities involved in manufacturing biofuels. New facilities are generally required to obtain permits before operations can commence, and new or existing facilities may be required to incur certain capital expenditures to install air pollution control equipment in connection with obtaining and maintaining operating permits and approvals. Federal and state regulatory agencies can impose administrative, civil, and criminal penalties for non-compliance with permits or other requirements of the CAA and associated state laws and regulations. Depending on the size and scope of our operations, we may be subject to more stringent regulations regarding air emissions.

•        The federal Endangered Species Act, the federal Marine Mammal Protection Act and similar federal and state wildlife protection laws prohibit or restrict activities that could adversely impact protected plant and animal species or habitats. Construction of facilities could be prohibited or delayed in areas where such protected species or habitats may be located, or expensive mitigation may be required to accommodate such activities.

We may be required to obtain certain permits for to construct and operate our facilities, including those related to air emissions, solid and hazardous waste management and water quality. These permits can be difficult and expensive to obtain and maintain. Our ability to obtain these permits may be impacted by opposition from citizen or other groups or other political pressures. Once operational, our facilities will also need to maintain compliance with these permits.

In additional to compliance with environmental regulations, we expect that our future operations will be subject to federal RFS program regulations. The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA calculates a blending standard annually based on estimates of gasoline usage from the EIA. Different quotas and blending requirements are determined for cellulosic biofuels, biomass-based diesel, advanced biofuels and total renewable fuel. Renewable Identification Numbers (“RINs”) are used to ensure that the prescribed levels of blending are met. The Energy Act’s RFS regulations establish rules for fuel supplied and administer the RIN system for compliance, trading credits and rules for waivers. We anticipate that our renewable gasoline and other future products will benefit from the RFS program. However, the RFS program requirements could change, which may impact our products. See “— Regulatory Mandates and Government Funding” for more information.

Regulatory Mandates and Government Funding

Strong increases in the federal requirement of cellulosic biofuel volume obligations position us to benefit as a producer of renewable gasoline.

The RFS program was created under the Energy Act, which amended the CAA. The EISA further amended the CAA by expanding the RFS program. The EPA implements the RFS program under the guidance of the U.S. Department of Agriculture and the Department of Energy.

The RFS program is a federal policy that requires a certain volume of renewable fuel to replace or reduce the quantity of petroleum-based transportation fuel, heating oil or aviation fuel. The four renewable fuel categories under the RFS are:

•        biomass-based diesel;

•        cellulosic biofuel;

•        advanced biofuel; and

•        total renewable fuel.

We believe our renewable gasoline will qualify under the cellulosic biofuel category, which qualifies for D3 RINs.

The 2007 enactment of EISA significantly increased the size of the program and included key changes, including:

•        boosting the long-term goals to 36 billion gallons of renewable fuel;

•        extending yearly volume requirements out to 2022;

•        adding explicit definitions for renewable fuels to qualify (e.g., renewable biomass, GHG emissions);

•        creating grandfathering allowances for volumes from certain existing facilities; and

•        including specific types of waiver authorities.

The CAA provides the EPA with the authority to adjust cellulosic, advanced and total volumes set by Congress as part of the annual rule process.

The statute also contains a general waiver authority that allows the Administrator to waive the RFS volumes, in whole or in part, based on a determination that implementation of the program is causing severe economic or environmental harm, or based on inadequate domestic supply.

For a fuel to qualify as a renewable fuel under the RFS program, the EPA must determine that the fuel qualifies under the statute and regulations. Among other requirements, fuels must achieve a reduction in GHG emissions as compared to a 2005 petroleum baseline.

The EPA has approved fuel pathways under the RFS program under all four categories of renewable fuel. Advanced pathways already approved include ethanol made from sugarcane, jet fuel made from camelina, cellulosic ethanol made from corn stover, compressed natural gas from municipal wastewater treatment facility digesters and others. Additional requirements of the RFS program include:

•        biomass-based diesel must meet a 50% lifecycle GHG reduction;

•        cellulosic biofuel must be produced from cellulose, hemicellulose or lignin and must meet a 60% lifecycle GHG reduction;

•        advanced biofuel can be produced from qualifying renewable biomass (except corn starch) and must meet a 50% GHG reduction; and

•        renewable (or conventional) fuel typically refers to ethanol derived from corn starch and must meet a 20% lifecycle GHG reduction threshold.

Lifecycle GHG reduction comparisons are based on a 2005 petroleum baseline as mandated by EISA. Biofuel facilities (domestic and foreign) that were producing fuel prior to enactment of EISA in 2007 are “grandfathered” under the statute, meaning these facilities are not required to meet the GHG reductions.

The EPA continues to review and approve new pathways, including for fuels made with advanced technologies or with new feedstocks. Certain biofuels, such as our renewable gasoline, are similar enough to gasoline or diesel that they do not have to be blended, but can be simply “dropped in” to existing petroleum-based fuels. These drop-in biofuels directly replace petroleum-based fuels and hold particular promise for the future.

Obligated parties under the RFS program are refiners or importers of gasoline or diesel fuel. Compliance is achieved by blending renewable fuels into transportation fuel, or by obtaining credits (called “Renewable Identification Numbers,” or RINs) to meet an EPA-specified Renewable Volume Obligation (“RVO”).

The EPA calculates and establishes RVOs every year through rulemaking, based on the CAA volume requirements and projections of gasoline and diesel production for the coming year. The standards are converted into a percentage and obligated parties must demonstrate compliance annually.

Each fuel type is assigned a “D-code” — a code that identifies the renewable fuel type — based on the feedstock used, fuel type produced, energy inputs and GHG reduction thresholds, among other requirements. The four categories of renewable fuel have the following assigned D-codes:

•        Cellulosic biofuel is assigned a D-code of 3 (e.g., cellulosic biofuel) or D-code of 7 (cellulosic diesel);

•        Biomass-based diesel is assigned a D-code of 4;

•        Advanced biofuel is assigned a D-code of 5;

•        Renewable fuel (non-advanced/conventional biofuel) is assigned a D-code of 6 (grandfathered fuels are also assigned a D-code of 6); and

•        The production of our renewable gasoline is expected to qualify for a D-code of 3.

Obligated parties use RINs to demonstrate compliance with the standard. These parties must obtain sufficient RINs for each category in order to demonstrate compliance with the annual standard. Some of the regulations regarding RINs include the following:

•        RINs are generated when a producer makes a gallon of renewable fuel.

•        At the end of the compliance year, obligated parties use RINs to demonstrate compliance.

•        RINs can be traded between parties.

•        Obligated parties can buy gallons of renewable fuel with RINs attached. They can also buy RINs on the open market.

•        Obligated parties can carry over unused RINs between compliance years. They may carry a compliance deficit into the next year. This deficit must be made up the following year.

The RFS program’s four renewable fuel standards are nested within each other. In other words, the fuel with a higher GHG reduction threshold can be used to meet the standards for a lower GHG reduction threshold. For example, fuels or RINs for advanced biofuel (i.e., cellulosic, biodiesel or sugarcane ethanol) can be used to meet the total renewable fuel standards (i.e., corn ethanol).

For cellulosic standards, an additional flexibility is provided. Cellulosic waiver credits (“CWCs”) are offered by the Energy Act at a price determined by a formula in the statute. Obligated parties have the option of purchasing CWCs plus an advanced RIN in lieu of blending cellulosic biofuel or obtaining a cellulosic RIN.

On November 15, 2021, the U.S. Infrastructure Investment and Jobs Act was signed into law that includes $65 billion in funding for power and grid investments. This includes investments in grid reliability and resiliency as well as clean energy technologies such as carbon capture, hydrogen and advanced nuclear, including SMRs. Additionally, on December 8, 2021, President Biden signed an executive order mandating all electricity procured by the government be 100% carbon pollution-free by 2030, including at least 50% from around-the-clock dispatchable generation sources. The order also requires that federally owned buildings produce no net emissions by 2045 and that each federal agency achieve 100% zero-emission vehicle acquisitions by 2035.

More than 190 countries and the European Union have signed the Paris Agreement, which seeks to keep the rise in mean global temperature to below 2°C above pre-industrial levels. Currently, more than 130 countries, including China and the United States — the countries with the first and second largest CO2 emissions globally — have now set, or are considering setting, a target of reducing net emissions to zero by mid-century.

Our Intellectual Property and Technology

As of June 30, 2022, Intermediate had been issued 28 patents globally, including 8 patents in the U.S., and had 3 pending patent applications globally. These patents, filed across 14 jurisdictions, including the U.S., protect key aspects of our technology, including the STG+ process, our proprietary method for converting syngas, derived from renewable feedstocks and other feedstocks into liquid hydrocarbons that can be used as gasoline and RBOB gasoline, methanol or synthetic crude. We believe our intellectual property rights are important assets for our success, providing a significant competitive advantage, and we aggressively protect these rights to maintain our competitive advantage in the market. Our U.S. patents expire on dates ranging from 2032 through 2039. We regularly review our development efforts to assess the existence and patentability of new technology and inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.

We own or have adequate rights to use the intellectual property associated with the STG+ technology. Approximately 17 patents or patent applications in our patent portfolio support and protect our ability to produce commodity-grade gasoline from syngas, 14 patents or patent applications relate to the specific fuel composition produced by our proprietary systems and certain claims of our patents relate potential future enhancements to our technology. We manage our patent portfolio to maximize the lifecycle of protecting our intellectual property and various components and aspects of our system are protected by patents that will expire at staggered times.

We acquired our patented STG+ process technology and other intellectual property from Primus. However, we have fundamentally changed the use and application of STG+ technology, which Primus initially designed to convert natural gas into gasoline or methanol, to focus on the renewable energy industry, enabling us to make significant progress towards commercializing the first STG+ based production facility in the U.S. We expect our STG+ process to also be applied at separate discrete production facilities to produce other single end-products including sustainable methanol, diesel and aviation fuels. In addition to our existing and potential future production facilities, our technology can be licensed to third parties for use in new or existing production facilities, and we have established strategic partnerships for the deployment of our STG+ process.

Strategic Relationships

InEnTec Inc.

We have selected InEnTec as a strategic partner for the buildout of our first commercial production facility in Maricopa, Arizona, which we expect to be operational by the second half of 2024. InEnTec will provide gasification services in connection with the project. We anticipate that InEnTec will be an integral member in the success of our first commercial production facility as production of renewable gasoline is dependent upon the combination of InEnTec’s existing third-party gasification technology with our STG+ process. InEnTec is also an important strategic relationship of ours because, as an active product developer, InEnTec has a portfolio of projects in which we may have an opportunity to participate in the future.

Waste Management, Inc.

Waste Management is a strategic partner for the buildout of our first planned commercial production facility in Maricopa, Arizona. Under our current plans, Waste Management would provide site and feedstock logistics in connection with the project, which we expect to require approximately 150,000 tons of feedstock per year for the first phase.

Other Important Relationships

EcoStrat is a service provider we use to assist us in finding locations for our commercial production facilities, as well as securing volume commitments once our commercial production facilities are completed and operations have commenced.

IHI E&C International Corporation (“IHI”) is our primary contractor for front-end engineering and design services (“FEED”) and Engineering, Procurement and Construction (“EPC”). We are a party to agreements with IHI and/or its subcontractors for the various aspects of its FEED and EPC services needs.

Koch Modular Process Systems, LLC (“KMPS”) is an important subcontractor of IHI and provides technical information to IHI and/or its subcontractors for FEED execution.

Customers

With RBOB as our product, we are able to sell to a broad range of potential counterparties including refiners and importers of gasoline, distributors, blenders, retailers and trading organizations, among others. We intend to enter into offtake agreements with creditworthy counterparties with terms that are acceptable to lenders and us as support for our project financing.

Renewable gasoline.    We transitioned into the renewable energy industry after applying our STG+ technology to focus on renewable inputs, expanding our potential customer base beyond the natural gas sector and the avenues we have to generate revenue. In this space, our potential customers will generally include companies obligated to purchase physical volumes of renewable fuel under the RFS program, such as refiners, blenders, fuel distributors and retailers and marketers, as well as trading shops.

Carbon credits.    Expanding the use of our STG+ technology will also expand how we can create revenue. The value of our operations will include carbon credits derived from converting waste and other bio-feedstocks into a single, finished fuel, which can have significant value. For example, certain gasoline produced from renewable feedstock, such as biomass, qualifies under the RFS for the D3 RIN (a carbon credit). Similarly, we expect that gasoline produced in this fashion will also qualify for various state carbon programs including California’s LCFS. We anticipate that we will produce 1.5 RINs per gallon of gasoline, which can be sold alongside each gallon of renewable gasoline as a separate commodity to customers who can sell the RINs later or sole into forward or futures markets.

Competition

Our traditional competitors in the renewable fuel market include companies in the incumbent petroleum-based industry, as well as those in the emerging renewable fuels industry and others selling carbon credits as a commodity. Our direct competitors are limited. There are only two other companies of which we are aware that also have their own technology to convert syngas into renewable gasoline, ExxonMobil Corporation (“Exxon”) and Haldor Topsoe (“Topsoe”). Although Exxon’s chemistry process is similar to Intermediate’s, Exxon has historically focused on larger scale projects and markets. Topsoe, though larger than Intermediate, only licenses its technology and processes to others and does not produce renewable liquid hydrocarbons.

We believe our technology, size and development capabilities are the competitive strengths that differentiate us from our competition. Utilizing biomass through a gasifier to produce syngas, our proprietary STG+ process can efficiently and economically convert syngas to gasoline. Intermediate plans to design its facilities to use modular construction and to operate at a scale that makes the use of renewable feedstocks viable. We believe that when using biomass as a feedstock, our ability to design facilities on a smaller scale gives us a competitive advantage, because we are able to deploy equipment to the feedstock rather than being required to build a large central facility. The economies of scale that may benefit a larger facility we believe are lost with the increased logistics and materials handling costs that come with the larger supply radius required to feed a large-scale facility. Intermediate’s once-through process remains in a vapor phase throughout resulting in a lower piece-count and, therefore, lower capital cost.

Growth Strategy

We intend to grow our business by leveraging our competitive advantages in the design and implementation of small-scale modular facilities that can be situated in proximity to renewable feedstock sources. We believe we have a number of avenues to achieve our growth objectives:

Construction and Development of Commercial Production Facilities

A critical step in our success will be the successful construction and operation of the first commercial production facility using our STG+ technology. In April 2022, we commenced a pre-FEED study for our first commercial production facility in Maricopa, Arizona, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support initial commercial production of renewable gasoline as early as the second half of 2024.

We plan to grow our business by building and operating a portfolio of commercial production facilities. Currently, we have three additional production facilities planned and four potential production facility development opportunities identified. We also expect there to be expansion opportunities at the approximately 700 landfills across the United States that intake sufficient volumes of MSW to supply one of our facilities as well as numerous additional locations using other renewable feedstocks. We believe the number of identified and planned potential production facilities bode well for our potential future success. We plan to commence pre-FEED studies on these three additional production facilities in 2023 and complete two of the facilities in 2025 and the remaining facility in 2026. We expect the total capital expenditures for these additional production facilities to be approximately $900 million, and we expect to fund these projects with equity and project-related debt.

Expansion of Commercial Operations and Customer Base

We also expect to achieve growth through the expansion of our in-process projects as the facilities are expanded or otherwise begin to produce renewable gasoline. We also intend to license our technology in places where we do not anticipate deploying our own capital. Additionally, we intend to expand internationally to regions interested in our middle distillates process, like the United Kingdom, and may enter relationships with other businesses to expand our operations and to create service networks to support our production and delivery of renewable gasoline.

Establishing and Maintaining Relationships with Key Strategic Partners

We have established, maintained and managed strategic relationships with Waste Management, InEnTec and EcoStrat, who devote the resources to promote mutually beneficial business relationships and grow our business. To expand our business, we will continue to identify and evaluate development and partnership opportunities and other suitable and scalable business relationships.

Developing and Advancing Technology

Just as we refocused the use and application of our STG+ technology from using natural gas as a feedstock to using renewable biomass, MSW and other feedstocks, our R&D team is continuously researching and developing ways to improve our technology and meet our customers’ energy needs. Using our innovative technology platform and robust intellectual property portfolio, we are well-positioned to continue making technology advancements over time. Additionally, we intend to develop or acquire additional intellectual property, such as processes for sustainable diesel and aviation fuel, as well as other complementary technologies.

Research & Development

Primus invested over $110 million in developing and patenting its technology and conducted over 10,500 hours of testing at our Hillsborough, New Jersey demonstration facility. Since we acquired Primus’ assets, our team has invested approximately $5 million to design the chemical processes and systems required to produce an acceptable synthesis gas from renewable feedstocks and an additional $3 million to engage a new FEED study, which is expected to take approximately eight months to complete. Any future FEED studies we intend to commence we anticipate will focus on the conversion of waste, biomass and other biogenic-feedstocks for future facilities we believe could require an estimated $100 to $200 million of additional capital expenditures per facility and take 18 to 24 months to construct. Our R&D team is also in the process of developing additional process technology to produce middle distillates including diesel and jet fuel.

Raw Materials and Suppliers

We plan to use renewable feedstocks, such as biomass and MSW, as well as natural gas (including synthetic natural gas) and other feedstocks to produce our renewable gasoline. We plan on contracting with various suppliers for renewable feedstocks, and intend to work with other commercial waste companies, agricultural industry participants and landowners to source our renewable feedstocks and maintain an established supply of product inputs. Additionally, to lower feedstock costs and maximize the ease of access to sufficient feedstock volumes for commercial production, we intend to develop future commercial production facilities in locations near biomass and MSW, natural gas or other feedstock sources. We do not expect to be dependent on sole source or limited source suppliers for any of our raw materials or chemicals. Additionally, we expect to rely on various suppliers for the catalysts we use in our STG+ process. We do not expect to be dependent on a sole source for our supply of catalysts.

Human Capital Resources

As of June 30, 2022, we had five full-time employees, engaged six consultants on a part-time basis and one consultant on a full-time basis. Our workforce is mostly concentrated in the Texas and New Jersey regions. We have a seasoned leadership team with over 100 years of cumulative experience in the renewables or a functionally equivalent industry. Our management team places significant focus and attention on matters concerning our human capital assets, and is focused on expanding our diversity, enhancing capability development and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing.

Facilities

Intermediate is a limited liability company organized in Delaware. Intermediate’s headquarters office currently in Dallas, Texas houses our management team. Intermediate’s demonstration facility is located in Hillsborough, New Jersey.

Leasing our facilities gives us the flexibility to expand or reduce our office space as appropriate as we shift from product development to deployment. We believe our current facilities are adequate for our current operating needs, and we anticipate that we will have access to other facilities, through future contractual arrangements, for development, testing and production.

We believe the location of our first commercial production facility in Maricopa, Arizona will provide us with strategic access to the transportation energy market in California. We expect our product to qualify for the California LCFS credit to the extent our product is sold in California, which we believe will generate value of approximately $0.65 per gallon at our first commercial production facility.

Legal Proceedings

We do not consider any claims, lawsuits or proceedings that are currently pending against us, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows. However, from time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF CENAQ

The following discussion and analysis should be read in conjunction with the financial statements and related notes of CENAQ included elsewhere in this proxy statement.    This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a newly organized blank check company incorporated as a Delaware corporation on June 24, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our sponsor is CENAQ Sponsor LLC, a Delaware limited liability company. The registration statement for the Initial Public Offering was declared effective on August 12, 2021. On August 17, 2021, we consummated our Initial Public Offering of 15,000,000 units, at $10.00 per unit, generating gross proceeds of $150,000,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 2,250,000 additional units to cover over-allotments, if any, at $10.00 per unit. On August 19, 2021, the underwriters exercised the over-allotment in full, generating additional gross proceeds of $22,500,000. Transaction costs of our Initial Public Offering and the over-allotment amounted to $17,771,253 consisting of $3,450,000 of underwriting discount, $6,037,500 of deferred underwriting discount, an excess of fair value of the Founder Shares acquired by the Anchor Investors of $6,265,215, fair value of the 189,750 shares of Class A Common Stock issued to the underwriters of $1,442,100 and $576,438 of other cash offering costs were charged to additional paid in capital.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 6,000,000 Private Placement Warrants, at a price of $1.00 per warrant, generating gross proceeds to us of $6 million. On August 19, 2021, the underwriters exercised the over-allotment in full and consummated the private placement of additional 675,000 Private Placement Warrants, at a price of $1.00 per warrant, generating gross proceeds to us of $675,000.

Upon the closing of the Initial Public Offering and the Private Placement, $174,225,000 ($10.10 per share) of the net proceeds of the sale of the units in the Initial Public Offering and the Private Placement were placed in the Trust Account.

If we are unable to complete an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to us to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

As of June 30, 2022, we have not commenced any operations. All activity for the period from June 24, 2020 (inception) through June 30, 2022 relates to our formation and Initial Public Offering, and, since the completion of the Initial Public Offering, searching for a target to consummate the Initial Business Combination. We will not generate any operating revenues until after the completion of an Initial Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and placed in the Trust Account.

For the three months ended June 30, 2022, we had a net loss of $243,730. We incurred $442,662 of general and administrative expenses which includes $236,978 in costs related to identifying a target business, $1,062 of interest expense on promissory note from related party and $5,088 of provision for income taxes. We earned interest income of $204,584 and $498 of unrealized gain on marketable securities held in Trust Account.

For the six months ended June 30, 2022, we had a net loss of $1,179,136. We incurred $1,394,632 of general and administrative expenses which includes $909,063 in costs related to identifying a target business, $1,062 of interest expense on a promissory note from related party and $5,088 of provision for income taxes. We earned interest income of $221,148 and $498 of unrealized gain on marketable securities held in Trust Account.

For the three months ended June 30, 2021, we had a net loss of $3,285, which primarily consisted of bank charges of $1,236 and other miscellaneous service costs of $2,049.

For the six months ended June 30, 2021, we had a net loss of $5,352, which primarily consisted of bank charges of $2,493 and other miscellaneous service cost of $2,859.

For the year ended December 31, 2021, we had a net loss of $474,585. We incurred $456,765 of formation and operating costs (not charged against stockholders’ equity), consisting mostly of general and administrative expenses. We earned interest income of $4,680 and recorded unrealized loss on fair value changes of over-allotment option liability of $22,500.

Liquidity and Going Concern

As of June 30, 2022, we had $86,284 in our operating bank account, and working capital deficit of $938,699. As of December 31, 2021, we had $505,518 in its operating bank account, and working capital of $487,083.

Until the consummation of the Initial Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Initial Business Combination.

In order to finance transaction costs in connection with the Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors committed to provide the Company with working capital loans up to $1,500,000. This commitment extended through August 17, 2022. As of August 25, 2022, the period of time for the Company to complete an Initial Business Combination under the Charter is extended for a period of three months from August 17, 2022 to November 16, 2022 based upon the filing of a proxy statement for an Initial Business Combination on August 12, 2022. To date, there were no amounts outstanding under any working capital loans.

If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an Initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of the Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the Initial Business Combination. If the Company is unable to complete its Initial Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

We cannot assure you that our plans to raise capital or to consummate an Initial Business Combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern, which is considered to be one year from the issuance of the financial statements. The financial statements contained elsewhere in this proxy statement do not include any adjustments that might result from our inability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete an Initial Business Combination by November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 16, 2022 (or by February 16, 2023 pursuant to the SPAC Extension).

We granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On August 19, 2021, the over-allotments were exercised in full.

Simultaneously with the closing of the Initial Public Offering and the over-allotment, the underwriters were paid an underwriting discount of 2% of the gross proceeds of the Initial Public Offering and the over-allotment, or $3,450,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering and the over-allotment upon the completion of our Initial Business Combination. Subsequently, in connection with the business combination, the underwriters agreed to reduce the deferred underwriting discount from 3.5% to 2.5%.

Contractual Obligations

As of June 30, 2022, we did not have any long-term debt, capital or operating lease obligations.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgment. It is possible that the estimates management considered could possibly change due to one or more future events. The most significant estimates that affected the financial statements as of June 30, 2022 and December 31, 2021 are the calculations of the fair values of the over-allotment option, fair values of the representative shares and the fair values of the Founder Shares. These estimates are uncertain due to the assumptions used in the stock valuations. These estimates and assumptions have not changed significantly during the year. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs Associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. We comply with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A “Expenses of Offering.” Offering costs are allocated to the separable financial instruments, if any, issued in the IPO based on a relative fair value basis compared to total proceeds received.

Class A Common Stock Subject to Possible Redemption

We account for the Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity.

We recognize changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, we recognized the subsequent re-measurement under ASC 480-10-S99 from initial carrying amount to redemption value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

Net Loss Per Common Stock

We have two classes of common stock, which are referred to as Class A Common Stock and Class B Common Stock. Income and losses are allocated on pro rata basis between redeemable and non-redeemable common stock. The 19,612,500 potential Class A Common Stock for outstanding warrants to purchase our Class A Common Stock were excluded from diluted earnings per share for the three and six months ended June 30, 2022 and 2021 and for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The guidance was adopted starting January 1, 2022. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). This guidance clarifies certain aspects of the current guidance to promote consistency among reporting of an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted for all entities, including adoption in an interim period. We are currently evaluating the impact of the new standard on the financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to the IPO Registration Rights Agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the IPO Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) six months after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the Private Placement Warrants and the respective Class A Common Stock underlying such warrants, 30 days after the completion of the Initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

We granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On August 19, 2021, the over-allotments were exercised in full.

Simultaneously with the closing of the Initial Public Offering and the over-allotment, the underwriters were paid an underwriting discount of 2% of the gross proceeds of the Initial Public Offering and the over-allotment, or $3,450,000. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Initial Public Offering and the over-allotment upon the completion of our Initial Business Combination. Subsequently, in connection with the business combination, the underwriters agreed to reduce the deferred underwriting discount from 3.5% to 2.5%.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of our financial statements with another emerging growth company that has not opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT CENAQ

Overview

CENAQ is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting an Initial Business Combination. CENAQ has neither engaged in any operations nor generated any revenue to date. Based on its business activities, it is a “shell company” as defined in the Exchange Act because it has no operations and nominal assets consisting solely of cash and/or cash equivalents.

In December 31, 2020, our Sponsor purchased an aggregate of 4,312,500 shares of Class B Common Stock in exchange for the payment of $25,000 of expenses on our behalf. In connection with the closing of the IPO, the Sponsor sold membership interest reflecting an allocation of 75,000 Founder Shares, or an aggregate of 825,000 Founder Shares, to each Anchor Investor at their original purchase price of approximately $0.0058 per share. The Founder Shares will automatically convert into shares of our Class A Common Stock at the time of the Initial Business Combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

On the IPO Closing Date, we consummated the IPO of 15,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds of $150,000,000. The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 2,250,000 units to cover over-allotments, if any. On August 19, 2021, the underwriters exercised the over-allotment in full, at $10.00 per unit, generating additional gross proceeds of $22,500,000. Each unit consists of one share of Class A Common Stock and three-quarters of one warrant. Each public warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment, and only whole warrants are exercisable. The Public Warrants will become exercisable 30 days after the completion of our Initial Business Combination and will expire five years after the completion of our Initial Business Combination or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we completed the private sale of 6,675,000 Private Placement Warrants at a purchase price of $1.00 per private placement warrant to our Sponsor and the underwriters, generating gross proceeds of approximately $6,675,000. Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share, subject to adjustment. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Approximately $174,225,000 of the net proceeds from the IPO and the private placement with our Sponsor and the underwriters has been deposited in the Trust Account. The net proceeds held in the Trust Account includes approximately $6,037,500 of deferred underwriting discounts and commissions that will be released to the underwriters of the IPO upon completion of our Initial Business Combination. Subsequently, in connection with the business combination, the underwriters agreed to reduce the deferred underwriting discounts and commissions to $4,312,500. Of the gross proceeds from the IPO and the sale of the Private Placement Warrants that were not deposited in the Trust Account, approximately $3,450,000 was used to pay underwriting discounts and commissions in the IPO and the balance was reserved to pay accrued offering and formation costs, business, legal and accounting due diligence expenses on prospective acquisitions and continuing general and administrative expenses.

On October 1, 2021, we announced that, commencing October 4, 2021, holders of the units may elect to separately trade the shares of Class A Common Stock and Public Warrants included in the units. The shares of Class A Common Stock and Public Warrants that are separated trade on the Nasdaq Capital Market under the symbols “CENQ” and “CENQW,” respectively. Those units not separated continue to trade on the Nasdaq Capital Market under the symbol “CENQU.”

Initial Business Combination

Our Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination.

Redemption Rights for Holders of Public Shares

Pursuant to our Charter, we are providing our Public Stockholders with the opportunity to elect to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our franchise and income taxes and expenses relating to the administration of the Trust Account, divided by the number of then outstanding public shares, upon the consummation of the business combination, subject to the limitations described herein. As of June 30, 2022, the amount in the Trust Account, including interest not previously released to us to pay our franchise and income taxes, is approximately $10.11 per public share. Our Sponsor, officers and directors and the underwriters have agreed to waive their Redemption Rights with respect any public shares they may hold in connection with the consummation of the business combination. Additionally, our Sponsor and the Anchor Investors have agreed to waive their Redemption Rights with respect to the Founder Shares held by them. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Submission of Initial Business Combination to a Stockholder Vote

The special meeting of CENAQ stockholders to which this proxy statement relates is being held to solicit your approval of, among other things, the business combination. CENAQ Public Stockholders are not required to vote against the business combination in order to exercise their Redemption Rights. If the business combination is not completed, then Public Stockholders electing to exercise their Redemption Rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock, including the Founder Shares, owned by them in favor of the business combination, the underwriters have agreed to vote any shares of Class A Common Stock owned by them in favor of the business combination, and the Anchor Investors have agreed to vote any Founder Shares owned by them in favor of the business combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares of Class A Common Stock included in the units sold in the IPO.

Employees

CENAQ currently has two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Initial Business Combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our Initial Business Combination and the stage of the business combination process we are in.

Management

Executive Officers and Directors

Our current executive officers and directors are set forth below:

Name	Age	Position
John B. Connally III.	76	Chairman of the Board
J. Russell Porter	60	Chief Executive Officer and Director
Michael J. Mayell	75	President, Chief Financial Officer and Director
Benjamin Francisco Salinas Sada	39	Director
Denise DuBard	65	Director
Michael S. Bahorich	65	Director
David Bullion	58	Director

John B. Connally has served as our Chairman since our incorporation in June 2020. He has decades of experience in the formation, management and growth of exploration and production companies as well as numerous contacts within the energy and energy private equity communities. Mr. Connally has also served as Chairman of the board of Texas South Energy, Inc. (OTCMKTS: TXSO) (“Texas South”) since January 2017. Mr. Connally also currently serves as Chairman of the Texas Lt. Governor’s Energy Advisory Board. Mr. Connally was a founding shareholder of Texas South and GulfSlope Energy, Inc., and a founding director of Nuevo Energy, Inc., Endeavor International Corp, Pure Energy Group (where he also served as Chief Executive Officer) and Pure Gas Partners. Mr. Connally practiced corporate and securities and merger and acquisition law for the energy industry and investment banking industry as a partner at the law firm of Baker Botts LLP. He received both his Bachelor of Arts and JD from the University of Texas.

J. Russell Porter has served as our Chief Executive Officer and as a Director since our incorporation in June 2020. He has over 30 years of executive level experience in the oil and gas business with a strong background in property acquisition, energy finance, oil and natural gas marketing as well as conventional and unconventional resource business development. His experience has primarily been leading publicly traded upstream companies operating in the U.S. enhanced by previous work in the energy banking industry. From January 2019 to September 2020, Mr. Porter was Executive Chairman and Chief Executive Officer of Freedom Oil & Gas, Inc., an Australian listed E&P company with assets and operations in the Eagle Ford Shale. Mr. Porter managed the liquidation of Freedom’s U.S. assets after the Australian parent and U.S. subsidiaries filed voluntary Chapter 11 proceedings in May 2020. Mr. Porter joined Gastar Exploration (“Gastar”) in September 2000 as Chief Operating Officer and as President and Chief Executive Officer from January 2004 to April 2018. Gastar filed for voluntary Chapter 11 bankruptcy on October 31, 2018 after Mr. Porter’s departure. From April 1994 to August 2000, Mr. Porter served as Executive Vice President, along with various other leadership roles, at Forcenergy Inc. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and an M.B.A. from the Kenan-Flagler School of Business at The University of North Carolina at Chapel Hill.

Michael J. Mayell has served as our President and Secretary and as a Director since our incorporation in June 2020 and as Chief Financial Officer since March 2021 and has over 52 years of experience in the oil and gas business, including more than 38 years in top management positions of multiple E&P companies. Since January 2017, Mr. Mayell has also served as the Chief Executive Officer and a Director of Texas South. Prior to joining Texas South, Mr. Mayell co-founded The Meridian Resource Corporation (“Meridian”) in 1985, where he has served as President, Chief Operating Officer and a director for over 20 years until Meridian merged into Alta Mesa Holdings in 2010. Prior to Meridian, in 1982, Mr. Mayell founded and served as President and Chief Executive Officer of Sydson Energy, Inc. (“Sydson Energy”), which drilled and produced various properties in Louisiana, Oklahoma, and Texas. Sydson Energy and its affiliated companies continue to be active in 2022. Prior to his time at Meridian and Sydson Energy, Mr. Mayell was Vice President of Engineering and Operations at Kirby Exploration Company with responsibility for all of the company’s activity in North America. Mr. Mayell began his career with Shell Oil Company in New Orleans, Louisiana with assignments in multiple engineering and operating groups both onshore and offshore South Louisiana. Mr. Mayell received his Bachelor of Science degree in Mechanical Engineering from Clarkston University.

Benjamin Francisco Salinas Sada has served as one of our independent Directors since March 2021. He also founded and currently serves as Chairman of BTC Investments, a multi-strategy investment management fund based in Mexico that primarily allocates venture capital investments in seed, early and late-stage start-ups from a wide range of sectors. From October 2015 to January 2021, Mr. Salinas was appointed and served as Chief Executive Officer of TV Azteca, Mexico’s second largest television broadcasting company. In December 2013, Mr. Salinas founded Typhoon Offshore, an oil and gas service provider with an innovative business model, whose clients included PEMEX. Mr. Salinas holds a Bachelor’s Degree in Business Administration from the Instituto Tecnológico de Estudios Superiores de Monterrey, one of Mexico’s most prestigious universities.

Michael S. Bahorich has served as one of our independent Directors since March 2021. Mr. Bahorich has over 35 years of experience in upstream oil and gas with a background in finding and developing conventional fields and shale assets. He joined Apache Corporation (“Apache”) in November 1996 and was a member of Apache’s senior management team from June 2000 until his retirement in June 2015. From November 1981 to November 1996 he was a geophysicist, researcher and exploration manager with Amoco. Formerly, Mr. Bahorich was President of the Society of Exploration Geophysicists. Previously, Mr. Bahorich has served as a director of two public companies, Energy XXI Gulf Coast, Inc. (Nasdaq: EGC) (“Energy XXI”) from 2017 to 2018 and Global Geophysical Services, Inc. (NYSE: GGS) (“Global Geophysical”) from 2011 to 2015, as well as two private companies, Premier Oilfield Group and SigmaCubed. Energy XXI filed for bankruptcy protection in April 2016. Global Geophysical filed for bankruptcy protection in March 2014 and August 2016. Mr. Bahorich holds a B.S. in Geology from the University of Missouri and an M.S. in Geophysics from Virginia Tech.

David Bullion has served as one of our independent Directors since March 2021. Mr. Bullion has over 30 years of experience in upstream oil and gas. Since October 2019, he has served as the Chief Investment Officer of Arb Energy, an E&P company that manages operated and non-operated assets in the Eagle Ford, STACK and Rockies regions. Prior to Arb Energy, Mr. Bullion was the Vice President of Business Development at SG Interests from 2011 to 2019, where he has been involved with multiple acquisition and divestment projects advising both buyers and sellers. From July 2008 to May 2010, Mr. Bullion served as Vice President, General Manager for Red Willow LLC (“Red Willow”), where he led all operations for the firm in Texas, Oklahoma, Louisiana, and the Gulf of Mexico. Prior to Red Willow, he worked at BP plc (formerly The British Petroleum Company plc and BP Amoco plc) (“BP”) from July 1988 to July 2008, where he held multiple positions, including as a field petrophysicist in Alaska, an Asset Manager for the deepwater Gulf of Mexico division from March 2001 to December 2002, a Business Development Technical Manager for the GOM Deep Water division from January 2003 to January 2004 and a Resource Manager for the Rockies U.S.A. division from February 2004 to December 2005. Mr. Bullion has a B.S. and M.S. in Geophysics from Texas A&M University and attended MIT Sloan School of Business Project Academy while at BP.

Denise DuBard has served as one of our independent Directors since March 2021. She served as Vice President and Chief Accounting Officer of Amplify Energy Corp. from August 2018 until her retirement on July 1, 2021. From March 2015 until July 2018, Ms. DuBard served as Chief Accounting Officer and Controller of Contango Oil & Gas Company. Ms. DuBard also served as Chief Financial Officer, Treasurer and Secretary of PetroPoint Energy Partners, LP from 2012 until the company’s sale in August 2014. Prior to that, Ms. DuBard served as a consultant with Axia Partners, a CPA advisory firm, providing accounting and finance related consulting services to the energy industry from December 2014 until March 2015 as well as from 2009 to 2012. From 2005 to 2009 Ms. DuBard served as Vice President, Controller and Chief Accounting Officer for Rosetta Resources Inc., a public oil and gas company. Ms. DuBard started her career with Deloitte in the assurance practice and held accounting and consulting positions before 2005 at Sonat Offshore Drilling and Team, Inc. Ms. DuBard graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Finance and brings over 30 years of energy experience in accounting, finance and management.

Number and Terms of Office of Officers and Directors

CENAQ has seven directors. The CENAQ Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to CENAQ’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of David Bullion, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Benjamin Salinas, Denise DuBard and Michael Bahorich, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of John B. Connally III, Michael Mayell and J. Russell Porter will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our Initial Business Combination.

Holders of our Class B Common Stock will have the right to elect all of our directors prior to the consummation of our Initial Business Combination and holders of our Class A Common Stock will not have the right to vote on the election of directors during such time. These provisions of our Charter may only be amended if approved by a majority of at least 90% of our outstanding Class A Common Stock and Class B Common Stock entitled to vote thereon. Subject to any other special rights applicable to the shareholders, any vacancies on the CENAQ Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the CENAQ Board or by a majority of the holders of our Class B Common Stock.

Approval of our Initial Business Combination will require the affirmative vote of a majority of the CENAQ Board, which must include a majority of our independent directors and a majority of the non-independent directors nominated by our Sponsor.

CENAQ’s officers are appointed by the CENAQ Board and serve at the discretion of the CENAQ Board, rather than for specific terms of office. The CENAQ Board is authorized to appoint persons to the offices set forth in CENAQ’s bylaws as it deems appropriate. CENAQ’s bylaws provide that CENAQ’s officers may consist of one or more Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors and Senior Managing Directors) and such other officers as may be determined by the board of directors.

Committees of the CENAQ Board

The CENAQ Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the Nasdaq Capital Market and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq Capital Market require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

The CENAQ Board has established an audit committee of the board of directors. Denise DuBard, John B. Connally III and David Bullion serve as members of our audit committee. Under the listing standards of the Nasdaq Capital Market and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent.

All of the members of the audit committee are financially literate, and the CENAQ Board has determined that Denise DuBard qualifies as an “audit committee financial expert” as defined in applicable SEC rules and possesses financial sophistication, as defined under the rules of the Nasdaq Capital Market.

The CENAQ Board has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

The CENAQ Board has established a compensation committee of the board of directors. John B. Connally III and Michael Bahorich serve as members of our compensation committee. Under the listing standards of the Nasdaq Capital Market and applicable SEC rules, our compensation committee must have one independent member at the time of listing, a majority of independent members within 90 days of listing and consist of all independent members within one year of listing. Michael Bahorich meets the independent director standard under NASDAQ listing standards and will serve as chair of the compensation committee.

The CENAQ Board has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the closing of a business combination. Accordingly, prior to the closing of an Initial Business Combination, the compensation committee is only responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such Initial Business Combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Capital Market and the SEC.

Committee Membership, Meetings and Attendance

During the fiscal year ended December 31, 2021, the CENAQ Board met once, our audit committee met three times, and our compensation committee did not meet. We encourage all of our directors to attend our annual meetings of stockholders.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Rules of the Nasdaq Capital Market, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The CENAQ Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CENAQ Board considers candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, the CENAQ Board will also consider experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at CENAQ Board meetings and committee meetings, if applicable, independence and the ability to represent the best interests of our stockholders.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that John B. Connally, Benjamin Francisco Salinas Sada, Denise Dubard, Michael S. Bahorich and David Bullion are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Stockholder Communications

The CENAQ Board welcomes communications from our stockholders. Our stockholders may send communications to the CENAQ Board, any committee of the CENAQ Board or any other director in particular to:

CENAQ Energy Corp.
4550 Post Oak Place Dr., Suite 300
Houston, TX 77027

Our stockholders should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. CENAQ’s Chief Executive Officer will review each communication received from our stockholders and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (a) the communication complies with the requirements of any applicable policy adopted by the CENAQ Board relating to the subject matter of the communication; and (b) the communication falls within the scope of matters generally considered by the CENAQ Board. To the extent the subject matter of a communication relates to matters that have been delegated by the CENAQ Board to a committee or to an executive officer of CENAQ, then CENAQ’s Chief Executive Officer may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the CENAQ Board or an executive officer does not imply or create any fiduciary duty of any CENAQ Board member or executive officer to the person submitting the communications.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. Our Code of Ethics and our audit and compensation committee charters are available on our website, https://cenaqenergycorp.com/. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 4550 Post Oak Place Dr., Suite 300, Houston, Texas 77027 or by telephone at (713) 820-6300. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Certain of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination. Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our officers and directors have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act that competes with our business or with the business of the planned business combination, and to provide us advance notice if they intend to serve on any other board of a special purpose acquisition company.

Notwithstanding the foregoing, we may pursue an acquisition opportunity jointly with our Sponsor, or one or more of its affiliates, which we refer to as an “Affiliated Joint Acquisition.” Such entities may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Each of our officers and directors presently has, and any of them in the future, may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Initial Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. In addition, we and our affiliates, including our officers and directors who are affiliated with us, may sponsor or form other blank check companies similar to ours during the period in which we are seeking an Initial Business Combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any such potential conflicts would materially affect our ability to complete our Initial Business Combination.

Investors and potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are then affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our Sponsor, officers and directors will not be entitled to Redemption Rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of our Initial Business Combination. Additionally, our Sponsor, officers and directors have agreed to waive their Redemption Rights with respect to any Founder Shares held by them if we fail to consummate our Initial Business Combination by the deadline specified in our Charter. If we do not complete our Initial Business Combination within applicable such time period, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of our public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares are not transferrable or assignable by our Sponsor until the earlier of: (A) six months after the completion of our Initial Business Combination or (B) subsequent to our Initial Business Combination, (i) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after our Initial Business Combination, or (ii) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the Class A Common Stock underlying such warrants will not be transferable, assignable or salable by our Sponsor or its permitted transferees until 30 days after the completion of our Initial Business Combination. Since our Sponsor and officers and directors directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Initial Business Combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Initial Business Combination.

•        Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended Initial Business Combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

We are not prohibited from pursuing an Initial Business Combination with a company that is affiliated with our Sponsor, officers or directors, subject to certain approvals and consents. In the event we seek to complete our Initial Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such Initial Business Combination is fair to our company from a financial point of view.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our Initial Business Combination to our Public Stockholders for a vote, our Sponsor has agreed to vote any Founder Shares held by it and any public shares purchased during or after our IPO held by them in favor of our Initial Business Combination, and our officers and directors have also agreed to vote any public shares purchased during or after our IPO in favor of our Initial Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

CENAQ

None of our officers or directors has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our Initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.

We do not intend to take and have not taken any action to ensure that members of our management team will be part of our management team after the business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after an Initial Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

For more information about the interests of our Sponsor, directors and officers in the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Intermediate

Unless we state otherwise or the context otherwise requires, in this Executive Compensation section, the terms “we,” “us,” “our” and the “Company” refer to Intermediate prior to the consummation of the business combination. This section discusses the material components of the executive compensation program for Intermediate’s executive officers named in the “2021 Summary Compensation Table” below.

Overview

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to “named executive officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year 2021. We had only two executive officers at the end of the fiscal year 2021 and, accordingly, our “named executive officers” for purposes of the disclosure herein (“Named Executive Officers”) are:

Name	Principal Position
Ernest Miller	Chief Executive Officer
John Doyle	Chief Technology Officer

2021 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Total ($)
Ernest Miller	2021	$375,000	$375,000
Chief Executive Officer
John Doyle	2021	$275,000	$275,000
Chief Technology Officer

During 2021, our Named Executive Officers did not receive any compensation other than the annual base salary of $375,000 and $275,000, respectively, in connection with their employment with us.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2021.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date
Ernest Miller	8/7/2020	84	(2)	252	(2)	N/A	N/A
	8/7/2020	0	(3)	500	(3)	N/A	N/A
John Doyle	8/7/2020	20	(4)	60	(4)	N/A	N/A

____________

(1)      The “Incentive Units” (as defined in the Holdings LLC Agreement) represent profits interests in Holdings, our parent company, and, while we believe the Incentive Units are most analogous to options, the Incentive Units are not traditional options; therefore, there is no exercise price or option expiration date associated therewith.

(2)      336 “Series A Incentive Units” (as defined in the Holdings LLC Agreement) were granted to Mr. Miller on August 7, 2020, which vested or will vest in equal annual installments on each of the first four anniversaries of the grant date, subject to Mr. Miller’s continued employment through the applicable vesting date.

(3)      500 “Founder Incentive Units” (as defined in the Holdings LLC Agreement) were granted to Mr. Miller on August 7, 2020, which vest in full in the event that a certain level of “distributions” (as defined in the Holdings LLC Agreement) are made pursuant to the Holdings LLC Agreement on account of such Founder Incentive Units, subject to Mr. Miller’s continued employment through such vesting date.

(4)     80 Series A Incentive Units were granted to Mr. Doyle on August 7, 2020, which vested or will vest in equal annual installments on each of the first four anniversaries of the grant date, subject to Mr. Doyle’s continued employment through the applicable vesting date.

On August 5, 2022, Holdings entered into an agreement with Intermediate’s management team (including Ernest Miller and John Doyle) whereby, contingent on the business combination closing, all outstanding unvested Series A Incentive Units and Founder Incentive Units will become fully vested. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to Holdings’ Series A Preferred Unit holders (instead of 20%).

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Our Named Executive Officers are not party to employment agreements or offer letters.

Base Salary

The base salaries of our Named Executive Officers are approved by our Board of Directors and are subject to annual review by our Board of Directors. For fiscal year 2021, Mr. Miller’s base salary was $375,000 and Mr. Doyle’s base salary was $275,000.

Equity Incentive Compensation

We believe that equity incentive grants motivate our executives to dedicate themselves to our long-term performance and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our Board of Directors has periodically reviewed the equity incentive compensation of our employees and executive officers and from time to time granted equity incentive awards to our employees and executive officers, including our Named Executive Officers, in the form of Incentive Units pursuant to the Holdings LLC Agreement and award agreements thereunder. The Incentive Units are intended to qualify as “profits interests” for U.S. federal income tax purposes and the grantees are required to make a timely and effective election under Section 83(b) of the Code with respect thereto.

Incentive Units granted to our Named Executive Officers consist of Founder Incentive Units and Series A Incentive Units. Founder Incentive Units vest in full in the event that a certain level of distributions are made pursuant to the Holdings LLC Agreement on account of such Founder Incentive Units (which will only occur after a specified aggregate amount of distribution have been made to holders of Series A Preferred Units (as defined in the Holdings LLC Agreement) of Holdings), subject to the grantee’s continued employment or service through such vesting date. Series A Incentive Units only participate in distributions of Holdings after a specified return to holders of Series A Preferred Units of Holdings, and generally vest in equal annual installments over four years, subject to the grantee’s continued employment or service through the applicable vesting date. Following the termination of the applicable grantee’s employment or service other than for “cause” (as defined in the Holdings LLC Agreement), any then-vested Incentive Units are subject to repurchase at our election for a purchase price equal to the “fair market value” (as defined in the Holdings LLC Agreement). Holders of Incentive Units are subject to certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants, customer and employee non-solicitation covenants that apply during the service period and for one year thereafter and non-competition covenants that apply during the service period and for one or two years thereafter.

In the event of a transaction resulting in a “change of control” (as defined in the Holdings LLC Agreement), which does not include this business combination, all then-unvested Series A Incentive Units would become vested. On August 5, 2022, Holdings entered into an agreement with Intermediate’s management team (including Ernest Miller and John Doyle) whereby, contingent on the business combination closing, all outstanding unvested Series A Incentive Units and Founder Incentive Units will become fully vested. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to Holdings’ Series A Preferred Unit holders (instead of 20%).

Additional Narrative Disclosure

Employee and Retirement Benefits

We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our Named Executive Officers, including health, life, vision and dental insurance. In addition, we currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees (including our Named Executive Officers) may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Our 401(k) plan does not provide for any employer contributions. All contributions under our 401(k) plan are subject to certain annual dollar limitations in accordance with applicable laws, which are periodically adjusted for changes in the cost of living. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Potential Payments Upon Termination or Change in Control

As described above, our Named Executive Officers are not party to employment agreements and do not have any contractual rights to severance benefits upon a termination of employment. The treatment of Incentive Units in connection with the Named Executive Officer’s termination of employment and in connection with a change in control are described above under “Narrative Disclosure to Summary Compensation Table-Equity Incentive Compensation.”

For purposes of the Incentive Units, a “change of control” generally means: (a) the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries to a third party purchaser; (b) the sale, transfer or exchange resulting in all of the units of the Company and all of the Company’s equity interests in each of the Company’s subsidiaries being held by a third party purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third party purchaser that results in the inability of the members of the Company to directly or indirectly designate or elect a number of managers (or the board of directors (or its equivalent) of the resulting entity or its parent company) which is the same or greater than the number of managers entitled to be designated or elected by a group of affiliated persons who are not the members of the Company or their successors and affiliates; provided that, the Board may determine, in good faith, that the Company or its successor is expected to continue business operations after such transaction and therefore deem that a change of control has not occurred. The business combination does not constitute a change of control with respect to the Incentive Units.

Director Compensation

We did not have any non-employee directors who received compensation for their service on our Board of Directors or committees of our Board of Directors for the year ended December 31, 2021. However, we expect to implement a non-employee director compensation program following the Closing. See “Management After the Business Combination — Committees of the Verde Clean Fuels Board — Director Compensation Following the Business Combination” below.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Verde Clean Fuels Board

The business and affairs of Verde Clean Fuels will be managed by or under the direction of the Verde Clean Fuels Board, which is expected initially to be comprised of seven directors. The Verde Clean Fuels Board is expected to initially be comprised of five directors appointed by Intermediate, at least three of whom are expected to be independent directors, and two directors appointed by Sponsor, one of whom is also expected to be an independent director on the Verde Clean Fuels Board.

We expect that the directors of the Verde Clean Fuels Board upon the Closing will include the following persons:

Name	Position with Verde Clean Fuels	Age
Curtis Hébert, Jr.	Director	59
Graham van’t Hoff	Director	60
Ron Hulme	Director	64
Duncan Palmer	Director	56
Jonathan Siegler	Director	50
	Director
	Director

The following is a brief biography of each director nominee of the Verde Clean Fuels Board that is known as of the date of this proxy statement.

Curtis Hébert, Jr. is the former Commissioner and Chairman of the Federal Energy Regulatory Commission (FERC), where he served from November 1997 to September 2001, and a former Executive Vice President for Entergy Corporation, where he served from September 2001 to July 2010. Mr. Hébert is currently a Partner with the Brunini Law Firm, where has advised energy companies and corporations throughout the globe on numerous matters, including building accountability and transparency into corporate governance, improving the quality of regulatory filings, reporting and relationships, and executing complex, structured regulatory settlements since July 2012. He also served as a visiting scholar with the Bipartisan Policy Center in Washington, where he co-chaired the Energy Reliability Task Force and the Cybersecurity Task Force. Previously, Mr. Hébert served as Chief Executive Officer of Lexicon Strategy Group, an energy, finance and regulatory law advisory firm, from August 2010 to July 2012. Mr. Hébert has broad and deep experience in multiple segments of the energy sector, spanning exploration and production, natural gas transportation, electric generation and distribution, chemicals, and mining. He brings a thorough knowledge of national and international energy markets, policy, and regulatory processes. Mr. Hébert also spent years in the telecommunications, transportation, and water/sewage sector on regulatory filings and administrative hearings. Mr. Hébert serves as an independent director, a member of the audit committee, a member of the nominating committee and the chairman of the compensation committee of Bluescape Opportunity Acquisition Corp. and has served in these roles since September 2020.

Mr. Hébert earned a Juris Doctorate from the Mississippi College School of Law and a Bachelor’s from the University of Southern Mississippi.

We believe Mr. Hébert’s extensive experience in corporate governance and regulatory matters qualify him to serve on the Verde Clean Fuels Board.

Graham van’t Hoff currently serves on several boards, as described below, and participates in consulting work in the energy and chemical industry since June of 2019. Prior to this, Mr. van’t Hoff served as the Chief Executive Officer of Shell Chemicals from January 2013 to June 2019, the Executive Vice President of Shell

Alternative Energies from January 2012 to December 2012, a board member of Shell International Petroleum Co. from 2014 to 2017 and Chairman of Shell UK Limited from March 2011 to December 2012. He has extensive board experience on several global joint ventures, including Raizen, a Brazilian biofuels company, Infineum, a joint venture between Shell and ExxonMobil focused on the formulation, manufacturing and marketing of petroleum additives for lubricants and fuels, as well as Chairman of CSPC (CNOOC Shell Petrochemicals Co), one of the largest Chinese petrochemical companies. During his tenure at Shell, Mr. van’t Hoff oversaw significant global growth in the revenue and profit of Shell’s chemical businesses, with revenues exceeding $24 billion. Mr. van’t Hoff’s 35 years of experience spans multiple segments of the energy and chemical sectors from upstream through refining, marketing and trading, P&L leadership, strategy, government relations, technology and IT. Mr. van’t Hoff’s extensive international business experience includes appointments to the boards and executive committees of multiple international chemical industry associations, including ACC (the American Chemistry Council), CEFIC (the European Chemical Industry Association), and ICCA (the International Council of Chemical Associations). He was also a founding member of the Alliance to End Plastic Waste, formed in 2019, which gained $1.5 billion of funding commitments in its first year of formation, and is on the Oxford University Chemistry Development Board. He also serves on the North American Advisory Board for Air Liquide, and on the board of the privately-owned, commercial solar farm developer and operator, Silicon Ranch Corporation. Additionally, Mr. van’t Hoff serves as an independent director, a member of the audit committee, the chairman of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. and has served in these roles since September 2020.

Mr. van’t Hoff earned a Master in Business Management, with Distinction, from Manchester Business School and a Master in Chemistry from the University of Oxford.

We believe Mr. van’t Hoff’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Ron Hulme currently serves as the Chief Executive Officer of Parallel Resource Partners. He has served in this role since February 2011. Mr. Hulme also currently serves as the Managing Director of Bluescape Energy Partners and has served in leadership roles at Bluescape Energy Partners since August 2015. Mr. Hulme formerly served as a senior partner at McKinsey & Company (“McKinsey”) from 1982 to 2008, a 26 year career. He led several of McKinsey’s global energy practices and led the firm’s client relationships with several leading energy companies. Mr. Hulme also co-founded and co-led McKinsey’s Global Corporate Finance Practice, which established the firm’s M&A Advisory and Private Equity Practices. He led McKinsey’s Global Strategy Practice, and he founded and led the firm’s Global Risk Practice. In these roles, Mr. Hulme advised dozens of the firm’s clients on financial restructurings, operational turnaround, major M&A transactions and risk mitigation strategies across a wide range of industries. Mr. Hulme left McKinsey in 2008 to become the Chief Executive Officer of Carlson Capital LP, a multi strategy hedge fund with approximately $5.0 billion of assets under management and $20.0 billion of gross market value. Mr. Hulme was also Head of Energy at Carlson Capital LP, overseeing a portfolio with approximately $2.0 billion gross market value of energy investments in public equities, credit and private equity. In 2011, Mr. Hulme left Carlson Capital LP to found and serve as Chief Executive Officer of Parallel Resource Partners, an energy-focused private equity firm jointly sponsored by Carlson Capital LP and Bluescape Resources Company. Parallel Resource Partners raised an institutional fund in 2021 and Mr. Hulme continues to manage the fund’s portfolio of upstream energy assets. In 2016, Mr. Hulme also became Chief Executive Officer of Bluescape Energy Partners, a successor institutional private equity form that invests in both upstream energy and electric power.

Mr. Hulme earned a Bachelor’s in Business Administration from the University of Texas, where he graduated first in his class and a Master in Business Administration from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar.

We believe Mr. Hulme’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Duncan Palmer serves as an independent director, the chairman of the audit committee, a member of the nominating committee and a member of the compensation committee of Bluescape Opportunities Acquisition Corp. and has served in these roles since October 2020. Additionally, he is the former Chief Financial Officer of Cushman & Wakefield, a leading global real estate services company and served in this position from November 2014 to February 2021. From 2012 to 2014, Mr. Palmer served as the Chief Financial Officer of

RELX, a global provider of information-based analytics and decision tools and from 2007 to 2012, Mr. Palmer served as the Chief Financial Officer of Owens Corning, a global manufacturer of building materials and fiber glass reinforcements. Mr. Palmer currently sits on the board of Oshkosh Corporation, a vehicle and equipment supplier with global operations, where he has served as a member of the board since 2011 and has been chairman of the audit committee since 2019. As Chief Financial Officer, Mr. Palmer led Cushman & Wakefield’s IPO and oversaw all aspects of the company’s financial operations, including multiple corporate functions from treasury and investor relations to tax and internal audit. Mr. Palmer has extensive financial operations, transactional, and business development knowledge and experience through previous Chief Financial Officer appointments at Cushman & Wakefield, RELX, Owens Corning and as a senior finance executive at Royal Dutch Shell. Mr. Palmer’s extensive international business experience includes leadership of finance organizations ranging in size from 500-2,000 employees and encompasses multi-billion dollar capital allocation programs, merger integrations, debt offerings and share repurchase programs. His experience spans many segments of the energy, lubricants, materials, information services and real estate services sectors. Mr. Palmer also has deep transactional and business development experience, having overseen mergers and acquisitions execution, as well as corporate strategy.

Mr. Palmer earned a Master of Business Administration from the Stanford Graduate School of Business and a Master’s degree from St. John’s College Cambridge (UK). He is a Fellow of the Chartered Institute of Management Accountants (UK).

We believe Mr. Palmer’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Jonathan Siegler currently serves as the President and Chief Operating Officer and Non Independent Director of Bluescape Opportunities Acquisition Corp. and has served in these positions since July 2020. Mr. Siegler also serves as Managing Director, and member of the Investment Committee of three investment vehicles (i) Bluescape Resources Company since May 2008; (ii) Parallel Resource Partners since February 2011 and (iii) Bluescape Energy Partners since May 2016. Mr. Siegler also serves on the Valuation, Compliance and Risk Committees for the investment vehicles. Mr. Siegler serves on the boards of many of the portfolio investments and is responsible for driving performance management, strategy, investment, decision making and transaction execution. As Managing Director, Mr. Siegler has helped lead more than $1.7 billion of investments across 25 major investments. Highlights include the origination and greenfield development of one of the largest contiguous positions in the Marcellus Shale, the development of long haul transmission lines to enable wind generation and the performance improvement of multiple deregulated energy companies. Mr. Siegler was formerly Senior Vice President of Strategy and M&A at TXU Corp (“TXU”) from 2004 to 2008. At TXU, Mr. Siegler helped (i) design and implement the performance improvement program, (ii) ensure the competitive market was maintained in Texas, (iii) design TXU’s new build generation strategy and (iv) helped lead the sale of TXU to an investment group led by affiliates of KKR, TPG and Goldman Sachs. Prior to TXU, Siegler was an engagement manager at McKinsey  from 2001 to 2004 leading strategy, finance and operations work across the energy/industrial sector. Mr. Siegler led strategic turnaround work at both energy and production “E&P” and power companies and led operational turnaround work power plants. Prior to that, Mr. Siegler served as a lieutenant from 1990 to 2001 aboard the nuclear powered ballistic missile submarine USS Pennsylvania (SSBN 735B), qualifying as a naval nuclear engineer and receiving three Navy and Marine Corps achievement medals for superior service.

Mr. Siegler earned a Master of Science in Electrical Engineering from Stanford University and a Bachelor of Science in Electrical Engineering from the United States Naval Academy, where he graduated with distinction.

We believe Mr. Siegler’s extensive experience in business qualifies him to serve on the Verde Clean Fuels Board.

Executive Officers

The following persons are anticipated to be the executive officers of Verde Clean Fuels following the consummation of the Business Combination:

Name	Position with Verde Clean Fuels	Age
Ernest Miller	Chief Executive Officer	53
John Doyle	Chief Technology Officer	62

The following is a brief biography of each executive officer that is known as of the date of this proxy statement.

Ernest Miller currently serves as the Chief Executive Officer at Intermediate. Mr. Miller joined Intermediate in August 2020 and has over 25 years of experience in the commodity-driven energy sector. From September 2017 to August 2020, Mr. Miller served as the Chief Financial Officer and Chief Commercial Officer at Primus. Prior to joining Primus, Mr. Miller served as Chief Financial Officer for Rodeo Resources Incorporated from 2004 to 2017, a company that invested in operated and non-operated E&P midstream and mineral interests from North America, South America and West Africa. Prior to joining Rodeo Resources, Mr. Miller served as an Asset Manager and Director of Finance at Calpine Corporation from 1997 to 2002, where he developed and financed over 4,500 MW of industrial cogeneration facilities at six locations representing more than $4.0 billion in capital investment. Mr. Miller earned a Master of Natural Resources from Texas A&M University and a Bachelor of Science from the University of the South.

John Doyle currently serves as the Chief Technology Officer at Intermediate. Mr. Doyle joined Intermediate in August 2020. Prior to joining Holdings, Mr. Doyle served as the Chief Project Officer of Primus from 2013 to through June 2020. Prior to joining Primus, Mr. Doyle was a founder and key executive at Verenium Corporation, a cellulosic ethanol company that operated for 12 years before being acquired by BP plc for approximately $120.0 million, becoming the basis for BP Biofuels. Mr. Doyle has managed approximately $1.0 billion in capital projects in the environmental and renewable energy space including, ethanol plants and large-scale pollution projects. Mr. Doyle has earned a Master of Business Administration from the University of Virginia Darden School of Business and a Bachelor of Science in Mechanical Engineering from Cornell University.

Classified Board

The Proposed Fourth A&R Charter will provide that until such time of the Controlled Company Event, the directors shall be divided into three classes designated Class I, Class II and Class III. The Verde Clean Fuels Board will be divided among the three classes as follows:

•        Class I directors will be Graham van’t Hoff and Duncan Palmer, and they will serve for a term expiring at the first annual meeting of stockholders following the Closing;

•        Class II directors will be Curtis Hébert, Jr. and Ron Hulme, and they will serve for a term expiring at the second annual meeting of stockholders following the Closing; and

•        Class III directors will be             ,            and Jonathan Siegler, and they will serve for a term expiring at the second annual meeting of stockholders following the Closing.

Directors elected to replace initial Class I or initial Class II directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Prior to the first annual meeting of stockholders following the Controlled Company Event, the classification of the Verde Clean Fuels Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

Independence of the Verde Clean Fuels Board

The Nasdaq Capital Market rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Verde Clean Fuels is largely exempt from such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Mr. van’t Hoff, Mr. Palmer and Mr. Hébert, representing three members of the proposed Verde Clean Fuels Board, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Capital Market.

Controlled Company Exemption

Upon Closing, Verde Clean Fuels will be considered a “controlled company” under the rules of the Nasdaq Capital Market. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following Closing, Verde Clean Fuels may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If Verde Clean Fuels ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq Capital Market, Verde Clean Fuels will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Verde Clean Fuels may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the Verde Clean Fuels Board

It is anticipated that the Verde Clean Fuels Board will maintain an audit committee. The responsibilities of this committee of the Verde Clean Fuels Board and their anticipated composition upon Closing is as follows.

Audit Committee

Upon Closing, we expect Verde Clean Fuels to have an audit committee, consisting of Mr. van’t Hoff, Mr. Palmer and Mr. Hébert. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Closing, the Verde Clean Fuels Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the Nasdaq Capital Market.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in Verde Clean Fuels’ annual proxy statement and to assist the Verde Clean Fuels Board in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) Verde Clean Fuels’ independent registered public accounting firm’s qualifications and independence, (4) the performance of Verde Clean Fuels’ internal audit function, if any, and (5) the performance of Verde Clean Fuels’ independent registered public accounting firm.

The Verde Clean Fuels Board will adopt a written charter for the audit committee which will be available on Verde Clean Fuels’ website upon Closing.

Code of Business Conduct and Ethics

Verde Clean Fuels will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on Verde Clean Fuels’ website upon Closing. Verde Clean Fuels’ code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Verde Clean Fuels will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Limitation on Liability and Indemnification Matters

Verde Clean Fuels’ Proposed Fourth A&R Charter contains provisions that limit the liability of Verde Clean Fuels’ directors for damages to the fullest extent permitted by Delaware law. Consequently, Verde Clean Fuels’ directors will not be personally liable to Verde Clean Fuels or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of Verde Clean Fuels has been rebutted; and

•        it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing, the post-combination company intends to develop an executive compensation program that is consistent with compensation policies and philosophies, which are designed to align compensation with Verde Clean Fuels’ business objectives and the creation of stockholder value, while enabling Verde Clean Fuels to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the Verde Clean Fuels Board. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Verde Clean Fuels Board. However, the executive compensation program actually adopted will depend on the judgment of the Verde Clean Fuels Board and may differ from that set forth in the following discussion.

Employment Agreements

It is expected that Verde Clean Fuels will enter into employment agreements with the named executive officers identified under the subsection above entitled “Executive Officers,” which employment agreements will be effective as of the Closing and contain market terms for a public company of similar size and industry to Verde Clean Fuels.

Equity-Based Awards

If the 2023 Plan Proposal is approved, the post-combination company intends to use equity-based awards to reward long-term performance of the named executive officers. The post-combination company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. See “Proposal No. 4 — The 2023 Plan Proposal.”

Other Compensation

The post-combination company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The post-combination company also expects to continue to provide certain perquisites to its named executive officers, subject to the Verde Clean Fuels Board’s ongoing review.

Director Compensation Following the Business Combination

Following the completion of the business combination, Verde Clean Fuels Board will determine the annual compensation to be paid to the members of the Verde Clean Fuels Board.

DESCRIPTION OF SECURITIES

If the business combination is consummated, Verde Clean Fuels will replace (1) its current Charter with the Proposed Fourth A&R Charter in the form attached to this proxy statement as Annex B, and (2) its current bylaws with the Proposed Bylaws in the form attached as Exhibit F to the Business Combination Agreement each of which, in the judgment of the CENAQ Board, is necessary to adequately address the needs of the post-combination company.

The following table sets forth a summary of the principal proposed changes and the differences between CENAQ’s stockholders’ rights under the existing Charter and existing bylaws and such stockholders’ rights after the Closing under the Proposed Fourth A&R Charter and Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Fourth A&R Charter, a copy of which is attached to this proxy statement as Annex B, and the Proposed Bylaws, a copy of which is attached as Exhibit F to the Business Combination Agreement. We urge you to read each of the Proposed Fourth A&R Charter and the Proposed Bylaws in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination. For more information on the Charter Proposal, see the section entitled “Proposal No. 2 — The Charter Proposal.”

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Number of Authorized Shares

The existing Charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including (i) 200,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock and (b) 1,000,000 shares of Preferred Stock.

See Article IV of the Charter.

The Proposed Fourth A&R Charter provides that the total number of authorized shares of all classes of stock is 376,000,000 shares, consisting of (i) 375,000,000 shares of common stock, divided into (a) 350,000,000 shares of Class A Common Stock and (b) 25,000,000 shares of Class C Common Stock and (ii) 1,000,000 shares of Preferred Stock.

See Article IV of the Proposed Fourth A&R Charter.

Class B Common Stock

The existing Charter authorizes 20,000,000 shares of Class B Common Stock. Under the existing Charter, outstanding shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-to-one basis upon consummation of the business combination.

See Article IV of the Charter.

Not applicable.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Class C Common Stock	Not applicable.

The Proposed Fourth A&R Charter authorizes 25,000,000 shares of Class C Common Stock. Under the Proposed Fourth A&R Charter, no holder of Class C Common Stock may transfer shares of Class C Common Stock to any Person unless such holder transfers a corresponding number of Class C LLC Units (as defined in the Proposed Fourth A&R Charter) to the same Person in accordance with the provisions of the OpCo A&R LLC Agreement. If any outstanding share of Class C Common Stock is no longer held by a holder of a corresponding Class C LLC Unit, such share will automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be transferred to the Corporation for no consideration and retired.

See Article IV of the Proposed Fourth A&R Charter.

Preferred Stock

The existing Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The CENAQ Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, applicable to the shares of each series. The CENAQ Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and Class B Common Stock and could have anti-takeover effects. The ability of the CENAQ Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

See Article IV of the Charter.

The Proposed Fourth A&R Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Verde Clean Fuels Board is authorized to issue each such series with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions, applicable to the shares of each series. The Verde Clean Fuels Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and Class C Common Stock and could have anti-takeover effects. The ability of the Verde Clean Fuels Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Verde Clean Fuels or the removal of existing management. Although Verde Clean Fuels does not currently intend to issue any shares of Preferred Stock, it cannot assure you that it will not do so in the future.

See Article IV of the Proposed Fourth A&R Charter.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Voting Power

Except as otherwise required by law, the Charter or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock possess all voting power for the election of our directors (subject to the limitation on director elections prior to an Initial Business Combination) and all other matters requiring stockholder action. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

See Article IV of the Charter.

Each holder of Class A Common Stock and Class C Common Stock will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.

See Article IV of the Proposed Fourth A&R Charter.

Special Meetings

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of CENAQ may be called only by the Chairman of the CENAQ Board, the Chief Executive Officer of CENAQ, or the CENAQ Board pursuant to a resolution adopted by a majority of the CENAQ Board, and the ability of the stockholders of t CENAQ to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of CENAQ may not be called by another person or persons.

See Article VII of the Charter.

Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of Verde Clean Fuels may be called only by the chairperson of the Verde Clean Fuels Board, the chief executive officer of the Corporation, at the direction of the Verde Clean Fuels Board pursuant to a written resolution adopted by a majority of the total number of directors that Verde Clean Fuels would have if there were no vacancies, or, until the Controlled Company Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of Verde Clean Fuels entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

See Article VI of the Proposed Fourth A&R Charter.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Action by Written Consent

Except as may be otherwise provided for or fixed pursuant to the Charter relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the Initial Public Offering, any action required or permitted to be taken by the stockholders of CENAQ must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

See Article VII of the Charter.

Any action required or permitted to be taken by the stockholders of Verde Clean Fuels may be effected (i) at a duly called annual or special meeting of stockholders of Verde Clean Fuels or (ii) until the Controlled Company Event, by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of Verde Clean Fuels entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of Verde Clean Fuels.

See Article VI of the Proposed Fourth A&R Charter.

Corporate Opportunities

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to CENAQ or any of its officers or directors, and CENAQ renounces any expectancy that any of the directors or officers of CENAQ will offer any such corporate opportunity of which he or she may become aware to CENAQ, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of CENAQ only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of CENAQ and such opportunity is one CENAQ is legally and contractually permitted to undertake and would otherwise be reasonable for CENAQ to pursue, and to the extent the director or officer is permitted to refer that opportunity to CENAQ without violating any legal obligation.

See Article X of the Charter.

In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Intermediate and its respective affiliates may serve as directors, officers, employees or agents of Verde Clean Fuels, (ii) Intermediate and its respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Verde Clean Fuels, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Verde Clean Fuels, directly or indirectly, may engage, and (iii) members of the Verde Clean Fuels Board who are not employees of Verde Clean Fuels (the “Non-Employee Directors”) and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which Verde Clean Fuels, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which Verde Clean Fuels, directly or indirectly, may engage.

See Article XI of the Proposed Fourth A&R Charter.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Liability of Directors and Officers

A director of CENAQ shall not be personally liable to CENAQ or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to CENAQ or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of CENAQ hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

See Article VIII of the Charter.

No director or officer of Verde Clean Fuels shall be liable to Verde Clean Fuels or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of Verde Clean Fuels for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

See Article VII of the Proposed Fourth A&R Charter.

Director Elections

Currently, the CENAQ Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting by a plurality of the votes cast. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Prior to the closing of an Initial Business Combination, the holders of Class B Common Stock have the exclusive right to elect and remove any director, and the holders of Class A Common Stock have no such right to vote on the election, removal or replacement of any director.

See Article V and Article IX of the Charter.

Until the Controlled Company Event, the Verde Clean Fuels Board shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two directors each and Class III shall initially consist of three directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the Closing; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Closing; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Closing. Directors elected to replace initial Class I, Class II or Class III directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws

to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Prior to the first annual meeting of stockholders following the Controlled Company Event, the classification of the Verde Clean Fuels Board shall terminate, and each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of stockholders next following the director’s election.

See Article V of the Proposed Fourth A&R Charter.

Dividends

Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the CENAQ Board from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. CENAQ has not paid any cash dividends on its Class A Common Stock or Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the business combination.

The CENAQ Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

See Article IV of the Charter.

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of Verde Clean Fuels that are by law available therefor, at the times and in the amounts as the Verde Clean Fuels Board in its discretion may determine.

See Article IV of the Proposed Fourth A&R Charter.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws
Exclusive Forum

Unless CENAQ consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of CENAQ, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of CENAQ to CENAQ or CENAQ’s stockholders, (iii) any action asserting a claim against CENAQ, its directors, officers or employees arising pursuant to any provision of the DGCL or the Charter or CENAQ’s Bylaws or (iv) any action asserting a claim against CENAQ, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction; and subject to the preceding provisions the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any

Unless Verde Clean Fuels consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Verde Clean Fuels, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, employee or agent of Verde Clean Fuels to Verde Clean Fuels or its stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against Verde Clean Fuels or any director, officer, employee or agent of Verde Clean Fuels arising pursuant to any provision of the DGCL the Proposed Fourth A&R Charter or the Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Fourth A&R Charter or the Proposed Bylaws, (v) any action asserting a claim against Verde Clean Fuels or any director, officer, employee or agent of Verde Clean Fuels that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of Verde Clean Fuels shall be deemed to have notice of and consented to these provisions.

See Article IX of the Proposed Fourth A&R Charter.

	Existing Charter/Existing Bylaws	Proposed Fourth A&R Charter/Proposed Bylaws

action brought in any such court to enforce the provisions described above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

See Article XII of the Charter.

Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of CENAQ’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of CENAQ, the holders of the Class A Common Stock will be entitled to receive all the remaining assets of CENAQ available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

See Article IV of the Charter.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Verde Clean Fuels, after payment or provision for payment of the debts and other liabilities of Verde Clean Fuels and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of Verde Clean Fuels available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding number of Class C OpCo Units, for shares of Class A Common Stock in accordance with the OpCo A&R LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of Verde Clean Fuels in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Verde Clean Fuels.

See Article IV of the Proposed Fourth A&R Charter.

Warrants

There are 19,612,500 warrants currently outstanding, including 12,937,500 Public Warrants and 6,675,000 Private Placement Warrants. Each warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Initial Business Combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Placement Warrants will be identical to the warrants underlying the units.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable until the expiration of the warrants;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any period of 30 consecutive trading days commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management has the option to require all holders that wish to exercise warrants to do so on a “cashless” basis. In such event, each holder would pay the exercise price for each warrant being exercised by surrendering the warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions) and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price of the warrants will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by good certified check or wire payable to the warrant agent, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against any monies in the Trust Account or interest earned thereon.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed Fourth A&R Charter and Bylaws

Although we have opted out of Section 203 of the DGCL under the existing Charter, we will not opt out of Section 203 of the DGCL under the Proposed Fourth A&R Charter. Under Section 203 of the DGCL, Verde Clean Fuels will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Verde Clean Fuels (the “acquisition”), except if:

•        the Verde Clean Fuels Board approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by the Verde Clean Fuels Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Verde Clean Fuels for a three-year period. This may encourage companies interested in acquiring Verde Clean Fuels to negotiate in advance with the Verde Clean Fuels Board because the stockholder approval requirement would be avoided if the Verde Clean Fuels Board approves the acquisition which results in the stockholder becoming an interested stockholder. This may also have the effect of preventing changes in the Verde Clean Fuels Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under the Proposed Fourth A&R Charter, subject to the rights of holders of preferred stock of Verde Clean Fuels, any action required or permitted to be taken by the stockholders of Verde Clean Fuels will be required to be effected at a duly called annual or special meeting of stockholders of Verde Clean Fuels and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under the Proposed Fourth A&R Charter, subject to the terms of any series of preferred stock, special meetings of stockholders of Verde Clean Fuels may be called only by the chairperson of the Verde Clean Fuels Board, the Chief Executive Officer, the President or the Verde Clean Fuels Board acting pursuant to a resolution adopted by a majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Proposed Fourth A&R Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Verde Clean Fuels shall be given in the manner and to the extent provided in the bylaws of Verde Clean Fuels.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of such securities then-outstanding; or

•        the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will not be able to sell their Founder Shares pursuant to Rule 144 without registration for at least one year after we have completed an Initial Business Combination.

Listing of Securities

We expect that our shares of Class A Common Stock and warrants will continue trading on the Nasdaq Capital Market under the new symbols “VGAS” and “VGASW,” respectively, following the Closing.

Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CENAQ regarding (a) the actual beneficial ownership of our voting common stock as of the record date (prior to the business combination and the PIPE Financing) and (b) the expected beneficial ownership of our voting common stock immediately following consummation of the business combination and the PIPE Financing, assuming that no public shares of CENAQ are redeemed, and alternatively assuming maximum redemption of public shares, resulting in an aggregate payment of approximately $174.5 million out of the Trust Account, in each case, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of our outstanding shares of voting common stock;

•        each of our named executive officers and directors;

•        each person who will become a named executive officer or director of Verde Clean Fuels post-business combination; and

•        all current executive officers and directors of CENAQ, as a group pre-business combination and all executive officers and directors on the Verde Clean Fuels Board post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, the beneficial ownership of our voting common stock prior to the business combination and the PIPE Financing is based on 21,752,250 shares of Class A Common Stock and Class B Common Stock issued and outstanding in the aggregate as of the record date.

In the table below, except as otherwise noted in the footnotes, the percentage ownership after the business combination and PIPE Financing assumes (i) the issuance of 22,500,000 shares of Class C Common Stock to Holdings, (ii) 12,937,000 Public Warrants remain outstanding and have not been exercised and (iii) two scenarios: (a) no shares of Class A Common Stock are redeemed and the issuance of 6,000,000 shares of Class A Common Stock in the PIPE Financing and (b) the maximum redemption (i.e., 17,250,000 shares of Class A Common Stock) are redeemed for an aggregate payment of approximately $174.5 million from the Trust Account and the issuance of 8,000,000 shares of Class A Common Stock in the PIPE Financing.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the business combination and the PIPE Financing, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.” For purposes of calculating the ownership percentages in the table below, the number of shares outstanding for each person assumes full exercise of only such person’s outstanding options and warrants that are exercisable by such person within 60 days of            , 2022.

Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

	Prior to the business combination and the PIPE Financing(1)		After the business combination and the PIPE Financing
			Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of shares	%	Number of shares	%	Number of shares	%
Five Percent Holders of CENAQ
CENAQ Sponsor LLC(2)(3)	3,487,500	16.0	3,487,500	7.0	3,487,500	10.0
Highbridge Capital Management, LLC(4)	1,408,275	6.5	1,408,275	*	—	—
Lighthouse Investment Partners, LLC(5)	2,009,951	9.2	2,009,951	*	—	—
Saba Capital Management LLC(6)	1,418,052	6.5	1,418,052	*	—	—
Shaolin Capital Management LLC(7)	1,485,000	6.8	1,485,000	*	—	—
Yakira Capital Management, Inc.(8)	1,483,503	6.8	1,483,503	*	—	—
Directors and Named Executive Officers of CENAQ
John B. Connally III(2)(3)	3,487,500	16.0	3,487,500	7.0	3,487,500	10.0
J. Russell Porter(2)(3)	3,487,500	16.0	3,487,500	7.0	3,487,500	10.0
Michael J. Mayell(2)(3)	3,487,500	16.0	3,487,500	7.0	3,487,500	10.0
Benjamin Francisco Salinas Sada	—	—	—	—	—	—
Denise DuBard	—	—	—	—	—	—
Michael S. Bahorich	—	—	—	—	—	—
David Bullion	—	—	—	—	—	—
All Directors and Executive Officers of CENAQ as a Group (7 Individuals)	3,487,500	16.0	3,487,500	7.0	3,487,500	10.0
Five Percent Holders of Verde Clean Fuels After Consummation of the Business Combination
Bluescape Clean Fuels Holdings, LLC(9)(10)	—	—	23,300,000	46.5	23,300,000	66.8
CENAQ Sponsor LLC(3)(11)	—	—	5,962,500	11.9	5,962,500	17.1
Arb Clean Fuels Management LLC(12)	—	—	5,000,000	10.0	7,000,000	20.1
Directors and Named Executive Officers of Verde Clean Fuels After Consummation of the Business Combination
Curtis Hébert, Jr.	—	—	—	—	—	—
Graham van’t Hoff	—	—	—	—	—	—
Ron Hulme	—	—	—	—	—	—
Duncan Palmer	—	—	—	—	—	—
Jonathan Siegler	—	—	—	—	—	—
Ernest Miller	—	—	—	—	—	—
John Doyle	—	—	—	—	—	—
All Directors and Named Executive Officers of Verde Clean Fuels as a Group (9 Individuals)	—	—	—	—	—	—

____________

*        Less than one percent.

(1)      Prior to the business combination and the PIPE Financing, this table is based on 21,752,250 shares of voting common stock outstanding on            , 2022, of which 17,439,750 were shares of Class A Common Stock and 4,312,500 were shares of Class B Common Stock. Unless otherwise noted, the business address of each of the following entities or individuals is 4550 Post Oak Place Dr., Suite 300, Houston, Texas 77027.

(2)      Interests shown prior to the business combination consist solely of Founder Shares. Such shares will automatically convert into shares of Class A Common Stock at the time of our Initial Business Combination on a one for one basis, subject to adjustment.

(3)      Our Sponsor is the record holder of such shares. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell are each a manager of CENAQ Sponsor LLC, and as such, each has voting and investment discretion with respect to the

Founder Shares held of record by our Sponsor and may be deemed to have beneficial ownership of the Founder Shares held directly by our Sponsor. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)      Information based on a Schedule 13G/A filed on January 27, 2022. According to the report, Highbridge is a Delaware limited liability company. The address of the business office of Reporting Person is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(5)      Information based on a Schedule 13G/A filed on February 8, 2022. According to the report, Lighthouse Investment Partners, LLC (“Lighthouse”) serves as the investment manager of MAP 214 and MAP 136. LHP Ireland Fund Management Limited (“LHP Ireland”) serves as the manager to MAP 501, LMAP 909, LMAP 910. Because Lighthouse and LHP Ireland may be deemed to control MAP 214, MAP 136, MAP 501, LMAP 909, and LMAP 910, as applicable, Lighthouse and LHP Ireland may be deemed to beneficially own, and to have the power to vote or direct the vote of, and the power to direct the disposition of the shares reported. Each of MAP 214 and MAP 136 are segregated portfolios of LMA SPC, a Cayman Islands segregated portfolio company. MAP 501 is a sub-trust of an Ireland umbrella unit trust. Each of LMAP 909 and LMAP 910 are sub-funds of an Irish collective asset-management vehicle. Lighthouse is a Delaware limited liability company. LHP Ireland is an Ireland limited company. The addresses of Lighthouse are 3801 PGA Boulevard, Suite 500, Palm Beach Gardens, FL 33410 and32 Molesworth Street, Dublin, D02 Y512, Ireland.

(6)      Information based on a Schedule 13G/A filed on February 14, 2022. According to the report, the schedule was filed by Saba Capital Management, L.P., a Delaware limited partnership, Saba Capital Management GP, LLC, a Delaware limited liability company, and Mr. Boaz R. Weinstein. The address of Saba Capital is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(7)      Information based on a Schedule 13G filed on February 11, 2022. According to the report, Shaolin Capital Management LLC, a company incorporated under the laws of State of Delaware, serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company, MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, and DS Liquid DIV RVA SCM LLC being managed accounts advised by the Shaolin Capital Management LLC. The address of Shaolin Capital is 7610 NE 4th Court, Suite 104 Miami FL 33138.

(8)      Information based on a Schedule 13G filed on February 9, 2022. According to the report, Yakira Capital Management, Inc. and Yakira Partners L.P. are Delaware entities. MAP 136 Segregated Portfolio is a Cayman Island entity. The address of Yakira Capital 1555 Post Road East, Suite 202, Westport, CT 06880.

(9)      The expected beneficial ownership of Holdings immediately upon the consummation of the business combination includes (1) 22,500,000 shares of Class C Common Stock (and corresponding Class C OpCo Units) and (2) 800,000 shares of Class A Common Stock to be purchased in the PIPE Financing. The beneficial ownership excludes 3,500,000 shares of Class C Common Stock (and a corresponding number of Class C OpCo Units) issuable to Holdings upon certain vesting terms as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Introduction.” The address of the business office of Reporting Person is 300 Crescent Court, Suite 1860, Dallas, TX 75201.

(10)    Holdings is the record holder of such shares. Holdings is a 100% owned subsidiary (portfolio company) of the BERR and Bluescape Partners is the general partner of BERR. Mr. C. John Wilder is the manager of Bluescape Partners, which is the general partner of BERR. Mr. Wilder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 300 Crescent Court, Suite 1860, Dallas, TX 75201.

(11)    The expected beneficial ownership of our Sponsor immediately upon the consummation of the business combination includes (1) 253,125 Class A Common Stock issued to Sponsor upon conversion of a portion of their current Class B Common Stock at Closing, (2) 3,234,375 Class A Common Stock issued to Sponsor that are subject to forfeiture following conversion of the remaining portion of their Class B Common Stock at Closing, as further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Introduction” and (3) 2,475,000 Private Placement Warrants that will become exercisable 30 days after the completion of an Initial Business Combination.

(12)    The expected beneficial ownership of Arb immediately upon the consummation of the business combination includes up to 7,000,000 shares of Class A Common Stock (which may be reduced incrementally to no lower than 5,000,000 shares of Class A Common Stock at Closing to the extent CENAQ’s Public Stockholders do not exercise their Redemption Rights) to be purchased in the PIPE Financing. Arb will be the record holder of such shares. Humberto Sirvent and Martijn Dekker are each a member of Arb, and as such, each has voting and investment discretion with respect to the shares held of record by Arb and may be deemed to have beneficial ownership of the shares held directly by Arb. Messrs. Sirvent and Dekker each disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Arb’s principal business address is c/o Arb Clean Fuels Management LLC, 600 Travis Street, Suite 7350, Houston, TX 77002.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CENAQ Related Party Transactions

Founder Shares

On December 31, 2020, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain offering costs in consideration for 4,312,500 Founder Shares. Up to 562,500 Founder Shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On August 19, 2021, the underwriters exercised the over-allotment option in full. As a result, these 562,500 Founder Shares are no longer subject to forfeiture.

Additionally, upon consummation of the IPO, the Sponsor sold 75,000 Founder Shares to each of the 11 Anchor Investors that purchased at least 9.9% of the units sold in the IPO, at their original purchase price of approximately $0.0058 per share. The aggregate fair value of these Founder Shares attributable to Anchor Investors is $570,406, or $7.60 per share. We offset the excess of the fair value against the gross proceeds from these Anchor Investors as a reduction in its additional paid-in capital.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A Common Stock issuable upon conversion thereof until the earlier to occur of: (A) six months after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up” ). Notwithstanding the foregoing, if (1) the closing price of our Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 75 days after the Initial Business Combination, or (2) we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, the Founder Shares will be released from the Lock-up.

Due from Related Party

We had $45,312 due from a related party which consisted of $50,000 incurred from purchase of over-allotment private warrants, offset by $4,688 of other miscellaneous costs paid by Michael J. Mayell and the Sponsor. As of December 31, 2021 and December 31, 2020, the Company had $0 due from a related party. The Sponsor paid off the balance in full on October 1, 2021.

Promissory Note — Related Party

On December 31, 2020, the Sponsor agreed to loan us up to $500,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the IPO. As of December 31, 2020, we borrowed $88,333 under the promissory note and the loan was fully repaid upon the closing of the IPO out of the offering proceeds. As of December 31, 2021, the promissory note balance was $0.

In addition, on May 31, 2022, we issued an unsecured promissory note in the principal amount of $125,000 to our Sponsor. The note bears a 10% interest rate and is repayable in full upon the earlier of (i) February 17, 2023 or (ii) the consummation of an Initial Business Combination. The note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the note and all other sums payable with regard to the note becoming immediately due and payable.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Initial Business Combination, we would repay the working capital loans. In the event that the Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans.

Private Placement Warrants

Our Sponsor and the underwriters purchased an aggregate of 6,675,000 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our IPO. As such, the interest of our Sponsor in this transaction is valued at approximately $3.5 million.

Each private placement warrant entitles the holder to purchase one share of our Class A Common Stock at $11.50 per share. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our Initial Business Combination.

Related Party Loans and Advances

Our liquidity needs up to the IPO were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of Founder Shares to our Sponsor. Subsequent to the consummation of our IPO, our liquidity needs have been satisfied through the net proceeds of $600,000 from the private placement of Private Placement Warrants held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with an intended Initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an Initial Business Combination, we would repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Prior to the completion of our business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Registration Rights

The holders of the Founder Shares and Private Placement Warrants (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to the IPO Registration Rights Agreement requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A Common Stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed after the completion of our Initial Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

In connection with the Closing, the IPO Registration Rights Agreement will be amended and restated and Verde Clean Fuels and the Reg Rights Holders will enter into the A&R Registration Rights Agreement. Pursuant to the A&R Registration Rights Agreement, Verde Clean Fuels will agree that, within 30 days after the Closing, Verde Clean Fuels will file with the SEC (at Verde Clean Fuels’ sole cost and expense) the Resale Registration Statement, and Verde Clean Fuels will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, the Reg Rights Holders can demand Verde Clean Fuels’ assistance with underwritten offerings and block trades, and the Reg Rights Holders will be entitled to certain piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Verde Clean Fuels if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, on August 12, 2022, the Sponsor entered into the Sponsor Letter, pursuant to which, among other things, the Sponsor agreed to (i) forfeit 2,475,000 of its Private Placement Warrants, (ii) comply with the lock-up provisions in the Letter Agreement, dated August 12, 2021, by and among CENAQ, the Sponsor and CENAQ’s directors and officers, (iii) vote all the shares of Class A Common Stock and Founder Shares held by it in favor of the adoption and approval of the Business Combination Agreement and the business combination, (iv) not redeem any shares of Class A Common Stock owned by it in connection with such stockholder approval, (v) waive its anti-dilution rights with respect to the Founder Shares owned by it in connection with the consummation of the business combination and (vi) subject a portion of the shares of Class A Common Stock it will receive as a result of the conversion of its Founder Shares in connection with the Closing to forfeiture pursuant to the terms of the Sponsor Earn Out.

Intermediate Related Party Transactions

Intermediate has no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

PRICE RANGE AND DIVIDENDS OF SECURITIES

Price Range of CENAQ’s Securities

CENAQ’s units, Class A Common Stock, and warrants are currently listed on the Nasdaq Capital Market under the symbols “CENQU,” “CENQ” and “CENQW,” respectively. The units commenced public trading on the Nasdaq Capital Market on August 13, 2021. Commencing October 4, 2021, holders of the units could elect to separately trade the shares of Class A Common Stock and warrants included in the units.

On August 11, 2022, the last trading date before the public announcement of the business combination, CENAQ’s public units, Class A Common Stock and Public Warrants closed at $10.10, $10.10 and $0.07, respectively.

We expect that our Class A Common Stock and Public Warrants will continue trading on the Nasdaq Capital Market under the new symbols “VGAS” and “VGASW,” respectively, following the Closing.

Holders of CENAQ Capital Stock

As of the record date, there were            holders of record of the Class A Common Stock,            holder of record of the Class B Common Stock,            holder of record of the Public Warrants,            holder of record of the Private Placement Warrants and            holder of record of the units.

Dividend Policy of CENAQ

CENAQ has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its Initial Business Combination (including the business combination).

Intermediate

Historical market price information for Intermediate’s membership interests is not provided because there is no public market for any membership interest of Intermediate.

Dividend Policy of the Company Following the Business Combination

The payment of cash dividends in the future will be dependent upon Verde Clean Fuels’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Verde Clean Fuels Board at such time. Verde Clean Fuels’ ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing and applicable law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

HOUSEHOLDING INFORMATION

Unless CENAQ has received contrary instructions, CENAQ may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of CENAQ’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of CENAQ’s disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact CENAQ at its offices at 4550 Post Oak Place Dr., Suite 300, Houston, Texas 77027 or its telephone number at (713) 820-6300 to inform CENAQ of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CENAQ Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by Verde Clean Fuels at its offices at            , within a reasonable time before Verde Clean Fuels begins to print and send its proxy materials for the meeting.

In addition, Verde Clean Fuels’ amended and restated bylaws, which will be effective immediately prior to the consummation of the business combination, provide notice procedures for stockholders to propose nominations or business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of Verde Clean Fuels no earlier than            and no later than            .

We anticipate that the annual meeting of Verde Clean Fuels will be on or about            , 2023. The chair of the Verde Clean Fuels Board may refuse to acknowledge the introduction of any stockholder nomination or proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CENAQ files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CENAQ’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact CENAQ’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Telephone: (800) 662-5200

(bank and brokers call collect at (203) 658-9400)

Email:            @investor.morrowsodali.com

If you are a CENAQ stockholder and would like to request documents, please do so by            , 2022, in order to receive them before the special meeting.    If you request any documents from CENAQ, CENAQ will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to CENAQ has been supplied by CENAQ, and all such information relating to Intermediate has been supplied by Intermediate. Information provided by either CENAQ or Intermediate does not constitute any representation, estimate or projection of any other party.

CENAQ has not authorized anyone to give any information or make any representation about the business combination, CENAQ or Intermediate that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Bluescape Clean Fuels Intermediate Holdings, LLC Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021 (as restated)	F-2
Consolidated Statements of Operations for the Six Months ended June 30, 2022 and 2021 (Unaudited)	F-3
Consolidated Statements of Changes in Member’s Equity for the Six Months ended June 30, 2022 and 2021 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Six Months ended June 30, 2022 and 2021 (Unaudited)	F-5
Notes to Unaudited Consolidated Financial Statements	F-6

Bluescape Clean Fuels Intermediate Holdings, LLC Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-14
Consolidated Balance Sheets as of December 31, 2021 and 2020 (as restated)	F-15
Consolidated Statements of Operations for the Years Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020	F-16
Consolidated Statements of Changes in Member’s Equity for the Years Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020	F-17
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020 (as restated)	F-18
Notes to Consolidated Financial Statements	F-19

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Balance Sheets
(unaudited)

	June 30, 2022	December 31, 2021 (as restated)
Assets
Current Assets
Cash and cash equivalents	$908,048	$87,638
Prepaid expenses	100,697	53,761
Deferred transaction costs	103,478	—
Total current assets	1,112,223	141,399
Security deposits	150,000	150,000
Property, equipment and improvements, net	7,682	13,037
Operating lease right-of-use assets, net	195,227	304,094
Intellectual patented technology	1,925,151	1,925,151
Total assets	$3,390,283	$2,533,681

Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$82,502	$59,423
Accrued liabilities	183,698	98,440
Notes payable – insurance premium financing	27,374	8,185
Operating lease liabilities – current portion	195,227	224,566
Total current liabilities	488,801	390,614

Non-current Liabilities
Contingent consideration	6,957,000	8,850,000
Operating lease liabilities	—	79,528
Total liabilities	7,445,801	9,320,142

Member’s Equity
Member’s Equity	11,083,880	7,605,369
Accumulated deficit	(15,139,398)	(14,391,830)
Total member’s (deficit) equity	(4,055,518)	(6,786,461)
Total liabilities and member’s equity	$3,390,283	$2,533,681

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Operations
(unaudited)

	For the six months ended June 30,
	2022	2021
General and administrative expenses	$577,764	$1,742,434
Research and development expenses	169,804	318,825
Loss from operations	747,568	2,061,259
Net loss	$747,568	$2,061,259

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Changes in Member’s Equity
(unaudited)

For the six months ended June 30, 2022

	Member’s Equity	Accumulated Deficit	Total Member’s Equity (Deficit)
Balance – December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)
Capital contributions	2,500,000	—	2,500,000
Unit-based compensation expense	978,511	—	978,511
Net loss	—	(747,568)	(747,568)
Balance – June 30, 2022	11,083,880	(15,139,398)	(4,055,518)

For the six months ended June 30, 2021

	Member’s Equity	Accumulated Deficit	Total Member’s Equity (Deficit)
Balance – December 31, 2020	$4,295,486	$(1,466,705)	$2,828,781
Capital contribution	1,000,000	—	1,000,000
Unit-based compensation expense	654,942	—	654,942
Net loss	—	(2,061,259)	(2,061,259)
Balance – June 30, 2021	5,950,428	(3,527,964)	2,422,464

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Consolidated Statements of Cash Flows
(unaudited)

	For the six months ended June 30,
	2022	2021
Operating Activities
Net loss	$(747,568)	$(2,061,259)
Adjustments to reconcile net loss to net cash used in operating activities
Contingent consideration	(1,893,000)	—
Depreciation	5,354	13,750
Unit-based compensation expense	978,511	654,942
Amortization of right-of-use assets and accretion	117,492	113,194
Changes in operating assets and liabilities
Prepaid expenses	16,384	33,863
Accounts payable	21,106	110,270
Accrued liabilities	(11,947)	(6,541)
Operating lease liabilities	(117,492)	(113,194)
Net cash used in operating activities	(1,631,160)	(1,254,975)

Investing Activities
Purchases of property, equipment and improvements	—	(1,028)
Asset acquisition	—	(287,500)
Net cash used in investing activities	—	(288,528)

Financing Activities
Repayments of notes payable – insurance premium financing	(44,131)	(33,722)
Capital contributions	2,500,000	1,000,000
Deferred transaction costs	(4,299)	—
Net cash provided by financing activities	2,451,570	966,278
Net Change in Cash	820,410	(577,225)
Cash, beginning of the period	87,638	1,051,276
Cash, end of the period	$908,048	$474,051
Noncash Investing and Financing Activities
Deferred transaction costs	99,179	—

See Notes to Consolidated Financial Statements

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 1:      Organization

Bluescape Clean Fuels Intermediate Holdings, LLC (the “Company” or “BCF”), a Delaware Limited Liability Company, was formed on July 31, 2020. The Company had no operations prior to the purchase of intellectual property and patented technology on August 7, 2020.

The Company is wholly-owned by its sole member and immediate parent, Bluescape Clean Fuels Holdings, LLC (“BCF Holdings”). BCF Holdings is controlled by Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”) through a series of intermediate entities.

The Company is a developer of a proprietary liquid fuel’s technology, the STG+ process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and municipal solid waste (“MSW”) as well as natural gas (including synthetic natural gas) and other feedstocks. BCF’s STG+ process converts syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline, methanol, or a stream miscible with crude oil (“synthetic crude”). The availability biogenic MSW and the economic and environmental drivers to divert these materials from landfills enables BCF to utilize these waste streams to produce renewable gasoline. The Company is focused on the development of technology used in turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any refining steps. Planned principal operations have not yet commenced. As of June 30, 2022 and December 31, 2021, the Company has not derived revenue from its principal business activities. The Company is managed as an integrated business; consequently, there is only one reportable segment.

The Company entered into a non-binding Business Combination Term Sheet dated December 15, 2021 (the “Term Sheet”) to combine with an existing Special Purpose Acquisition Company (SPAC). The Term Sheet indicates that the current equity holders of the Company would receive ownership interests in the merged entity implying an estimated fair value of $225,000,000 at closing and an earn out amount. Subsequently, the Company entered into a revised non-binding Business Combination Term sheet with the same Special Purpose Acquisition Company dated July 20, 2022. Such transaction is subject to a number of closing conditions including the successful completion of a private investment in public entity offering (PIPE offering).

On August 12, 2022, the Company signed a Business Combination Agreement with the SPAC. The implied value that the current equity holders of the Company would receive at closing remained unchanged ($225,000,000). The PIPE offering, related transactions and conditions needed to close such combination have not occurred as of the date these financial statements were issued.

On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby, if the Business Combination discussed above reaches closing, the Contingent Consideration as discussed in Note 2 will be forfeited. Further, all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings (as discussed in Note 5) will become fully vested. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to BCF Holdings’ Series A Preferred Unit holders (instead of 20%).

Note 2:      Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been made. All appropriate intercompany items and transactions have been eliminated in consolidation. The results of operations for an interim period may not give a true indication of results for a full year.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 2:      Summary of Significant Accounting Policies (cont.)

Going Concern

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. As such, the Company is dependent upon BERR for additional capital to continue the development of its technology and operations. The Company does not have sufficient cash on hand or available liquidity to meet its obligations as they become due within one year after the date that the consolidated financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, BERR has committed to provide funding to enable the Company to meet its obligations as they become due for at least one year after the date that the financial statements are issued. As a result, the Company has concluded that management’s plans are probable of being achieved to alleviate substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingent assets and liabilities. The Company regularly assesses these estimates; however, actual amounts could differ from those estimates. The most significant items involving management’s estimates include estimates of unit-based compensation and contingent consideration. The impact of changes in estimates is recorded in the period in which they become known.

Principles of Consolidation

The Company’s policy is to consolidate all entities that the Company controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of Bluescape Clean Fuels Intermediate Holdings, LLC and its wholly-owned subsidiaries Bluescape Clean Fuels, LLC, Bluescape Clean Fuels Employee Holdings, LLC, Bluescape Clean Fuels EmployeeCo, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less at the time of purchase. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and insurance premium financing, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or currency risks arising from these financial instruments.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 2:      Summary of Significant Accounting Policies (cont.)

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.
Level 2

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Property, Equipment, and Improvements

Property, equipment, and improvements are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers, office equipment and hardware	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvement

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

Accrued Liabilities

Accrued liabilities consist of the following:

	June 30, 2022	December 31, 2021
Accrued bonuses	43,060	86,120
Accrued legal fees	97,204	—
Other accrued expenses	43,434	12,320
	$183,698	$98,440

Leases

In February 2016, the (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which has been clarified and amended by various subsequent updates. The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 2:      Summary of Significant Accounting Policies (cont.)

representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet.

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of June 30, 2022 and December 31, 2021, the Company has only operating leases.

The Company’s right-of-use asset relates to an office facility, which includes an option to renew, with renewal terms that can extend the lease term up to 1 year. The exercise of the lease renewal is at the Company’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by the Company. The Company’s lease agreement does not contain residual value guarantees or material restrictions or covenants.

The Company’s lease is capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. (See note 4.)

Intangible Assets

The Company’s intangible asset consists of its intellectual property and patented technology and is considered an indefinite lived intangible and is not subject to amortization. As of June 30, 2022 and December 31, 2021, the gross and carrying amount of this intangible asset was $1,925,151.

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested.

Based on the Company’s qualitative impairment assessment, including the implied transaction value of the business combination discussed in Note 1, the fair value of its indefinite-lived intangible asset is greater than its carrying amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 2:      Summary of Significant Accounting Policies (cont.)

Deferred Transaction Costs

Deferred transaction costs are expenses directly related to the pending business combination with the SPAC. These costs consist primarily of legal and accounting fees that the Company capitalized. The deferred transaction costs will be offset against the business combination proceeds and will be reclassified to additional paid-in capital upon completion of the business combination with the SPAC.

Unit-Based Compensation

The Company applies the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-Based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed on a straight-line basis over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed. Forfeitures of Performance-Based units are estimated at the grant date based on historical rates of stock award activity and reduce the unit-based compensation expense recognized.

Contingent Consideration

BCF Holdings has an arrangement payable to the Company’s CEO and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within 5 years of the closing date of the asset purchase described in Note 1. The Company remeasures this liability each reporting period and records any associated change in such obligation to the statement of operations.

In measuring the estimated amount payable under this arrangement as of June 30, 2022, the Company took into consideration the business valuation implied by the transaction entered into by the Company as described in Note 1 (Transaction approach to valuation) and a discounted cash flow analysis, which implied a value to existing equity holders of $225,000,000. Such implied value underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success, and a specified contractual return hurdle (based on internal rate of return).

The Company updated its expected timing of transaction closing to occur in the fourth quarter of 2022 or approximately one quarter later than originally assumed as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. The Company also updated its volatility assumption and discount rate (including risk free rate) used in the valuation. Accordingly, the Company recorded a reduction in contingent consideration to general and administrative expense totaling $1,893,000 during the six months ended June 30, 2022 resulting in a contingent consideration liability balance of $6,957,000 as of June 30, 2022. The measurement of this contingent consideration liability was a classified as a recurring Level 3 fair value measurement.

There were no transfers into or out of Level 3 during the six months ended June 30, 2022 and 2021.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 2:      Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws; however, the Company is subject to state income taxes within certain states under the provisions of the Internal Revenue Code and applicable state laws. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal and state income taxes has been included in the accompanying consolidated financial statements.

Impact of COVID-19 Pandemic

The Company is monitoring the ongoing COVID-19 pandemic, which has disrupted the global economy and financial markets. There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and non-governmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted. The Company has considered information available to it as of the date of issuance of these financial statements and has not currently experienced significant negative impact to its operations, liquidity or capital resources as a result of the COVID-19 pandemic.

Note 3:      Property, Equipment, and Improvements

Major classes of property, equipment, and improvements are as follows:

	June 30, 2022	December 31, 2021
Computers, office equipment and hardware	$7,050	$7,050
Furniture and fixtures	1,914	1,914
Machinery and equipment	36,048	36,048
Property, equipment, and improvements	45,012	45,012
Less: accumulated depreciation	37,330	31,975
Property, equipment and improvements, net	$7,682	$13,037

Depreciation of property, equipment, and improvements amounted to $5,354 and $13,750 for the six months ended June 30, 2022 and 2021, respectively.

Note 4:      Commitments and Contingencies

Leases

The Company maintains a lease for office and production facilities under a lease that expires during 2023. The lease contains a renewal option for a period of one year from the current date of expiration and requires the Company to pay all executory costs (property taxes, maintenance, and insurance).

Supplemental information related to the Company’s leases as of June 30, 2022 and December 31, 2021 is as follows:

	June 30, 2022	December 31, 2021
Right-of-use assets obtained in exchange for operating lease	$195,227	$304,094
Remaining lease term – operating lease	0.83 years	1.3 years
Discount rate – operating lease	7.5%	7.5%

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 4:      Commitments and Contingencies (cont.)

Future minimum lease commitments as of June 30, 2022, are as follows:

2022	$120,358
2023	80,238
Total	200,596
Less: Interest	(5,369)
Present value of lease liabilities	$195,227

Total operating lease expense for the six months ended June 30, 2022 and June 30, 2021 was $117,492 and $113,194, respectively.

Contingencies

The Company is not party to any litigation.

Note 5:      Member’s Equity

During the six months ended June 30, 2022, the Company received capital contributions from BCF Holdings totaling $2,500,000.

The Company is a wholly-owned subsidiary of BCF Holdings. BCF Holdings has entered into several compensation related arrangements with management of the Company. Compensation cost associated with these arrangements has been allocated to the Company from BCF Holdings as the employees are rendering services to the Company. However, the ultimate contractual obligation related to these awards, including any future settlement, rests with BCF Holdings.

Series A Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Series A Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Series A Incentive Unit holders participate in earnings and distributions after a specified return to the Series A Preferred Unit holders. There were 800 Series A Incentive Units issued on August 7, 2020, and outstanding at June 30, 2022 and December 31, 2021.

Founder Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Founder Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by the BCF Holdings’ Board of Managers. Founder Incentive Unit Holders participate in distributions after a specified aggregate amount of distributions paid to the Series A Preferred Unit holders. There were 1,000 Founder Incentive Units issued on August 7, 2020, and outstanding at June 30, 2022 and December 31, 2021.

The Company recorded unit-based compensation totaling $978,511 and $654,942 during the six months ended June 30, 2022 and 2021, respectively, attributed to its Series A Incentive Units and Founder Incentive Units.

Bluescape Clean Fuels
Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
(unaudited)

Note 6:      Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

There were no related party transactions entered into with Green Energy Partners, Inc, our controlling owner BERR or its general partner, Bluescape Energy Partners IV GP LLC, and registered investment advisor Bluescape Energy Partners LLC for the six months ended June 30, 2022 and 2021.

Note 7:      Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to September 29, 2022, the date that the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Member and the Board of Managers of Bluescape Clean Fuels Intermediate Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bluescape Clean Fuels Intermediate Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2021 and for the period from July 31, 2020 (inception) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 31, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the Financial Statements

As discussed in Note 9 to the financial statements, the accompanying financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 12, 2022 (September 29, 2022 as to the effects of the restatement discussed in Note 9)

We have served as the Company’s auditor since 2022.

Bluescape Clean Fuels Intermediate Holdings, LLC
Consolidated Balance Sheets
December 31, 2021 and 2020

	2021 (as restated)	2020 (as restated)
Assets
Current Assets
Cash and cash equivalents	$87,638	$1,051,276
Prepaid expenses	53,761	94,364
Total current assets	141,399	1,145,640
Security deposits	150,000	150,000
Property, equipment and improvements, net	13,037	30,344
Operating lease right-of-use assets, net	304,094	504,673
Intellectual patented technology	1,925,151	1,925,151
Total assets	$2,533,681	$3,755,808
Liabilities and Member’s Equity
Current Liabilities
Accounts payable	$59,423	$33,722
Accrued liabilities	98,440	303,670
Operating lease liabilities – current portion	224,566	200,579
Notes payable – insurance premium financing	8,185	44,962
Total current liabilities	390,614	582,933
Non-current Liabilities
Contingent consideration	8,850,000	40,000
Operating lease liabilities	79,528	304,094
Total liabilities	9,320,142	927,027
Member’s Equity
Member’s equity	7,605,369	4,295,486
Accumulated deficit	(14,391,830)	(1,466,705)
Total member’s (deficit) equity	(6,786,461)	2,828,781
Total liabilities and member’s equity	$2,533,681	$3,755,808

Bluescape Clean Fuels Intermediate Holdings, LLC
Consolidated Statements of Operations
December 31, 2021 and Period from
July 31, 2020 (inception) to December 31, 2020

	2021	2020
General and administrative expenses	$(12,415,580)	$(1,357,296)
Research and development expenses	(509,545)	(109,409)
Loss from operations	(12,925,125)	(1,466,705)
Net loss	$(12,925,125)	$(1,466,705)

Bluescape Clean Fuels Intermediate Holdings, LLC
Consolidated Statements of Changes in Member’s Equity
December 31, 2021 and Period from
July 31, 2020 (inception) to December 31, 2020

	Member’s Equity	Accumulated Deficit	Total Member’s Equity (Deficit)
Balance – July 31,2020 (inception)	$—	$—	$—
Capital contribution	3,750,000	—	3,750,000
Unit-based compensation expense	545,486	—	545,486
Net loss	—	(1,466,705)	(1,466,705)
Balance – December 31, 2020	4,295,486	(1,466,705)	2,828,781
Capital contribution	2,000,000	—	2,000,000
Unit-based compensation expense	1,309,883	—	1,309,883
Net loss	—	(12,925,125)	(12,925,125)
Balance – December 31, 2021	$7,605,369	$(14,391,830)	$(6,786,461)

Bluescape Clean Fuels Intermediate Holdings, LLC
Consolidated Statements of Cash Flows
Year Ended December 31, 2021 and Period from
July 31, 2020 (inception) to December 31, 2020

	2021 (as restated)	2020 (as restated)
Operating Activities
Net loss	$(12,925,125)	$(1,466,705)
Adjustments to reconcile net loss to net cash used in operating activities
Contingent consideration	8,810,000	—
Depreciation	19,903	12,072
Notes payable – insurance premium financing	10,231	56,202
Unit-based compensation expense	1,309,883	545,486
Amortization of right-of-use assets and accretion	229,253	93,134
Changes in operating assets and liabilities
Prepaid expenses	40,603	(80,587)
Accounts payable	25,701	33,722
Accrued liabilities	82,270	16,170
Operating lease liabilities	(229,253)	(93,134)
Net cash used in operating activities	(2,626,534)	(883,640)
Investing Activities
Purchases of property, equipment and improvements	(2,596)	—
Asset acquisition	(287,500)	(1,800,000)
Net cash used in investing activities	(290,096)	(1,800,000)
Financing Activities
Repayments of notes payable – insurance premium financing	(47,008)	(15,084)
Capital contribution	2,000,000	3,750,000
Net cash provided by financing activities	1,952,992	3,734,916
Net Change in Cash	(963,638)	1,051,276
Cash, Beginning of Year	1,051,276	—
Cash, End of Year	$87,638	$1,051,276
Noncash Investing and Financing Activities
Accrued asset acquisition costs	—	287,500

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 1:      Organization

Bluescape Clean Fuels Intermediate Holdings, LLC (the “Company” or “BCF”), a Delaware Limited Liability Company, was formed on July 31, 2020. The Company had no operations prior to the purchase of intellectual property and patented technology on August 7, 2020 (see Note 3) which was accounted for as an asset purchase.

The Company is wholly-owned by its sole member and parent organization, Bluescape Clean Fuels Holdings, LLC (“BCF Holdings”). BCF Holdings is controlled by Bluescape Energy Recapitalization and Restructuring Fund IV LP (“BERR”) through a series of intermediate entities.

On July 29, 2020, Green Energy Partners, Inc. (“GEP”), formed by the Chief Executive Officer of Intermediate, and an additional individual (the “Founders”), entered into an asset purchase agreement with Primus Green Energy, Inc. (“Primus”) to purchase certain assets of Primus. The assets under the asset purchase agreement included a demonstration facility, a laboratory, office space, and intellectual property including a patented proprietary liquid fuels process technology called STG+.

GEP then assigned its rights under the asset purchase agreement to a newly formed subsidiary of Intermediate. Immediately following the closing of the asset purchase agreement, the Founders sold 100% of their membership interests to BEP Clean Fuels Holdings, LLC, a Delaware limited liability company (“BEP”), and wholly owned subsidiary of BERR, in exchange for agreeing to make the payments under the asset purchase agreement as well as other capital contributions and a contingent payment. BEP ultimately contributed the membership interests down to its wholly owned subsidiary Bluescape Clean Fuels Holdings, LLC which then immediately contributed the membership interests down to its wholly owned subsidiary Intermediate. Intermediate holds the acquired assets through Bluescape Clean Fuels, LLC. Since acquiring the assets from Primus, Intermediate has continued to develop the use and application of the technology acquired to focus on the renewable energy industry.

The Company is a developer of a proprietary liquid fuel’s technology, the STG+ process, which is designed to produce liquid hydrocarbons from synthesis gas, or syngas, derived from renewable feedstocks such as biomass and municipal solid waste (“MSW”) as well as natural gas (including synthetic natural gas) and other feedstocks. BCF’s STG+ process converts syngas into Reformulated Blend-stock for Oxygenate Blending (“RBOB”) gasoline, methanol, or a stream miscible with crude oil (“synthetic crude”). The availability biogenic MSW and the economic and environmental drivers to divert these materials from landfills enables BCF to utilize these waste streams to produce renewable gasoline. The Company is focused on the development of technology used in turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any refining steps. Planned principal operations have not yet commenced. As of December 31, 2021 and 2020, the Company has not derived revenue from its principal business activities. The Company is managed as an integrated business; consequently, there is only one reportable segment.

The Company entered into a non-binding Business Combination Term Sheet dated July 20, 2022 (the “Term Sheet”) to combine with an existing Special Purpose Acquisition Company (SPAC). The Term Sheet indicates that the current equity holders of the Company would receive ownership interests in the merged entity totalling $225,000,000 at closing and an earn out amount. On August 12, 2022, the Company signed a Business Combination Agreement with the SPAC. The related transactions and conditions needed to close such combination have not been completed as of the date these financial statements were issued.

On August 5, 2022, BCF Holdings entered into an agreement with the Company’s management and CEO whereby, if the Business Combination discussed above reaches closing, the Contingent Consideration as discussed in Note 2 will be forfeited. Further, all outstanding unvested Series A Incentive Units and Founders Units of BCF Holdings (as discussed in Note 5) will become fully vested. As part of the agreement, the priority of distributions under the Series A Incentive Units and Founders Units was also revised such that participants receive 10% of distributions after a specified return to BCF Holdings’ Series A Preferred Unit holders (instead of 20%).

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 2:      Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Going Concern

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is currently in the development stage and has not yet commenced principal operations or generated revenue. As such, the Company is dependent upon BERR for additional capital to continue the development of its technology and operations. The Company does not have sufficient cash on hand or available liquidity to meet its obligations as they become due within one year after the date that the consolidated financial statements are issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response to these conditions, BERR has committed to provide funding to enable the Company to meet its obligations as they become due for at least one year after the date that the financial statements are issued. As a result, the Company has concluded that management’s plans are probable of being achieved to alleviate substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingent assets and liabilities. The Company regularly assesses these estimates; however, actual amounts could differ from those estimates. The most significant items involving management’s estimates include estimates of unit-based compensation and contingent consideration. The impact of changes in estimates is recorded in the period in which they become known.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership interest or other contractual rights giving the Company control over the most significant activities of an investee. The consolidated financial statements include the accounts of Bluescape Clean Fuels Intermediate Holdings, LLC and its wholly-owned subsidiaries Bluescape Clean Fuels, LLC, Bluescape Clean Fuels Employee Holdings, LLC, Bluescape Clean Fuels EmployeeCo, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 2:      Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents represent cash and short-term, highly liquid investments with maturities of three months or less at the time of purchase. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash, accounts payable and insurance premium financing, approximates their fair value due to the short maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or currency risks arising from these financial instruments.

Fair Value Measurement

The Company applies fair value accounting for all financial assets and liabilities measured on a recurring and nonrecurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. The accounting guidance established a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, used to determine the fair value of its financial instruments. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Level 1       Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2       Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3       Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Property, Equipment and Improvements

Property, equipment and improvements are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. The estimated useful lives of assets are as follows:

Computers, office equipment and hardware	3 – 5 years
Furniture and fixtures	7 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of the lease term (including estimated renewals) or the estimated useful lives of the improvement

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 2:      Summary of Significant Accounting Policies (cont.)

Accrued Liabilities

Accrued liabilities consist of the following at December 31:

	2021	2020
Accrued legal fees	—	287,500
Accrued bonuses	86,120	—
Other accrued expenses	12,320	16,170
	$98,440	$303,670

Leases

In February 2016, the (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which has been clarified and amended by various subsequent updates. The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the consolidated balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. In accordance with the guidance of Topic 842, leases are classified as finance or operating leases, and both types of leases are recognized on the consolidated balance sheet. The Company applied Topic 842 contemporaneous with its formation on July 31, 2020.

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. As of December 31, 2021 and 2020, the Company has only operating leases.

The Company’s right-of-use asset relates to an office facility, which includes an option to renew, with renewal terms that can extend the lease term up to 1 year. The exercise of the lease renewal is at the Company’s discretion. Renewal periods are included in the expected lease term if they are reasonably certain of being exercised by the Company. The Company’s lease agreement does not contain residual value guarantees or material restrictions or covenants.

The Company’s lease is capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate Net Present Value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. (See Note 4.)

Intangible Assets

As a result of the asset acquisition, the Company recorded $1,925,151 to Intellectual patented property inclusive of direct transaction costs of $537,500 that were incurred and capitalized as a component of the cost of Intellectual patented property. The Intellectual patented property is considered an indefinite lived intangible and is not subject to amortization. As of December 31, 2021 and 2020, the gross and carrying amount of the unamortized Intellectual patented property was $1,925,151.

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 2:      Summary of Significant Accounting Policies (cont.)

and patents are tested for impairment using a discounted cash flow approach and tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Based on the Company’s qualitative impairment assessment, including the implied transaction value of the business combination discussed in Note 1, the fair value of its indefinite-lived intangible asset is greater than its carrying amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

The Company evaluates the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Unit-Based Compensation

The Company applies the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-Based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed on a straight-line basis over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed. Forfeitures of Performance-Based units are estimated at the grant date based on historical rates of stock award activity and reduce the unit-based compensation expense recognized.

Contingent Consideration

BCF Holdings has an arrangement payable to the Company’s CEO and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within 5 years of the closing date of the asset purchase described in Note 3. During the period from July 31, 2020 (inception) to December 31, 2020 and the year ended December 31, 2021, the Company remeasured the estimated payments under this arrangement and recorded its best estimate of amounts payable under such arrangement.

In measuring the estimated amount payable under this arrangement as of December 31, 2021, the Company took into consideration the business valuation implied by the transaction entered into by the Company as described in Note 1 (Transaction approach to valuation), which implied a value to existing equity holders of $225,000,000, and also considered the expected timing of the transaction closing. Such implied value underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success, a specified contractual return hurdle (based on internal rate of return), and a contractual proportion of excess gain allocable to the contingent payment above the contractual return hurdle (as further discussed in Note 3).

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 2:      Summary of Significant Accounting Policies (cont.)

Accordingly, the Company recorded additional contingent consideration to general and administrative expense totaling $8,810,000 during the year ended December 31, 2021 resulting in a contingent consideration liability balance of $8,850,000 as of December 31, 2021. The measurement of this contingent consideration liability was a classified as a Level 3 fair value measurement. There were no transfers in or out of Level 3 during any of the periods presented.

Income Taxes

The Company is not directly subject to federal income taxes under the provisions of the Internal Revenue Code and applicable state laws; however, the Company is subject to state income taxes within certain states under the provisions of the Internal Revenue Code and applicable state laws. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal and state income taxes has been included in the accompanying consolidated financial statements.

Impact of COVID-19 Pandemic

The Company is monitoring the ongoing COVID-19 pandemic, which has disrupted the global economy and financial markets. There is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. While governmental and nongovernmental organizations are engaging in efforts to combat the spread and severity of the COVID-19 pandemic and related public health issues, the full extent to which the outbreak of COVID-19 could impact the Company’s business, results of operations and financial condition is still unknown and will depend on future developments, which are highly uncertain and cannot be predicted. The Company has considered information available to it as of the date of issuance of these financial statements and has not currently experienced significant negative impact to its operations, liquidity or capital resources as a result of the COVID-19 pandemic.

Note 3:      Asset Acquisition

On August 7, 2020, Bluescape Clean Fuels, LLC acquired certain assets and assumed certain liabilities from Primus Green Energy, Inc. The transaction price was $1,550,000 in cash. The Company assumed certain liabilities in connection with this asset purchase including a contingent payment assuming certain distribution levels were achieved and a property lease. The net assets acquired as part of the transaction primarily included intellectual property and patented technology. Certain other ancillary assets were acquired including a property lease and the related leasehold improvements.

The Company accounted for this transaction as an asset acquisition since the intellectual property and patented technology represented substantially all of the fair value of the gross assets acquired. In connection with the acquisition of these net assets, direct transaction costs of $537,500 were incurred and capitalized as a component of the cost of intellectual property and patented technology. The remaining net assets acquired and liabilities assumed were immaterial. Accordingly, the Company recorded $1,925,151 to intellectual property and patented technology.

In connection with this transaction, the Company agreed to additional contingent consideration totaling 10% of cash distributions in excess of $105,000,000 plus an internal rate of return in excess of 15% for a period up to five years. The fair value of the contingent consideration arrangement was estimated by applying an internal rate of return approach using the estimated enterprise value of the Company utilized in the measurement of the grant date fair values of the incentive-based units described in Note 7 and was determined to be $40,000 as of the closing date. The measurement of this contingent consideration liability was a classified as a Level 3 fair value measurement.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 4:      Property, Equipment and Improvements

Major classes of property, equipment, and improvements at December 31 are as follows:

	2021	2020
Computers, office equipment and hardware	$7,050	$4,453
Furniture and fixtures	1,914	1,914
Machinery and equipment	36,048	36,049
Property, equipment and improvements	45,012	42,416
Less: accumulated depreciation	31,975	12,072
Property, equipment and improvements, net	$13,037	$30,344

Depreciation of property, equipment and improvements amounted to $19,903 and $12,072 for the year ended December 31, 2021 and the period from July 31, 2020 (inception) to December 31, 2020, respectively.

Note 5:      Commitments and Contingencies

Leases

The Company maintains a lease for office and production facilities. The lease contains a renewal option for a period of one year from the current date of expiration and requires the Company to pay all executory costs (property taxes, maintenance and insurance). As of December 31, 2020, the Company’s lease was set to expire on April 30, 2022 and contained a renewal option through April 30, 2023. The additional one-year renewal option was also factored into the expected lease term as of December 31, 2020, as the lease was reasonably certain of being renewed at that time. In December 2021, the Company entered into an agreement to extend its operating lease for one year and now expires on April 30, 2023.

Supplemental information related to the Company’s leases as of December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Right-of-use assets obtained in exchange for operating lease	$304,094	$504,673
Remaining lease term – operating lease	1.3 years	2.3 years
Discount rate – operating lease	7.5%	7.5%

Future minimum commitments at December 31, 2021, are as follows:

2022	$237,850
2023	80,239
Total	318,089
Less: Interest	(13,995)
Present value of lease liabilities	$304,094

Total operating lease expense for the year ended December 31, 2021 and for the period from July 31, 2020 (inception) to December 31, 2020 was $229,253 and $93,134, respectively.

Contingencies

The Company is not party to any litigation.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 6:      Member’s Equity

The Company is a wholly-owned subsidiary of BCF Holdings. BCF Holdings has entered into several compensation related arrangements with management of the Company. Compensation cost associated with these arrangements has been allocated to the Company from BCF Holdings as the employees are rendering services to the Company. However, the ultimate contractual obligation related to these awards, including any future settlement, rests with BCF Holdings.

Series A Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Series A Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by its Board of Managers. Series A Incentive Unit holders participate in earnings and distributions after a specified return to the Series A Preferred Unit holders. There were 800 Series A Incentive Units issued on August 7, 2020, and outstanding at December 31, 2021 and 2020.

Founder Incentive Units of BCF Holdings

BCF Holdings is authorized to issue 1,000 Founder Incentive Units with such designations, voting and other rights and preferences as may be determined from time to time by its Board of Managers. Founder Incentive Unit Holders participate in distributions after a specified aggregate amount of distributions paid to the Series A Preferred unit holders. There were 1,000 Founder Incentive Units issued on August 7, 2020, and outstanding at December 31, 2021 and 2020.

Note 7:      Incentive Units

The Company follows the provisions of FASB ASC Topic 718, Compensation — Stock Compensation, as applicable to incentive units awarded by the Company or its parent and the Company’s recognition of compensation expense.

At the direction of BCF Holdings’ Board of Directors, Series A Incentive Units (Service-Based) and Founder Incentive Units (Performance-Based) under BCF Holdings’ Limited Liability Company Agreement were issued to certain management members as indicated above. The Company considers these units to be equity awards and measures their fair value at the grant date.

Vesting of such units for the year ended December 31, 2021 and for the period from July 31, 2020 (inception) to December 31, 2020 are as follows:

Service-Based Units

Such units shall vest in equal installments of 25% on each of the first through fourth anniversaries of the August 7, 2020, grant date subject to the participant’s continuous service through such dates; provided, however, that in the occurrence of an exit event all Service-Based units, to the extent then unvested and not forfeited, shall vest immediately prior to the exit event.

Performance-Based Units

Such units shall become fully vested in the event that distributions are made on account of such units subject to the participant’s continuous service through such dates. In the occurrence of an exit event and in certain instances upon a specified distribution event, all Performance-Based units, to the extent then unvested and not forfeited, shall vest immediately prior to the exit event.

During the year ended December 31, 2021, and the period from July 31, 2020 (inception) to December 31, 2020, the Company recorded $1,309,883 and $545,486, respectively, in award-based compensation expense for the Service-Based units which is included within general and administrative expenses in the accompanying statements of operations. As of December 31, 2021, there was $3,494,400 and $580,000 of total unrecognized compensation cost related to nonvested Service-Based and Performance-Based awards granted, respectively.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 7:      Incentive Units (cont.)

The fair value of each award was estimated on the grant date using a Black-Scholes option valuation model that used the assumptions noted below and other valuation techniques. Expected volatility was based on historical volatility for guideline public companies that operate in the Company’s industry. The expected term of awards granted represents management’s estimate for the number of years until a liquidity event as of the grant date. The risk-free rate for the period of the expected term was based on the U.S. Treasury yield curve in effect at the time of grant. In addition, management considered the distribution priority schedule or “waterfall calculation” in its estimation process.

August 7, 2020
Expected volatility	56.35%
Expected dividends	0%
Expected term (in years)	5
Risk-free rate	1.01%
Discount rate	24.3%

A summary of the status of BCF Holdings’ nonvested units as of December 31, 2021, and changes during the year then ended, is presented below:

	Service-Based Units	Weighted- Average Grant-Date Fair Value per unit	Service and Performance- Based Units	Weighted- Average Grant-Date Fair Value per unit
Nonvested, beginning of year	800	$5,824	1,000	$580
Granted	—		—
Vested	200	$5,824	—
Forfeited	—		—
Nonvested, end of year	600	$5,824	1,000	$580

A summary of the status of BCF Holdings’ nonvested units as of December 31, 2020, and changes during the period from July 31, 2020 (inception) to December 31, 2020, is presented below:

	Service-Based Units	Weighted- Average Grant-Date Fair Value per unit	Service and Performance- Based Units	Weighted- Average Grant-Date Fair Value per unit
Nonvested, beginning of year	—	—
Granted	800	$5,824	1,000	$580
Vested	—		—
Forfeited	—		—
Nonvested, end of year	800	$5,824	1,000	$580

Note 8:      Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

For the year ended December 31, 2021, the Company incurred and paid on behalf of Green Energy Partners, Inc., a related party, $1,158 and $1,600 in fees related to franchise taxes and other tax preparation services, respectively. During the period from July 31, 2020 (inception) to December 31, 2020, no expenses were incurred.

Bluescape Clean Fuels Intermediate Holdings, LLC
Notes to Consolidated Financial Statements
December 31, 2021 and 2020

Note 8:      Related Party Transactions (cont.)

There were no related party transactions entered into with our controlling owner BERR or its general partner, Bluescape Energy Partners IV GP LLC, and registered investment advisor Bluescape Energy Partners LLC as of and for the year ended December 31, 2021 and period from July 31, 2020 (inception) to December 31, 2020.

Note 9:      Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s December 31, 2021 and 2020 financial statements, management determined that ASU 2016-02, Leases (Topic 842) should have been previously adopted and reflected within the Company’s historical financial statements and notes thereto as a result of the SPAC’s irrevocable election made under Section 107 of the JOBS Act to opt out of an exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act that apply to emerging growth companies. As a result, the December 31, 2021 and 2020 financial statements and notes thereto have been restated from the amounts previously reported to recognize right-of-use assets and lease liabilities under ASU 2016-02, Leases (Topic 842).

The following table summarizes the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated:

Balance Sheet as of December 31, 2021	As Previously Reported	Adjustments	As Restated
Operating lease right-of-use assets, net	$—	$304,094	$304,094
Total assets	2,229,587	304,094	2,533,681
Operating lease liabilities – current portion	—	224,566	224,566
Total current liabilities	166,048	224,566	390,614
Operating lease liabilities – non-current	—	79,528	79,528
Total liabilities	9,016,048	304,094	9,320,142
Total liabilities and member’s equity	2,229,587	304,094	2,533,681

Balance Sheet as of December 31, 2020
Operating lease right-of-use assets, net	—	504,673	504,673
Total assets	3,251,135	504,673	3,755,808
Operating lease liabilities – current portion	—	200,579	200,579
Total current liabilities	382,354	200,579	582,933
Operating lease liabilities – non-current	—	304,094	304,094
Total liabilities	422,354	504,673	927,027
Total liabilities and member’s equity	3,251,135	504,673	3,755,808

Statement of Cash Flows for the year ended December 31, 2021
Amortization of right-of-use assets and accretion	—	229,253	229,253
Operating lease liabilities	—	(229,253)	(229,253)
Statement of Cash Flows for the period from July 31, 2020 (inception) to December 31, 2020
Amortization of right-of-use assets and accretion	—	93,134	93,134
Operating lease liabilities	—	(93,134)	(93,134)

Note 10:    Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to August 12, 2022, the date that the financial statements were issued (except for the restatement as discussed in Note 9 as to which the date is September 29, 2022). Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

CENAQ ENERGY CORP.,

BLUESCAPE CLEAN FUELS HOLDINGS, LLC,

BLUESCAPE CLEAN FUELS INTERMEDIATE HOLDINGS, LLC,

VERDE CLEAN FUELS OPCO, LLC

and

CENAQ SPONSOR LLC (SOLELY WITH RESPECT TO Section 6.18)

Dated as of August 12, 2022

Annex A-i

Annex A-ii

Annex A-iii

BUSINESS COMBINATION AGREEMENT dated as of August 12, 2022 (this “Agreement”), by and among CENAQ Energy Corp., a Delaware corporation (“SPAC”), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (the “Company” and, together with Holdings, the “Bluescape Parties”), and, solely with respect to Section 6.18, CENAQ Sponsor LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, SPAC, OpCo and the Bluescape Parties desire to enter into this Agreement and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions pursuant to this Agreement and the other Transaction Documents, including on behalf of OpCo in SPAC’s capacity as the sole member of OpCo, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of SPAC;

WHEREAS, all of the members of the board of managers of Holdings (the “Holdings Board”) have approved and adopted this Agreement and the Transactions;

WHEREAS, Holdings, as the sole member of the Company, has approved and adopted this Agreement and the Transactions;

WHEREAS, in connection with the Closing, Holdings, SPAC and Sponsor shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, SPAC, its officers and directors, and Sponsor are parties to that certain Letter Agreement, dated August 12, 2021 (the “Letter Agreement”), providing that, among other things, such parties will vote their shares of SPAC Class B Common Stock in favor of this Agreement and the Transactions;

WHEREAS, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain subscribers (the “Subscribers”) pursuant to which such Subscribers, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of SPAC Class A Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, Sponsor, certain of its affiliates and certain other persons, concurrently with the execution and delivery of this Agreement, are entering into a letter agreement (the “Sponsor Agreement”) in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Holdings has entered into that certain lockup agreement (the “Lockup Agreement”), in the form set forth on Exhibit C, each to be effective upon the Closing;

WHEREAS, in connection with the Closing, Holdings and SPAC shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) along with any other holders named therein substantially in the form attached hereto as Exhibit D; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, SPAC, Holdings and the Company are entering into the letter agreement (the “Underwriters Letter Agreement”) in the form attached hereto as Exhibit I with the underwriters named therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01       Certain Definitions. For purposes of this Agreement:

“1st Extension Date Funding Amount” means $1,725,000, which, pursuant to SPAC’s Organizational Documents and the prospectus from SPAC’s initial public offering, the Sponsor (or its designees) shall deposit, or cause to be deposited, into the Trust Account in the form of a non-interest bearing loan in order to extend the time period for SPAC to consummate a business combination from August 17, 2022 to November 16, 2022.

Annex A-1

“2nd Extension Date Funding Amount” means $1,725,000, which, pursuant to SPAC’s Organizational Documents and the prospectus from SPAC’s initial public offering, the Sponsor (or its designees) shall deposit, or cause to be deposited, into the Trust Account in the form of a non-interest bearing loan in order to extend the time period for SPAC to consummate a business combination from November 17, 2022 to February 16, 2023.

“Action” is defined in Section 3.09.

“Additional Financing” is defined in Section 6.10(c).

“Additional Subscription Agreements” means subscription agreements entered into with certain subscribers after the date of this Agreement pursuant to which such subscribers, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of SPAC Class A Common Stock at a purchase price of at least $10.00 per share in the Private Placement to be consummated immediately prior to the consummation of the Transactions. Additional Subscription Agreements shall reflect the same economic terms in all material respects that are no more favorable to any such other subscribers thereunder than the economic terms of the Subscription Agreements unless the Company provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

“Additional Subscription Fees” means the aggregate amount of fees payable to Imperial Capital, LLC and I-Bankers Securities, Inc. in connection with the Additional Financing, provided that such fees shall not exceed 5% of the aggregate amount of the funds raised in connection with the Additional Financing.

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliate Loan” is defined in Section 4.03(f).

“Aggregate Private Placements Amount” is defined in Section 7.03(d).

“Agreement” is defined in Preamble.

“Alternative Transaction” is defined in Section 6.05.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Agreement, the Lockup Agreement, the Tax Receivable Agreement, the Fourth A&R SPAC Certificate of Incorporation, Amended and Restated Bylaws of SPAC, the OpCo A&R LLC Agreement, the Underwriters Letter Agreement, the Company Assignment Agreement, the Subscription Agreements, the Additional Subscription Agreements and all other agreements, certificates and instruments executed and delivered by any of SPAC, OpCo, Holdings or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Antitrust Laws” is defined in Section 6.13(a).

“Available Cash” shall equal, as of the Closing, the amount of funds contained in the Trust Account (net of the SPAC Stockholder Redemption Amount), plus the amount of Available Financing Proceeds, plus any cash held by SPAC in any working capital or similar account.

“Available Financing Proceeds” shall equal, as of the Closing, the net cash proceeds to SPAC resulting from the Subscription Agreements or any Additional Financing.

“Blue Sky Laws” is defined in Section 3.05(b).

“Bluescape Parties” is defined in Preamble.

“Bluescape Transaction Expenses” means all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation
Annex A-2

of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of the Bluescape Parties and including any transaction, retention, change in control or similar bonuses, severance payments or other employee-related payments payable by Holdings, the Company or any Company Subsidiary as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated hereby, and shall be deemed to include the fees and expenses set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Business Combination” has the meaning ascribed to such term in the SPAC Certificate of Incorporation.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Houston, Texas; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CARES Act” is defined in Section 3.14(h).

“Claims” is defined in Section 5.03.

“Closing” is defined in Section 2.02(a).

“Closing Date” is defined in Section 2.02(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Transactions” is defined in Section 2.01(b).

“Company” is defined in Preamble.

“Company Assignment Agreement” means an assignment instrument evidencing the assignment and transfer to OpCo of the Company Interests, substantially in the form of Exhibit H.

“Company Disclosure Schedule” is defined in Article III.

“Company Interests” means 100% of the issued and outstanding limited liability company interests of the Company.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any result, occurrence, fact, event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, is or could reasonably be expected to (i) be materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of the Company and the Company Subsidiaries taken as a whole or (ii) prevent, materially

Annex A-3

delay or materially impede the performance by any Bluescape Party of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries, as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; or (h) or any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented in writing, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company-Owned Registered IP” is defined in Section 3.13(a).

“Company Owner Contributions” means the amounts contributed to the Company or a Company Subsidiary by Bluescape Energy Partners LLC or its affiliates after December 15, 2021 and prior to the Closing Date.

“Company Permits” is defined in Section 3.06.

“Company Sale” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than Holdings, SPAC, OpCo or any of their respective subsidiaries), obtains direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing 50% or more of the voting power of or economic rights or interests in SPAC or OpCo, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the SPAC Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a subsidiary, the ultimate parent thereof or (2) the voting securities of SPAC immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then-outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of SPAC to any person.

“Company Software” means Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Subsidiary” means each subsidiary of the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of the Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that the Company or the Company Subsidiaries are bound to keep confidential.

“Continuing Employees” is defined in Section 6.06(a).

Annex A-4

“Contracting Parties” is defined in Section 9.11.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“Cut-Off Date” is defined in Section 6.10(c).

“D&O Insurance” is defined in Section 6.07(c).

“Data Security Requirements” is defined in Section 3.13(h).

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a Business Combination.

“Earn Out Equity” is defined in Section 2.03(a).

“Earn Out Period” means the period beginning on the Closing Date and ending on the earlier of the five-year anniversary of such date or the date a Company Sale is consummated.

“Effect” is defined in definition of “Company Material Adverse Effect.”

“Employee Benefit Plan” means (i) any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan (including partnership interests), agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements, programs or arrangements or any other employee benefit plans, agreements, programs or arrangements, whether written or unwritten, for any employee, former employee, director, consultant, or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA), and (iii) any employment agreement or consulting agreement, in each case, that Holdings, Company any of its subsidiaries or any of their respective ERISA Affiliates maintain, sponsor, is a party to, participate in, have a commitment to create, or have any liability or contingent liability with respect to.

“Employee HoldCo” means Bluescape Clean Fuels Employee Holdings, LLC, a Delaware limited liability company.

“Employee Holdings” means Bluescape Clean Fuels EmployeeCo, LLC, a Delaware limited liability company.

“Employment Agreements” is defined in Section 6.06(b).

“Environmental Attributes” means, as of the Closing Date, any of the following existing legal and beneficial rights or entitlements resulting from either the operations of the Company or the Company Subsidiaries, or the SPAC or OpCo, as appropriate, that are capable of being measured, verified, calculated or commoditized: (i) any Governmental Authority or private cash payment or grant relating to the production of renewable natural gasoline, (ii) renewable energy credits or renewable energy certificates, (iii) carbon reduction credits, offsets or allowances, (iv) renewable identification numbers, or (v) credits generated in connection with a low carbon fuel standard.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to Hazardous Substances; (ii) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974.

Annex A-5

“ERISA Affiliate” is defined in Section 3.10(c).

“Evaluation Material” is defined in Section 6.03.

“Exchange Act” is defined in Section 3.05(b).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” is defined in Section 3.07(b).

“Fourth A&R SPAC Certificate of Incorporation” is defined in Section 2.02(b)(i).

“FPA” means the Federal Power Act of 1920.

“Funding Amount” means, as applicable, either the 1st Extension Date Funding Amount or the 2nd Extension Date Funding Amount.

“GAAP” is defined in Section 3.07(a).

“Governmental Authority” is defined in Section 3.05(b).

“Hazardous Substance(s)” means (i) those hazardous or toxic substances, chemicals or materials regulated under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, and (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam, polychlorinated biphenyls, and radioactive materials.

“HCERA” is defined in Section 3.10(i).

“Health Plan” is defined in Section 3.10(i).

“Healthcare Reform Laws” is defined in Section 3.10(i).

“Holdings” is defined in Preamble.

“Holdings Board” is defined in Recitals.

“Holdings Class C Shares” is defined in Section 2.01(a).

“Holdings Contribution” is defined in Section 2.01(b).

“Holdings LLC Agreement” means that certain Limited Liability Company Agreement of Holdings, dated as of August 7, 2020.

“Holdings OpCo Units” means 22,500,000 OpCo Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” means all filings, notifications, or other submissions required under the HSR Act for the consummation of the transactions contemplated hereby shall have been made, and all applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.

“HSR Fees” means all filing fees in connection with the HSR Act or other materials contemplated by Section 6.13.

“ICA” means the Interstate Commerce Act.

Annex A-6

“Imperial Letter Agreement” means that certain Letter Agreement, dated August 17, 2021, by and between SPAC and Imperial Capital, LLC.

“Inception Date” means July 31, 2020.

“Insurance Policies” is defined in Section 3.17(a).

“Intellectual Property” means (i) patents, patent applications and patent disclosures, together with all registrations, reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and rights in Software, databases, technology, proprietary processes, formulae, algorithms, models, and methodologies, (v) Internet domain names and social media accounts, and (vi) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intended Tax Treatment” is defined in Section 6.15.

“Interested Party Transaction” is defined in Section 3.19.

“Interim Financial Statements” is defined in Section 3.07(b).

“Investment Agreements” means the contracts listed in Section 4.03(f)(i) of the SPAC Disclosure Schedule.

“IRS” is defined in Section 3.10(b).

“ISRA” means The Industrial Site Recovery Act, N.J.S.A. 13:1K, as amended, and the implementing regulations at N.J.A.C. 7:26B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Ernest Miller, John Doyle, Rohn Crabtree and Jonathan Siegler after reasonable inquiry, and in the case of SPAC, the actual knowledge of J. Russell Porter and Michael Mayell after reasonable inquiry.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” is defined in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or the Company Subsidiaries as tenant, together with, to the extent leased by the Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiaries relating to the foregoing.

“Letter Agreement” is defined in Recitals.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (i) under applicable securities laws, (ii) at the request of SPAC and OpCo and (iii) under the Transaction Documents).

“Lockup Agreement” is defined in Recitals.

“Material Contracts” is defined in Section 3.16(a).

“Material Suppliers” is defined in Section 3.16(c).

“Maximum Annual Premium” is defined in Section 6.07(c).

Annex A-7

“Nasdaq” means The Nasdaq Stock Market LLC.

“NGA” means the Natural Gas Act of 1938.

“Nonparty Affiliates” is defined in Section 9.11.

“OpCo” is defined in Preamble.

“OpCo A&R LLC Agreement” is defined in Section 2.02(b)(iii).

“OpCo Holder Redemption Right” means, following the Closing, the right of a holder of OpCo Units to cause OpCo to redeem one or more of such OpCo Units for shares of SPAC Class A Common Stock on a one-for-one basis (subject to adjustment in certain cases), together with the cancellation of the related shares of SPAC Class C Common Stock, as set forth in the OpCo A&R LLC Agreement and the Fourth A&R SPAC Certificate of Incorporation.

“OpCo Interests” means 100% of the issued and outstanding limited liability company interests of OpCo as of immediately prior to Closing (before giving effect to the OpCo A&R LLC Agreement).

“OpCo Units” means the common units of OpCo, on and after the Closing (after giving effect to the OpCo A&R LLC Agreement).

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the Free Software Foundation, or (iii) any Reciprocal License.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Outside Date” is defined in Section 8.01(b).

“party” or “parties” means, individually or collectively, SPAC, OpCo and each of the Bluescape Parties.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith through appropriate proceedings and, in each case for which appropriate reserves have been made in accordance with GAAP and which are listed in Section 1.01(c) of the Company Disclosure Schedule or SPAC Disclosure Schedule, as applicable, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Year-End Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

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“Personal Information” means (i) personal information that specifically identifies an individual and (ii) any other information that constitutes “personal information,” “personal data” or “personally identifiable information” under applicable privacy Laws.

“PPACA” is defined in Section 3.10(i).

“Privacy Policies” is defined in Section 3.13(h).

“Privacy/Data Security Laws” means all Laws applicable to the Company that govern the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of the Company’s Business Systems or Business Data.

“Private Placements” is defined in Recitals.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving, revenue from the sale or provision thereof.

“Proxy Statement” is defined in Section 6.01(a).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or compulsory licensing of any Company Software, (ii) a requirement that any disclosure, distribution or licensing of any Company Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Company Software, (iv) a requirement that Company Software be redistributable by other licensees of such Software, or (v) the grant of any patent rights owned by the Company or its subsidiaries (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Percentage” means a percentage equal to the SPAC Stockholder Redemption Amount divided by the total amount required if all holders of SPAC Class A Common Stock elected to exercise their Redemption Rights with respect to all shares of SPAC Class A Common Stock held by such holders.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the SPAC Certificate of Incorporation.

“Registered Intellectual Property” means (i) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (ii) registered trademarks, service marks, designs, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registrations, and (iv) domain name registrations.

“Registration Rights Agreement” is defined in Recitals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of any Hazardous Substances into or through the environment.

“Remedies Exceptions” is defined in Section 3.04(a).

“Representatives” is defined in Section 6.04(a).

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, the Crimea, so-called Donetsk People’s Republic (DNR), and so-called Luhansk People’s Republic (LNR) regions of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of

Annex A-9

Foreign Assets Control), or (ii) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” is defined in Section 4.07(a).

“SEC Fees” means all fees in connection with filings with the SEC or other materials contemplated by Section 6.01(a).

“Securities Act” is defined in Section 3.05(b).

“Security Breach” means any breach of security of the Company Business Systems resulting in unauthorized use, access, destruction, loss, alteration, acquisition or disclosure of any Business Data.

“Security Program” is defined in Section 3.13(h).

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, object codes and source codes, development tools, user interfaces, websites, manuals and all versions thereof and other software specifications and all documentation related to any of the foregoing.

“SPAC” is defined in Preamble.

“SPAC Board” is defined in Recitals.

“SPAC Bylaws” is defined in Section 2.02(b)(ii).

“SPAC Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of SPAC, dated August 5, 2021, as such may have been amended, supplemented or modified from time to time.

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B Common Stock, par value $0.0001 per share.

“SPAC Class C Common Stock” means SPAC’s Class C Common Stock, par value $0.0001 per share, as described in the Fourth A&R SPAC Certificate of Incorporation.

“SPAC Common Stock” means SPAC Class A Common Stock, SPAC Class B Common Stock and SPAC Class C Common Stock.

“SPAC Contribution” is defined in Section 2.01(a).

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC Extension Proposal” means any proposal to be submitted to the SPAC stockholders in accordance with Section 6.18 for the purpose of amending the SPAC’s Organizational Documents to extend the time period for SPAC to consummate a business combination, including the preparation, with the assistance of the Company, filing with the SEC, and with all other regulatory bodies, and mailing to the SPAC stockholders materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the SPAC stockholders to approve such proposal at a special meeting of SPAC stockholders (including any adjournments) and providing the SPAC stockholders with the opportunity to redeem their shares of SPAC Class A Common Stock in connection therewith in accordance with the applicable provisions of the SPAC Certificate of Incorporation.

“SPAC Incentive Common Stock” means SPAC Class A Common Stock and SPAC Class C Common Stock.

“SPAC Incentive Equity Plan” is defined in Section 6.06(c).

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or could reasonably be expected to (i) be materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities, or operations of SPAC, or (ii) prevent, materially delay or materially impede the performance by SPAC or OpCo of their respective obligations under this Agreement or the consummation of the Transactions; provided, however that none of the following shall be deemed to constitute, alone or in

Annex A-10

combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting special purpose acquisition companies; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by SPAC, as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented in writing, except in the cases of clauses (a) through (f), to the extent that SPAC is materially disproportionately affected thereby as compared with other participants in the industries in which SPAC operates.

“SPAC Preferred Stock” is defined in Section 4.03(a).

“SPAC Proposals” means the following proposals, collectively, to be considered at the SPAC Stockholders’ Meeting: (i) approval and adoption of this Agreement and Transactions, (ii) approval of the issuance of SPAC Class A Common Stock and SPAC Class C Common Stock as contemplated by this Agreement and the Subscription Agreements, as applicable, (iii) approval of the Fourth A&R SPAC Certificate of Incorporation, (iv) approval of certain non-binding proposals relating to the approval of the Fourth A&R SPAC Certificate of Incorporation, (v) approval of the SPAC Incentive Equity Plan, and (vi) any other proposals as may be mutually agreed by SPAC and the Company as necessary to effectuate the Transactions; provided that clauses (iv), (v) and (vi) shall, unless otherwise agreed between SPAC and the Company, not be a SPAC Proposal for purposes of Section 7.01(a) and Section 8.01(d).

“SPAC SEC Reports” is defined in Section 4.07(a).

“SPAC Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by stockholders of SPAC of the Redemption Right pursuant to and in accordance with the SPAC Certificate of Incorporation.

“SPAC Stockholders’ Meeting” means the meeting of SPAC’s stockholders (including any adjournment or postponement thereof) to be held to consider the SPAC Proposals.

“SPAC Tail Policy” is defined in Section 6.07(d).

“SPAC Transaction Expenses” means (i) all reasonable and documented accrued and unpaid out of pocket third-party fees and expenses (inclusive of any Deferred Underwriting Fees) incurred in connection with, or otherwise related to, SPAC’s initial public offering and the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its subsidiaries (including OpCo) as of the Closing, and (ii) all amounts outstanding under any Affiliate Loan or any other loan to SPAC; provided that SPAC Transaction Expenses shall not include any applicable 1st Extension Date Funding Amount or 2nd Extension Date Funding Amount.

“SPAC Units” means one share of SPAC Class A Common Stock and three-quarters of one SPAC Warrant.

“SPAC VWAP” means the volume-weighted average share price of SPAC Class A Common Stock as displayed on SPAC’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on the applicable Trading Day.

“SPAC Warrant Agreement” means the Warrant Agreement between Continental Stock Transfer & Trust Company and CENAQ Energy Corp. dated August 17, 2021.

Annex A-11

“SPAC Warrants” means those certain whole warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.

“Sponsor” is defined in Preamble.

“Sponsor Agreement” is defined in Recitals.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stockholder Approval” is defined in Section 7.01(a).

“Subscription Agreements” is defined in Recitals.

“subsidiary” or “subsidiaries” means, with respect to any person, any legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, or (ii) if a legal entity (other than a corporation), (a) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more subsidiaries of such person or a combination thereof. The term “subsidiary” shall include all subsidiaries of such subsidiary.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of taxes imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, fines, assessments and additions to tax imposed with respect thereto by a Governmental Authority.

“Tax Receivable Agreement” is defined in Recitals.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or the administration of Tax-related matters, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.

“Terminating Bluescape Breach” is defined in Section 8.01(e).

“Terminating SPAC Breach” is defined in Section 8.01(f).

“Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded.

“Transaction Documents” means this Agreement, including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, OpCo, Holdings or the Company in connection with the Transactions.

“Transactions” means the Combination Transactions and the other transactions contemplated by this Agreement and the Transaction Documents.

Annex A-12

“Transfer Taxes” is defined in Section 6.15(b).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the SPAC VWAP is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days within the Earn Out Period.

“Triggering Event II” means the date on which the SPAC VWAP is greater than or equal to $18.00 for any 20 Trading Days within any period of 30 consecutive Trading Days within the Earn Out Period.

“Triggering Events” means Triggering Event I and Triggering Event II, respectively.

“Trust Account” is defined in Section 4.13.

“Trust Agreement” is defined in Section 4.13.

“Trust Fund” is defined in Section 4.13.

“Trustee” is defined in Section 4.13.

“Virtual Data Room” means the virtual data room established by the Bluescape Parties, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Year-End Financial Statements” is defined in Section 3.07(a).

Section 1.02       Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation,” respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, and (ix) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. The phrase “made available,” “provided” or other similar terms when used in this Agreement with respect to the Company mean that the information or materials referred to have been posted to the Virtual Data Room at least two Business Days prior to the date of this Agreement.

(b)         The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Company.

Annex A-13

Article II.

COMBINATION TRANSACTIONS

Section 2.01       Combination Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(a)         (i) SPAC shall contribute to OpCo (A) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount), including, for the avoidance of doubt, the Available Cash, and (B) a number of newly issued SPAC Class C Common Stock equal to the number of Holdings OpCo Units (such shares, the “Holdings Class C Shares”) and (ii) in exchange therefor, OpCo shall issue to SPAC a number of OpCo Units, which shall equal the number of total shares of SPAC Class A Common Stock issued and outstanding immediately after the Closing of the Transactions (taking into account the Private Placements and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”); and

(b)         immediately following the SPAC Contribution, (i) Holdings shall contribute to OpCo the Company Interests and (ii) in exchange therefor, OpCo shall transfer to Holdings (A) the Holdings OpCo Units and (B) the Holdings Class C Shares (such transactions, the “Holdings Contribution” and together with the SPAC Contribution, the “Combination Transactions”).

Section 2.02       Closing.

(a)         The closing (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time, (i) on a date that is two Business Days after the satisfaction, or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver, of such conditions at Closing) or (ii) on such other date as the parties may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)         At the Closing, SPAC and OpCo will deliver or cause to be delivered to Holdings the following:

(i)          evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of a fourth amended and restated certificate of incorporation of SPAC, substantially in the form attached hereto as Exhibit E (the “Fourth A&R SPAC Certificate of Incorporation”), to reflect, among other things, the issuance of the SPAC Class C Common Stock, with such rights and powers as granted therein;

(ii)         amended and restated bylaws of SPAC as set forth on Exhibit F (“SPAC Bylaws”);

(iii)        the amended and restated limited liability company agreement of OpCo substantially in the form attached as Exhibit G hereto (the “OpCo A&R LLC Agreement”), duly executed by SPAC, which shall include the OpCo Holder Redemption Right;

(iv)        the Tax Receivable Agreement, duly executed by SPAC;

(v)         the Registration Rights Agreement, duly executed by SPAC and the stockholders of SPAC party thereto;

(vi)        the consideration outlined in Section 2.01(b); and

(vii)       any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by Holdings) to be executed or delivered at Closing.

(c)         At the Closing, Holdings will deliver or cause to be delivered to SPAC the following:

(i)          the OpCo A&R LLC Agreement, duly executed by Holdings;

(ii)         the Tax Receivable Agreement, duly executed by Holdings;

Annex A-14

(iii)        the Company Assignment Agreement, duly executed by Holdings;

(iv)        a duly completed and executed Internal Revenue Service Form W-9 in respect of Holdings;

(v)         the Registration Rights Agreement, duly executed by Holdings; and

(vi)        any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by SPAC) to be executed or delivered at Closing.

Section 2.03       Earn-Out.

(a)         Following the Closing, as additional consideration for the Holdings Contribution, within five Business Days after the occurrence of a Triggering Event, SPAC shall cause OpCo to transfer to Holdings, the following number of OpCo Units and shares of SPAC Class C Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the OpCo Units or SPAC Class C Common Stock occurring on or after the Closing) (the “Earn Out Equity”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i)          Upon the occurrence of Triggering Event I, a one-time transfer of 1,750,000 units and shares, as applicable, of Earn Out Equity; and

(ii)          Upon the occurrence of Triggering Event II, a one-time transfer of 1,750,000 units and shares, as applicable, of Earn Out Equity.

(b)         In the event there is a Company Sale during the Earn Out Period pursuant to which SPAC or its stockholders have the right to receive consideration implying a value per share of SPAC Class A Common Stock (as agreed in good faith by the SPAC Board) that is greater than or equal to the applicable SPAC VWAP price specified in Triggering Event I or Triggering Event II, any Earn Out Equity that has not previously transferred in accordance with Section 2.03(a)(i) or Section 2.03(a)(ii), as applicable, shall be deemed to have been transferred immediately prior to the closing of such Company Sale, and Holdings shall be eligible to participate in such Company Sale with respect to the Earn Out Equity deemed transferred pursuant to this Section 2.03(b) on the same terms, and subject to the same conditions, as apply to the holders of SPAC Class A Common Stock generally. Upon the consummation of a Company Sale, the Earn Out Period shall terminate and Holdings shall have no further right to receive or earn the Earn Out Equity other than in accordance with this Section 2.03(b) with respect to such Company Sale.

Section 2.04       Withholding. Notwithstanding anything in this Agreement to the contrary, each of SPAC and OpCo and any other applicable withholding agent shall be entitled to deduct and withhold from any amount or property (including shares, units or warrants) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as are required to be deducted and withheld from or with respect to such payment, issuance or transfer under the Code or other applicable Law relating to Taxes; provided, however, that any party that becomes aware that withholding may be required in connection with the Transactions shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are properly deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

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Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Bluescape Parties jointly and severally represent and warrant to SPAC and OpCo as follows:

Section 3.01       Organization and Qualification; Subsidiaries.

(a)         Each Bluescape Party and each Company Subsidiary is a limited liability company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect. Each Bluescape Party and Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect. A complete and correct list of all of the jurisdictions in which the Company and each Company Subsidiary are so licensed and qualified to do business is set forth on Section 3.01 of the Company Disclosure Schedule.

Section 3.02       Organizational Documents. The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the Organizational Documents, each as amended to date, of each Bluescape Party and Company Subsidiary. Such Organizational Documents are in full force and effect. None of the Bluescape Parties nor any Company Subsidiary is in violation of any of the provisions of its Organizational Documents.

Section 3.03       Capitalization.

(a)         Holdings owns the Company Interests. All of the Company Interests are validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). There are no equity interests issued or outstanding in the Company other than the Company Interests. All the Company Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and (ii) all preemptive rights and other requirements set forth in the Organizational Documents of the Company.

(b)         A true, correct and complete list of all the Company Subsidiaries, together with the jurisdiction of formation of each Company Subsidiary and the percentage of the outstanding equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.03(b) of the Company Disclosure Schedule. The Company and the Company Subsidiaries do not directly or indirectly own, and have never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries. Neither the Company nor any Company Subsidiary directly or indirectly controls (as such term is defined in the definition of “affiliate”) any other person.

(c)         All of the outstanding equity interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in the Organizational Documents of the Company Subsidiaries, as applicable.

(d)         The Company Interests and equity interests in each Company Subsidiary held by the Company or a Company Subsidiary are free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the Transaction Documents, and the applicable Organizational Documents.

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(e)         There are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, the Company or any Company Subsidiary. None of the Company or any Company Subsidiary is a party to, or otherwise bound by, and none of the Company or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of the Company or any Company Subsidiary.

(f)          There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

Section 3.04       Authority Relative to this Agreement.

(a)         Each Bluescape Party has all necessary organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Bluescape Parties and the consummation by the Bluescape Parties of the Transactions have been duly and validly authorized by all necessary organizational action, and no other corporate proceedings on the part of the Bluescape Parties are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Bluescape Parties and, assuming the due authorization, execution and delivery by SPAC and OpCo, constitutes a legal, valid and binding obligation of the Bluescape Parties, enforceable against the Bluescape Parties in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”). No federal, state or local takeover statute is applicable to the Holdings Contribution.

(b)         The Holdings Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly approved and adopted this Agreement and the Transactions. Holdings, as the sole member of the Company, approved and adopted this Agreement and the Transactions. No additional approval or vote from any holders of any equity interests of Holdings, the Company or any of their respective affiliates are necessary to adopt this Agreement and approve the Transactions.

Section 3.05       No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by the Bluescape Parties does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.05(a) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Bluescape Parties will not (i) conflict with or violate the Organizational Documents of any Bluescape Party or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Bluescape Parties or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) Company Permit held by the Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

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(b)         The execution and delivery of this Agreement by the Bluescape Parties does not, and the performance of this Agreement by the Bluescape Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and HSR Clearance, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 3.06       Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound, except, in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.07       Financial Statements.

(a)         The Company has made available to SPAC true, correct and complete copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2020 and as of December 31, 2021, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the period from the Inception Date through December 31, 2020 and for the year ended December 31, 2021, each audited in accordance with the auditing standards of PCAOB (the “Year-End Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule. The Year-End Financial Statements (including the notes thereto) (i) were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein.

(b)         The Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2022, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three months then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (i) were prepared from and are consistent with the books and records of the Company and the Company Subsidiaries, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the absence of notes other textual disclosures required by GAAP and subject to year-end adjustments and accruals) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)         Except as and to the extent set forth in the Year-End Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business consistent with past practice since December 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) such other liabilities and obligations which, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole.

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(d)         Since the Inception Date, (i) neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Holdings Board or any committee thereof.

(e)         To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

Section 3.08       Absence of Certain Changes or Events. From December 31, 2021 until the date of this Agreement, except as expressly contemplated by this Agreement, (a) there has not been a Company Material Adverse Effect, (b) except (x) as expressly contemplated by this Agreement, any Ancillary Agreement or in connection with the transactions contemplated hereby and thereby or (y) for any action taken, or omitted to be taken, by the Company to the extent determined to be reasonable and advisable in response to COVID-19, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (c) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.01(b)(ii), (iii), (v), (vii), (x), (xii), (xix), (xx) or (xxi) (solely as it relates to the foregoing subsections of Section 5.01(b)).

Section 3.09       Absence of Litigation. Since the Inception Date, there has been no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. None of Company, the Company Subsidiaries, and any property and asset of the Company or any Company Subsidiary, is subject to any material continuing order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 3.10       Employee Benefit Plans.

(a)         Section 3.10(a) of the Company Disclosure Schedule lists all Employee Benefit Plans.

(b)         With respect to each Employee Benefit Plan, the Company has made available to SPAC, if applicable (i) a true, correct and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the last three filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan, if applicable, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Employee Benefit Plan since the Inception Date. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

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(c)         None of the Employee Benefit Plans is, and none of the Company or any ERISA Affiliate has or ever has had, any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any corporation, trade or business which, together with any of the Bluescape Parties, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or (c) of the Code.

(d)         None of Holdings, the Company or any Company Subsidiary is or will be obligated, whether under any Employee Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of the consummation of the Transactions, nor will any such Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit, loan forgiveness, or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, and none of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

(e)         None of the Employee Benefit Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f)          Each Employee Benefit Plan is and has been since the Inception Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of any Employee Benefit Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course), and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action.

(g)         Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (i) has timely received a favorable determination letter from the IRS that the Employee Benefit Plan is so qualified, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, or (iv) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that materially and adversely affects the qualified status of any such Employee Benefit Plan or unavailability of reliance on such opinion letter.

(h)         Each Employee Benefit Plan (i) has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance; and (iii) all contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries. All Employee Benefit Plans which are subject to section 409A of the Code comply, with section 409A of the Code in form and have been administered in accordance with their terms and section 409A of the Code.

(i)          The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. There have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines,

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penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates, or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code), may be liable. The Company and its ERISA Affiliates, and each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and the regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since March 23, 2010. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company or any of its ERISA Affiliates or any Health Plan, to material penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(j)          No nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan, and neither the Company nor any of its ERISA Affiliates has liability under Section 4975 of the Code. No Employee Benefit Plan, nor any trust which serves as a funding medium for any such Employee Benefit Plan is currently under examination by the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court, other than applications for determinations pending with the IRS. None of the assets of any Employee Benefit Plan are invested in employer securities or employer real property.

(k)         Neither the Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of section 457A of the Code. No Employee Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its ERISA Affiliates, including, but not limited to, the agreements disclosed on Section 3.10(k) of the Company Disclosure Schedule, provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 3.11       Labor and Employment Matters.

(a)         Section 3.11(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof and sets forth for each such individual the following: (i) name; (ii) employing entity; (iii) hire date; (iv) job title and status as full- or part-time; (v) total compensation (including commission, bonus or other incentive-based compensation eligibility) in 2021 and for which he or she is eligible in 2022); (vi) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; (vii) commission, bonus or other incentive-based compensation plan(s), program(s) or agreement(s) to which he or she is a party, in which he or she participates or for which he or she is eligible; (viii) principal location of employment; (ix) whether covered by the terms of a collective bargaining or similar agreement or an employment agreement; (x) details of any work permit, visa or other work authorization, as applicable; (xi) leave status (including type of leave and expected return to work date); and (xii) classification as exempt or non-exempt from the overtime regulations of the Fair Labor Standards Act and applicable state wage and hour laws. Section 3.11(a)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals who provide material services to the Company or any Company Subsidiary in the capacity of an independent contractor, and sets forth for each such individual: (x) the entity to which the services are provided; (y) a description of the services provided; and (z) compensation terms. The individuals identified in Section 3.11(a)(i) and Section 3.11(a)(ii) of the Company Disclosure Schedule represent the entirety of the individuals necessary to manage and operate the business of the Company and the Company Subsidiaries as currently managed and operated.

(b)         The Company and each Company Subsidiary are, and since the Inception Date, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to, worker classification (including the proper classification of individuals as employees or independent contractors), wages, hours of work, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), recordkeeping, employee notices, background checks and drug testing, pay equity, family and medical leave and all other employee leave, hiring, anti-harassment and anti-retaliation, anti-discrimination, collective bargaining, immigration, meal and rest breaks, employee reimbursements, pay stub requirements, workers’ compensation, unemployment compensation, and occupational safety and health. Except as would not reasonably

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be expected to be material to the Company or any Company Subsidiary, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary since the Inception Date has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

(c)         Since the Inception Date, neither the Company nor any Company Subsidiary has taken, and as of the date hereof has no plans to take, any action with respect to the Transactions that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or would otherwise trigger any notice requirement under any state or local plant closing notice Law.

(d)         To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary is subject to any noncompetition, nonsolicitation, employment, or consulting agreement in conflict with the present business activities of the Company and any Company Subsidiary and, to the knowledge of the Company as of the date hereof, no executive officer or other key employee of the Company or any Company Subsidiary is planning to terminate his or her employment with the Company or any Company Subsidiary for any reason (or no reason), including the consummation of the Transactions.

(e)         Since the Inception Date, none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, contractor or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment, or discrimination by any current or former executive officer or director of the Company or any of the Company Subsidiaries. There are no, and since the Inception Date there has not been any, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or discrimination by a current or former executive officer or director of the Company or any of the Company Subsidiaries. The Company and any Company Subsidiary have investigated or reviewed all sexual harassment or other harassment, discrimination or retaliation allegations of which such Company or Company Subsidiary had actual knowledge since the Inception Date. With respect to each such allegation with potential merit, the Company and any Company Subsidiary have taken corrective action that is reasonably calculated to prevent further improper action.

(f)          No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or other representative of employees with respect to their employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement, works council or trade union obligation or any other contract or agreement with a labor union, works council, trade union, or other representative of employees concerning the representation of employees. There are no, and since the Inception Date there have not been, any strikes, lockouts, concerted work stoppages, unfair labor practice charges or other material labor disputes existing or, to the knowledge of the Company, threatened, with respect to any employees or the Company or any Company Subsidiary or any other individuals who have provided services with respect to the Company or any Company Subsidiary. Since the Inception Date there have been no union certification or representation petitions or demands made to the Company or any Company Subsidiary and, to the knowledge of the Company, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiary, or any of their employees.

(g)         There are, and since the Inception Date, there have been, no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or contractors.

Section 3.12       Real Property; Title to Assets.

(a)         The Company does not own any real property.

(b)         Each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property is referred to herein as a “Lease”. (i) To the Company’s knowledge, there are no leases, assignments, subleases, sublicenses, concessions or other contracts granting, in whole or in part, to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing

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default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such Leases, except as is not, or would not reasonably expected to, individually or in the aggregate be material to the Company or any Company Subsidiary.

(c)         There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Leased Real Property is in good and working order, condition and repair, ordinary wear and tear excepted. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that have not had a Company Material Adverse Effect.

(d)         Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except where the failure to do so would not, or would not be reasonably expected to, individually or in the aggregate be material to the Company or any Company Subsidiary.

Section 3.13       Intellectual Property.

(a)         Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) Registered Intellectual Property constituting Company-Owned IP (the “Company-Owned Registered IP”) showing in each, as applicable, the jurisdiction in which such item of Company-Owned Registered IP has been registered or filed, filing date, date of issuance, and registration or application number and registrar, and the record owner; and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, or (C) non-exclusive licenses granted by or to the Company by customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract). The Company-Owned IP and the Company-Licensed IP collectively constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof. All Company-Owned Registered IP is subsisting, valid and enforceable. No loss or expiration of any of the Company-Owned Registered IP is or, to the knowledge of the Company, threatened or pending, other than ordinary course expiration at the end of the statutory term for Company-Owned Registered IP.

(b)         The Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c)         The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of the Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person that is not an employee, officer or director of the Company or a Company Subsidiary other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)         (i) There have been no claims filed and served or threatened in writing (including email), including invitations to take a license, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned Registered IP (other than correspondence and office actions issued by Governmental Authorities in connection with the prosecution or registration of such Company-Owned Registered IP), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not, since the

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Inception Date, and does not, infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the knowledge of the Company, no other person has infringed, misappropriated or violated any of the material Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)         All past and current employees and independent contractors of the Company and the Company Subsidiaries who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form(s) made available to SPAC, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)          The Company and Company Subsidiaries do not use and have not used, modified, distributed, made available, or otherwise exploited any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, (ii) in a manner that would or could result in the imposition of a requirement or condition that the Company refrain from asserting or enforcing any of its patent rights, or (iii) under any Reciprocal License, to license or disclose, distribute, or make available the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(g)         The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or any of the Company Subsidiaries. Except as would not be material to the Company or any of the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, since the Inception Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number and type of licenses for the operation of their Business Systems as currently conducted or as contemplated to be conducted as of the date hereof.

(h)         The Company and each of the Company Subsidiaries currently comply in all material respects with, and since the Inception Date have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy policy of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary (the “Privacy Policies”), (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. Since the Inception Date, neither the Company nor any of the Company Subsidiaries has (x) to the knowledge of the Company, experienced any Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Neither the Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information collected by or provided to the Company or any of the Company Subsidiaries.

(i)To the knowledge of the Company, the Company and/or one of the Company Subsidiaries (i) possesses the right to use the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date.

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To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the continuing or surviving entity or such Company Subsidiary, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiary receive and use such Personal Information and other Business Data prior to the Closing Date.

(j)          All past and current employees and independent contractors of the Company and the Company Subsidiaries have agreed to written obligations to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(k)         Neither the Company nor any Company Subsidiary is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

Section 3.14       Taxes.

(a)         Each of the Company and the Company Subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the Year-End Financial Statements in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the Year-End Financial Statements for any material Taxes of the Company or any of the Company Subsidiaries as of the date of the Year-End Financial Statements that have not been paid.

(b)         Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of another person (other than the Company and any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c)         Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Holdings, the Company or any Company Subsidiary is or was the common parent).

(d)         Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

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(e)         Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)          There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(g)         Since the Inception Date, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to the Company or any Company Subsidiary are not filed asserting that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(h)         Neither the Company nor any Company Subsidiary has deferred any payroll Taxes pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (“CARES Act”), the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in any case, which deferred payroll Taxes are still unpaid. Neither the Company nor any Company Subsidiary has outstanding a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(i)          Bluescape Clean Fuels Employee Holdings, LLC is, and has been since its formation, classified as a corporation for U.S. federal income tax purposes. The only material asset that Bluescape Clean Fuels Employee Holdings, LLC has ever owned is the membership interest in Bluescape Clean Fuels EmployeeCo, LLC, and the only material income ever incurred by Bluescape Clean Fuels Employee Holdings, LLC was derived from such membership interest in Bluescape Clean Fuels EmployeeCo, LLC. The Company has provided SPAC with all income Tax Returns of Bluescape Clean Fuels Employee Holdings, LLC.

(j)          Bluescape Clean Fuels EmployeeCo, LLC is, and has been since its formation, disregarded as separate from its regarded owner or classified as a partnership for U.S. federal income tax purposes.

(k)         The Company and each Company Subsidiary (other than Bluescape Clean Fuels Employee Holdings, LLC and Bluescape Clean Fuels EmployeeCo, LLC) is, and, at all times since its formation, has been, disregarded as separate from its regarded owner for U.S. federal income Tax purposes, and no such entity has ever been treated as a corporation for U.S. federal income Tax purposes.

Section 3.15       Environmental Matters. Except as would not be, individually or in the aggregate, material to the Company:

(a)         neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other person whose liability has been contractually assumed or undertaken by the Company, has released any Hazardous Substance at any of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, releases resulting in contamination of any land surface or subsurface strata, air, surface water or ground waters) which currently requires reporting, investigation, removal, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Laws;

(b)         since the Inception Date, none of the Company or any of the Company Subsidiaries has received any written notice alleging that it is liable pursuant to applicable Environmental Laws for any contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c)         the Company, each Company Subsidiary, and each of their Products is, and since the Inception Date has been, in compliance with all applicable Environmental Laws (including with respect to all permits, licenses, registrations, approvals, and other authorizations required under Environmental Laws for the operations of the Company and each Company Subsidiary), and, to the knowledge of the Company, no material capital or operating expenditures are required to maintain such compliance that have not otherwise been budgeted for or adequately reserved;

(d)         the Company and each Company Subsidiary has obtained all permits, licenses, registrations, approvals and other authorizations required of the Company under applicable Environmental Laws to carry out its business as is currently conducted or that otherwise are required for the manufacture or production of each of their Products, or, to the knowledge of the Company, third parties hold such permits, licenses, registrations, approvals and other authorizations for the benefit of the Company or Company Subsidiary;

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(e)         there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that allege a violation of or liability arising under any Environmental Law;

(f)          to the knowledge of the Company, any Environmental Attributes generated in connection with the operations of the Company or the Company Subsidiaries are valid, the Company and each Company Subsidiary, as may be applicable, hold legal title to such Environmental Attributes, and none of the Company or any Company Subsidiary has received written notice from any person alleging that any such Environmental Attribute is invalid, untradeable, or must be surrendered;

(g)         none of the Company or any of the Company Subsidiaries are subject to any consent agreement, order, judgement, or settlement arising under Environmental Laws, for which any obligations remain outstanding; and

(h)         the Company has provided SPAC with copies of all environmental audits, assessments, investigations, reports and compliance evaluations and other similar environmental documents relating to the Company, any Company Subsidiary, or any of their current or former operations or facilities, that are in the reasonable possession, custody, or reasonable control of the Company or any of its Representatives.

Section 3.16       Material Contracts.

(a)         Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or is bound (such contracts and agreements, excluding any Employee Benefit Plan listed on Section 3.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i)          each contract and agreement with consideration paid by, or payable to, the Company or any of the Company Subsidiaries of more than $250,000 in a calendar year or more than $1,000,000 in the aggregate over the life of such contract or agreement;

(ii)         each contract and agreement with any Material Supplier;

(iii)        any operating agreement, voting or similar agreement relating to the equity securities of the Company and the Company Subsidiaries;

(iv)        each contract and agreement (A) governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual compensation in excess of $250,000 (other than “at-will” contracts that may be terminated upon 30 days’ or less notice without the payment of severance), or (B) providing for retention, severance, transaction or change of control payments or benefits in excess of $250,000, or (C) providing for accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the Transactions;

(v)         all management contracts and contracts with other consultants, in each case, excluding Employee Benefit Plans, that are not terminable without further monetary liability or penalty on 90 days’ or less prior notice;

(vi)        all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements pursuant to which the Company or any Company Subsidiary has granted any sponsorship rights, exclusive marketing, franchising consignment, distributor or any other similar right to any third party (including in any geographic area or with respect to any Product);

(vii)       (A) each contract and agreement under which the Company or any Company Subsidiary has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company indebtedness or where the Company has guaranteed the indebtedness or others and (B) any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the property or assets of the Company or

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any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(viii)      each contract and agreement providing for the Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any person;

(ix)        each contract and agreement requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by the Company or any Company Subsidiary in an amount in excess of $250,000 annually or $1,000,000 over the life of such contract or agreement;

(x)         each contract and agreement involving the payment of any earn-out or similar contingent payment on or after the date hereof;

(xi)        all partnership, strategic alliance, profit-sharing, joint venture or similar agreements;

(xii)       each contract and agreement with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xiii)      each contract and agreement involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment in excess of $100,000 or imposes material, continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xiv)      each contract and agreement that limits, or purports to limit, the ability of the Company or any Company Subsidiary during any period of time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any person, to acquire any product or asset or to receive services from any person or sell any product or asset or perform services for any person;

(xv)       each contract and agreement that results in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xvi)      all leases or master leases under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other person, except for any agreement under which the annual rental payments do not exceed $50,000;

(xvii)     all leases or master leases under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Company or Company Subsidiary, except for any agreement under which the annual rental payments do not exceed $50,000;

(xviii)    each contract and agreement to use any Company-Licensed IP required to be set forth on Section 3.13(a)(ii) of the Company Disclosure Schedule;

(xix)      contracts which involve the license or grant of rights to Company-Owned IP by the Company, other than non-exclusive licenses granted by the Company to customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract;

(xx)       each contract and agreement that has the following restrictions or terms: (a) a “most favored nation” or similar provision with respect to any person; (b) a provision providing for the sharing of any revenue or cost-savings with any other person; (c) a “minimum purchase” requirement; (d) rights of first refusal or first offer; (e) options to purchase or options to license; or (f) a “take or pay” provision;

(xxi)      each contract and agreement that relates to any completed or future disposition or acquisition by the Company or any Company Subsidiary of (a) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (b) any material assets or properties, except any agreement for the purchase or sale of inventory in the ordinary course of business;

(xxii)     each contract and agreement for the development of Company-Owned IP that is material to the Company and embodied in or distributed with a Product (other than employee invention assignment and confidentiality agreements);

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(xxiii)    all collective bargaining agreements or other contracts with any labor union, labor organization, works council or other representative of employees;

(xxiv)    each contract and agreement involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(xxv)     all contracts and agreements with any affiliate of the Company or family member thereof;

(xxvi)    each contract and agreement that is a currency or interest hedging arrangement; and

(xxvii)    any commitment to enter into an agreement of the type described in clauses (i) through (xxvi) of this Section 3.16.

(b)(i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries, as applicable, and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the counterparty; (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any breach, violation or default under any such Material Contract; and (iv) no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true, correct and complete copies of all Material Contracts, including any and all amendments, supplements or updates thereto.

(c)         Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of the names of the top 10 Suppliers of materials, products or services to the Company and the Company Subsidiaries, taken as a whole (measured by aggregate amount purchased by the Company and the Company Subsidiaries) during the 12 months ended December 31, 2021 (the “Material Suppliers”) and the amount paid by the Company and the Company Subsidiaries during such 12-month period then ended. Since the Inception Date, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with the Company or any Company Subsidiary or, to the knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with the Company or any Company Subsidiary and (y) there have been no material disputes between the Company or any Company Subsidiary and any Material Supplier.

Section 3.17       Insurance.

(a)         Section 3.17 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage, and (iv) the premium most recently charged. To the knowledge of the Company, all such policies, binders and insurance contracts (collectively, the “Insurance Policies”), are in full force and effect.

(b)         With respect to each such Insurance Policy of the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (ii) all premiums due and payable with respect to each such Insurance Policy have been paid to date, and neither the Company nor any Company Subsidiary is in default with respect to its obligations under any such Insurance Policy, (iii) there is no material claim outstanding under any such Insurance Policy and neither the Company nor any Company Subsidiary has received any written notice from any insurer or reinsurer of any reservation rights with respect to pending or paid claims, and (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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(c)The Company and Company Subsidiaries maintain and have maintained at all times since the Inception Date, insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and the Company and Company Subsidiaries are, and have been, in compliance with all insurance requirements under applicable Laws and any contracts. Neither the Company nor any Company Subsidiary has received written, or to the knowledge of the Company, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy. There are currently no claims pending under any Insurance Policy issued to or for the benefit of the Company or any Company Subsidiary as to which coverage has been denied or disputed by the insurers of such policies and, to the knowledge of the Company, all claims and reportable incidents under any such Insurance Policy have been reported and asserted. Any material action pending against the Company or any Company Subsidiary that is covered by such Insurance Policy has been properly reported to the applicable insurer. With respect to the insurance maintained by or for the Company or Company Subsidiaries since the Inception Date, all deductible, or self-insured retention amounts, as applicable, are commercially reasonable.

Section 3.18       Certain Business Practices.

(a)         The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their employees, any agents or other third-party representatives to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and since the Inception Date have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and since the Inception Date, none of the Company, any Company Subsidiary, any of their respective managers, officers or directors or, to the knowledge of the Company, any of their respective employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)         The Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of the Company, their respective employees, agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, and since the Inception Date have been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Since the Inception Date, none of the Company, any Company Subsidiary, their respective managers, officers and directors, or to the knowledge of the Company, any of their respective employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)         There are no, and since the Inception Date, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.19       Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to knowledge of the Company, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, has furnished or sold or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, an “Interested Party Transaction”). The Company and the Company Subsidiaries have not, since the Inception Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii)  modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

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Section 3.20       Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 3.21       Regulatory Status.

(a)         Neither the Company nor any Company Subsidiary is regulated pursuant to the FPA or is a “holding company,” “electric utility company,” or “gas utility company,” pursuant to PUHCA or FERC’s implementing regulations thereunder.

(b)         Neither the Company nor any Company Subsidiary is subject to regulation as a “natural gas company” as defined in the NGA or regulation under the ICA, including in each case with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters.

(c)         Neither the Company nor any Company Subsidiary is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(d)         No pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.22       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.23       Company Owner Contributions. Section 3.23 of the Company Disclosure Schedule sets forth the Company Owner Contributions made as of the date of this Agreement.

Section 3.24       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), each of the Bluescape Parties and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Bluescape Parties, the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the Bluescape Parties or any Company Subsidiary, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Bluescape Party pursuant to this Agreement, the Bluescape Parties and the Company Subsidiaries have not and do not, and no other person on behalf of the Bluescape Parties or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Bluescape Party or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed. Nothing in this Section 3.24 shall limit any claim or cause of action (or recovery therewith) with respect to fraud.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SPAC AND OPCO

Except as set forth in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC hereby represents and warrants to the Bluescape Parties as follows:

Section 4.01     Corporate Organization. Each of SPAC and OpCo is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority to own, lease and operate its

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properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

Section 4.02       Organizational Documents. Each of SPAC and OpCo has heretofore furnished to the Company complete and correct copies of its Organizational Documents. SPAC’s Organizational Documents and OpCo’s Organizational Documents are in full force and effect. Neither SPAC nor OpCo is in violation of any of the provisions of SPAC’s Organizational Documents and OpCo’s Organizational Documents.

Section 4.03       Capitalization.

(a)         As of the date hereof, the authorized capital stock of SPAC consists of (i) 200,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (A) 17,439,750 shares of SPAC Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) 4,312,500 shares of SPAC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable Law, (C) no shares of SPAC Class A Common Stock or SPAC Class B Common Stock are held in the treasury of SPAC, (D) 19,612,500 SPAC Warrants are issued and outstanding, and (E) 19,612,500 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Each SPAC Warrant is exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Class B Common Stock will convert into SPAC Class A Common Stock at the Closing pursuant to the terms of the SPAC Certificate of Incorporation.

(b)         Except for OpCo, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

(c)SPAC owns the OpCo Interests. The OpCo Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and OpCo’s Organizational Documents.

(d)         All outstanding SPAC Units, shares of SPAC Class A Common Stock, shares of SPAC Class B Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and SPAC’s Organizational Documents.

(e)         The SPAC Class C Common Stock being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and SPAC’s Organizational Documents. The SPAC Class C Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(f)          Except for the Subscription Agreements, Imperial Letter Agreement, the Additional Subscription Agreements, this Agreement, the SPAC Warrants and the SPAC Class B Common Stock, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Class A Common Stock and SPAC Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by; and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Investment Agreements, Imperial Letter Agreement, Letter Agreement and the Sponsor Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except with respect to this Agreement, Redemption

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Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. Except for any loan from Sponsor or an affiliate or member thereof listed in Section 4.03(f)(ii) of the SPAC Disclosure Schedule (each, an “Affiliate Loan”), there are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.04       Authority Relative to this Agreement

. Each of SPAC and OpCo has all necessary organizational power and authority to execute and deliver this Agreement and, subject to obtaining Stockholder Approval, to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of SPAC and OpCo and the consummation by each of SPAC and OpCo of the Transactions have been duly and validly authorized by all necessary organizational action other than obtaining Stockholder Approval, and no other corporate or limited liability company proceedings on the part of SPAC or OpCo, as applicable, are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by SPAC and OpCo and, assuming obtaining Stockholder Approval and due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or OpCo, enforceable against SPAC or OpCo in accordance with its terms, subject to the Remedies Exceptions.

Section 4.05       No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by each of SPAC and OpCo do not, and the performance of this Agreement by each of SPAC and OpCo will not, (i) conflict with or violate SPAC’s Organizational Documents or OpCo’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to each of SPAC or OpCo or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or OpCo pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or OpCo is a party or by which each of SPAC or OpCo or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b)         The execution and delivery of this Agreement by each of SPAC and OpCo do not, and the performance of this Agreement by each of SPAC and OpCo will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and HSR Clearance and (ii)  where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a SPAC Material Adverse Effect.

Section 4.06       Compliance.

(a)         Neither SPAC nor OpCo is or has been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC or OpCo or by which any property or asset of SPAC or OpCo is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or OpCo is a party or by which SPAC or OpCo or any property or asset of SPAC or OpCo is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not reasonably be expected to individually or in the aggregate result in a SPAC Material Adverse Effect. Each of SPAC and OpCo is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or OpCo to own, lease and operate its properties or to carry on its business as it is now being conducted.

(b)         SPAC is not a party to any contract with any other person other than (i) this Agreement and the agreements expressly contemplated hereby, (ii) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (iii) contracts filed

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prior to the date hereof as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, (v) the contracts listed in Section 4.06(b) of the SPAC Disclosure Schedule, and (vi) any other contracts that, in the aggregate, require payment following the date hereof by SPAC of less than $250,000 for all such contracts in the aggregate. SPAC is not a party to any contract that, as of and following the Closing, will impose any limitations or restrictions on the business activities of SPAC, the Company or any Company Subsidiary.

Section 4.07       SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)         SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 12, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b)         Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

(c)         Except for any Affiliate Loan and as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor OpCo has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s and OpCo’s business.

(d)         As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports.

Section 4.08       Absence of Certain Changes or Events.

(a)         Since December 31, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement and in connection with any Affiliate Loan, (i) SPAC has conducted its business in all material respects in the ordinary course, (ii) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been a SPAC Material Adverse Effect and (iv) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 5.02.

(b)         Since its incorporation, except for any Affiliate Loan, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination in accordance with the SPAC’s Organizational Documents. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or could reasonably be interpreted as constituting, such a business combination.

Section 4.09       Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. SPAC is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

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Section 4.10       Board Approval; Vote Required.

(a)         The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and that has not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of SPAC approve and adopt this Agreement and the Transactions and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.

(b)         The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

(c)         SPAC, in its capacity as the sole member of OpCo, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of OpCo and (ii) approved this Agreement and the Transactions.

(d)         The only vote of the holders of any class or series of equity interests of OpCo necessary to approve this Agreement and the Transactions is the consent of the sole member of OpCo.

Section 4.11       No Prior Operations of OpCo. OpCo was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in furtherance or anticipation of the Transactions.

Section 4.12       Brokers. Except for I-Bankers Securities, Inc. and Imperial Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or OpCo.

Section 4.13       SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $174,225,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) (including any Deferred Underwriting Fees) maintained in a trust account at Bank of America (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 17, 2021, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of SPAC that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of SPAC’s Organizational Documents. Following the Closing, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date hereof, SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

Section 4.14       Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and OpCo do not have (and have never had) any employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business that are independent contractors. Other than

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reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC and OpCo have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any Employee Benefit Plan.

Section 4.15       Taxes.

(a)         Each of SPAC and OpCo (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it is obligated to pay or withhold, except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the financial statements contained in the SPAC SEC Reports in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) has provided adequate reserves in accordance with GAAP in the financial statements contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

(b)         Neither SPAC nor OpCo (i) has any liability for the Taxes of another person (other than SPAC or OpCo) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract or agreement (other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes (e.g., leases, credit agreements or other commercial agreements)), or (ii) is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than SPAC or OpCo) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c)         Neither SPAC nor OpCo has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is or was the common parent).

(d)         Neither SPAC nor OpCo will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e)         Neither SPAC nor OpCo has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)          There are no Tax Liens upon any assets of SPAC or OpCo except for Permitted Liens.

(g)         In the last three years, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to SPAC or OpCo are not filed asserting that SPAC or OpCo is or may be subject to Tax in that jurisdiction.

(h)         Neither SPAC nor OpCo has deferred any payroll Taxes pursuant to the CARES Act, the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or the presidential

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memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020, in any case, which deferred payroll Taxes are still unpaid. Neither SPAC nor OpCo has outstanding a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(i)          SPAC is, and has been since its formation, classified as a corporation for U.S. federal income Tax purposes.

(j)          OpCo is, and has been since its formation, disregarded as separate from SPAC for U.S. federal income Tax purposes.

Section 4.16       Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CENQU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CENQ”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CENQW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.

Section 4.17       SPAC’s and OpCo’s Investigation and Reliance. Each of SPAC and OpCo is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC and OpCo together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, OpCo and their Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor OpCo is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, OpCo or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or OpCo or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC and OpCo acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 4.18       Subscription Agreements. SPAC has delivered to the Company true, correct and complete copies of each of the fully executed Subscription Agreements pursuant to which the Subscribers have committed, subject to the terms and conditions therein, to purchase an aggregate of 8,000,000 shares of SPAC Class A Common Stock for an aggregate amount of cash equal to eighty million dollars ($80,000,000). Each of the Subscription Agreements are in full force and effect and are legal, valid, binding and enforceable upon SPAC and, to the knowledge of SPAC, upon the Subscribers (in each case, subject to the Remedies Exceptions). As of the date of this Agreement, none of the Subscription Agreements have been withdrawn, terminated, amended or modified, and, to the knowledge of SPAC, no such withdrawal, termination, amendment or modification is contemplated except as expressly permitted by this Agreement (it being understood that a change of or to one or more entities or individuals with respect to any such Subscriber shall not be deemed a violation of the foregoing). As of the date hereof, there are no side letters between SPAC and any Subscriber relating to any Subscription Agreement that would affect the applicable commitment obligation of such Subscriber being contributed to SPAC. As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by SPAC in connection with the Subscription Agreements, except as set forth in the Subscription Agreements. To the knowledge of SPAC, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach under the Subscription Agreements on the part

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of SPAC or the Subscribers, (ii) assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, constitute a failure to satisfy a condition under the Subscription Agreements on the part of SPAC or the Subscribers or (iii) assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, result in any portion of the amounts to be paid by the Subscribers in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, SPAC has no reason to believe that it or any Subscriber will be unable to satisfy in all material respects on a timely basis any term or condition of closing contained in any Subscription Agreement.

Section 4.19       Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the SPAC Disclosure Schedule), each of SPAC and OpCo hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC and OpCo, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Bluescape Parties, their affiliates or any of their respective Representatives by, or on behalf of, SPAC or OpCo or any their respective subsidiaries, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the SPAC Disclosure Schedule) or in any certificate delivered by SPAC or OpCo pursuant to this Agreement, SPAC and OpCo have not and do not, and no other person on behalf of the SPAC or OpCo has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Bluescape Parties, their affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC or OpCo, whether or not included in any management presentation or in any other information made available to the Bluescape Parties, their affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed. Nothing in this Section 4.19 shall limit any claim or cause of action (or recovery therewith) with respect to fraud.

Article V.

CONDUCT OF BUSINESS

Section 5.01       Conduct of Business by the Company.

(a)         The Bluescape Parties agree that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (1) contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 5.01 of the Company Disclosure Schedule, and (3) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business in a manner consistent with past practice; and

(ii)         the Company shall, and shall cause the Company Subsidiaries to, preserve substantially intact the business organization of the Company and the Company Subsidiaries, use commercially reasonable efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the relationships of the Company and the Company Subsidiaries with customers, Suppliers, and distributors, with which the Company or any Company Subsidiary has significant business relations.

(b)         By way of amplification and not limitation, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Schedule, and (iii) as required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed);

(i)          amend, supplement, restate or otherwise change the Organizational Documents of the Company or any Company Subsidiary;

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(ii)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary;

(iii)        sell, lease, or otherwise dispose of any of its material assets, rights or properties other than in the ordinary course of business;

(iv)        form any subsidiary or acquire (whether by merging or consolidating with, purchasing any equity securities in or a substantial portion of the assets of, or by any other manner) any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests;

(vi)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vii)       (A) acquire (including, without limitation, by merger, consolidation, combination or acquisition of stock or any other business combination), directly or indirectly, any assets, securities, properties, interests or businesses of any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, such obligations of any person, or make any loans, advances or capital contributions or intentionally grant any security interest in any of its assets;

(viii)      except as required by any existing Employee Benefit Plan, this Agreement or applicable Law, adopt, amend and/or terminate any Employee Benefit Plan, including, but not limited to, by (A) granting any increase in compensation, incentives or benefits payable, or to become payable to, any current or former director or officer of the Company or any Company Subsidiary whose annual compensation exceeds, or would exceed after any increase, $250,000, (B) entering into any new, or materially amending, any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer of the Company or any Company Subsidiary whose annual compensation exceeds or would exceed upon entry into any such agreement, $250,000, (C) accelerating, or committing to accelerate, the funding, payment, or vesting of any compensation or benefits to any current or former director or officer of the Company or any Company Subsidiary whose annual compensation exceeds $250,000 or (D) establishing or entering into any collective bargaining agreement, collective agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(ix)        enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(x)         materially amend (other than reasonable amendments in the ordinary course of business or amendments made in connection with any Transactions) any accounting or cash management policies or procedures, other than as required by GAAP;

(xi)         (A) amend any material Tax Return, (B) file any Tax Return in a manner materially inconsistent with past practices, (C) change any material method of Tax accounting, (D) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in the Company or any Company Subsidiary other than Bluescape Clean Fuels Employee Holdings, LLC being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), (E) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (F) compromise, settle or surrender any right to claim a Tax refund, (G) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes), or (H) make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Tax authority;

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(xii)       materially amend, materially modify or consent to the termination (excluding any automatic termination in accordance with its terms) of any Material Contract or Lease or amend, waive, modify or consent to the termination (excluding any automatic termination in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case except in the ordinary course of business consistent with past practice;

(xiii)      enter into any contract, agreement or arrangement that would have been a Material Contract or Lease had it been entered into prior to the date of this Agreement;

(xiv)      [Reserved];

(xv)       fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xvi)      enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii)     disclose any trade secrets (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the ordinary course of business);

(xviii)    intentionally permit any material and useful item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP other than, in each case, in the ordinary course of business;

(xix)      waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate, in each case, in excess of any insurance proceeds paid with respect to any such amounts;

(xx)       adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Company Subsidiary; or

(xxi)      enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Any action taken, or omitted to be taken, by the Company to the extent that such act or omission is required to comply with any Law, order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 or any other pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 5.01 and any action taken, or omitted to be taken, to the extent reasonably determined by the Company to be necessary and advisable in response to COVID-19, after reasonably consulting with SPAC, shall not be deemed to constitute a breach of this Section 5.01.

Section 5.02       Conduct of Business by SPAC and OpCo. Except as expressly contemplated or permitted by any other provision of this Agreement (including, for the avoidance of doubt, the payments of the 1st Extension Date Funding Amount or the 2nd Extension Date Funding Amount) or any Ancillary Agreement (including entering into various Subscription Agreements, Additional Subscription Agreements and consummating the Private Placements) and except as required by applicable Law or prevalent industry standard, SPAC agrees that, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and OpCo shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements, Additional Subscription Agreements and consummating the Private Placements) and as required by applicable Law, neither SPAC nor OpCo shall, between the date of this Agreement and the Closing or the earlier termination of this

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Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a)         amend or otherwise change SPAC’s Organizational Documents (other than in connection with a SPAC Extension Proposal) or OpCo’s Organizational Documents or form any subsidiary of SPAC other than OpCo;

(b)         declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

(c)         reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants or equity interests of OpCo, except for payments from the Trust Fund pursuant to the exercise of Redemption Rights and conversions of the SPAC Class B Common Stock that are required pursuant to SPAC’s Organizational Documents;

(d)         issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or OpCo, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or OpCo, except in connection with (i) conversion of the SPAC Class B Common Stock pursuant to SPAC’s Organizational Documents, (ii) the 1st Extension Date Funding Amount or the 2nd Extension Date Funding Amount or (iii) the Additional Financing;

(e)         acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)          incur any indebtedness or guarantee any indebtedness or obligations of another person or persons, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SPAC or its subsidiaries, as applicable, except in connection with the 1st Extension Date Funding Amount or the 2nd Extension Date Funding Amount;

(g)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)         (i) amend any material Tax Return, (ii) file any Tax Return in a manner materially inconsistent with past practices (iii) change any material method of Tax accounting, (iv) make, change or rescind any material election relating to Taxes (including, for the avoidance of doubt, any election that results in OpCo being treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes), (v) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (vi) compromise, settle or surrender any right to claim a Tax refund, (vii) enter into any Tax sharing, allocation, indemnity or similar agreement (other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes), or (viii) make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Tax authority;

(i)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or OpCo;

(j)          amend or modify the Trust Agreement or any other agreement related to the Trust Account (other than in connection with a SPAC Extension Proposal), the SPAC Warrant Agreement or SPAC’s Organizational Documents (other than in connection with a SPAC Extension Proposal), or seek any approval from SPAC stockholders with respect to any such change, modification or amendment in a manner that is materially adverse to the Company (other than in connection with a SPAC Extension Proposal);

(k)         waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate, in each case in excess of insurance proceeds paid with respect to any such amounts;

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(l)          adopt or enter into any Employee Benefit Plan; or

(m)        enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Section 5.03       Claims Against Trust Account. Each of the Bluescape Parties agrees that, notwithstanding any other provision contained in this Agreement, each of the Bluescape Parties does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03 as the “Claims”). Each of the Bluescape Parties acknowledges and agrees that SPAC has established the Trust Account for the benefit of the public stockholders of SPAC, which holds proceeds of its initial public offering. Notwithstanding any other provision contained in this Agreement, including the previous sentence, each of the Bluescape Parties hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, OpCo or any other person (a) for legal relief against monies or other assets of SPAC or OpCo held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or OpCo in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. Each of the Bluescape Parties acknowledge and agree that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC, OpCo and the Sponsor to induce SPAC and OpCo to enter into this Agreement, and the Bluescape Parties further intend and understand such waiver to be enforceable against the Company and the Company Subsidiaries and persons that they have the authority to bind under applicable Law. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, to the extent SPAC prevails in such action or proceeding.

Article VI.

ADDITIONAL AGREEMENTS

Section 6.01       Proxy Statement.

(a)         Subject to the terms of this Section 6.01, SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of SPAC relating to the SPAC Stockholders’ Meeting to adopt and approve the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq. SPAC and the Company each shall use their reasonable best efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, SPAC shall mail the Proxy Statement to its stockholders. Each of SPAC and the Company shall furnish all information concerning it or any of its subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b)         No filing of, or amendment or supplement to the Proxy Statement will be made by SPAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and

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shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Proxy Statement. No response to any comments from the SEC or the staff of the SEC relating to the Proxy Statement will be made by SPAC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)         SPAC represents that the information supplied by SPAC for inclusion in the Proxy Statement shall not, at (i) the time the definitive Proxy Statement is filed, (ii) the time the Proxy Statement is mailed to its stockholders and (iii) the time of the SPAC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to SPAC or OpCo, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy Statement, SPAC shall promptly inform the Company.

(d)         The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the definitive Proxy Statement is filed, (ii) the time the Proxy Statement is mailed to SPAC’s respective stockholders and (iii) the time of the SPAC Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform SPAC.

Section 6.02       SPAC Stockholders’ Meeting. SPAC shall call and hold the SPAC Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the SPAC Proposals; provided that SPAC may (or, upon the receipt of a reasonable request to do so from the Company, shall) postpone or adjourn the SPAC Stockholders’ Meeting on one or more occasions for up to 45 days in the aggregate to the extent that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the SPAC Proposals or otherwise take actions consistent with SPAC’s obligations pursuant to Section 6.10 of this Agreement. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the SPAC Board, after consultation with its outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to SPAC’s stockholders under applicable Law, then the SPAC Board may withdraw or modify its recommendation in the Proxy Statement so long as SPAC (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such withdrawal or modification and the reason for such withdrawal or modification. SPAC shall keep Holdings reasonably informed on all matters related to the SPAC Stockholders’ Meeting (including the exercise of any Redemption Rights in connection therewith).

Section 6.03       Non-Transfer of Certain SPAC Intellectual Property. The Bluescape Parties acknowledge that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s, OpCo’s and their respective Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. Each Bluescape Party acknowledges it has no right or expectancy in or to the Evaluation Material. No Bluescape Party shall have any right or expectancy in or to the name “CENAQ Energy Corp.” or any derivation thereof, the trading symbols “CENQU,” “CENQ” or “CENQW,” SPAC’s internet domain name, or the Intellectual Property rights therein.

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Section 6.04       Access to Information; Confidentiality.

(a)         Subject to applicable Law, from the date of this Agreement until the Closing, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, key employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Bluescape Parties nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate a contract to which such person is party, contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or involve invasive environmental sampling, testing, or drilling.

(b)         Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with applicable Law.

Section 6.05       Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article VIII, the parties hereto shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such party or any of the outstanding capital stock or equity interests or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 6.05. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal, but only, in the case of SPAC, to the extent not inconsistent with the fiduciary duties of the SPAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.05 by a party or any of its subsidiaries or its or their affiliates or Representatives shall be deemed to be a breach of this Section 6.05 by such party.

Section 6.06       Employee Benefits Matters.

(a)         SPAC shall, or shall cause OpCo or its applicable subsidiary (including, following Closing, the Company or any of the Company Subsidiaries) to provide the employees of the Company or any of the Company Subsidiaries who remain employed as of the Closing (the “Continuing Employees”) credit for purposes

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of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan established or maintained by OpCo or any of its subsidiaries for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, SPAC shall use reasonable best efforts to, for the year in which the Closing Date occurs: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each employee benefit plan that is a group health plan established or maintained by OpCo or any of its subsidiaries that cover the Continuing Employees or their dependents to the extent such eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations would not have been applicable under the analogous Employee Benefit Plans that are group health plans, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those Employee Benefit Plans that are group health plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates immediately subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, OpCo will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(b)         Prior to the filing of the definitive Proxy Statement, the Company may enter into employment agreements with each of the individuals set forth on Section 6.06(b) of the Company Disclosure Schedule (the “Employment Agreements”), which Employment Agreements shall: (i) be effective as of the Closing, and subject to prior approval by SPAC; and (ii) contain market terms for a public company of similar size and industry to the Company.

(c)         Prior to the filing of the definitive Proxy Statement, the SPAC Board shall approve and adopt an equity incentive plan in the form mutually agreed by the Company and the SPAC (the “SPAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of SPAC Incentive Common Stock for grant thereunder equal to 10% of the number of shares of SPAC Incentive Common Stock outstanding following the Closing. The SPAC Incentive Equity Plan will provide that the SPAC Incentive Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2023 fiscal year in an amount equal to 4% of SPAC Incentive Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SPAC Incentive Equity Plan.

(d)         The provisions of this Section 6.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute the establishment, termination, amendment or modification of any Employee Benefit Plan or any other benefit or compensation plan, policy or arrangement, or shall require the Company, SPAC, OpCo and each of its subsidiaries to continue any Employee Benefit Plan or other benefit or compensation plan, policy or arrangements, or prevent their establishment, amendment, modification or termination.

Section 6.07       Directors’ and Officers’ Indemnification.

(a)         To the fullest extent permitted by Law, the limited liability company agreement of the Company following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Holdings LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. The parties further agree that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were

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directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six years from the Closing, SPAC and the Company shall indemnify and hold harmless each present and former director and officer of the Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company would have been permitted under applicable Law and the Holdings LLC Agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)         To the fullest extent permitted by Law, the certificate of incorporation and bylaws of SPAC following the Transactions shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the current certificate of incorporation and bylaws of SPAC, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. For a period of six years from the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law, the SPAC Certificate of Incorporation or the bylaws of SPAC in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)         For a period of six years from the Closing, SPAC shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the directors’ and officers’ liability insurance policy applicable to Holdings, the Company and the Company Subsidiaries and their respective directors and officers on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by Holdings or the Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then SPAC will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Holdings’ or the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Closing, the Company or Holdings may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium (it being understood that if Holdings purchases such a policy, any expenses related thereto shall for all purposes hereof be deemed to be a Bluescape Transaction Expense that will be reimbursed by SPAC). If the Company elects to purchase such a “tail” policy prior to the Closing, SPAC will maintain such “tail” policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and SPAC is unable to obtain the insurance described in this Section 6.07(c) for an amount less than or equal to the Maximum Annual Premium, SPAC will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(d)         Prior to the Closing, SPAC may purchase a prepaid “tail” policy (“SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such a SPAC Tail Policy prior to the Closing, SPAC shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor SPAC’s obligations thereunder.

(e)         On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of SPAC, which indemnification agreements shall continue to be effective following the Closing.

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(f)          In the event SPAC, the Company, OpCo or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of SPAC, the Company and OpCo, as the case may be, shall assume all of the obligations set forth in this Section 6.07.

(g)         For a period of six years from the Closing, each of the SPAC and OpCo agree that it shall indemnify and hold harmless Sponsor and each present and former director, officer, equity holder and affiliate of Sponsor, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

Section 6.08       Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party hereto becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article VIII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VII to fail.

Section 6.09       ISRA Compliance. With respect to the Leased Real Property located at 219 Homestead Road, Building 2 in Hillsborough, the State of New Jersey, which is classified as an “industrial establishment” under ISRA, the Company shall (a) submit a General Information Notice (as defined under ISRA) within five (5) days after the date of this Agreement and (b) file a Remediation Certification (as defined under ISRA) prior to the Closing identifying Bluescape Clean Fuels, LLC as the “responsible party” and/or “person responsible” for compliance with ISRA. After the Closing, Bluescape Clean Fuels, LLC shall continue to be responsible for compliance with and shall take all such actions as are required by ISRA.

Section 6.10       Further Action; Reasonable Best Efforts.

(a)         Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)         Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Except as required by applicable Law, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Except as required by applicable Law, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c)         Notwithstanding the generality of the foregoing but subject to the remainder of this Section 6.10(c), SPAC shall use its reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements and Additional Subscription Agreements, and the Company shall reasonably cooperate with SPAC in such efforts. SPAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any material amendment, supplement or modification to any Subscription Agreement or Additional Subscription Agreement; provided, that SPAC may, without the prior written consent of the Company, enter into amendments, supplements or modifications to any Subscription Agreement or Additional Subscription Agreement to reduce the shares of SPAC Class A Common Stock being purchased (and a corresponding amount of cash proceeds to SPAC) by a Subscriber if the aggregate commitments under the Subscription Agreements and Additional Subscription Agreements constitute no less than an aggregate of 8,000,000 shares of SPAC Class A Common Stock for a purchase price of at least $10.00 per share. SPAC may enter into Additional Subscription Agreements following the date hereof without the prior written consent of the Company (the investments contemplated by any Additional Subscription Agreements, the “Additional Financing”); provided, that following October 11, 2022 (the “Cut-Off Date”) the Subscription Agreements and Additional Subscription Agreements shall provide for the issuance of no more shares of SPAC Class A Common Stock than were subscribed for in the Subscription Agreements and Additional Subscription Agreements as of the Cut-Off Date without the prior written consent of the Company. The Company shall reasonably cooperate with SPAC with respect to the arrangement of any such Additional Financing.

Section 6.11       Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article VIII) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Bluescape Parties shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 6.11 shall prevent (i) SPAC or the Bluescape Parties and/or its respective affiliates from publishing any press release or public announcement that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.11, (ii) SPAC or the Bluescape Parties and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by the Company and/or its respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 6.11, or (iii) the Bluescape Parties and its affiliates from furnishing customary or other reasonable information concerning the Transactions to their respective members, managers, limited partners, and advisory or similar committees.

Section 6.12       Stock Exchange Listing. SPAC will use its reasonable best efforts to cause all shares of SPAC Class A Common Stock issuable upon the exercise of the OpCo Holder Redemption Right to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Common Stock and SPAC Warrants listed for trading on Nasdaq. The Company shall use reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the foregoing provisions of this Section 6.12, as reasonably requested by SPAC.

Section 6.13       Antitrust.

(a)         To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than 10 Business Days after the date of this Agreement, the Company and SPAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade

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Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)         SPAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 6.13(b) may (i) be restricted to outside counsel and may be redacted to remove references concerning the valuation of the Company, (ii) be restricted to outside counsel and redacted as necessary to comply with contractual arrangements, and (iii) to the extent constituting Item 4(c) information on the HSR Act filing form, be kept confidential by the applicable party and not disclosed to the other party hereunder.

(c)         No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.14       Trust Account. As of the Closing, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC following the payment by the Trustee of the SPAC Stockholder Redemption Amount (to be held as available cash for immediate use on the balance sheet of SPAC, and to be used (a) to pay the Company’s and SPAC’s unpaid transaction expenses in connection with this Agreement and the Transactions, (b) if applicable, to pay the Sponsor or cause the Sponsor to be repaid in accordance with Section 8.03 the 1st Extension Date Funding Amount and the 2nd Extension Date Funding Amount, and (c) thereafter for working capital and other general corporate purposes of the business following the Closing), and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

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Section 6.15       Tax Matters.

(a)         For U.S. federal (and any applicable state or local) income Tax purposes, each of Holdings, SPAC and OpCo hereby agrees to treat (and, if applicable, to cause its affiliates to treat) certain portions of the Combination Transactions as follows:

(i)          the SPAC Contribution and Holdings Contribution as a contribution of property to OpCo (a newly formed partnership that is not a continuation of Holdings) under Section 721(a) of the Code, and each liability of the Company and the Company Subsidiaries or to which their assets are subject that is assumed by OpCo in connection with the Holdings Contribution be treated as a “qualified liability” (as such term is defined in Treasury Regulations Section 1.707-5(a)(6)(i)) except to the extent SPAC or OpCo, after Closing, has received advice from a nationally recognized accounting or law firm that such liability would more likely than not be treated otherwise;

(ii)         each of the Holdings Class C Shares and the right to request redemption of OpCo Units contemplated by the OpCo A&R LLC Agreement shall be treated as having a fair market value equal to zero dollars ($0) at the time of the Combination Transactions; provided, however, that, if any value were ascribed to such shares, the receipt of the Holdings Class C Shares by Holdings would be properly treated as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d), to the extent permitted by Law; and

(iii)        any rights under the Tax Receivable Agreement associated with subsequent redemptions of OpCo Units after the date hereof shall not be recognized as consideration received in exchange for the Combination Transactions and shall be taken into account as consideration only in connection with such subsequent redemptions.

To the extent applicable, the tax treatment described in Section 6.15(a) is referred to as the “Intended Tax Treatment.” Each of Holdings, SPAC and OpCo shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Combination Transactions to qualify for the Intended Tax Treatment, (ii) take no action (whether or not otherwise permitted under this Agreement), which action would prevent or impede, or that would reasonably be expected to prevent or impede, the Combination Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, Tax-related Proceeding or otherwise for Tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if any opinion related to the Intended Tax Treatment is required in connection with the filing of the Proxy Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to the Company or any of its direct or indirect owners, the Company shall cause such opinion to be provided by a nationally recognized tax advisor of the Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties shall, and shall cause is respective affiliates to, cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor.

(b)         Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by OpCo.

Section 6.16       Post-Closing Directors and Officers. Subject to the terms of SPAC’s Organizational Documents, the Fourth A&R SPAC Certificate of Incorporation and the SPAC Bylaws, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)         The SPAC Board shall consist of 7 directors, which shall be divided into three classes, designated Classes I, II and III (with Classes I and II consisting of two directors each, and with Class III consisting of three directors), and such board shall initially include:

(i)two director nominees to be chosen by the Sponsor and designated as Class III; and

(ii)        five director nominees to be chosen by the Company (at least one of whom shall be designated as Class III, one of whom shall be the chairman of the SPAC Board, and at least

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three of whom shall also meet the requirements for service on the audit committee of the SPAC following Closing under the Exchange Act, Nasdaq rules and the Sarbanes-Oxley Act of 2002).

(b)         Ernest Miller shall be the Chief Executive Officer of SPAC.

Section 6.17       Intentionally Omitted.

Section 6.18       SPAC Extensions.

(a)         The Company and SPAC agree that, unless this Agreement shall have otherwise been terminated in accordance with its terms or the Proxy Statement will not be filed on or prior to August 16, 2022, then the Sponsor shall deposit, or cause to be deposited, into the Trust Account the 1st Extension Date Funding Amount and use its commercially reasonable efforts to take such other action as necessary to extend the period of time to consummate the business combination to November 16, 2022 (“1st Extension Date”). If this Agreement has not otherwise been terminated in accordance with its terms and the Transactions have not been consummated by the 1st Extension Date, then the Sponsor shall deposit, or cause to be deposited, into the Trust Account the 2nd Extension Date Funding Amount and use its commercially reasonable efforts to take such other action as necessary to extend the period of time to consummate the business combination to February 16, 2023 (“2nd Extension Date”).

(b)         If this Agreement has not otherwise been terminated in accordance with its terms and the Transactions will be consummated after the 2nd Extension Date, then SPAC shall call a special meeting of its stockholders regarding the SPAC Extension Proposal, and the parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to SPAC stockholders seeking approval of the SPAC Extension Proposal and providing the SPAC stockholders with the opportunity to redeem their shares of SPAC Common Stock in connection therewith, provided, such SPAC Extension Proposal shall not seek to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate a business combination beyond June 30, 2023.

Article VII.

CLOSING CONDITIONS

Section 7.01       Conditions to the Obligations of Each Party. The obligations of the Bluescape Parties, SPAC and OpCo to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following conditions:

(a)         SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the Delaware General Corporation Law, SPAC’s Organizational Documents and the rules and regulations of Nasdaq and, if applicable, the SPAC Extension Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the proxy statement filed in connection therewith, the Delaware General Corporation Law and SPAC’s Organizational Documents (“Stockholder Approval”).

(b)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)         HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(d)         Stock Exchange Listing. The shares of SPAC Class A Common Stock (including shares issuable upon the exercise of the OpCo Holder Redemption Right) shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(e)         SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Transactions and following the exercise of Redemption Rights in accordance with SPAC’s Organizational Documents.

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Section 7.02       Conditions to the Obligations of SPAC and OpCo. The obligations of SPAC and OpCo to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of the Company and Company Subsidiaries contained in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a)(i), Section 3.08(a) and Section 3.22 shall each be true and correct in all respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (ii) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b)         Agreements and Covenants. Each Bluescape Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Bluescape Party on or prior to the Closing.

(c)         Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)         Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement.

(e)         Closing Deliveries. Holdings shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in Section 2.02(c), in each case, duly executed by the Bluescape Parties as applicable.

Section 7.03       Conditions to the Obligations of Holdings and the Company. The obligations of Holdings and the Company to consummate the Transactions are subject to the satisfaction or waiver in accordance with the terms of this Agreement (where permissible) at or prior to the Closing of the following additional conditions:

(a)         Representations and Warranties. The representations and warranties of SPAC and OpCo contained in (i) Section 4.01, Section 4.02, Section 4.04, Section 4.05(a)(i), and Section 4.13 shall each be true and correct in all respects as of the date hereof and the Closing Date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not have a SPAC Material Adverse Effect.

(b)         Agreements and Covenants. (i) SPAC and OpCo shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and (ii) SPAC Transaction Expenses shall not exceed the amount set forth in Section 8.03(a)(ii).

(c)         Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d)         Private Placements. The gross proceeds from the Private Placements shall not be less than $80,000,000 (including any Additional Financing contemplated under Section 6.10(c), the “Aggregate Private

Annex A-52

Placements Amount”), provided that to the extent funds contained in the Trust Account immediately prior to the Closing (after giving effect to the exercise of Redemption Rights) exceed $17,420,000, each $10.00 increment of such excess funds shall reduce the required Aggregate Private Placements Amount by $10.00 up to a maximum reduction of $20,000,000.

(e)         Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred after the date of this Agreement.

(f)          Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC immediately prior to the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 6.14 and the payment of SPAC’s fees and expenses incurred in connection with this Agreement and the Transactions.

(g)         Closing Deliveries. SPAC and OpCo shall have delivered (or will deliver at Closing) to Holdings the documents and deliveries set forth in Section 2.02(b), in each case, duly executed as applicable.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01       Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a)         by mutual written consent of SPAC and the Company; or

(b)         by either SPAC or the Company if the Closing shall not have occurred prior to May 9, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VII on or prior to the Outside Date; or

(c)         by either SPAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)         by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of this Agreement); provided, however, that this Agreement may not be terminated under this Section 8.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 7.01(a); or

(e)by SPAC upon a material breach of any representation, warranty, covenant or agreement on the part of the Bluescape Parties set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied (“Terminating Bluescape Breach”); provided that SPAC has not waived such Terminating Bluescape Breach and SPAC and OpCo are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Bluescape Breach is curable by such Bluescape Party, SPAC may not terminate this Agreement under this Section 8.01(e) for so long as the applicable Bluescape Party continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by SPAC to the Bluescape Parties and the Outside Date; or

(f)          by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of SPAC and OpCo set forth in this Agreement, or if any representation or warranty of SPAC and OpCo shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that Holdings has not waived such Terminating

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SPAC Breach and the Bluescape Parties are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC or OpCo, Holdings may not terminate this Agreement under this Section 8.01(f) for so long as SPAC and OpCo continue to exercise their reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by SPAC to the Bluescape Parties and the Outside Date.

Section 8.02       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) this Section 8.02, Section 8.03 and Article IX (and any corresponding definitions set forth in Article I) and (ii) in the case of fraud or any willful and material breach of this Agreement by a party hereto.

Section 8.03       Expenses. Except as set forth in this Section 8.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC shall, in the following order, (i) pay or cause to be paid the accrued but unpaid Bluescape Transaction Expenses in an amount up to $3,250,000, (ii) pay or cause to be paid the accrued and unpaid SPAC Transaction Expenses in an amount up to $9,375,000, plus any Additional Subscription Fees, (iii) repay or cause to be repaid the Company Owner Contributions in an amount up to $10,000,000, and (iv) if applicable, repay Sponsor or cause Sponsor to be repaid the applicable Funding Amount; provided, that such Funding Amount to be repaid shall be reduced by an amount equal to the Redemption Percentage multiplied by such Funding Amount (it being understood that any payments to be made (or to cause to be made) by SPAC under this Section 8.03 shall be paid as soon as reasonably practicable upon consummation of the Transactions and release of proceeds from the Trust Account). Notwithstanding anything in this Agreement to the contrary, the Bluescape Transaction Expenses may not exceed $3,250,000 and the Company Owner Contributions may not exceed $10,000,000, in each case, without the prior written consent of SPAC. For the avoidance of doubt and notwithstanding anything to the contrary herein, neither the $9,375,000 cap (plus any Additional Subscription Fees) described in clause (ii) of the first sentence of this Section 8.03 nor the $3,250,000 cap described in the foregoing sentence shall include the 1st Extension Date Funding Amount, the 2nd Extension Date Funding Amount, the HSR Fees or the SEC Fees.

Section 8.04       Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05       Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Bluescape Parties, (ii) waive any inaccuracy in the representations and warranties of the Bluescape Parties contained herein or in any document delivered by the Bluescape Parties pursuant hereto, and (iii) waive compliance with any agreement of the Bluescape Parties or any condition to its own obligations contained herein and (b) Holdings may (i) extend the time for the performance of any obligation or other act of SPAC or OpCo, (ii) waive any inaccuracy in the representations and warranties of SPAC or OpCo contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of SPAC or OpCo or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article IX.

GENERAL PROVISIONS

Section 9.01       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to SPAC or OpCo:

CENAQ Energy Corp.
4550 Post Oak Place Drive

Suite 300

Annex A-54

Houston, Texas 77027

Attention: Mr. J. Russell Porter

Email: rporter@cenaqcorp.com

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

25th Floor, Ste. 2500

Houston, Texas 77002

Attention: Mark Kelly; Crosby Scofield

Email: mkelly@velaw.com; cscofield@velaw.com

if to any Bluescape Party:

Bluescape Clean Fuels Holdings, LLC

200 Crescent Court, Suite 1900

Dallas, TX 75201
Attention: Jonathan Siegler
Email: jsiegler@bluescapepartners.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Sean Wheeler, P.C.; Debbie Yee, P.C.; Cephas Sekhar

Email: sean.wheeler@kirkland.com; debbie.yee@kirkland.com; cephas.sekhar@kirkland.com

Section 9.02       Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX and any corresponding definitions set forth in Article I.

Section 9.03       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.04       Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 9.05       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than

Annex A-55

Section 6.07 and Section 9.11(which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section 6.16(a)(i) (which is intended to be for the benefit of the Sponsor and may be enforced by the Sponsor).

Section 9.06       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.07       Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.07.

Section 9.08       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.09       Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10       Specific Performance.

(a)         The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)         Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus 20 Business Days; or (ii) such other time period established by the court presiding over such Action.

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Section 9.11       No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the Transactions, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 9.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the Transactions or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 9.11.

[Signature Page Follows.]

Annex A-57

IN WITNESS WHEREOF, SPAC, Sponsor, OpCo, Holdings and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENAQ Energy Corp.
By	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer
CENAQ SPONSOR LLC, solely for purposes of Section 6.18
By	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer
VERDE CLEAN FUELS OPCO, LLC By: CENAQ Energy Corp., its sole member
By	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer
Bluescape Clean Fuels Holdings, LLC
By	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title:	Chief Executive Officer
BLUESCAPE CLEAN FUELS INTERMEDIATE HOLDINGS, LLC
By	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A-58

Annex B

Form of Fourth Amended and Restated Certificate of Incorporation of SPAC

FORM OF
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
VERDE CLEAN FUELS, INC.
(a Delaware Corporation)

Verde Clean Fuels, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. That the name of this corporation is Verde Clean Fuels, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”), on June 24, 2020 under the name CENAQ Energy Corp., the first amended and restated certificate of incorporation was filed on January 26, 2021, the second amended and restated certificate of incorporation was filed on June 17, 2021 and the third amended and restated certificate of incorporation was filed on August 5, 2021 (the “Previous Certificate”).

2. This Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which both restates and amends the provisions of the Previous Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

3. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware (the “Effective Date”).

4. The text of the Previous Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the Corporation is Verde Clean Fuels, Inc.

Article II
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Article IV
STOCK

Section 4.1        Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 376,000,000 shares, consisting of: (i) 375,000,000 shares of common stock, divided into (a) 350,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”), and (b) 25,000,000 shares of Class C common stock, with the par value of $0.0001 per share (the “Class C Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (ii) 1,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2        No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares

Annex B-1

of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Class C LLC Units (together with the surrender for cancellation of all outstanding shares of Class C Common Stock), pursuant to the OpCo LLC Agreement, and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

Section 4.3        Common Stock.

(a)         Voting Rights.

(i)        Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by law and subject to Section 4.3(a)(ii), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law.

(ii)       (1) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to the Class C Common Stock and (2) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class C Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(iii)      Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)         Dividends; Stock Splits or Combinations.

(i)        Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors of the Corporation (the “Board”) in its discretion may determine.

Annex B-2

(ii)       Except as provided in Section 4.3(b)(iii) with respect to a Stock Adjustment (as defined below), dividends of cash or property may not be declared or paid on shares of Class C Common Stock.

(iii)      In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C LLC Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)         Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C LLC Units (together with the surrender for cancellation of a corresponding number of shares of Class C Common Stock) for shares of Class A Common Stock in accordance with the OpCo LLC Agreement, the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4        Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 4.5        Class C Common Stock.

(a)         Retirement of Class C Common Stock. No holder of Class C Common Stock may transfer shares of Class C Common Stock to any Person unless such holder transfers a corresponding number of Class C LLC Units to the same Person in accordance with the provisions governing transfers of Class C LLC Units in the OpCo LLC Agreement. If any outstanding share of Class C Common Stock ceases to be held by a holder of a corresponding Class C LLC Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be transferred to the Corporation for no consideration and retired.

(b)         Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C LLC Units pursuant to the OpCo LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C LLC Units, pursuant to the OpCo LLC Agreement. The Corporation covenants that

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all the shares of Class A Common Stock that are issued upon the exchange of such Class C LLC Units will, upon issuance, be validly issued, fully paid and non-assessable.

(c)         Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class C LLC Units of their right under the OpCo LLC Agreement to exchange Class C LLC Units for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Class C LLC Units being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

(d)         Preemptive Rights. To the extent Class C LLC Units are issued pursuant to the OpCo LLC Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class C Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to whom such Class C LLC Units are issued.

Article V
BOARD OF DIRECTORS

Section 5.1        Number of Directors.

(a)         The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, be seven (7) and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(b)         Until such time that the Corporation is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1) (the “Trigger Date”), and subject to the succeeding provisions of this Section 5.1(b) and Section 5.1(d) of this Article V, the Directors shall be divided into three classes designated Class I, Class II and Class III. Classes I and II shall initially consist of two (2) Directors each and Class III shall initially consist of three (3) Directors.  The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders following the Effective Date; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors elected to replace initial Class I, Class II or Class III Directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election.  If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.  Prior to the first annual meeting of stockholders following the Trigger Date, the classification of the Board shall terminate, and each Director shall be elected to serve a term of one year, with each Director’s term to expire at the annual meeting of stockholders next following the Director’s election.

(c)         A Director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors need not be stockholders.

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(d)         During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 4.4 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

Section 5.2        Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any Director so chosen shall hold office until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

Section 5.3        Resignations and Removal of Directors.

(a)         Any Director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b)         Prior to the Trigger Date and subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the Board or any individual Director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of Directors, and following the Trigger Date, any Director, or the entire Board, may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that in each case, whenever the holders of any class or series are entitled to elect one or more Directors pursuant to this Certificate of Incorporation (including any Preferred Stock Directors), with respect to the removal without cause of a Director or Directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

Article VI
STOCKHOLDER ACTION

Section 6.1        Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) until the Trigger Date, by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders of the Corporation.

Section 6.2        Meetings of Stockholders.

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(a)         An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.

(b)         Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer of the Corporation, at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, or, until the Trigger Date, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(c)         Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Section 6.3        No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

Article VII
LIABILITY OF DIRECTORS AND OFFICERS

Section 7.1        No Personal Liability. No Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

Section 7.2        Right to Indemnification.

(a)         To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 9.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 7.2(a) in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

(b)         This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(c)         The Corporation shall maintain Directors’ and officers’ liability insurance coverage, on terms reasonably satisfactory to the Board, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Corporation will pay all premiums due thereon and will not make any material alteration to the terms thereof, or the coverage provided by, such insurance policy without the prior written consent of the Board.

Section 7.3        Amendment or Repeal. Any amendment, repeal or elimination of this Article VII, or the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article VII, shall not affect its application with respect to an act or omission by a Director or officer occurring before such amendment, adoption, repeal or elimination.

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Article VIII
AMENDMENT

Section 8.1        Amendment of Certificate of Incorporation. Subject to Sections 4.3 and 4.4, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Section 5.2, Section 5.3, Section 6.1, Section 6.2, Article VII, Section 8.2, Article IX or Article XI may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Section 8.2        Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Article IX
FORUM FOR ADJUDICATION OF DISPUTES

Section 9.1        Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended, restated, modified, supplemented or waived from time to time), (v) any action asserting a claim against the Corporation or any Director, officer, employee or agent of the Corporation that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law and (b) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, this Article IX shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

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Section 9.2        Enforceability. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Article X
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XI
CORPORATE OPPORTUNITY

Section 11.1      Corporate Opportunities.

(a)         In recognition and anticipation that (i) certain Directors, principals, officers, employees and/or other representatives of Bluescape Clean Fuels Intermediate Holdings, LLC (“Bluescape”) and its Affiliates may serve as Directors, officers, employees or agents of the Corporation, (ii) Bluescape and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders in connection therewith.

(b)         None of (i) Bluescape or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.1(c) of this Article XI. Subject to Section 11.1(c) of this Article XI, in the event that any Identified Person

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acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)         Notwithstanding the foregoing provisions of this Article XI, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 11.1(b) of this Article XI shall not apply to any such corporate opportunity.

(d)         In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 11.2      Amendments. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the Bylaws or applicable law.

Article XII
DEFINITIONS

As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates unless and during such time that such stockholder holds a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation (including any representatives of such stockholder serving on the Board).

(b)         “Class C LLC Unit” means a unit of Verde Clean Fuels OpCo, LLC designated as a Class C Unit pursuant to the OpCo LLC Agreement.

(c)         “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(d)         “OpCo” means Verde Clean Fuels OpCo, LLC, a Delaware limited liability company, or any successor thereto.

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(e)         “OpCo LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Verde Clean Fuels OpCo, LLC dated as of [•], as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(f)          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

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IN WITNESS WHEREOF, this Certificate of Incorporation of Verde Clean Fuels, Inc. has been duly executed by the incorporator below this [•] day of [•], 20[•].

By:
Name:
Title:

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Annex C

VERDE CLEAN FUELS, INC.

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2023 OMNIBUS INCENTIVE PLAN

____________________________________

Article I
PURPOSE

The purpose of this Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (this “Plan”) is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. This Plan is effective as of the date set forth in Article XIV.

Article II
DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1              “Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2              “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under this Plan.

2.3              “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be evidenced by and subject to the terms of an Award Agreement.

2.4              “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

2.5              “Board” means the Board of Directors of the Company.

2.6              “Cash Award” means an Award granted to an Eligible Individual pursuant to Section 9.3 of this Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7              “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the Company or an Affiliate; (v) material violation of the Company’s policies or codes of conduct, including policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or

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(vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

2.8              “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)         any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8b);

(b)         a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(c)         during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)         a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

For purposes of this Section 2.8, acquisitions of securities of the Company by Bluescape Clean Fuels Holdings, LLC or any member thereof, any of their respective affiliates, or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with Bluescape Clean Fuels Holdings, LLC or any member thereof shall not constitute a Change in Control. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.9              “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control as determined by the Committee in its discretion.

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2.10            “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.11            “Committee” means any committee of the Board duly authorized by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board who are each (a) a “non-employee director” within the meaning of Rule 16b-3(b), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.12            “Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

2.13            “Company” means Verde Clean Fuels, Inc., a Delaware corporation, and its successors by operation of law.

2.14            “Consultant” means any natural person who is an advisor or consultant to the Company or any of its Affiliates.

2.15            “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

2.16            “Dividend Equivalent Rights” means a right granted to a Participant under this Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.17            “Effective Date” means the effective date of this Plan as defined in Article XIV.

2.18            “Eligible Employee” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.19            “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the terms and conditions set forth herein.

2.20            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.21            “Fair Market Value” means, for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a date on which the applicable market is open, the next day that it is open.

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2.22            “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.23            “Incentive Stock Option” means any Stock Option granted to an Eligible Employee who is an employee of the Company, its Parents, or its Subsidiaries under this Plan and that is intended to be, and is designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24            “Non-Employee Director” means a director on the Board who is not an employee of the Company.

2.25            “Non-Qualified Stock Option” means any Stock Option granted under this Plan that is not an Incentive Stock Option.

2.26            “Other Stock-Based Award” means an Award granted under Article IX of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares, but may be settled in the form of Shares or cash.

2.27            “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28            “Participant” means an Eligible Individual to whom an Award has been granted pursuant to this Plan.

2.29            “Performance Award” means an Award granted under Article VIII of this Plan contingent upon achieving certain Performance Goals.

2.30            “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.31            “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.32            “Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

2.33             “Restricted Stock” means an Award of Shares granted under Article VII of this Plan.

2.34            “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.35            “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.36            “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.37            “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.38            “Shares” means shares of Common Stock.

2.39            “Stock Appreciation Right” means a stock appreciation right granted under Article VI of this Plan.

2.40            “Stock Option” or “Option” means any option to purchase Shares granted pursuant to Article VI of this Plan.
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2.41            “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.42            “Ten Percent Stockholder” means a Person owning stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent, or its Subsidiaries.

2.43            “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

Article III
ADMINISTRATION

3.1              Authority of the Committee. This Plan shall be administered by the Committee. Subject to the terms of this Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under this Plan. In particular, the Committee shall have the authority to:

(a)         determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)         determine the number of Shares to be covered by each Award granted hereunder;

(c)         determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares, if any, relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)         determine the amount of cash to be covered by each Award granted hereunder;

(e)         determine whether, to what extent, and under what circumstances grants of Options and other Awards under this Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f)          determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)         determine whether, to what extent and under what circumstances, cash, Shares, or other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(h)         modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)          determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(j)          determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(k)         modify, extend, or renew an Award, subject to Article XI and Section 6.8(g) of this Plan.

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3.2              Guidelines. Subject to Article XI of this Plan, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing this Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of this Plan and any Award issued under this Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of this Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3              Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with this Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4              Designation of Consultants/Liability; Delegation of Authority.

(a)         The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to the first sentence of this sub-section (a) or any person to whom authority is delegated pursuant to sub-section (b) below shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it.

(b)         The Committee may delegate any or all of its powers and duties under this Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in this Plan to the “Committee” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint employees or professional advisors who are not executive officers of the Company or members of the Board to assist in administering this Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.5              Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each current and former officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of this Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification that the current or former employee, officer, or member may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under this Plan.

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Article IV
SHARE LIMITATION

4.1              Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall not exceed [•] Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under this Plan shall be subject to an annual increase on January 1 of each calendar year beginning in 2023 and ending and including 2033, equal to the lesser of (a) 4% of the aggregate number of Shares outstanding on December 31 of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed [•] Shares (subject to any increase or decrease pursuant to Section 4.3). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under this Plan shall again be made available for issuance or delivery under this Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) Shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, or (iv) Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Shares to which the Award related.

4.2              Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards will not count against the Shares authorized for grant under this Plan (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under this Plan as provided under Section 4.1 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under this Plan, as set forth in Section 4.1 above. Additionally, in the event that a Person acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan as provided under Section 4.1 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.

4.3              Adjustments.

(a)         The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)         Subject to the provisions of Section 10.1:

(i)          If the Company at any time subdivides (by any split, recapitalization, or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall

Annex C-7

be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan; provided, that the Committee in its sole discretion shall determine whether an adjustment is appropriate.

(ii)         Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization or other change in corporate structure, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 10.1, (A) the aggregate number or kind of securities that thereafter may be issued under this Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under this Plan (including as a result of the assumption of this Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iii)        If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to this Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under this Plan.

(iv)        In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.

(v)         The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion, and analysis, or other Company public filing.

(vi)        Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under this Plan by reason of any transaction or event described in this Section 4.3.

4.4              Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which this Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $750,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that the Committee may make exceptions to this limit, except that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving Non-Employee Directors; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

Annex C-8

Article V
ELIGIBILITY

5.1              General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in this Plan shall be determined by the Committee in its sole discretion. No Eligible Individual will automatically be granted any Award under this Plan.

5.2              Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Parents, or its Subsidiaries are eligible to be granted Incentive Stock Options under this Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in this Plan shall be determined by the Committee in its sole discretion.

5.3              General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

Article VI
STOCK OPTIONS; STOCK APPRECIATION RIGHTS

6.1              General. Stock Options or Stock Appreciation Rights may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted under this Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. Stock Options and Stock Appreciation Rights granted under this Plan shall be evidenced by an Award Agreement and subject to the terms, conditions, and limitations in this Plan, including any limitations applicable to Incentive Stock Options.

6.2              Grants. The Committee shall have the authority to grant to any Eligible Individual one or more Incentive Stock Options, Non-Qualified Stock Options, and/or Stock Appreciation Rights; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Parents or its Subsidiaries. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3              Exercise Price. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option or Stock Appreciation Right shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant. Notwithstanding the foregoing, in the case of a Stock Option or Stock Appreciation Right that is a Substitute Award, the exercise price per Share for such Stock Option or Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

6.4              Term. The term of each Stock Option or Stock Appreciation Right shall be fixed by the Committee, provided that no Stock Option or Stock Appreciation Right shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date on which the Stock Option or Stock Appreciation Right, as applicable, is granted.

6.5              Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.5, Stock Options and Stock Appreciation Rights granted under this Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event. Unless otherwise determined by the Committee, if the exercise of a Non-Qualified Stock Option or Stock Appreciation Right within the permitted time periods is prohibited because such exercise would violate the registration requirements under the Securities Act or any other Applicable Law or the rules of any securities exchange or interdealer quotation system, the Company’s insider trading policy (including any blackout periods) or a “lock-up” agreement entered into in connection with the issuance of securities by the Company, then the expiration of such Non-Qualified Stock Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the period during which the exercise of the Non-Qualified Stock Option or Stock Appreciation Right would be in violation of such

Annex C-9

registration requirement or other Applicable Law or rules, blackout period or lock-up agreement, as determined by the Committee; provided, however, that in no event shall any such extension result in any Non-Qualified Stock Option or Stock Appreciation Right remaining exercisable after the ten (10)-year term of the applicable Non-Qualified Stock Option or Stock Appreciation Right.

6.6              Method of Exercise. Subject to any applicable waiting period or exercisability provisions under Section 6.5, to the extent vested, Stock Options and Stock Appreciation Rights may be exercised in whole or in part at any time during the term of the applicable Stock Option or Stock Appreciation Right, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Stock Options or Stock Appreciation Rights, as applicable, being exercised. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

6.7              Non-Transferability. No Stock Option or Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options and Stock Appreciation Rights shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section 6.7 is transferable to a Family Member of the Participant in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

6.8              Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and this Plan, upon a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service as follows:

(a)         Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options and Stock Appreciation Rights; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options and Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options and/or Stock Appreciation Rights.

(b)         Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company

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without Cause, all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(c)         Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.8(d) hereof), all Stock Options and Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(d)         Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (x) is for Cause or (y) is a voluntary Termination of Service (as provided in Section 6.8(c)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options and Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(e)         Unvested Stock Options and Stock Appreciation Rights. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options and Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(f)          Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Parent or any Subsidiary exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Parent, or any Subsidiary at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)         Modification, Extension, and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under this Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

6.9              Automatic Exercise. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option or Stock Appreciation Right on a cashless basis on the last day of the term of such Option or Stock Appreciation Right if the Participant has failed to exercise the Non-Qualified Stock Option or Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option or Stock Appreciation Right exceeds the exercise price of such Non-Qualified Stock Option or Stock Appreciation Right on the date of expiration of such Option or Stock Appreciation Right, subject to Section 13.4.

6.10            Other Terms and Conditions. As the Committee shall deem appropriate, Stock Options and Stock Appreciation Rights may be subject to additional terms and conditions or other provisions, which shall not be inconsistent with any of the terms of this Plan.

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Article VII
RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1              Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Award of Restricted Stock and Restricted Stock Units, subject to the conditions and limitations contained in this Plan, including any vesting or forfeiture conditions.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified Performance Goals or such other factor as the Committee may determine in its sole discretion.

7.2              Awards and Certificates. Restricted Stock and Restricted Stock Units granted under this Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)         Restricted Stock.

(i)          Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)         Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the Company’s transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)        Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Award of Restricted Stock in the event that such Award is forfeited in whole or part.

(iv)        Rights as a Stockholder. Except as provided in Section 7.3(a) and this Section 7.2a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares.

(v)         Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

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(b)         Restricted Stock Units.

(i)          Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)         Rights as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)        Dividend Equivalent Rights. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalent Rights. Dividend Equivalent Rights may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalent Rights are granted and subject to other terms and conditions as set forth in the Award Agreement.

7.3              Restrictions and Conditions.

(a)         Restriction Period.

(i)   The Participant shall not be permitted to transfer shares of Restricted Stock awarded under this Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 7.3(a)(i), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Award of Restricted Stock or Restricted Stock Units and/or waive the deferral limitations for all or any part of any Award of Restricted Stock or Restricted Stock Units.

(ii)  If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

(b)         Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

Article VIII
PERFORMANCE AWARDS

The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

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Article IX
OTHER STOCK-BASED AND CASH AWARDS

9.1              Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to the book value of Shares. Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan.

Subject to the provisions of this Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Other Stock-Based Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

9.2              Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

(a)         Non-Transferability. Subject to the applicable provisions of the Award Agreement and this Plan, Shares subject to Other Stock-Based Awards may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)         Dividends. Unless otherwise determined by the Committee at the time of the grant of an Other Stock-Based Award, subject to the provisions of the Award Agreement and this Plan, the recipient of an Other Stock-Based Award shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalent Rights in respect of the number of Shares covered by the Other Stock-Based Award.

(c)         Vesting. Any Other Stock-Based Award and any Shares covered by any such Other Stock-Based Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)         Price. Shares under this Article IX may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded pursuant to an Other Stock-Based Award shall be priced as determined by the Committee in its sole discretion.

9.3              Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

Article X
CHANGE IN CONTROL PROVISIONS

10.1            Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement or any applicable employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant, a Participant’s unvested Awards shall not vest automatically, and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)         Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in

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Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)         The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)         The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)         Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an Award at any time.

Article XI
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of this Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be materially impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under this Plan (except by operation of Section 4.1); (ii) change the classification of individuals eligible to receive Awards under this Plan; (iii) reduce the exercise price of any Stock Option or Stock Appreciation Right; (iv) grant any new Stock Option, Stock Appreciation Right, or other award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (v) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (vi) take any action that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend this Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

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Article XII
UNFUNDED STATUS OF PLAN

This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

Article XIII
GENERAL PROVISIONS

13.1            Lock-Up; Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by the underwriter or the Company. In addition to any legend required by this Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders, and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

13.2            Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

13.3            No Right to Employment/Directorship/Consultancy. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy, or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

13.4            Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution, or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

13.5            Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

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13.6            No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided in this Plan or under Applicable Law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.7            Clawbacks.

(a)         Clawbacks. All awards, amounts, or benefits received or outstanding under this Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any Applicable Law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

13.8            Listing and Other Conditions.

(a)         Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)         If at any time counsel to the Company advises the Company that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, based on the advice of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)         Upon termination of any period of suspension under this Section 13.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)         A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval that the Company deems necessary or appropriate.

13.9            Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

13.10          Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

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13.11          Other Benefits. No Award granted or paid out under this Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

13.12          Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Shares pursuant to Awards hereunder.

13.13          No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

13.14          Death/Disability. The Committee may, in its discretion, require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of this Plan.

13.15          Section 16(b) of the Exchange Act. It is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 13.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

13.16          Deferral of Awards. The Committee may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

13.17          Section 409A of the Code. This Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in this Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

13.18          Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 13.18 by and among, as applicable, the Company and its Affiliates, for the exclusive

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purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan.  In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”).  In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan.  Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections.  By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Common Stock.  The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan.  A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.  The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein.  For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

13.19          Successor and Assigns. This Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

13.20          Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

13.21          Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

13.22          Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

13.23          Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his or her financial affairs may be paid to the legal representative of such individual or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

13.24          Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

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Article XIV
EFFECTIVE DATE OF PLAN

This Plan shall become effective on [•], 2022, which is the date of its adoption by the Board, subject to the approval of this Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

Article XV
TERM OF PLAN

No Award shall be granted pursuant to this Plan on or after the tenth (10th) anniversary of the earlier of the date that this Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary, and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, may extend beyond that date until the final disposition of such Award.

*            *            *            *            *

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Annex D

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VERDE CLEAN FUELS OPCO, LLC

A Delaware limited liability company

dated as of [•], 202[•]

THE LIMITED LIABILITY COMPANY INTERESTS IN VERDE CLEAN FUELS OPCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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Annex D-ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF VERDE CLEAN FUELS OPCO, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VERDE CLEAN FUELS OPCO, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 202[•], is entered into by and among the Members that are party hereto, Verde Clean Fuels, Inc. (f/k/a CENAQ Energy Corp.), a Delaware corporation (the “Manager”), and each other Person as may become a Member from time to time, pursuant to the provisions of this Agreement.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “Verde Clean Fuels OpCo, LLC” by the filing of a Certificate of Formation (together with any amendments, the “Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on July 26, 2022;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Limited Liability Company Agreement, dated July 26, 2022 (the “Initial Operating Agreement”); and

WHEREAS, in connection with the Business Combination Agreement, by and among the Company, the Manager, Bluescape Clean Fuels Holdings, LLC, and Bluescape Clean Fuels Intermediate Holdings, LLC, dated August 12, 2022 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”), the Initial Operating Agreement is amended and restated in its entirety by this Agreement, with this Agreement superseding and replacing the Initial Operating Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I
GENERAL PROVISIONS

Section 1.1    Formation. The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation, pursuant to the Act on July 26, 2022.

Section 1.2    Name. The name of the Company is “Verde Clean Fuels OpCo, LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Manager determines that such is in the best interests of the Company. The Company may change its name, from time to time, in accordance with Law.

Section 1.3    Principal Place of Business; Other Places of Business. The principal business office of the Company shall be in Hillsborough, New Jersey or such other location as may be designated by the Manager from time to time. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Manager deems advisable.

Section 1.4    Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5    Term. The term of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

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Section 1.6    No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, and applicable state and local, income tax purposes, and this Agreement shall not be construed to suggest otherwise. Neither the Company nor any Member shall take action inconsistent with the express intent of the parties hereto as set forth in this Section 1.6. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7    Business Purpose. The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act. On the terms and subject to the conditions of this Agreement, the Company is authorized to enter into, make and perform all contracts and other undertakings, and engage in all other activities and transactions as the Manager may deem necessary, advisable or convenient for carrying out the purposes of the Company.

Section 1.8    Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

Section 1.9    Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business. If requested by the Manager, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Manager deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Manager to be necessary or appropriate) to be made by the Company.

Section 1.10  Representations and Warranties by the Members.

(a)     Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b)    Non-Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is not an individual represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except

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(A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c)     Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d)     Survival of Representations and Warranties. The representations and warranties contained in Sections  1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e)     No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Manager have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)     Modification of Representations and Warranties. The Manager may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Article II
UNITS; CAPITAL CONTRIBUTIONS

Section 2.1    Units.

(a)     Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b)    Classes. The Units are initially divided into:

(i)      “Class A Units,” which are issuable solely to the Manager and such other persons as the Manager shall determine;

(ii)     “Class C Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii)    Other Classes of Units. The Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

Section 2.2    Capital Contributions of the Members; No Deficit Restoration Obligation.

(a)     Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Manager, right to make any other Capital Contributions or any loans to the Company.

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(b)    No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3    No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Section 2.4    Issuances of Additional Units. Subject to Section 2.5 and the rights of any Member set forth in a Unit Designation:

(a)     General. The Company may issue additional Units for any Company purpose at any time or from time to time to the Members (including, subject to Section 2.4(b), the Manager) or any other Person and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company. Any additional Units may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Company and set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”). Upon the issuance of any additional Unit, the Manager shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter.

(b)    Issuances to the Manager. No additional Units shall be issued to the Manager unless at least one of the following conditions is satisfied:

(i)      The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii)     The additional Units are (x) Class A Units (A) issued in connection with an issuance of Class A Common Stock or (B) issued with appropriate adjustments to the Exchange Rate, in the case of clause (B), in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Manager (other than Common Stock), and, in each case, the Manager contributes to the Company the net proceeds (if any) received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Manager;

(iii)    There is a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction;

(iv)     The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Manager; or

(v)      The additional Units are issued in accordance with the express terms of Section 2.5(g) or any of the other provisions of this Article II (other than Section 2.4(a)).

(c)     Issuances of Class C Units. No additional Class C Units shall be issued except in the event of a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction.

(d)    No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

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Section 2.5    Additional Funds and Additional Capital Contributions

(a)     General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b)    Additional Capital Contributions. The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c)     Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d)    Issuance of Securities by the Manager.

(i)      Unless otherwise agreed to by the Members, after the completion of the SPAC Transaction, except in the case of a Liquidity Offering for purposes of a Cash Settlement and subject to Section 2.5(d)(ii) and Article XI, the Manager shall not issue any additional Capital Stock or New Securities unless the Manager contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be), and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, or (ii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Manager, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equal number of Class A Units or other Equivalent Units shall be issued to the Manager. It is the intent of the parties that the Manager will always own Units equivalent in number and rights to its outstanding Capital Stock, except as provided pursuant to Section 11.4, and the parties hereby acknowledge that the Manager may make reasonable adjustments to its own capitalization, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to effect such parity.

(ii)     New Securities that are derivative securities issued under any Incentive Compensation Plan of the Manager shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised for Capital Stock of the Manager.

(e)     Reimbursement of Issuance Expenses. If the Manager issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Manager’s expenses associated with such issuance.

(f)     Repurchase or Redemption of Capital Stock. If any shares of Capital Stock, or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Manager, then the Manager shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class C Units, or Equivalent Units held by the Manager, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

(g)    Reinvestment of Excess Cash. Notwithstanding anything to the contrary in this Agreement, if the Manager (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Manager to meet or pay its U.S. federal, state and local Tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Manager may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Class A Units, and in the case of clause (B), the Manager may distribute to

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the holders of Class A Common Stock an amount of shares of Class A Common Stock corresponding to the Class A Units issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Class A Units of the Company that were issued to the Manager.

Article III
DISTRIBUTIONS

Section 3.1    Distributions Generally.

(a)     Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Manager to the Members pro rata in accordance with the number of their Units.

Section 3.2    Tax Distributions.

(a)     Generally. If the amount distributed to a Member pursuant to Section 3.1, in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability in respect of such Fiscal Year, the Company shall distribute an amount of Available Cash to the Members, pro rata in accordance with the number of Units owned (subject to any Unit Designation), such that each Member receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to the Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”); provided that notwithstanding any distributions pursuant to Section 3.1 or any other provision of this Agreement, the amounts required to be distributed as Tax Distributions under this Section 3.2(a) shall be an amount such that the Manager receives at least an amount equal to the Manager Tax-Related Liabilities with respect to such Fiscal Year. Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made pro rata in accordance with Units.

(b)    Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i)      the sum of (A) the net taxable income and gain allocated to that Member from the Company for U.S. federal income tax purposes in the Fiscal Year and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code Sections 707(c) (but not including guaranteed payments for services within the meaning of Code Sections 707(c)), 951(a), and 951A(a); multiplied by

(ii)     unless otherwise determined by the Company, the combined effective U.S. federal, state, and local rate of tax applicable to the Manager for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by taking into account (w) the character of the income or gain, (x) any allocations under Code Section 704(c), (y) any special basis adjustments resulting from any election under Section 754 of the Code, including adjustments under Code Sections 732, 734(b) or 743(b), and (z) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year. In addition, the Company shall adjust a Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c)     Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2; provided that, if necessary for the Manager to timely satisfy any Manager Tax-Related Liabilities, the Company shall make Tax Distributions on a more frequent basis. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

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(d)    Impact of Insufficient Available Cash. If the amount of estimated or final Tax Distributions to be made exceeds the amount of the Available Cash, the Tax Distribution to which each Member is entitled pursuant to Section 3.2(a) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of such reduction with respect to each Member, such Member’s “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i)      First, to the Manager in an amount equal to the full amount of its Tax Distribution; and

(ii)     Second, to the Members other than the Manager pro rata in accordance with their Units (subject to any Unit Designation) in an aggregate amount such that each such Member has received distributions pursuant to this Section 3.2(d)(ii) that is not less than its Assumed Tax Liability.

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years, and distributions will be made to resolve such amounts, in accordance with the foregoing order of priority when and to the extent that the Company has sufficient Available Cash (for the avoidance of doubt, taking into account any cash required to make Tax Distributions in respect of subsequent Fiscal Years). Any outstanding Tax Distribution Shortfall Amounts must be resolved prior to making (or must be taken into account in making) any distribution under Section 3.1 or Section 9.3(a).

(e)     No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with a Liquidating Event or the liquidation of a Member’s Units in the Company.

Section 3.3    Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4    Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Manager is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5    Other Distribution Rules.

(a)     Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b)    Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c)     Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

(d)    Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code Section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e)     Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

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Article IV
Management and OPERATIONS

Section 4.1    Management.

(a)     Authority of Manager.

(i)      Except as otherwise provided in this Agreement, the Manager shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Manager deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to Section 4.1, the Manager may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii)      The Manager shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Manager, no Member or Person other than the Manager shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii)    Subject to the rights of any Member set forth in Section 4.1(f), any determinations to be made by the Company pursuant to this Agreement shall be made by the Manager, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(iv)     The Manager shall constitute a “manager” (as that term is defined in the Act) of the Company.

(v)      The Manager may not be removed by the Members, with or without cause, except with the consent of the Manager.

(b)    Appointment of Officers. The Manager may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Manager deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Manager from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Manager. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c)     No Participation by Members. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law and subject to Section 4.1, no Member (acting in such capacity) shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. No Member, as such, shall have the power to bind the Company.

(d)    Bankruptcy. Only the Manager may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e)     Amendment of Agreement. All amendments to this Agreement must be approved by the Manager. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Manager shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)      To add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

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(ii)     To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii)    To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv)     To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v)      To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi)    If the Company is the Surviving Company in any Termination Transaction, to modify Section 10.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.6(b)(iii); and

(vii)   To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Manager and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f)     Certain Amendments and Actions Requiring Member Consent.

(i)      Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Member holding Common Units that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Members holding Common Units will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 9.3(a)(iii), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for U.S. federal income tax purposes (other than in connection with a Termination Transaction), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Member holding Common Units that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series. If some, but not all, of the Members consent to such an amendment or action, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

(ii)     This Agreement shall not be amended, and no action may be taken by the Manager without the consent of any Member holding Common Units that would be adversely affected by such amendment or action if such amendment or action would (A) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company or (B) amend this Section 4.1(f)(ii).

(g)    Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2    Tax Actions. All tax-related actions, decisions, or determinations (or failure to take any available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Manager; provided, however, any

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action, decision, or determination that could reasonably be expected to have a material consequence to the Bluescape Members that is disproportionately adverse to them as compared to the Manager shall not be taken without the prior written consent of the Company Unitholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.3    Compensation and Reimbursement of Manager.

(a)     General. The Manager shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b)    Reimbursement of Manager. The Company shall be liable for, and shall reimburse the Manager on an after-tax basis at such intervals as the Manager may determine, all:

(i)      overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Manager;

(ii)     expenses of the Manager incidental to being a public reporting company;

(iii)    reasonable fees and expenses related to the SPAC Transactions or any subsequent public offering of equity securities of the Manager (without duplicating any provisions of Section 2.5(e)) or private placement of equity securities of the Manager (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv)     franchise and similar taxes of the Manager and other fees and expenses in connection with the maintenance of the existence of the Manager;

(v)      customary compensation and benefits payable by the Manager, and indemnities provided by the Manager on behalf of, the officers, directors, and employees of the Manager; and

(vi)    reasonable expenses paid by the Manager on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Manager with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Manager as a result of indemnification pursuant to Section 4.7.

Section 4.4    Outside Activities.

(a)     Limitation on Outside Activities of Manager. The Manager shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Manager, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of its Subsidiaries) to its Subsidiaries, (x) holding any cash or property (but not operating any property), (xi) indemnifying officers, directors, members of management, managers, employees, consultants, or independent contractors of the Manager, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its shareholders, (xiv) holding director and shareholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Manager, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Manager and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Manager).

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(b)    Outside Activities of Members.

(i)      Subject to (x) Article XI of the Fourth Amended and Restated Certificate of Incorporation of the Manager, (y) any agreements entered into pursuant to Section 4.5, and (z) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Manager, the Company or a Subsidiary, any Member (but, with respect to the Manager, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company, and, in any such case, need not (A) first offer the Company or any of its Subsidiaries an opportunity to participate in such business interests or activities or (B) account to the Company or any of its Subsidiaries with respect to such business interests or activities.

(ii)     None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Manager, the Company or a Subsidiary, no Member (other than the Manager) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5    Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Manager or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Manager. Without limiting the foregoing, but subject to Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Manager or to Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Manager may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Manager, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Manager, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6    Limitation on Liability.

(a)     General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud or intentional misconduct by the Indemnitee.

(b)    Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever the Manager or the Company is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c)     Outside Counsel. The Manager may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Manager on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Manager will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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(d)    Duties of Members. Other than obligations of Members explicitly set forth in this Agreement, no Member (other than the Manager in its capacity as a manager), including any Member who may be deemed to be a controlling Member under applicable Law (other than the Manager in its capacity as a manager), shall owe any duty (of loyalty, care or otherwise) to the Company or to any other Member solely by reason of being a Member. With respect to each matter requiring approval of a Majority-in-Interest of the Members, each Member having voting rights may grant or withhold such Member’s vote under this Agreement, in such Member’s sole judgment, as directed or otherwise determined by such Member, without regard to the interests of any other Member or of the Company, and no Member shall have any duty to represent or act in the best interests of the Company or any other Member.

Section 4.7    Indemnification.

(a)     General. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the Manager applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b)    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c)     Nature of Rights. The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the Manager, an Affiliate of the Manager, the Tax Representative, the Designated Individual, or an officer or director of the Manager, the Company, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Manager that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

Article V
BOOKS AND RECORDS

Section 5.1    Books and Records.

(a)     General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b)    Specific Records. In particular, the Company shall maintain:

(i)      A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Manager may deem necessary or desirable and attached to this Agreement as Annex (A) (as may be amended or updated from time to time, the “Register”). The Manager shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii)     A copy of the Certificate of Formation and this Agreement and all amendments thereto.

Section 5.2    Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3    Inspection; Confidentiality. The Manager may keep confidential from the Members (or any of them) for such period of time as the Manager determines to be reasonable, any information (a) that the Manager believes to be in the nature of trade secrets, (b) the disclosure of which the Manager in good faith believes is not

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in the best interests of the Company or the Manager, or (c) that the Company or the Manager is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4    Information to Be Provided by Manager to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Manager as soon as practicable after such mailing or electronic delivery.

Article VI
TAX MATTERS, ACCOUNTING, AND REPORTING

Section 6.1    Tax Matters.

(a)         Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b)         Other Tax-Related Matters. Each of the provisions of Annex C, which address various tax-related matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2    Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code Section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

Article VII
UNIT TRANSFERS AND MEMBER WITHDRAWALS

Section 7.1    Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article X. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII or Article X shall be null and void ab initio. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 7.2    Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a)     Transfers by Members Other than the Manager.

(i)      Consent of Manager. No Member other than the Manager shall Transfer any portion of its Units to any transferee without the prior written consent of the Manager unless the Transfer is a Related-Party Transfer.

(ii)      Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Manager.

(iii)    No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless admitted as a Substituted Member.

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(b)    Transfers by the Manager.

(i)      Consent of Members. The Manager may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.2(b)(ii).

(ii)     Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the Manager may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Manager without the consent of any Member and may designate the transferee to become the new Manager for all purposes of this Agreement.

(c)     Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

(d)    Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Manager or any other acquisition of Units by the Company) if the Manager determines:

(i)      Such Transfer (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member shall not be prohibited under Section 7.2(d)(i)(B) if the Member obtains a tax opinion on which the Manager and the Company can rely from nationally recognized tax counsel that the Transfer will not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii)     That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii)    That the Transfer would be in violation of Law;

(iv)     That the Transfer would be of any fractional or component portion of a Unit or rights to distributions, separate and apart from all other components of a Unit;

(v)      That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi)    That the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii)   That the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii)  That such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix)    That the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3    Substituted Members.

(a)     Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Manager. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

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(b)    Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Manager may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c)     Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Manager or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4    Drag-Along Rights.

(a)     If at any time the Manager and/or its Affiliates (excluding, for purposes of this Section 7.4, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the Manager (an “Applicable Sale”), the Manager may require each other Member either (i) to sell the same ratable share of its Units as is being sold by the Manager and such Affiliates (based upon the total Units held by the Manager and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Units pursuant to Section 10.2(b) (each, a “Drag-Along Right”). The Manager may in its sole discretion elect to cause the Manager and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.

(b)    No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Manager of its Drag-Along Right pursuant to this Section 7.4, each Member shall take all reasonably necessary and desirable actions approved by the Manager in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Manager or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, (D) any indemnities or other liabilities approved by the Manager shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale, and (E) such Members shall not be required to enter into any non-compete agreement in connection with such Applicable Sale.

(c)     At least five (5) Business Days before consummation of an Applicable Sale, the Manager shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Manager has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(b) or otherwise. The Manager shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

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Section 7.5    Withdrawal.

(a)     Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i)      As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or Article X with respect to which the transferee becomes a Substituted Member;

(ii)     Pursuant to an acquisition by the Manager or Subsidiary of the Manager of all of its Units; or

(iii)    With the prior written consent of the Company.

(b)    Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Member or (ii) to the Manager, whether or not pursuant to Section 10.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

Section 7.6    Restrictions on Termination Transactions.

(a)     General. Except as provided in Section 7.6(b), neither the Company nor the Manager shall engage in, or cause or permit, a Termination Transaction.

(b)    Consent. The Company or Manager may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i)      A Majority-in-Interest of the Members give Consent;

(ii)     In connection with any such Termination Transaction, each holder of Common Units (other than the Manager and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Units would have received had it exercised its right to Exchange pursuant to Article X and received Class A Common Stock in exchange for its Common Units immediately before such Termination Transaction; or

(iii)    All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.6(b)(iii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.7    Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

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Section 7.8    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VERDE CLEAN FUELS OPCO, LLC DATED AS OF [•], 202[•], AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article VIII
ADMISSION OF ADDITIONAL MEMBERS

Section 8.1    Admission of Additional Members.

(a)     Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 11.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Manager in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Manager shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b)    Consent of Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Manager, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Article IX
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1    Dissolution Generally.

(a)     Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b)    Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

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Section 9.2    Events Causing Dissolution.

(a)     Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

(b)    Liquidating Events. The Company shall dissolve and commence winding up and liquidating its affairs upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i)      an election to dissolve the Company made by the Manager, with the Consent of a Majority-in-Interest of the Members;

(ii)     the sale or other disposition of all or substantially all Assets; or

(iii)    any other event that results in a mandatory dissolution under the Act.

Section 9.3    Distribution upon Dissolution.

(a)     Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Manager (or, in the event that the Manager has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Manager or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Manager, include shares of stock in the Manager) shall be applied and distributed in the following order:

(i)      First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)     Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)    The balance, if any, to the Members, in accordance with Section 3.1(a).

(b)    Discretion of Liquidator and Manager.

(i)      Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(ii)     In the sole discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(A)         Distributed to a trust established for the benefit of the Manager and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company and/or Company activities.

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The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Manager, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

(B)         Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4    Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5    Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all Debts, liabilities, and obligations of the Company, have been distributed to the Members in the manner provided for in this Article IX and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Article X PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1  Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.2  Procedures for Meetings and Actions of the Members.

(a)     Time; Quorum; Consent. Meetings of the Members may be called only by the Manager and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

(b)    Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Manager setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Manager may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Manager’s recommendation with respect to the proposal.

(c)     Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

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(d)    Record Date for Meetings and Other Purposes.

(i)      The Manager may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii)     If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d)(ii), such determination shall apply to any adjournment thereof.

(e)     Conduct of Meetings. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

(f)     Waivers. Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

Article XI
EXCHANGE RIGHTS

Section 11.1  Elective and Mandatory Exchanges.

(a)     Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equal number of shares of Class C Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement), to the Company and to thereby cause the Company to deliver to such Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”).

(b)    Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i)      pursuant to Section 7.4, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the Manager; or

(ii)     in the discretion of the Manager, with the consent of Members whose Class C Units represent fifty percent (50%) of the Class C Units of all Members in the aggregate, all Members will be required to exchange all Exchangeable Units then held by the Members.

(c)     Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Manager may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units and an equal number of shares of Class C Common Stock (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units and corresponding shares of Class C Common Stock (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Manager will effect the Mandatory Exchange.

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Section 11.2  Additional Terms Applying to Exchanges.

(a)     Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, shares of Class C Common Stock held by the holder of the Class C Units that are subject to the Exchange, shall cease, and, unless the Company or Manager, as applicable, has elected Cash Settlement as to all Exchangeable Units tendered, the Manager shall use commercially reasonable efforts to cause the transfer agent or registrar of the Manager to update the stock register of the Manager such that such Exchangeable Unit Member (or its designee) becomes the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b)    Expenses. Except as otherwise agreed by the Company, the Manager and an Exchangeable Unit Member, the Company, the Manager, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Manager (or the Company, at the Manager’s direction) shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Exchangeable Unit Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Exchangeable Unit Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Manager (or the Company, at the Manager’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Manager that such tax has been paid or is not payable.

(c)     Concurrent Delivery of Class C Common Stock. No Exchange of Class C Units may be made without a concurrent delivery of an equal number of shares of Class C Common Stock. Any shares of Class C Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the Manager. Any such retired shares of Class C Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Manager.

Section 11.3  Exchange Consideration; Settlement.

(a)     Generally. The Manager (in the case of a Mandatory Exchange) or the Company (in the case of an Elective Exchange) shall have the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Manager or the Company, as applicable, shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. If the Manager or the Company, as applicable, elects a Cash Settlement, the Manager shall only be obligated to contribute to the Company (or, if the Manager elects to settle directly pursuant to Section 11.9, settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions, if applicable) from the sale by the Manager of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement. Except as otherwise required by Law, the Manager shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member. Except as otherwise determined by the Manager or the Company, as applicable, if (i) the Company or the Manager determines that some or all of the Exchange Consideration with respect to an Exchange will be Class A Common Stock and (ii) such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid as a Cash Settlement.

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(b)    Restriction on Cash Settlement of Class C Units. Except in connection with a payment in respect of a fractional share (as described in the final sentence of Section 11.3(a)), the Manager or the Company, as applicable, may elect Cash Settlement with respect to an Exchange of Exchangeable Units that are Class C Units only to the extent the Cash Settlement is funded by the proceeds (net of underwriting discounts and commissions) of a Liquidity Offering with respect to that Exchange.

(c)     Notice of Intended Exchange Consideration. At least two (2) Business Days before the Exchange Date, the Manager or the Company, as applicable, shall give written notice to the other (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration. If the Manager or the Company does not timely deliver such written notice, the Manager or the Company shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(d)    Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Manager or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(e)     Obligations of Manager and Company. Upon any Exchange, the Manager or the Company, as applicable, shall take such actions as (A) may be required to ensure that such Exchangeable Unit Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Manager and the Member for U.S. federal and applicable state and local income tax purposes.

Section 11.4  Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5  Class A Common Stock to Be Issued in Connection with an Exchange.

(a)     Class A Common Stock Reserve. The Manager shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Manager may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Manager or any subsidiary thereof). The preceding sentence shall not affect the Manager’s right, where applicable, to elect a Cash Settlement.

(b)     Rule 16(b) Exemption. The Manager has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Manager (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Manager for such purposes that result from the transactions contemplated by this Agreement,

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by each director or officer of the Manager (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Manager upon the registration of any class of equity security of the Manager pursuant to Section 12 of the Exchange Act.

(c)     Validity of Class A Common Stock. The Manager covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Manager or any right of first refusal or other right in favor of any Person.

Section 11.6  Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Manager, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Manager and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by a “determination” within the meaning of Code Section 1313(a) or a change in Law.

Section 11.7  Contribution by Manager. Except as otherwise provided in Section 11.9, on the Exchange Date (i) the Manager shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Manager has elected to deliver and that the Exchangeable Unit Member is entitled to receive in the applicable Exchange and (ii) the Company shall issue to the Manager a number of Class A Units equal to the number of Exchangeable Units (and corresponding number of shares of Class C Common Stock) surrendered by the Exchangeable Unit Member.

Section 11.8  Apportionment of Distributions. Distributions with a Record Date on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Section 11.9  Right of Manager to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Manager shall have the right but not the obligation to have the Manager (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class C Units, an equal number of shares of Class C Common Stock held by the holder of those Class C Units, directly from an Exchangeable Unit Member for the elected Exchange Consideration. If the Manager acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the Exchangeable Units. The applicable provisions of this Article XI shall apply to any such direct exchange, mutatis mutandis.

Article XII
MISCELLANEOUS

Section 12.1  Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2  Company Counsel. THE COMPANY, THE MANAGER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGER AND AFFILIATES THEREOF. THE MANAGER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION

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OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED KIRKLAND & ELLIS LLP (“COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 12.3  Appointment of Manager as Attorney-in-Fact.

(a)     Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Manager, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)      All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Manager deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members.

(ii)     All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Manager deems appropriate in accordance with the terms of this Agreement.

(iii)    All conveyances of Company Assets and other instruments that the Manager reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b)    Power and Interest. The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4  Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, and the certificate of incorporation of the Manager, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Initial Operating Agreement.

Section 12.5  Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

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Section 12.6  Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Manager) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i)	if to the Company or the Manager:
c/o Verde Clean Fuels, Inc.
[•]
[•]
[•]
	Attn:	[•]
	E-mail:	[•]
with copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
	Attn:	Sean Wheeler, Debbie Yee
	E-mail:	sean.wheeler@kirkland.com, debbie.yee@kirkland.com

or to such other address as the Company may from time to time specify by notice to the Members

(ii)	if to any Member, to:

the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7  Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8  Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.6 shall be deemed effective service of process on such party.

Section 12.9  Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which

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they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10   Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 12.11   Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12   Third-Party Beneficiaries. Except as provided in Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13   Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14   Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15   Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Manager as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 4.8 (Survival of Obligations) of Annex C, and this Section 12.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 12.16    Effect on Other Obligations of Members or the Company. Nothing in this Agreement shall modify, amend, terminate or supersede any obligations or rights of any Member or the Company under any agreement between or among Member(s) and/or the Company (other than the Initial Operating Agreement) that is in effect as of the date hereof.

Section 12.17   Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (including its predecessors), including confidential information of the Company (and its predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company (the “Confidential Information”). Except as otherwise consented to by the Manager in writing, each Member (other than the Manager), on behalf of itself (and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency Law, its managers, directors, officers, shareholders, partners, members, employees, representatives and agents) agrees that, during the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it (a) will use the same degree of care as it uses to protect its own confidential information to keep confidential any Confidential Information furnished to such Member; (b) will not intentionally use any of the Confidential Information for any purpose other than monitoring its investment in the Company; and (c) will not disclose such Confidential Information to any third party for any reason or purpose whatsoever, except that each Member may disclose such information (i) to authorized directors, officers, employees, representatives and agents of the Company or the Manager and as otherwise may be proper in the course of performing such Member’s obligations or enforcing its rights under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents who are informed of the Member’s obligations hereunder; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its

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Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 12.17 or other confidentiality agreement approved by the Manager; or (iv) as is required to be disclosed by any Law, by any governmental authority or stock exchange or by any listing or trading agreement concerning a Member or its Affiliates; provided that the Member required to make such disclosure pursuant to clause (iv) above shall provide to the Company prompt notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment. It is acknowledged and agreed that a Member’s review of Confidential Information will inevitably enhance its knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, and it shall not be a violation of Section 12.17(b) if such Member’s overall knowledge and understanding are used for purposes other than monitoring its investment in the Company. For purposes of this Section 12.17, the term “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or the Manager, or any of their respective representatives, employees, agents or other service providers, and in each case who is not bound by a confidentiality obligation, (y) is disclosed in a prospectus, in other documents or in any other manner for dissemination to the public (in each case, not in violation of this Section 12.17), or (z) is independently developed by the disclosing Member without violating any requirement hereunder. Nothing in this Section 12.17 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement entered into with the Company or the Manager.

Article XIII
DEFINED TERMS

Section 13.1  Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals to this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Applicable Sale” is defined in Section 7.4(a).

“Applicable Sale Notice” is defined in Section 7.4(b).

“Asset Value” is defined in Annex C.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Manager to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Manager determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

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“Board of Directors” means the Board of Directors of the Manager.

“Combination Agreement” is defined in the recitals of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Manager now or hereafter authorized.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Member in an Exchange, multiplied by (y) the price per share of Class A Common Stock. For purposes of the preceding sentence, in an Exchange of Class C Units, the price per share of Class A Common Stock shall only be determined by a private sale or underwritten offering (including a “bought” deal or “overnight” public offering) undertaken by the Manager in connection with or anticipation of the Exchange (a “Liquidity Offering”). For purposes of this definition, the price per share of Class A Common Stock shall be determined net of any underwriting discounts and commissions and shall be subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. For purposes of determining Cash Settlement to be paid in settlement of a fractional share of Class A Common Stock, the price per share of Class A Common Stock shall be determined as the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If, at the time of determination, the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the price per share of Class A Common Stock shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Manager that do not have an interest in the Exchangeable Units.

“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class C Common Stock required to be surrendered in connection with an Exchange of Class C Units, and (C) such other information, documents or instruments as either the Manager (or the Manager’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Manager (or the Manager’s transfer agent) and the Company and, if required by the Manager or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Manager or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Units (or any beneficial interest therein) of the Company representing more than fifty (50) percent of the outstanding Common Units as of such date of determination.

“Class A Common Stock” means the Class A common stock of the Manager, $0.0001 par value per share.

“Class A Unit” is defined in Section 2.1(b)(i).

“Class C Common Stock” means a non-economic voting share in the Manager, with each share having non-economic rights equivalent to one share of Class A Common Stock.

“Class C Unit” is defined in Section 2.1(b)(ii).

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“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class C Common Stock (and shall not include any additional series or class of the Manager’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class C Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 11.2.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Manager.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Designated Individual” is defined in Annex C.

“Drag-Along Right” is defined in Section 7.4(a).

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex (B).

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), (y) the Cash Settlement, plus, in the case of an Exchange of Class C Units under either subclause (x) or (y), an amount that is equal to $0.0001 multiplied by the number of shares of Class C Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

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“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Manager immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class C Unit and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means (i) each Member, other than the Manager and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit or (ii) each holder of an interest in a Member that holds an Exchangeable Unit pursuant to Article X.

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a)     that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time; and

(b)    that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Manager for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Manager, each Affiliate of the Manager, the Tax Representative, the Designated Individual and each officer or director of the Manager, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Operating Agreement” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

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“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Liquidity Offering” is defined in the definition of Cash Settlement.

“Majority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Manager” is defined in the preamble to this Agreement.

“Manager Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Imputed Underpayment Share for which the Manager is liable hereunder) owed by the Manager (other than any obligations to remit any withholdings withheld from payments to third parties) and (b) any obligations under the Tax Receivable Agreement payable by the Manager.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Representative” is defined in Section 7.7.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Manager that provides any of the rights described in clause (i).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Preferred Stock” means shares of preferred stock of the Manager now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Manager for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

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“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Manager and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Member of all or part of its Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), or (iv) the Manager or any Subsidiary of the Manager.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 11.7.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Combination Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Surviving Company” is defined in Section 7.6(b)(iii).

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [•], 202[•], entered into by and among the Manager, the Company, each of the parties thereto identified as a “TRA Holder” or the “Agent” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Manager’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Manager, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Manager not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Manager, or (e) a Transfer of all or any portion of the Manager’s Units (other than to a wholly owned Affiliate).

“Terms” is defined in the definition of “Equivalent Units.”

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to

Annex D-32

ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange shall not constitute a Transfer under this Agreement.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class C Unit and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2  Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a)     the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)    defined terms include the plural as well as the singular and vice versa;

(c)     words importing gender include all genders;

(d)    a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e)     any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)     references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g)    the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)    unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

Annex D-33

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:	VERDE CLEAN FUELS, INC.
By:
Name:
Title:
MEMBERS: VERDE CLEAN FUELS, INC.	BLUESCAPE CLEAN FUELS HOLDINGS, LLC
By:	By:
Name:	Name:
Title:	Title:
[•]	[•]
By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of
Verde Clean Fuels OpCo, LLC]

Annex D-34

Annex A: INITIAL UNITS

Member	Class A Units
Verde Clean Fuels, Inc.
Member	Class C Units
Bluescape Clean Fuels Holdings, LLC

Annex D-35

Annex B: FORM OF ELECTIVE EXCHANGE NOTICE

ELECTIVE EXCHANGE NOTICE

Verde Clean Fuels, Inc.
[Address]
Attention:
Email:

Verde Clean Fuels OpCo, LLC
[Address]
Attention:
Email:

This elective exchange notice (“Elective Exchange Notice”) is delivered by the undersigned Exchangeable Unit Member pursuant to Section 11.1 of the Amended and Restated Limited Liability Company Agreement of Verde Clean Fuels OpCo, LLC, dated as of [•], 202[•] (the “LLC Agreement”), by and among Verde Clean Fuels, Inc., a Delaware corporation (the “Manager”) and the members that are party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned hereby transfers the number of Class C Units plus shares of Class C Common Stock set forth below (together, the “Paired Interests”) in exchange for the Stock Consideration to be issued in its name as set forth below, or the Cash Settlement, as applicable, as set forth in the LLC Agreement.

Legal Name of Holder:

Address:

Number of Class C Units:

Number of Class C Common Stock:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Elective Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Elective Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Elective Exchange Notice are being transferred to the Manager or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Elective Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Manager or the Company, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Manager or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Manager or the Company, as applicable, the Paired Interests subject to this Elective Exchange Notice and to deliver to the undersigned the Stock Consideration or Cash Settlement, as applicable, to be delivered in exchange therefor.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Elective Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name: _____________________________

Dated: ___________

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Annex C: TAX MATTERS

Article I
Definitions

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for U.S. federal income tax purposes; provided, however, that:

(i)     the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii)    the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (E) the Conversion of any Earn-Out Units into Class C Units in accordance with principles similar to those set forth under Treas. Reg. § 1.704-1(b)(2)(iv)(s); or (F) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (F) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)   the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company;

(iv)   the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and

(v)    if any Earn-Out Units are outstanding immediately prior to an event described in paragraphs (A) through (F) of clause (ii), the Company shall adjust the Asset Values of its Assets in accordance with principles similar to those set forth under Treas. Reg. § 1.704-1(b)(2)(iv)(h)(2), as though such Earn-Out Units were noncompensatory options.

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), (iv), or (v) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Audit” is defined in Section 4.4(a) of this Annex C.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Company Unitholder Representative” means Bluescape Clean Fuels Holdings, LLC.

“Conversion” is defined in Section 4.1(d) of this Annex C.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an Asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

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“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Earn-Out Unit” is defined in Section 4.1(d) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(d) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(e)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments:

(i)     any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)    any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)   in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii), paragraph (iii), or paragraph (v) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv)   gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)   to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code Section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii)  notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii)     where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

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“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Bluescape Members” means (i) Bluescape Clean Fuels Holdings, LLC, (ii) any Person to whom Bluescape Clean Fuels Holdings, LLC makes a Transfer of Units, and (iii) any Person that holds an interest in a Person described in the preceding clauses.

“Push Out Election” means the election under Code Section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“Specified Audit” is defined in Section 4.4(b) of this Annex C.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code Section 6223, and/or (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

Article II
Member’s Capital Accounts.

The Company or the Manager shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

Article III
Allocations

Section 3.1     Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 3.2    Priority Allocations.

(a)     Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision of Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby

Annex D-39

incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their Units, unless otherwise determined by the Company.

(c)     Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)    Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 734(b) or Code Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)     Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a) – (d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

(f)     Allocations Relating to Earn-Out Units. Notwithstanding anything to the contrary contained in this Agreement, (i) no allocation of Net Profit, Net Losses or otherwise shall be made in respect of any Earn-Out Units in determining Capital Accounts unless and until such Earn-Out Units undergo a Conversion into Class C Units, and (ii) in the event the Asset Value of any Asset is adjusted pursuant to paragraph (ii), clause (E), of the definition of Asset Value, any Net Profit or Net Losses resulting from such adjustment shall, in accordance with principles similar to those set forth in Treas. Reg. § 1.704-1(b)(2)(iv)(s) or in any other manner reasonably determined by the Company, be allocated among the Members (including the Members who hold the Earn-Out Units giving rise to such adjustment) such that the Capital Account balance relating to each Class C Unit (including any Earn-Out Units that have undergone a Conversion into Class C Units) is equal in amount (or as close to equal in amount as possible) immediately after making such allocation; provided that, if the foregoing allocations are insufficient to cause the Capital Account balance relating to each Class C Unit to be so equal in amount, then the Company shall cause a “capital account reallocation” in accordance with principles similar to those set forth in Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Class C Unit to be so equal in amount.

Section 3.3    Other Allocation Rules.

(a)     In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated in accordance with the definitions of “Net Profits” and “Net Loss”) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b)    Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code Section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take

Annex D-40

into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to any property contributed to the Company in connection with the SPAC Transactions. With respect to property contributed or Section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c)     Corrective Allocations. If, pursuant to Section 3.2(f), the Company causes a “capital account reallocation” in accordance with principles similar to those set forth in Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations in accordance with principles similar to those set forth in Treas. Reg. § 1.704-1(b)(4)(x).

(d)    Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code Section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code Section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(e)     Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(f)     Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code Section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(g)    Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code Section 752 without the consent of the Company.

(h)    Adjustment for Non-Compensatory Options. If the Company issues Units or other securities that are treated as “non-compensatory options”, as defined in Treasury Regulations Section 1.721-2, the Manager shall make such adjustments to the Asset Value of the Company’s Assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it reasonably determines may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

Article IV
Certain Tax Matters

Section 4.1    Provision of Information.

(a)     Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of IRS Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s ownership interest in the Company through electronic delivery.

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(b)    Information to Be Provided by Members to Company.

(i)      Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii)     Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c)     No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

(d)    Earn-Out Units. The parties hereto intend that, solely for U.S. federal and applicable state and local income tax purposes, (i) any Class C Units to be issued pursuant to Section 2.03 of the Combination Agreement shall be treated as having been issued in the form of an “Earn-Out Unit” (each, an “Earn-Out Unit”) at the closing of the SPAC Transactions, not received in connection with the performance of services, and shall be treated as having been converted into a Class C Unit at the time of such actual issuance of a Class C Unit pursuant to Section 2.03 of the Combination Agreement (any such deemed conversion, a “Conversion”), and (ii) the recipient of any such Class C Unit issued pursuant to Section 2.03 of the Combination Agreement shall not be treated as having taxable income or gain as a result of such deemed issuance of Earn-Out Units at the closing or as a result of any Conversion (other than as a result of corrective allocations made pursuant to Section 3.3(c) of this Annex C). The Company shall prepare and file all tax returns in a manner consistent with such treatment unless otherwise required by a “determination” within the meaning of Code Section 1313(a). For the avoidance of doubt, subject to the definition of “Asset Value”, Section 3.3(c) and this Section 4.1(d), an Earn-Out Unit shall not be treated as an outstanding “Unit” for purposes of this Agreement.

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code Section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the SPAC Transactions and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for or prohibited in this Agreement, and the Members hereby consent to all such elections.

Section 4.3    Tax Representative.

(a)     Appointment and Replacement of Tax Representative.

(i)      Tax Representative. The Manager shall act as the Tax Representative, but the Manager may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign. For any jurisdiction with respect to which the Manager cannot serve as the Tax Representative, however, the Manager may designate another Person to act as the Tax Representative.

(ii)     Designated Individual. If the Tax Representative is not an individual, the Manager shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii)    Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

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(b)    Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided that, if a Person other than the Manager is the Tax Representative, such Person shall in all cases act solely at the direction of the Manager; provided further that, if the Tax Representative appoints a Designated Individual, such Designated Individual shall in all cases act solely at the direction of the Tax Representative.

(c)     Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4    Tax Audits.

(a)     Subject to this Section 4.4, the Tax Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(b)    Without limiting the foregoing, the Tax Representative shall give prompt written notice to the Company Unitholder Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Bluescape Members (a “Specified Audit”). The Tax Representative shall (i) keep the Company Unitholder Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Company Unitholder Representative (or its designee) to participate (including using separate counsel), in each case at the Bluescape Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Company Unitholder Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Tax Representative shall promptly provide the Company Unitholder Representative with copies of all material correspondence between the Tax Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Company Unitholder Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Tax Representative shall not settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Manager) and material adverse effect on the Bluescape Members without the Company Unitholder Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Tax Representative shall obtain the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making a Push Out Election or (ii) taking any other material action under the Revised Partnership Audit Provisions that, in each case, would reasonably be expected to have a material effect on the Bluescape Members that is disproportionately adverse to them as compared to the Manager; provided, however, the Tax Representative may cause the Company to make a Push Out Election in its sole discretion (without the prior written consent of the Company Unitholder Representative) to the extent not making such Push Out Election would reasonably be expected to have a material effect on the Manager that is disproportionately adverse to it as compared to the Bluescape Members.

(c)     The Company, the Tax Representative, the Company Unitholder Representative and the Members expressly agree to be bound by the terms of Section 6.14(a) of the Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 6.14(a) of the Combination Agreement and this Agreement, Section 6.14(a) of the Combination Agreement shall control.

Annex D-43

(d)    Determinations with Respect to Elections. Subject to the provisions of this Annex C (including Section 4.4(b) thereof), the Tax Representative shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code Section 6225) (an “Imputed Underpayment”).

(e)     Responsibility for Payment of Tax; Former Members.

(i)      Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code Section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)     Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share; provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(e)(ii) of this Annex C.

Section 4.5    No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code Section 6241(11).

Section 4.6    United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code Section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7    State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 4.8    Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member unless otherwise determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be disproportionately and adversely impacted by such amendment.

Annex D-44

Section 4.9    Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10  Withholding.

(a)     Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). Taxes withheld by third parties from payments to the Company in respect of the Company shall be treated as an expense of the Company, unless such withholding is attributable to a specific Member, in which case, amounts so withheld shall be allocated to such Member and the Company may deduct and withhold such amounts from the Member. All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(e)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b)    Additional Provisions with Respect to a Transfer of Units. A Member transferring Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) (including IRS Form W-9) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance).

(c)     Additional Provisions with Respect to an Exchange of Units.

(i)      Withholding of Cash or Class A Common Stock Permitted. If the Company or the Manager shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax Laws in respect of any Exchange, the Company, or the Manager, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Manager, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii)     Notice of Withholding. If the Company or the Manager determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Manager, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Manager believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Manager is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Manager to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

(iii)    Reimbursement of Taxes by Exchangeable Unit Member. If, within the two-year period beginning at the start of the date of an Exchange, (i) the Manager withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the two-year period ending at the end of the date of such Exchange, and (ii) the Manager or any person other than the Exchangeable Unit

Annex D-45

Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Manager in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Manager, promptly reimburse the Company and/or the Manager for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of cash and Fair Market Value (determined as of the date of receipt) of other consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Manager shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Manager or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

Annex D-46

Annex D: SCHEDULE OF OFFICERS

Name	Title
Ernie Miller	Chief Executive Officer
John Doyle	Chief Technology Officer
Rohn Crabtree	Executive Vice President of Business Development

Annex D-47

Annex E: POLICY REGARDING EXCHANGES

Effective as of [•], 202[•]

              This Policy Regarding Exchanges (the “Policy”) of Verde Clean Fuels OpCo, LLC (the “Company”) sets forth certain rules applicable to the exchange of Exchangeable Units for shares of Class A Common Stock of Verde Clean Fuels, Inc. (the “Common Stock”) and/or cash, at the option of the Manager (each, an “Exchange”), pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the “Agreement”). Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. This Policy is made pursuant to, and supplements the provisions of, Article XI of the Agreement.

ARTICLE I
EXCHANGE DATES; PROVISIONS REGARDING EXCHANGEABLE AMOUNT

Section 1.1    Quarterly Exchange Date. There shall be one (1) date per quarter of each Fiscal Year on which an Elective Exchange may occur (each, a “Quarterly Exchange Date”) for a holder of Exchangeable Units (each holder, an “Exchanging Holder”). The Quarterly Exchange Date for Exchanging Holders that are required to file reports pursuant to Section 16(a) of the Exchange Act may be different than the Quarterly Exchange Date for Exchanging Holders that are not required to file reports pursuant to Section 16(a) of the Exchange Act. The Company shall use commercially reasonable efforts to notify the applicable Exchanging Holders at least forty-five (45) days before a relevant Quarterly Exchange Date (such notice, a “Quarterly Exchange Date Notice”).

Section 1.2    Minimum Exchangeable Amount. The Company may set a minimum number or dollar value of Exchangeable Units that may be exchanged by Exchanging Holders on a Quarterly Exchange Date, which minimum amount shall be the same for all holders of Exchangeable Units (the “Minimum Exchangeable Amount”) and shall include the applicable Minimum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If an Exchanging Holder delivers an Elective Exchange Notice pursuant to Section 3.1 requesting to exchange all of its Exchangeable Units, the number or dollar value, as applicable, of the Exchanging Holder’s Exchangeable Units shall be deemed to satisfy the Minimum Exchangeable Amount requirement.

Section 1.3    Maximum Exchangeable Amount. The Company may set a maximum aggregate number or dollar value of Exchangeable Units that may be exchanged by the Exchanging Holders on a Quarterly Exchange Date (the “Maximum Exchangeable Amount”) and shall include the applicable Maximum Exchangeable Amount in the applicable Quarterly Exchange Date Notice. If the aggregate number or dollar value of Exchangeable Units that the Exchanging Holders propose to exchange on the Quarterly Exchange Date (as set forth on the Elective Exchange Notices) exceeds the Maximum Exchangeable Amount, then the number or dollar value of Exchangeable Units that each Exchanging Holder specified in its Elective Exchange Notice shall be reduced by the same percentage by which the aggregate number or dollar value of Exchangeable Units of all Exchanging Holders is reduced so that the aggregate number or dollar value of Exchangeable Units does not exceed the Maximum Exchangeable Amount.

ARTICLE II
ADDITIONAL RIGHTS TO EXCHANGE

Section 2.01  Rights to Exchange.

(a)     Right to Exchange Before Certain Transactions. If the Company or the Manager consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger, combination or other such transaction unless in connection with any such consolidation, merger, combination or other transaction each Class C Unit shall be entitled to be exchanged for or converted into the stock, cash, securities or other property that such holder of a Class C Unit would have received had it exercised its right to Exchange pursuant to this Policy and received Class A Common Stock in exchange for its Class C Units immediately before such consolidation, merger, combination or other transaction (subject to any differences in the kind and amount of stock or securities, cash and/or any other property as are intended (as determined by the Company in good faith) to maintain the relative voting power of each share of Class C Common Stock relative to each share of Class A Common Stock in effect before such transaction). This Article II shall not apply to any action or transaction (including any consolidation, merger, or combination) approved by a Majority-in-Interest of the Members.

Annex D-48

(b)     Right to Exchange Before an Applicable Sale or Termination Transaction. Upon the occurrence of an Applicable Sale or a Termination Transaction, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such Applicable Sale or Termination Transaction.

ARTICLE III
ELECTIVE EXCHANGE NOTICE

Section 3.1    Timing of Elective Exchange Notice.

(a)     Elective Exchange Notice. Each holder that elects to Exchange some or all of its Exchangeable Units must deliver notice of an election in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”) to the Company, in a method determined by the Company at least thirty (30) days before the relevant Quarterly Exchange Date. The Company shall provide to each Exchangeable Unit Holder the form of Elective Exchange Notice and the means for delivery of that Elective Exchange Notice.

(b)     Acceptance of Elective Exchange Notice. After the Elective Exchange Notice has been delivered to the Company, and unless the Company or Manager, as applicable, has refused to honor the request in full pursuant to Section 1.2 (Minimum Exchangeable Amount), Section 1.3 (Maximum Exchangeable Amount), Section 3.1(c) (Cancellation of Quarterly Exchange Window), Section 3.2(c) (Post-Retraction Limitation on Exchange), or Article IV (Other Restrictions), the Company or Manager, as applicable, will effect the Elective Exchange on the applicable Quarterly Exchange Date in accordance with this Policy.

(c)     Cancellation of Quarterly Exchange Date. The Company may at any time, in its sole discretion, cancel a Quarterly Exchange Date for any or no reason. If the Company cancels a Quarterly Exchange Date, then no holder of Exchangeable Units shall be permitted to Exchange those Exchangeable Units on the cancelled Quarterly Exchange Date.

Section 3.2    Retraction of Elective Exchange Notice.

(a)          Ability to Retract; Retraction Deadline. If, at any time between the close of business on the date of delivery of an Elective Exchange Notice and the close of trading on the date that is two (2) Business Days before the applicable effective date of such Elective Exchange (the “Elective Exchange Date”), the reported closing trading price of a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades decreases by five (5) percent or more, so long as the Manager or the Company, as applicable, has not elected a Cash Settlement, an Exchanging Holder may retract or amend its Elective Exchange Notice by delivering a notice to the Company in a manner determined by the Company not later than the Retraction Deadline (a “Retraction Notice” and the Exchangeable Units that were the subject of the Retraction Notice, the “Retracted Units”) not later than the close of trading on the date that is two (2) Business Days before the applicable Elective Exchange Date (the “Retraction Deadline”) pursuant to Section 3.2(b). The Company shall have no obligation to notify the Exchanging Holders of any decrease in the Common Stock trading price.

(b)          Retraction Notice. An Exchanging Holder wishing to retract must retract at least fifty percent (50%) of its Exchangeable Units that were the subject of the retracted Elective Exchange Notice. If the revised Elective Exchange Notice does not satisfy the Minimum Exchangeable Amount, the Exchanging Holder will be deemed to retract the full amount of Exchangeable Units that were the subject of the retracted Elective Exchange Notice. An Exchanging Holder’s delivery of a Retraction Notice shall be irrevocable and shall terminate all of the Exchanging Holder’s, Company’s, and Manager’s rights and obligations with respect to the Retracted Units, and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice shall be deemed rescinded and void with respect to the Retracted Units. Subject to the applicable Minimum Exchangeable Amount and Maximum Exchangeable Amount, if any, if a Retraction Notice does not retract all of the Exchangeable Units that were the subject of an Elective Exchange Notice, the Exchangeable Units that are not Retracted Units will be exchanged on the relevant Quarterly Exchange Date.

(c)          Post-Retraction Limitation on Exchange. If an Exchanging Holder delivers a Retraction Notice for a Quarterly Exchange Date pursuant to Section 3.2(b), the retracting Exchanging Holder shall not be entitled to participate in the Exchange on the Quarterly Exchange Date for which the Retraction Notice was delivered with respect to the Retracted Units.

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ARTICLE IV
OTHER RESTRICTIONS

Notwithstanding any provision of this Policy to the contrary (including the provisions of Article II), the Company may prohibit an Exchange by one or more holders of Exchangeable Units under any of the following conditions and determinations made by the Company based on the advice of counsel (which may be external or internal counsel):

(a)     If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party or could reasonably be expected to result in a bona fide lawsuit against the Company or its affiliates; or

(b)     If there is a material risk that the Company would be a “publicly traded partnership” under section 7704 of the Code as a result of an Exchange.

ARTICLE V
EXEMPTIONS FROM AND MODIFICATIONS TO POLICY

The Company may, in its discretion and based on the advice of counsel (which may be external or internal counsel), consider and grant requests from holders of Exchangeable Units, including for (i) additional Exchange Dates, (ii) Exchanges of less than the Minimum Exchangeable Amount, (iii) Exchanges in excess of the Maximum Exchangeable Amount, (iv) an Exchange to be subject to one or more contingencies relating to the Company or the Manager, or (v) any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable Law). A holder of Exchangeable Units may request an exemption from this Policy by submitting a written request to the Company and following the delivery requirements set forth in Article III as if the written request were an Elective Exchange Notice.

ARTICLE IV
MISCELLANEOUS

Section 6.1 Continuing Application of Company’s Policies and Securities Laws. Nothing in this Policy shall affect, and each holder of Exchangeable Units shall remain subject to, the Company’s Policies, including those addressing insider trading and any other Company policies regarding trading or the holding of investments. All holders of Exchangeable Units shall comply with all applicable securities laws and rules.

Section 6.2 Independent Nature of Rights and Obligations. Nothing in this Policy or in any other agreement or document or any action taken by any holder of Exchangeable Units shall be deemed to cause the holders of Exchangeable Units to have formed a partnership, association, joint venture, or any other kind of entity or create a presumption that the holders of Exchangeable Units are in any way acting in concert as a group.

Section 6.3 Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Units pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

Section 6.4 Notice Delivery Deadlines on Non-Business Days. If the date on or before which the Company or an Exchanging Holder is required to deliver a notice pursuant to this Policy is not a Business Day, then that notice will be deemed to be timely delivered on that date if that notice is received on the Business Day immediately following that date.

Section 6.5 Notifications Under This Policy. The Company will be deemed to have satisfied any notification requirement in this Policy by making available such notification on any system accessible by Exchanging Holders.

Section 6.6 Modification of Policy. The Company may modify this Policy at any time without notice. The Company will deliver or make available a copy of the revised Policy to the holders of Exchangeable Units at least forty-five (45) days before the next Quarterly Exchange Date.

*        *        *

Annex D-50

PRELIMINARY PROXY CARD — SUBJECT TO COMPLETION

FOR THE SPECIAL MEETING OF

CENAQ Energy Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Russell Porter and Michael Mayell (the “Proxies”), and each of them independently, with full power of substitution, as proxies and attorneys-in-fact to vote all of the Class A Common Stock or Class B Common Stock of CENAQ Energy Corp. (“CENAQ,” “we,” “our,” “us” or the “Company”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of the Company to be held on             , 2022 at              Eastern Time via live webcast at             , and at any adjournment or postponement thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

P R O X Y

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 2A, 2B, 2C, 2D, 2E, 2F, 3, 4 AND 6 AND “FOR ALL NOMINEES” FOR PROPOSAL NO. 5. AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on the reverse side)

Please mark votes as indicated in this example	☒	CENAQ ENERGY CORP. – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 2A, 2B, 2C, 2D, 2E, 2F, 3, 4 AND 6 AND “FOR ALL NOMINEES” FOR PROPOSAL NO. 5.
(1)

The Business Combination Proposal – To consider and vote upon a proposal to (a) approve and adopt the Business Combination Agreement and Plan of Reorganization, dated as of August 12, 2022 (the “Business Combination Agreement”), among CENAQ, Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of CENAQ (“OpCo”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and CENAQ Sponsor LLC (solely with respect to Section 6.18 thereto), pursuant to which (i) (A) CENAQ will contribute to OpCo (1) all of its assets (excluding its interests in OpCo and the aggregate amount of cash required to satisfy any exercise by CENAQ stockholders of their redemption rights (“Redemption Rights”) pursuant to the Charter (as defined below) and (2) 22,500,000 newly issued shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”), of CENAQ (such shares, the “Holdings Class C Shares”) and (B) in exchange therefor, OpCo will issue to CENAQ a number of Class A common units of OpCo equal to the number of total shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of CENAQ issued and outstanding immediately after the closing (the “Closing”) of the transactions (the “Transactions”) contemplated by the Business Combination Agreement (taking into account the PIPE Financing and following the exercise of Redemption Rights) (such transactions, the “SPAC Contribution”) and (ii) immediately following the SPAC Contribution, (A) Holdings will contribute to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo will transfer to Holdings (1) 22,500,000 Class C common units (the “Class C OpCo Units”) of OpCo and the Holdings Class C Shares (such transactions, the “Holdings Contribution” and, together with the SPAC Contribution, the “business combination”) and (b) approve the business combination and the Transactions (the “Business Combination Proposal”).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(2)

The Charter Proposal – To consider and vote upon a proposal to approve and adopt the fourth amended and restated certificate of incorporation (the “Proposed Fourth A&R Charter”), which, if approved, would take effect upon Closing (the “Charter Proposal”). The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

The Advisory Charter Proposals – To consider and separately vote upon the following proposals 2A, 2B, 2C, 2D, 2E and 2F for approval on a non-binding advisory basis, to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Fourth A&R Charter (collectively, the “Advisory Charter Proposals”).

(2A)

Proposal 2A – To increase the number of authorized shares of CENAQ’s capital stock, par value $0.0001 per share, from 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, to 376,000,000 shares, consisting of (i) 350,000,000 shares of Class A Common Stock, (ii) 25,000,000 shares of Class C Common Stock and (iii) 1,000,000 shares of preferred stock.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(2B)

Proposal 2B – To remove certain provisions in CENAQ’s third amended and restated certificate of incorporation (the “Charter”) relating to CENAQ’s initial business combination and provisions applicable only to blank check companies that will no longer be applicable to CENAQ following the Closing.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(2C)

Proposal 2C – To allow stockholders to call special meetings and act by written consent until such time that Verde Clean Fuels, Inc. (“Verde Clean Fuels, Inc.”) is no longer a “Controlled Company” pursuant to the Nasdaq Capital Market Listing Rule 5615(c)(1).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(2D)	Proposal 2D – To absolve certain Verde Clean Fuels stockholders from certain competition and corporate opportunities obligations.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2E)	Proposal 2E – To allow officers of Verde Clean Fuels to be exculpated from personal monetary liability pursuant to the General Corporation Law of the State of Delaware.	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2F)

Proposal 2F – To provide that holders of Class A Common Stock and holders of Class C Common Stock will vote together as a single class on all matters, except as required by law or by our Proposed Fourth A&R Charter.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(3)

The Nasdaq Proposal – To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq Capital Market, (a) the issuance of 22,500,000 shares of Class C Common Stock pursuant to the Business Combination Agreement, (b) the issuance of 22,500,000 shares of Class A Common Stock upon the exchange of the Class C OpCo Units, together with an equal number of shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the amended and restated limited liability company agreement of OpCo and the Proposed Fourth A&R Charter and (c) the issuance and sale of 8,000,000 shares of Class A Common Stock in a private placement to certain investors (the “PIPE Financing”) (the “Nasdaq Proposal”).

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(4)

The 2023 Plan Proposal – To consider and vote upon a proposal to approve and adopt the Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan Proposal”). The 2023 Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
(5)

The Director Election Proposal – To consider and vote upon a proposal to elect two directors to serve until the 2023 annual meeting of stockholders, two directors to serve until the 2024 annual meeting of stockholders and three directors to serve until the 2025 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal (the “Director Election Proposal”). The Director Election Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal.

Nominees: 01 Curtis Hebert Jr.

02 Graham van’t Hoff

03 Ron Hulme

04 Duncan Palmer

05 Jonathan Siegler

06

07

		FOR ALL NOMINEES ☐	WITHHOLD VOTE FOR ALL NOMINEES ☐	FOR ALL NOMINEES EXCEPT* ☐
*Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL NOMINEES EXCEPT” and write the number of the nominee(s) on the line below: __________________________________
(6)

The Adjournment Proposal – To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the 2023 Plan Proposal or the Director Election Proposal.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: __________________________________________________________________________

_______________________________________________________________________________

Signature

(Signature If Held Jointly) ________________________________________________________

When the Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person or authorized entity.

The Shares represented by this proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy card will be voted “FOR” each of Proposal Nos. 1, 2, 2A, 2B, 2C, 2D, 2E, 2F, 3, 4 AND 6 and “FOR ALL NOMINEES” for Proposal No. 5. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.